CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Shares, nominal value EUR 0.01 per share	31,625,000	$20.25	$640,406,250	$35,734.67

(1)	Includes Common Shares that may be purchased by the underwriters pursuant to an over-allotment option.
(2)	This filing fee is calculated in accordance with Rule 457(r) and relates to the Registration Statement on Form F-3 (File No. 333-162052) filed by the Registrant on September 22, 2009.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-162052

QIAGEN N.V.

PROSPECTUS SUPPLEMENT (To prospectus dated September 22, 2009)

27,500,000 Common Shares

We are offering 27,500,000 of our Common Shares in a global offering. The offering consists of a public offering in the United States and an international offering to certain institutional investors outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended. Our Common Shares are traded on the Nasdaq Global Select Market, or the Nasdaq, under the symbol “QGEN” and on the regulated market (Regulierter Markt) (Prime Standard sub-sector) of the Frankfurt Stock Exchange, Prime Standard segment, under the symbol “QIA,” and with the ISIN NL0000240000. On September 24, 2009, the last reported sale price of our Common Shares on the Nasdaq was $21.02.

The underwriters have an option to purchase a maximum of 4,125,000 additional Common Shares during the 30-day period commencing from the date of this prospectus supplement solely to cover over-allotments, if any.

Investing in our Common Shares involves risks. See “Risk Factors” beginning on page S-12.

Neither the United States Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Share	Total
Initial price to public	$20.25	$556,875,000
Underwriting discount[1]	$0.405	$11,137,500
Proceeds, before expenses, to QIAGEN	$19.845	$545,737,500

[1]	The Joint Bookrunners are also eligible to earn a success fee in connection with this offering. See “Underwriting.”

The underwriters expect to deliver the Common Shares through the book-entry transfer facilities of The Depository Trust Company against payment in U.S. dollars in New York, New York on or about September 30, 2009.

Joint Bookrunners

Deutsche Bank Securities	Goldman Sachs International	J.P.Morgan

Co-Lead Managers

Barclays Capital	Commerzbank Corporates & Markets

Co-Managers

DZ Financial Markets	Mitsubishi UFJ Securities

Prospectus Supplement dated September 24, 2009.

Prospectus Supplement

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information you should not rely on it. This document may only be used where it is legal to sell our securities. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any time subsequent to the date of such information.

In connection with this offering, Goldman Sachs International, as stabilizing manager, or any of its agents, on behalf of the Joint Bookrunners and the other managers in the offering, may (but will be under no obligation to), to the extent permitted by applicable law, over-allot or effect other transactions which stabilize or maintain the market price of the Common Shares or any options, warrants or rights with respect to, or interests in, the Common Shares, in each case at a higher level than might otherwise prevail in the open market. The stabilizing manager is not required to enter into such transactions and such transactions may commence on or after the date hereof and will end no later than the thirtieth day after the allotment of the Common Shares, which is expected to be October 23, 2009. Such transactions may be effected on the Frankfurt Stock Exchange, on the Nasdaq, on the over-the-counter market or otherwise. There can be no assurance that such transactions will be undertaken and, if commenced, they may be discontinued at any time without prior notice. See “Underwriting.”

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus, dated September 22, 2009, that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using the SEC’s shelf registration rules. In this prospectus supplement, we provide you with specific information about the terms of this offering of our Common Shares. Both this prospectus supplement and the accompanying prospectus include important information about us, our Common Shares and other information you should know before investing in our Common Shares. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.

Before you invest in our Common Shares, you should read the registration statement of which this document forms a part and this document, including the documents incorporated herein by reference that are described under the heading “Incorporation of Certain Documents by Reference.”

Unless otherwise specified, all references to “we,” “us,” “our” and “our company” in this prospectus supplement are to QIAGEN N.V. and its subsidiaries. All references to “shares” and “common shares” are to our Common Shares, nominal value EUR 0.01 per share.

QIAGEN N.V.’s functional currency is the U.S. dollar and our subsidiaries’ functional currencies are in most cases the local currency of the respective countries in which they are headquartered, in accordance with Statement of Financial Accounting Standard No. 52, “Foreign Currency Translation.” All amounts in the financial statements of entities whose functional currency is not the U.S. dollar are translated into U.S. dollar equivalents at exchange rates as follows: (1) assets and liabilities at period-end rates, (2) income statement accounts at average exchange rates for the period, and (3) components of shareholders’ equity at historical rates. Translation gains or losses are recorded in shareholders’ equity, and transaction gains and losses are reflected in net income. We make no representation that the non-U.S. dollar or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or non-U.S. dollar amounts, as the case may be, at any particular rate or at all.

All references in this prospectus supplement to “EUR”, “euro” or “€” refer to the currency introduced at the start of the third stage of the Economic and Monetary Union, pursuant to the Treaty establishing the European Economic Community, as amended by the Treaty on the European Union. All references to “U.S. dollars,” “USD” or “$” refer to the lawful currency of the United States.

Market data and certain industry forecast data used in this prospectus supplement were obtained from internal surveys, reports and studies, where appropriate. The market data and industry forecasts have not been independently verified.

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus supplement and the accompanying prospectus and in documents filed with or furnished to the SEC and incorporated by reference into this prospectus supplement and the accompanying prospectus that are not historical facts are forward-looking statements made pursuant to the safe harbor of the U.S. federal securities laws. Our future operating results may be affected by various factors, many of which are beyond our control, including, but not limited to, the risks and uncertainties detailed under “Risk Factors” in this prospectus supplement and from time to time in our periodic reports, including our Annual Report on Form 20-F for the year ended December 31, 2008 and in our Current Reports on Form 6-K furnished to the SEC. Certain of the statements included in this prospectus supplement and the accompanying prospectus and the documents incorporated herein or therein by reference may be forward-looking statements, including statements regarding potential future net sales, gross profit, net income, liquidity and our earnings forecast and related information contained in this prospectus supplement under the heading “Operating and Financial Review and Prospects—Forecast of Adjusted Diluted Earnings Per Share.” We have tried to identify those forward-looking statements by using the words “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “hope,” “seek,” “plan,” “aim,” “project,” “objective,” “goal,” “strategy,” “target,” “continue” and similar expressions or their negatives. Reference is made in particular to the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking statements. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Important factors that could cause those differences include, but are not limited to those factors set forth under the heading “Risk Factors” in this prospectus supplement. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of these, or other, factors. As a result, our future development efforts and operating results involve substantial risks. Should one or more of these risks or uncertainties materialize, or should any underlying assumptions prove to be incorrect, our actual financial condition or results of operations could differ materially from those described in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein as anticipated, believed, estimated or expected.

We urge potential investors to read the sections of this prospectus supplement entitled “Risk Factors,” “Operating and Financial Review and Prospects,” and “Business” for a more complete discussion of the factors that could affect our future performance and the industry in which we operate. In light of these risks, uncertainties and assumptions, the forward-looking events described in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference herein and therein may not occur. Additional risks not known to us or that we do not currently consider material could also cause the forward-looking events discussed in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein not to occur. Except as otherwise required by applicable securities laws and regulations and by any applicable stock exchange regulations, we undertake no obligation to update publicly or revise publicly any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement. This summary does not contain all of the information that may be important to you. You should read the entire prospectus, together with this prospectus supplement and the documents incorporated by reference, carefully, including the risks discussed under “Risk Factors” and the financial statements and related notes included or incorporated by reference in this prospectus supplement, before making an investment decision. Financial and other information about us is set forth in our Annual Report on Form 20-F for the year ended December 31, 2008 and other documents incorporated herein by reference, copies of which may be obtained as indicated under “Incorporation of Certain Documents by Reference.” Unless otherwise specified, all references to “QIAGEN,” “we,” “us,” “our” and “our company” are to QIAGEN N.V. and its subsidiaries.

Our Business

We believe we are the world’s leading provider of innovative sample and assay technologies and products. Our products are considered benchmark standards in sample and assay technologies used in molecular diagnostics, applied testing, and academic and pharmaceutical research and development. Our products standardize workflows and enable customers to reliably and rapidly process samples from collection through purification and analysis of the target molecules.

We have a broad global reach with direct subsidiaries and sales forces in more than 40 countries throughout the world. The geographic span of our marketing and sales encompasses not only the traditional major markets for sample and assay technologies in the United States and Europe but also newer, emerging markets in Asia and South America. We have established a network of highly experienced and expert marketing personnel and a dedicated field sales force of approximately 1,200 people who sell our products and provide direct support to customers.

We offer more than 500 consumable products and automated solutions. We sell these products to clinical diagnostics laboratories; customers in applied testing markets, such as forensics, animal or food testing, and pharmaceutical process control; academic research centers; and pharmaceutical and biotechnology companies. These products enable our customers to efficiently pursue their research and commercial goals that require the analysis of nucleic acids. In the fast-growing market for molecular diagnostics, we believe that our menu of more than 120 molecular diagnostic tests is among the broadest in the entire industry (based on our market surveys), including numerous certified tests (over 40 are CE-marked) that fulfill regulatory requirements and can be run on automated platforms.

In order to drive growth we continually enhance our product offerings through both internal innovations as well as adding new, externally developed technologies to our leading suite of solutions. By focusing our resources on our core expertise, sample and assay technologies, and due to the size of the markets for products that utilize this core expertise, we can invest more in research and development on one core application area than we believe is typical in our industry. Our research and development programs employ approximately 600 scientists and specialized technicians who work in five centers of excellence on three continents, continually developing new products to meet the needs of our customers. Our product development efforts are focused on expanding the features and applications of our existing products and developing innovative new products in selected areas where we have expertise and have identified substantial unmet market needs. We intend to maintain our technology leadership position through investments in our strong pipeline of new products to build upon our existing platforms and technologies.

We believe we are well-positioned for continued growth based on our focused and technology-leading product portfolio in high growth markets, our internal research and development productivity, and our expertise in identifying opportunities to augment our offerings with externally developed innovations. Our internal research and development productivity is exemplified by the more than 80 products we launched during 2008, which generated approximately 5% sales growth in 2008. With respect to the acquisition and in-licensing of complementary products and technologies, we have a track record of successfully integrating external innovations. Our portfolio includes more than 120 diagnostic assays, including the first FDA approved assay for Human Papillomavirus, or HPV, screening (the digene HPV test). We expect to continue to acquire companies which match our strategic objectives and contribute to our growth over time.

Key Strengths

•

Market Leader:    We believe we are the worldwide market leader in sample and assay technologies. Our products are considered benchmark standards in sample and assay technologies used in molecular diagnostics, applied testing, and academic and pharmaceutical research and development.

•

Technology Leadership and Innovation Track Record:    We have a strong record of continual innovation, introducing many new products annually that extend our existing product portfolio and target unmet needs with new technologies.

•

Broad Product Portfolio:    We offer a focused, complete and technology-leading portfolio with more than 500 consumable products and automated solutions. These products are based on technologies which leverage more than 1,000 patents and licenses.

•

Strong Growth Prospects:    We believe we are well-positioned for growth in the rapidly expanding molecular diagnostic market. Our portfolio includes more than 120 diagnostic assays, including the first FDA approved assay for HPV screening. We believe we are a leading provider in molecular diagnostics worldwide (based on our market surveys and financial statement reviews).

•

Creating Growth Synergies between our Instrumentation and our Consumables:    We have developed a portfolio of instruments with unique features such as the QIAcube and the QIAsymphony that are designed for use with QIAGEN consumables. The instruments allow the automation of the entire workflow from sample to result and can be used across different market segments. While instruments themselves have an attractive margin, they also drive further high-margin consumables growth.

•

Global Presence, Including in Emerging Geographic Markets:    We market our products in more than 40 countries through direct subsidiaries and a sales force of approximately 1,200 people. While the majority of our current sales are in the United States and Western Europe, we also have established exclusive contracts and joint ventures with individual government agencies as well as local companies to benefit from the projected growth in countries such as China and Brazil.

Recent Developments

In September 2009, we announced the acquisition of DxS Ltd., a privately-held developer and manufacturer of companion diagnostic products headquartered in Manchester, United Kingdom, for an upfront purchase price of $95 million and potential additional earnout payments amounting to a maximum of $35 million. DxS Ltd. is one of the pioneers in development and marketing of companion diagnostics, which seek to enable physicians in oncology to predict patients’ responses to certain treatments in order to make cancer therapies more effective. DxS Ltd. brings to QIAGEN a portfolio of molecular diagnostic assays and related intellectual property as well as a deep pipeline of already signed or planned companion diagnostic partnerships in oncology with leading pharmaceutical companies. With the acquisition, we believe that we can take a leading position in personalized healthcare and strengthen our overall strategic position in molecular diagnostics.

Risk Factors

The following is a list of what we believe are important risks associated with our industry, our business and our Common Shares, which are described in more detail in the section “Risk Factors” beginning on page S-12 of this prospectus supplement. It should be noted that this is not a summary of all the risks associated with our industry, our business and our Common Shares.

Risks Related to Our Business and Industry

•	An inability to manage our growth, manage the expansion of our operations, or successfully integrate acquired businesses could adversely affect our business.

•	Our acquisitions expose us to new risks, and we may not achieve the anticipated benefits of acquisitions of technologies and businesses.

•	Our continued growth is dependent on the development and success of new products.

•	Global economic conditions could adversely affect our business, results of operations and financial condition.

•	We depend on patents and proprietary rights that may fail to protect our business.

•

Our concentration of a large amount of revenues in a single product and a small number of customers for that product increases our dependence on that product’s success, our reliance on our relationship with each of those customers, and our reliance on a diversification strategy.

•	Our sales of HPV products and our growth will also depend on continued increases in the acceptance of and the market for HPV screening by physicians and laboratories.

•	We are subject to risks associated with patent litigation.

•

Our ability to accurately forecast our results during each quarter may be negatively impacted by the fact that a substantial percentage of our sales may be recorded in the final weeks or days of the quarter.

•	Our operating results may vary significantly from period to period.

•	Competition could reduce sales.

•	Significant changes in research and development budgets and government funding, particularly the U.S. National Institutes of Health budget, may result in reduced sales.

•	We may encounter delays in receipt, or limits in the amount, of some European reimbursement approvals and public health funding, which will impact our ability to grow revenues in these markets.

•	We heavily rely on air cargo carriers and other overnight logistics services and shipping delays or interruptions could harm our business.

•	We depend on suppliers for materials used to manufacture our products, and if shipments from these suppliers are delayed or interrupted, we may be unable to manufacture our products.

•	We rely on collaborative commercial relationships to develop some of our products.

•	Doing business internationally creates certain risks for our business.

•	We have made investments in and are expanding our business into emerging markets and regions, which exposes us to new risks.

•	Our business in countries with a history of corruption and transactions with foreign governments increase the risks associated with our international activities.

•	Our success depends on the continued employment of our key personnel, any of whom we may lose at any time.

•	Our business may require substantial additional capital, which we may not be able to obtain on terms acceptable to us, if at all.

•	An impairment of goodwill and intangible assets could reduce our earnings.

•	Our strategic equity investments may result in losses.

•	Exchange rate fluctuations may adversely affect our business and operating results.

•	We have a significant amount of long-term debt which may adversely affect our financial condition.

•

The time and expense needed to obtain regulatory approval and respond to changes in regulatory requirements could adversely affect our ability to commercially distribute our products and generate revenue therefrom.

•	Risk of price controls is a threat to our profitability.

•	Our business exposes us to potential liability.

•	Our holding company structure makes us dependent on the operations of our subsidiaries.

•	United States civil liabilities may not be enforceable against us.

Risks Related to Our Common Shares

•	Our Common Shares may have a volatile public trading price.

•	Holders of our Common Shares should not expect to receive dividend income.

•	Shareholders who are United States residents could be subject to unfavorable tax treatment.

•	Future sales of our Common Shares could adversely affect our stock price.

•	The interests of existing shareholders may be diluted through the issuance of Common Shares, and holders of our Common Shares outside the Netherlands may not be able to exercise pre-emptive rights.

•	We will have broad discretion with respect to the use of proceeds from this offering.

•	Provisions of our Articles of Association and Dutch law and an option we have granted may make it difficult to replace or remove management and may inhibit or delay a takeover.

QIAGEN N.V.

QIAGEN N.V. is registered under its commercial and legal name QIAGEN N.V. with the trade register (kamer van koophandel) of the Dutch region Limburg Noord under file number 12036979. QIAGEN began operations as a German company in 1986. QIAGEN N.V. was incorporated in the Netherlands on April 29, 1996 as a public limited liability company (naamloze vennootschap) and operates under Dutch law, having its corporate seat in Venlo, the Netherlands. Our principal executive office is located at Spoorstraat 50, 5911 KJ Venlo (telephone number: +31/ 77.320.8400). As a holding company, we conduct our business through our subsidiaries located throughout Europe, Japan, Australia, Canada, the United States and other countries. We employ more than 3,200 people in over 30 locations worldwide. Our website is www.qiagen.com. Neither the content of our website nor the content of any website accessible from hyperlinks on our website is incorporated into, or forms part of, this prospectus supplement or the accompanying prospectus.

THE OFFERING

The Company	QIAGEN N.V., a public company with limited liability (naamloze vennootschap) incorporated under Dutch law, with its corporate seat in Venlo, the Netherlands.

Offering price	$20.25 per Common Share.

Common Shares offered	27,500,000 Common Shares.

Common Shares outstanding after this offering	226,497,637 Common Shares.

Option to purchase additional Common Shares	Up to 4,125,000 Common Shares, exercisable during the 30-day period from the date of this prospectus supplement solely to cover over-allotments, if any.

Common Share trading information

Nasdaq Global Select Market

Nasdaq trading symbol: QGEN

Regulated Market (Regulierter Markt) (Prime Standard sub-sector) of the Frankfurt Stock Exchange, Prime Standard segment

Frankfurt Stock Exchange trading symbol: QIA

ISIN: NL 0000240000

German Securities Identification Number (WKN): 901626

Common Code: 007994915

The Common Shares will be listed on the Nasdaq Global Select Market.

Application has been made for admission of the Common Shares offered hereby, and will be made for any Common Shares issuable upon the exercise of the underwriters’ option to purchase additional Common Shares, for trading on the regulated market (Prime Standard sub-sector) of the Frankfurt Stock Exchange.

Use of proceeds	We plan to use the net proceeds of this offering to fund the acquisition of DxS Ltd. announced on September 22, 2009 and potential future acquisitions, to strengthen our balance sheet and for general corporate purposes. See “Use of Proceeds.”

Settlement date	The Common Shares are expected to be delivered against payment on or about September 30, 2009.

Settlement	The Common Shares will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company in New York, New York. In general, beneficial interests in the Common Shares will be shown on, and transfers of these beneficial interests will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./ N.V., as operator of the Euroclear System, Clearstream Banking, société anonyme, Luxembourg, and Clearstream Banking AG, Frankfurt am Main, Germany.

Dividends, voting rights and ranking	We do not anticipate paying any dividends for the foreseeable future. See “Dividend Policy.” Holders of our Common Shares will be entitled to one vote per share at our general meetings of shareholders. The rights of holders of the shares offered hereby will rank pari passu with each other and with all other Common Shares with respect to voting rights and distributions.

Lock-up	During the period beginning from the date of entry into the underwriting agreement between us and the underwriters in connection with this offering and continuing 90 days thereafter, we will not offer, sell, contract to sell, or otherwise dispose of, except as provided under the underwriting agreement, any Common Shares or any of our securities that are substantially similar to the Common Shares, including but not limited to, any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Shares or any such substantially similar securities, without the prior written consent of Deutsche Bank Aktiengesellschaft, Goldman Sachs International and J.P. Morgan Securities Ltd., or the Joint Bookrunners, on behalf of the underwriters, subject to certain exceptions. See “Underwriting.”

Risk Factors	Investment in the Common Shares involves substantial risks. You should carefully read and consider the information set forth under “Risk Factors” and all other information set forth in this prospectus supplement and the accompanying prospectus before investing.

General Information About This Prospectus Supplement

Except as otherwise indicated or the context otherwise requires, throughout this prospectus supplement, the number of Common Shares shown to be outstanding after this offering and other share-related information are based on the number of shares outstanding as of June 30, 2009, and:

•	assume no exercise of the underwriters’ option to purchase additional Common Shares in this offering;

•	exclude 9,521,841 Common Shares issuable upon the exercise of stock options outstanding as of June 30, 2009 at a weighted average exercise price of $14.74 per share;

•	exclude 3,336,377 Common Shares issuable upon the vesting of restricted stock units outstanding as of June 30, 2009;

•	exclude 4,666,326 Common Shares that may be granted under our stock plan after June 30, 2009;

•	exclude 11,466,995 Common Shares initially issuable to QIAGEN Finance (Luxembourg) S.A. in connection with the conversion of presently outstanding 1.5% Senior Convertible Notes due 2024; and

•	exclude 15,000,000 Common Shares initially issuable to QIAGEN Euro Finance (Luxembourg) S.A. in connection with the conversion of presently outstanding 3.25% Senior Convertible Notes due 2026.

Throughout this prospectus supplement, amounts of the total underwriting discount, potential success fee and net proceeds from the offering are estimated in U.S. dollars. Common Shares offered in the portion of the offering that is conducted outside the United States are subscribed for in Euros.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA

We derived the following information from our audited financial statements as of and for the years ended December 31, 2008, 2007 and 2006 and from our unaudited financial statements as of and for the six months ended June 30, 2009 and 2008, which were prepared in accordance with U.S. GAAP. The following information is only a summary and should be read in conjunction with our audited and unaudited financial statements and related notes included in this prospectus supplement or incorporated by reference herein. See “Incorporation of Certain Documents by Reference.”

The summary statement of income data for the six months ended June 30, 2009 and 2008, and the balance sheet data as of June 30, 2009, are unaudited but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information presented below. Operating results for the six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2009.

	Year Ended December 31,			Six Months Ended June 30, (unaudited)
	2008	2007	2006	2009	2008
	(amounts in thousands, except per share data and ratios)
Consolidated Statement of Income Data:
Net sales	$892,975	$649,774	$465,778	$461,089	$424,994
Cost of sales	293,285	216,227	147,303	155,140	135,694

Gross profit	599,690	433,547	318,475	305,949	289,300

Operating Expenses:
Research and development	97,331	64,935	41,560	50,593	45,209
Sales and marketing	227,408	164,690	115,942	115,137	111,774
General and administrative, integration and other	113,936	87,178	56,087	48,406	58,802
Acquisition-related intangible amortization	14,368	7,711	2,085	7,902	6,466
Purchased in-process research and development	985	25,900	2,200	—	—

Total operating expenses	454,028	350,414	217,874	222,038	222,251

Income from operations	145,662	83,133	100,601	83,911	67,049

Total other (expense) income	(26,376)	(7,407)	5,467	(10,311)	(11,782)

Income before provision for income taxes and minority interest	119,286	75,726	106,068	73,600	55,267
Provision for income taxes	29,762	25,555	35,529	17,987	11,592

Minority interest	491	49	—	—	116

Net income.	$89,033	$50,122	$70,539	$55,613	$43,559

Basic net income per common share(1)	$0.45	$0.30	$0.47	$0.28	$0.22

Diluted net income per common share(1)	$0.44	$0.28	$0.46	$0.27	$0.21

Shares used to compute basic net income per common share	196,804	168,457	149,504	198,668	196,229
Shares used to compute diluted net income per common share	204,259	175,959	153,517	203,785	205,300
Ratio of earnings to fixed charges(2)	3.73	3.07	7.09	5.09	3.44

(1)	Computed on the basis of the weighted average number of Common Shares outstanding and the dilutive effect of stock options outstanding.
(2)	Fixed charges consist of interest expense, including capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense.

Consolidated Balance Sheet Data:

	As of December 31,		As of June 30,
	2008	2007	2009
	(in thousands)		(in thousands; unaudited)
Cash and cash equivalents	$333,313	$347,320	$390,311
Working capital	$441,180	$482,215	$520,799
Total assets	$2,885,323	$2,775,174	$2,970,527
Total long-term liabilities, including current portion	$1,197,088	$1,220,084	$1,199,523
Total shareholders’ equity	$1,453,844	$1,391,575	$1,534,614
Common shares, EUR .01 nominal value	$2,212	$2,175	$2,228
Shares outstanding	197,839	195,335	198,998

RISK FACTORS

You should carefully consider the following risk factors and other information in this prospectus supplement and the accompanying prospectus, in each case, including the additional information in our reports and other documents filed with or furnished to the U.S. Securities and Exchange Commission, or the SEC, that are incorporated by reference in this prospectus supplement or the accompanying prospectus, before making an investment decision. The risks and uncertainties we describe below, in the accompanying prospectus and in our reports and other documents filed with or furnished to the SEC are those that we currently believe may materially affect our company. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect our company. If any of these risks or uncertainties occurs, the trading price of our Common Shares could decline and you could lose all or part of your investment.

This prospectus supplement also contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the statements regarding our forecasts and related information under the heading “Operating and Financial Review and Prospects—Forecast of Adjusted Diluted Earnings Per Share.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

Risks Related to Our Business

An inability to manage our growth, manage the expansion of our operations, or successfully integrate acquired businesses could adversely affect our business.

Our business has grown rapidly, with total net revenues increasing from $380.6 million in 2004 to $893.0 million in 2008. Recently, we have made several acquisitions, including our acquisitions of DxS Ltd. announced on September 22, 2009, Explera s.r.l in August 2009, all assets of Biosystems Business from Biotage AB in October 2008, Corbett Life Science Pty. Ltd., or Corbett, in July 2008 and Digene Corporation, or Digene, in July 2007, and may acquire additional businesses in the future. The successful integration of acquired businesses requires a significant effort and expense across all operational areas, including sales and marketing, research and development, manufacturing, finance and administration and information technologies.

In January 2009 we purchased land adjacent to our facility in Germany and we are currently in the planning stage to further expand the German facilities for research and development and production space beginning in 2009 and continuing through 2011. In addition, we are planning for expansions at our Germantown, Maryland facility for production and administrative space, construction on which may begin in late 2009 and continue through 2011. Such expansions increase fixed costs. These higher fixed costs will continue to be a cost of operations in the future, and until we fully utilize the additional capacity of the facilities, our gross profit and operating income will be negatively impacted. We also continue to upgrade our operating and financial systems and expand the geographic area of our operations, resulting in the hiring of new employees, as well as increased responsibility for both existing and new management personnel. The rapid expansion of our business and addition of new personnel may place a strain on our management and operational systems.

Our future operating results will depend on the ability of our management to continue to implement and improve our research, product development, manufacturing, sales and marketing and customer support programs, enhance our operational and financial control systems, expand, train and manage our employee base, integrate acquired businesses, and effectively address new issues related to our growth as they arise. There can be no assurance that we will be able to manage our recent or any future expansion or acquisition successfully, and any inability to do so could have a material adverse effect on our results of operations.

Our acquisitions expose us to new risks, and we may not achieve the anticipated benefits of acquisitions of technologies and businesses.

During the past several years we have acquired and integrated a number of companies, including our acquisitions of DxS Ltd. announced on September 22, 2009, Explera s.r.l in August 2009, all assets of Biosystems Business from Biotage AB in October 2008, Corbett in July 2008 and Digene in July 2007, through which we have gained access to technologies and products that complement our internally developed product lines. In the future, we may acquire additional technologies, products or businesses to expand our existing and planned business. Acquisitions, including the acquisitions referenced in the previous sentence, expose us to the addition of new operating and other risks including the risks associated with the:

•	assimilation of new products, technologies, operations, sites and personnel;

•	application for and achievement of regulatory approvals or other clearances;

•	diversion of resources from our existing business and technologies;

•	generation of revenues to offset associated acquisition costs;

•	implementation and maintenance of uniform standards and effective controls and procedures;

•	maintenance of relationships with employees and customers and integration of new management personnel;

•	issuance of dilutive equity securities;

•	incurrence or assumption of debt;

•	amortization or impairment of acquired intangible assets or potential businesses; and

•	exposure to liabilities of and claims against acquired entities.

Our failure to address the above risks successfully in the future may prevent us from achieving the anticipated benefits from any acquisition in a reasonable time frame, or at all.

Our continued growth is dependent on the development and success of new products.

Rapid technological change and frequent new product introductions are typical in the markets we serve. Our future success will depend in part on continuous, timely development and introduction of new products that address evolving market requirements. We believe successful new product introductions provide a significant competitive advantage because customers make an investment of time in selecting and learning to use a new product and are reluctant to switch thereafter. To the extent that we fail to introduce new and innovative products, or such products are not accepted in the market or suffer significant delays in development, we may lose market share to our competitors, which will be difficult or impossible to regain. An inability, for technological or other reasons, to successfully develop and introduce new products could reduce our growth rate or otherwise have an adverse effect on our business. In the past, we have experienced, and are likely to experience in the future, delays in the development and introduction of products. We cannot assure you that we will keep pace with the rapid rate of change in our markets or that our new products will adequately meet the requirements of the marketplace, achieve market acceptance or compete successfully with competitive technologies. Some of the factors affecting market acceptance of new products include:

•	availability, quality and price relative to competitive products;

•	the timing of introduction of the new product relative to competitive products;

•	opinions of the new products’ utility;

•	citation of the new product in published research;

•	regulatory trends and approvals; and

•	general trends in life sciences research, applied markets and molecular diagnostics.

The expenses or losses associated with unsuccessful product development activities or lack of market acceptance of our new products could materially adversely affect our business, financial condition and results of operations.

Global economic conditions could adversely affect our business, results of operations and financial condition.

Our results of operations could be materially affected by general conditions in the global economy and in the global financial markets. The global financial crisis has caused extreme volatility and disruptions in the capital and credit markets. Therefore, access to financing has been adversely affected for many borrowers. A severe or prolonged economic downturn could result in a variety of risks to our business, including, for our business in particular, reductions or delays in planned improvements to the healthcare systems and research funding, or cost-containment efforts by governments and private organizations that could lead to a reduction in future revenues, operating income and cash from operations and furthermore, as is the case for almost any other business, the following risks:

•

severely limited access to financing over an extended period of time, which may limit our ability to fund our growth strategy, could result in a need to delay capital expenditures, acquisitions or research and development projects;

•

further failures of currently solvent financial institutions, which may cause losses from our short-term cash investments or our hedging transactions due to a counterparty’s inability to fulfill its payment obligations;

•	inability to refinance existing debt at competitive rates, reasonable terms or sufficient amounts; and

•	increased volatility or adverse movements in foreign currency exchange rates.

We depend on patents and proprietary rights that may fail to protect our business.

Our success will depend to a large extent on our ability to develop proprietary products and technologies and to establish and protect our patent and trademark rights in these products and technologies. As of December 31, 2008, we owned 151 issued patents in the United States, 96 issued patents in Germany and 510 issued patents in other major industrialized countries. In addition, at June 30, 2009, we had 799 pending patent applications, and we intend to file applications for additional patents as our products and technologies are developed. The patent positions of technology-based companies, including our company, involve complex legal and factual questions and may be uncertain, and the laws governing the scope of patent coverage and the periods of enforceability of patent protection are subject to change. In addition, patent applications in the United States are maintained in secrecy until patents issue, and publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months. Therefore, no assurance can be given that patents will issue from any patent applications that we own or license or if patents do issue, that the claims allowed will be sufficiently broad to protect our technology. In addition, no assurance can be given that any issued patents that we own or license will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide us competitive advantages. Further, as issued patents expire, we may lose some competitive advantage as others develop competing products and as a result, we may lose revenue.

A significant portion of our Human Papillomavirus, or HPV, related intellectual property is in the public domain, while additional HPV-related intellectual property is subject to patents some of which will begin to expire in the next few years or are licensed to us on a non-exclusive basis. As a result, we believe other companies are developing or may develop HPV detection tests.

Certain of our products incorporate patents and technologies that are licensed from third parties and for certain products, these in-licensed patents together with other patents provide us with a competitive advantage. These licenses impose various commercialization, sublicensing and other obligations on us. Our failure to comply with these requirements could result in the conversion of the applicable license from being exclusive to non-exclusive in nature or, in some cases, termination of the license and as a result we may lose some competitive advantage and experience a loss of revenue.

We also rely on trade secrets and proprietary know-how, which we seek to protect through confidentiality agreements with our employees and consultants. There can be no assurance that any confidentiality agreements that we have with our employees, consultants, outside scientific collaborators and sponsored researchers and other advisors will provide meaningful protection for our trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information. There also can be no assurance that our trade secrets will not otherwise become known or be independently developed by competitors.

We currently engage in, and may continue to engage in, collaborations with academic researchers and institutions. There can be no assurance that under the terms of such collaborations, third parties will not acquire rights in certain inventions developed during the course of the performance of such collaborations.

Our concentration of a large amount of revenues in a single product and a small number of customers for that product increases our dependence on that product’s success, our reliance on our relationship with each of those customers, and our reliance on a diversification strategy.

Following our acquisition of Digene, we believe that revenue from sales of our HPV test product may represent as much as 30% of our total revenues. While the ultimate decision to order that test is made by the patient in consultation with her physician, the test is performed by reference laboratories. At present, sales to a limited number of reference laboratories account for the majority of our revenues for that product. A significant reduction in sales of this product may have a significant adverse impact on our earnings. Further, the cost of HPV testing is reimbursed to the reference laboratories by insurance providers and healthcare maintenance organizations. If these insurance companies decide to limit the availability of payments for our test to their members, it could have a significant adverse impact on our revenues. It is possible that our dependence on revenues from this product and those customers will continue in the future. If, going forward, we fail to diversify our product line and customer base for this product, we will continue to be at risk that the loss or under-performance of a single product or customer may materially affect our earnings.

Our sales of HPV products and our growth will also depend on continued increases in the acceptance of and the market for HPV screening by physicians and laboratories.

Our sales of HPV products and our ability to increase sales of HPV products depend upon continued and increasing acceptance by physicians and laboratories of HPV screening as a necessary part of the standard of care for cervical cancer screening and more specifically, of our HPV test products as a primary cervical cancer screening method, either alone or in conjunction with Pap tests and the implementation of prophylactic HPV vaccinations. Pap tests have been the principal means of cervical cancer screening since the 1940s. Technological advances designed to improve quality control over sample collection and preservation and to reduce the Pap test’s susceptibility to human error may increase physician reliance on the Pap test and solidify its market position as the most widely used screen for cervical cancer. Currently, approximately 60 million Pap tests are performed annually in the United States and we believe that 60 to 100 million are performed annually in the rest of the world.

HPV testing applies a new molecular-based technology and testing approach that is different from the cytology-based (reviewing cells, for instance, under a microscope) approach of the Pap test. Significant resources are required to educate physicians and laboratories about the patient benefits that can result from using HPV test products in addition to the Pap test, and to assist laboratory customers in learning how to use our HPV test products. Using our HPV test products along with the Pap test for primary screening in the United States may be seen by some of these customers as adding unnecessary expense to the generally accepted cervical cancer screening methodology, and therefore, we continually need to provide information to counteract this impression on a case-by-case basis. If we are not successful in executing our marketing strategies, we may not be able to maintain or continue to grow our market share for HPV testing.

Direct-to-consumer awareness marketing programs including television advertisements are used because we believe that a well educated female population will work with their healthcare providers to increase the use of the HPV test. If we are not successful in continuing to execute this marketing program, we may not be able to maintain or continue to increase the sales of our HPV tests to the extent we desire.

We are working with physician and laboratory customers and with others to develop and establish the role HPV screening will play in addition to and in conjunction with HPV vaccination. If we are not successful in this endeavor, we may not be able to maintain or grow the market for HPV screening or maintain or increase our HPV test revenues.

We are subject to risks associated with patent litigation.

The biotechnology industry has been characterized by extensive litigation regarding patents and other intellectual property rights. We are aware that patents have been applied for and/or issued to third parties claiming technologies for the separation and purification of nucleic acids that are closely related to those we use. From time to time we receive inquiries requesting confirmation that we do not infringe patents of third parties. We endeavor to follow developments in this field, and we do not believe that our technologies or products infringe any proprietary rights of third parties. However, there can be no assurance that third parties will not challenge our activities and, if so challenged, that we will prevail. In addition, the patent and proprietary rights of others could require that we alter our products or processes, pay licensing fees or cease certain activities, and there can be no assurance that we will be able to license any technologies that we may require on acceptable terms. In addition, litigation, including proceedings that may be declared by the U.S. Patent and Trademark Office or the International Trade Commission, may be necessary to respond to any assertions of infringement, enforce our patent rights and/or determine the scope and validity of our proprietary rights or those of third parties. Litigation could involve substantial cost, and there can be no assurance that we would prevail in any such proceedings.

Our ability to accurately forecast our results during each quarter may be negatively impacted by the fact that a substantial percentage of our sales may be recorded in the final weeks or days of the quarter.

The markets we serve are characterized by a high percentage of purchase orders being received in the final few weeks or even days of each quarter. Although this varies from quarter to quarter, many customers make a large portion of their purchase decisions late in each fiscal quarter, as both their budgets and requirements for the coming quarter become clearer. As a result, even late in each fiscal quarter, we cannot predict with certainty whether our revenue forecasts for the quarter will be achieved. Historically, we have been able to rely on the overall pattern of customer purchase orders during prior periods to project with reasonable accuracy our anticipated sales for the current or coming quarters. However, if our customers’ purchases during a quarter vary from historical patterns, our final quarterly results could deviate significantly from our projections. Consequently, our revenue forecasts for any given quarter may prove not to have been accurate. We may not have enough information as a result of such patterns to confirm or revise our sales projections during a quarter. If we fail to achieve our forecasted revenues for a particular quarter, our stock price could be adversely affected.

Our operating results may vary significantly from period to period.

Our operating results may vary significantly from quarter to quarter and from year to year, depending on factors such as the level and timing of our customers’ research and commercialization efforts, the timing of our customers’ funding, the timing of our research and development and sales and marketing expenses, the introduction of new products by us or our competitors, competitive conditions, exchange rate fluctuations and general economic conditions. Our expense levels are based in part on our expectations as to future revenues. Consequently, revenues or profits may vary significantly from quarter to quarter or from year to year, and revenues and profits in any interim period will not necessarily be indicative of results in subsequent periods.

Competition could reduce sales.

Our primary competition stems from traditional or “home-brew” methods that utilize widely available reagents and other chemicals to perform sample and assay processing steps. We are also aware that a significant number of laboratory organizations and other companies are developing and using internally developed molecular tests. These tests, in particular if approved by the Food and Drug Administration, or FDA, or similar non-U.S. regulatory authorities, might offer an alternative to our products that could limit the laboratory customer base for our products. The success of our business depends in part on the continued conversion of current users of such traditional methods and home brew tests to our sample and assay technologies and products. There can be no assurance, however, as to how quickly such conversion will occur.

We also have experienced, and expect to continue to experience, increasing competition in various segments of our business from companies providing competitive pre-analytical and other products. The markets for certain of our products are very competitive and price sensitive. Other product suppliers have significant financial, operational, sales and marketing resources, and experience in research and development. These and other companies may have developed or could in the future develop new technologies that compete with our products or even render our products obsolete. If a competitor develops superior technology or cost-effective alternatives to our kits and other products, our business, operating results and financial condition could be materially adversely affected.

We believe that customers in the market for pre-analytical solutions and assay technologies display a significant amount of loyalty to their initial supplier of a particular product. Therefore, it may be difficult to generate sales to customers who have purchased products from competitors. To the extent we are unable to be the first to develop and supply new products, our competitive position may suffer.

Reduction in research and development budgets and government funding may result in reduced sales.

Our customers include researchers at pharmaceutical and biotechnology companies, academic institutions and government and private laboratories. Fluctuations in the research and development budgets of these researchers and their organizations for applications in which our products are used could have a significant effect on the demand for our products. Research and development budgets fluctuate due to changes in available resources, mergers of pharmaceutical and biotechnology companies, spending priorities and institutional budgetary policies. Our business could be adversely affected by any significant decrease in life sciences research and development expenditures by pharmaceutical and biotechnology companies, academic institutions or government and private laboratories. In addition, short term changes in administrative, regulatory or purchasing-related procedures can create uncertainties or other impediments which can contribute to lower sales.

In recent years, the pharmaceutical and biotechnology industries have undergone substantial restructuring and consolidation. Additional mergers or corporate consolidations in the pharmaceutical industry could cause us to lose existing customers and potential future customers, which could have a material adverse effect on our business, financial condition and results of operations.

A significant portion of our sales have been to researchers, universities, government laboratories and private foundations whose funding is dependent upon grants from government agencies, such as the U.S. National Institutes of Health, or NIH, and similar domestic and international agencies. Although the level of research funding has increased during the past several years, we cannot assure you that this trend will continue. Government funding of research and development is subject to the political process, which is inherently fluid and unpredictable. The predictability of our revenues may be adversely affected if our customers delay purchases as a result of uncertainties surrounding the approval of government or industrial budget proposals. Also, government proposals to reduce or eliminate budgetary deficits have sometimes included reduced allocations to the NIH and other government agencies that fund research and development activities. A reduction in government funding for the NIH or other government research agencies could seriously and negatively impact our business.

We may encounter delays in receipt, or limits in the amount, of some European reimbursement approvals and public health funding, which will impact our ability to grow revenues in these markets.

Outside the U.S., third-party payors are often reluctant to reimburse healthcare providers for the use of medical tests that involve new technology or novel diagnostic information. In addition, third-party payors are increasingly limiting reimbursement coverage for medical diagnostic products and, in many instances, are exerting pressure on diagnostic product suppliers to reduce their prices. Because each third-party payor individually approves reimbursement, obtaining such approvals is a time-consuming and costly process that requires us to provide scientific and clinical support for the use of each of our products for which we seek reimbursement to each payor separately with no assurance that such approval will be obtained. This process can delay the broad market introduction of new products and could have a negative effect on our revenues and operating results. As a result, outside the U.S., third-party reimbursement may not be consistently available or financially adequate to cover the cost of our products. This could limit our ability to sell our products, cause us to reduce the prices of our products or otherwise adversely affect our operating results.

We heavily rely on air cargo carriers and other overnight logistics services and shipping delays or interruptions could harm our business.

Our customers within the scientific research markets typically do not keep a significant inventory of our products and consequently require overnight delivery of purchases. As such, we heavily rely on air cargo carriers such as DHL, UPS, FedEx and Panalpina. If overnight services are suspended or delayed and other delivery carriers cannot provide satisfactory services, customers may suspend a significant amount of work requiring nucleic acid purification. If there are no adequate delivery alternatives available, sales levels could be negatively affected.

We depend on suppliers for materials used to manufacture our products, and if shipments from these suppliers are delayed or interrupted, we may be unable to manufacture our products.

We buy materials for our products from many suppliers and are not dependent on any one supplier or group of suppliers for our business as a whole. However, key components of certain products, including certain instrumentation components and chemicals, are available only from a single source. If supplies from these vendors are delayed or interrupted for any reason, we may not be able to obtain these materials timely or in sufficient quantities or qualities in order to produce certain products and our sales levels could be negatively affected.

We rely on collaborative commercial relationships to develop some of our products.

Our long-term business strategy has included entering into strategic alliances and marketing and distribution arrangements with academic, corporate and other partners relating to the development, commercialization, marketing and distribution of certain of our existing and potential products. We may not continue to be able to negotiate such collaborative arrangements on acceptable terms, and such relationships may not be scientifically or commercially successful. In addition, we may not be able to maintain such relationships and our collaborative partners may not pursue or develop competing products or technologies, either on their own or in collaboration with others.

Doing business internationally creates certain risks for our business.

Our business involves operations in several countries outside of the United States. Our consumable manufacturing facilities are located in Germany, China, Sweden and the United States, and our instrumentation facilities are located in Switzerland and Australia. We also have established sales subsidiaries in numerous countries including the United States, Germany, Japan, the United Kingdom, France, Switzerland, Australia, Canada, Austria, the Netherlands, Sweden, Italy, Hong Kong, Singapore, Turkey, Korea, Malaysia, China, Spain, Brazil and Mexico. In addition, our products are sold through independent distributors serving more than 40 other countries. Conducting and launching operations on an international scale requires close coordination of activities across multiple jurisdictions and time zones and consumes significant management resources, and if we fail to coordinate and manage these activities effectively, our business will be adversely affected. We have invested heavily in computerized information systems in order to manage more efficiently the widely dispersed components of our operations. We use SAP as our business information system to integrate most of our subsidiaries in the Americas, Europe and Japan.

Our operations are also subject to other risks inherent in international business activities, such as general economic conditions in the countries in which we operate, overlap of different tax structures, unexpected changes in regulatory requirements, compliance with a variety of foreign laws and regulations, and longer accounts receivable payment cycles in certain countries. Other risks associated with international operations include import and export licensing requirements, trade restrictions, exchange controls and changes in tariff and freight rates. As a result of these conditions, an inability to successfully manage our international operations could have a material adverse impact on our operations.

We have made investments in and are expanding our business into emerging markets and regions, which exposes us to new risks.

Recently, we have expanded our business into emerging markets in Asia and South America, and we expect to continue to focus on expanding our business in these regions. In addition to the currency and international operation risks described above, our international operations are subject to a variety of risks including those arising out of the economy, political outlook and language and cultural barriers in countries where we have operations or do business. In many of these emerging markets, we may be faced with several risks that are more significant than in the other countries in which we have a history of doing business. These risks include economies that may be dependent on only a few products and are therefore subject to significant fluctuations, weak legal systems which may affect our ability to enforce contractual rights, exchange controls, unstable governments, privatization or other government actions affecting the flow of goods and currency. In conducting our business, we move products from one country to another and may provide services in one country from a subsidiary located in another country. Accordingly, we are vulnerable to abrupt changes in customs and tax regimes that may have significant negative impacts on our financial condition and operating results.

Our business in countries with a history of corruption and transactions with foreign governments increase the risks associated with our international activities.

As we operate and sell internationally, we are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. We have operations, agreements with third parties and make sales in countries known to experience corruption. Further international expansion may involve increased exposure to such practices. Our activities in these countries creates the risk of unauthorized payments or offers of payments by one of our employees, consultants, sales agents or distributors that could be in violation of various laws including the FCPA, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may not prove to be effective, and our employees, consultants, sales agents or distributors may engage in conduct for which we might be held responsible. Violations of the FCPA may result in criminal or civil sanctions, which could be severe, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.

Our success depends on the continued employment of our key personnel, any of whom we may lose at any time.

Our senior management consists of an Executive Committee comprised of our most senior executives responsible for core functions, the Chairman of which is Mr. Peer Schatz, our Chief Executive Officer. The loss of Mr. Schatz or any of our Managing Directors could have a material adverse effect on us. Further, although we have not experienced any difficulties attracting or retaining key management and scientific staff, our ability to recruit and retain qualified skilled personnel will also be critical to our success. Due to the intense competition for experienced scientists from numerous pharmaceutical and biotechnology companies and academic and other research institutions, there can be no assurance that we will be able to attract and retain such personnel on acceptable terms. Our planned activities will also require additional personnel, including management, with expertise in areas such as manufacturing and marketing, and the development of such expertise by existing management personnel. The inability to recruit such personnel or develop such expertise by existing personnel could have a material adverse impact on our operations.

Our business may require substantial additional capital, which we may not be able to obtain on terms acceptable to us, if at all.

Our future capital requirements and level of expenses will depend upon numerous factors, including the costs associated with:

•	marketing, sales and customer support efforts;

•	research and development activities;

•	expansion of our facilities;

•	consummation of possible future acquisitions of technologies, products or businesses;

•	demand for our products and services; and

•	repayment or refinancing of debt.

We currently anticipate that our short-term capital requirements will be satisfied by our results of operations. However, as of June 30, 2009, we had outstanding loan facilities of approximately $500.0 million, of which $25.0 million became due and was repaid in July 2009, $50.0 million will become due in July 2010, $75.0 million will become due in July 2011, and $350.0 million will become due in July 2012. As of June 30, 2009, we also had additional long-term debt obligations of $445.0 million, of which $145.0 million will become due in July 2011 and $300.0 million will become due in November 2012. Furthermore, as of June 30, 2009, we have capital lease obligations, including the current portion, of $31.5 million, that expire in various years through 2018. We currently do not foresee that this will happen, but if at some point in time our existing resources should be insufficient to fund our activities, we may need to raise funds through public or private debt or equity financings. Such additional funds may then not be available or, if available, not on terms acceptable to us. If adequate funds are then not available, we may have to reduce or delay expenditures for research and development, production, marketing, capital expenditures and/or acquisitions, which could have a material adverse effect on our business. To the extent that additional capital is raised through the sale of equity or convertible securities, the issuance of such securities could result in dilution to our shareholders.

An impairment of goodwill and intangible assets could reduce our earnings.

At June 30, 2009, our consolidated balance sheet reflected approximately $1.2 billion of goodwill and approximately $619.4 million of intangible assets. Goodwill is recorded when the purchase price of a business exceeds the fair market value of the tangible and separately measurable intangible net assets. U.S. generally accepted accounting principles, or U.S. GAAP, generally require us to test goodwill for impairment on an annual basis or when events or circumstances occur indicating that goodwill might be impaired. Long-lived assets, such as intangible assets with finite useful lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If we determine that any of our goodwill or intangible assets were impaired, we would be required to take an immediate charge to earnings.

Our strategic equity investments may result in losses.

We have made and may continue to make strategic investments in complementary businesses as the opportunities arise. We periodically review the carrying value of these investments for impairment, considering factors such as the most recent stock transactions, book values from the most recent financial statements, and forecasts and expectations of the investee. The results of these valuations may fluctuate due to market conditions and other conditions over which we have no control. Estimating the fair value of non-marketable equity investments in life science companies is inherently subjective. If actual events differ from our assumptions and other than temporary unfavorable fluctuations in the valuations of the investments are indicated, it could require a write-down of the investment. This could result in future charges on our earnings that could materially impact our results of operations. It is uncertain whether or not we will realize any long-term benefits from these strategic investments.

Exchange rate fluctuations may adversely affect our business and operating results.

Since we currently market our products in over 40 countries throughout the world, a significant portion of our business is conducted in currencies other than the U.S. dollar, our reporting currency. As a result, fluctuations in value, relative to the U.S. dollar, of the currencies in which we conduct our business have caused and will continue to cause foreign currency transaction gains and losses. Foreign currency transaction gains and losses arising from normal business operations are charged against earnings in the period when incurred. We hedge a portion of the anticipated cash flow that we expect to exchange into other currencies, subject to our short-term financing needs. Due to the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates, we cannot predict the effects of exchange rate fluctuations upon future operating results. While we engage in foreign exchange hedging transactions to manage our foreign currency exposure, there can be no assurance that our hedging strategy will adequately protect our operating results from the effects of future exchange rate fluctuations.

We have a significant amount of long-term debt which may adversely affect our financial condition.

We have a significant amount of debt which carries with it significant debt service obligations. A high level of indebtedness increases the risk that we may default on our debt obligations. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future working capital, borrowings or equity financing will be available to repay or refinance such debt. If we are unable to generate sufficient cash flow to pay the interest on our debt, we may have to delay or curtail our research and development programs. The level of our indebtedness could, among other things:

•	make it difficult for us to make required payments on our debt;

•	make it difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•	make us more vulnerable in the event of a downturn in our business.

The time and expense needed to obtain regulatory approval and respond to changes in regulatory requirements could adversely affect our ability to commercially distribute our products and generate revenue therefrom.

We and our customers operate in a highly regulated environment characterized by continuous changes in the governing regulatory framework. Genetic research activities as well as products commonly referred to as “genetically engineered,” such as certain food and therapeutic products, are subject to governmental regulation in most developed countries, especially in the major markets for pharmaceutical and diagnostic products (i.e., the European Union, the United States, and Japan). In the recent past, several highly publicized scientific successes (most notably in the areas of genomic research and “cloning”) have stirred a public debate in which ethical, philosophical and religious arguments have been raised against an unlimited expansion of genetic research and the use of products developed thereby. As a result of this debate, some key countries might increase the existing regulatory barriers; this, in turn, could adversely affect the demand for our products and prevent us from fulfilling our growth expectations. Furthermore, there can be no assurance that any future changes of applicable regulations will not require further expenditures or an alteration, suspension or liquidation of our operations in certain areas, or even in their entirety.

Changes in the existing regulations or adoption of new requirements or policies could adversely affect our ability to sell our approved products or to seek to introduce new products in other countries around the world. Sales volumes of certain products in development may be dependent on commercial sales by us or by purchasers of our diagnostic and pharmaceutical products, which will require pre-clinical studies, clinical trials and other regulatory clearance. Such trials will be subject to extensive regulation by governmental authorities in the United States, including the FDA, international agencies and agencies in other countries with comparable responsibilities. These trials involve substantial uncertainties and could impact customer demand for our products. In addition, certain products, especially our products intended for use in in vitro diagnostics applications, are dependent on regulatory or other clearance. For example, since the European Union Directive 98/79/EC on in vitro diagnostic medical devices, or EU-IvD-D, went into effect on December 7, 2003, all products and kits which are used for in vitro diagnostic applications must be compliant with this directive. In addition to high-risk products such as HIV testing systems (list A of Annex II of the directive) or blood glucose testing systems (list B of Annex II of the directive), nucleic acid purification products which are used in diagnostic workflows are affected by this regulatory framework. The major goals of this directive are to standardize the diagnostic procedures within the European Union, to increase reliability of diagnostic analysis and to enhance patients’ safety through the highest level of product safety. These goals are expected to be achieved by the enactment of a large number of mandatory regulations for product development, production, quality control and life cycle surveillance. Our failing to obtain any required clearance or approvals may significantly damage our business in such segments.

Additionally, we may be required to incur significant costs to comply with laws and regulations in the future, and changes or additions to existing laws or regulations may have a material adverse effect upon our business, financial condition and results of operations.

The key products and product candidates we acquired in our acquisition of Digene are medical devices subject to extensive regulation by the FDA under the Federal Food, Drug and Cosmetic Act. Governmental bodies in other countries also have medical device approval regulations which are becoming more extensive. Such regulations govern the majority of the commercial activities previously performed by Digene (which are now performed by us), including the indications for which these products can be used, product development, product testing, product labeling, product storage, use of these products with other products and the manufacturing, advertising and promotion of these products for the approved indications. Compliance with these regulations is expensive and time-consuming. Certain of our HPV test products were the first to obtain approval for regulated applications for HPV testing in the United States and in many countries in Europe, which adds to our expense and increases the degree of regulatory review and oversight. The expense of submitting regulatory approval applications in multiple countries as compared to our available resources will impact the decisions we make about entering new markets.

Each medical device that we wish to distribute commercially in the United States will likely require either 510(k) clearance or pre-market approval from the FDA prior to marketing the device for in vitro diagnostic use. Clinical trials related to our regulatory submissions take years to execute and are a significant expense. The 510(k) clearance pathway usually takes from three to twelve months, but can take longer. The pre-market approval pathway is much more costly, lengthy and uncertain and can take from one to three years, or even longer. It took more than four years to receive pre-market approval to offer our current generation HPV test product to test for the presence of HPV in women with equivocal Pap test results and pre-market approval to use our HPV test as a primary adjunctive cervical cancer screening test to be performed in conjunction with the Pap test for women age 30 and older. The regulatory time span increases our costs to develop new products and increases the risk that we will not succeed in introducing or selling new products in the United States.

Our cleared or approved devices, including our diagnostic tests and related equipment, are subject to numerous post-market requirements. We are subject to inspection and marketing surveillance by the FDA to determine our compliance with regulatory requirements. If the FDA determines that we have failed to comply, it can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as fines, injunctions and civil penalties, recall or seizure of our products, operating restrictions, partial suspension or total shutdown of production, denial of our requests for 510(k) clearance or pre-market approval of product candidates, withdrawal of 510(k) clearance or pre-market approval already granted and criminal prosecution. Any enforcement action by the FDA may also affect our ability to commercially distribute these products in the United States.

Risk of price controls is a threat to our profitability.

The ability of many of our customers to successfully market their products depends in part on the extent to which reimbursement for the costs of these products is available from governmental health administrations, private health insurers and other organizations. Governmental and other third-party payors are increasingly seeking to contain healthcare costs and to reduce the price of medical products and services. Therefore, the biotechnology, diagnostics and pharmaceutical industries are exposed to the potential risk of price controls by these entities. If there are not adequate reimbursement levels, the commercial success of our customers and, hence, our company, could be adversely affected.

Our business exposes us to potential liability.

The marketing and sale of our products and services for certain applications entail a potential risk of product liability, and, although we are not currently subject to any material product liability claims, product liability claims may be brought against us in the future. Further, there can be no assurance that our products will not be included in unethical, illegal or inappropriate research or applications, which may in turn put us at risk of litigation. We currently carry product liability insurance coverage, which is limited in scope and amount, but which we believe is currently appropriate for our purposes. There can be no assurance, however, that we will be able to maintain such insurance at reasonable cost and on reasonable terms, or that such insurance will be adequate to protect us against any or all potential claims or losses.

We are subject to various laws and regulations generally applicable to businesses in the different jurisdictions in which we operate, including laws and regulations applicable to the handling and disposal of hazardous substances. We do not expect compliance with such laws to have a material effect on our capital expenditures, earnings or competitive position. Although we believe that our procedures for handling and disposing of hazardous materials comply with the standards prescribed by applicable regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and any such liability could have a material adverse effect on us.

Our holding company structure makes us dependent on the operations of our subsidiaries.

We were incorporated under Dutch law as a public limited liability company (naamloze vennootschap) and we are organized as a holding company. Currently, our material assets are the outstanding shares of our subsidiaries. We are, therefore, dependent upon payments, dividends and distributions from our subsidiaries for funds to pay our operating and other expenses and to pay future cash dividends or distributions, if any, to holders of our Common Shares. Dividends or distributions by subsidiaries to us in a currency other than the U.S. dollar may result in a loss upon a subsequent conversion or disposition of such foreign currency, including a subsequent conversion into U.S. dollars.

United States civil liabilities may not be enforceable against us.

We are incorporated under Dutch law and substantial portions of our assets are located outside of the United States. In addition, certain members of our Managing and Supervisory Boards and our officers and certain experts named herein reside outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such other persons, or to enforce outside the United States judgments obtained against such persons in U.S. courts, in any action, including actions predicated upon the civil liability provisions of U.S. securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, rights predicated upon the U.S. securities laws. There is no treaty between the United States and the Netherlands for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would not be directly enforceable in the Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in the Netherlands, such party may submit to the Dutch court the final judgment which has been rendered in the United States. If the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, the Dutch court will, in principle, give binding effect to the final judgment which has been rendered in the United States unless such judgment contravenes Dutch principles of public policy. Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce against us, members of our Managing or Supervisory Boards, officers or certain experts named herein who are residents of the Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the federal securities laws. In addition, there is doubt as to whether a Dutch court would impose civil liability on us, the members of our Managing or Supervisory Boards, our officers or certain experts named herein in an original action predicated solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands against us or such members, officers or experts, respectively.

Risks Related to Our Common Shares

Our Common Shares may have a volatile public trading price.

The market price of our Common Shares since our initial public offering in September 1996 has increased significantly and been highly volatile. In the last two fiscal years and the first two quarters of fiscal year 2009, the price of our Common Shares has ranged from a high of $23.83 to a low of $12.52 on the Nasdaq, and a high of EUR 16.24 to a low of EUR 10.19 on the Frankfurt Stock Exchange. In addition to overall stock market fluctuations, factors which may have a significant impact on the market price of our Common Shares include:

•	announcements of technological innovations or the introduction of new products by us or our competitors;

•	developments in our relationships with collaborative partners;

•	quarterly variations in our operating results or those of companies related to us;

•	changes in government regulations or patent laws;

•	developments in patent or other proprietary rights;

•	developments in government spending for life sciences related research; and

•	general market conditions relating to the diagnostics, applied testing, pharmaceutical and biotechnology industries.

The stock market has from time to time experienced extreme price and trading volume fluctuations that have particularly affected the market for technology-based companies and that have not necessarily been related to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our Common Shares.

Holders of our Common Shares should not expect to receive dividend income.

We have not paid cash dividends since our inception and do not anticipate paying any cash dividends on our Common Shares for the foreseeable future. Although we do not anticipate paying any cash dividends, any cash dividends paid in a currency other than the U.S. dollar will be subject to the risk of foreign currency transaction losses. Investors should not invest in our Common Shares if they are seeking dividend income; the only return that may be realized through investing in our Common Shares is through the appreciation in value of such shares.

Shareholders who are United States residents could be subject to unfavorable tax treatment.

We may be classified as a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes if certain tests are met. Our treatment as a PFIC could result in a reduction in the after-tax return to the holders of Common Shares and would likely cause a reduction in the value of such shares. If we were determined to be a PFIC for U.S. federal income tax purposes, highly complex rules would apply to our U.S. shareholders. We would be considered a PFIC with respect to a U.S. shareholder if for any taxable year in which the U.S. shareholder held the Common Shares, either (i) 75% or more of our gross income for the taxable year is passive income; or (ii) the average value of our assets (during the taxable year) which produce or are held for the production of passive income is at least 50% of the average value of all assets for such year. Based on our income, assets and activities, we do not believe that we were a PFIC for U.S. federal income tax purposes for our taxable year ended December 31, 2008 and do not expect to be a PFIC for the current taxable year or any future taxable year. No assurances can be made, however, that the Internal Revenue Service will not challenge this position or that we will not subsequently become a PFIC.

Future sales of our Common Shares could adversely affect our stock price.

Future sales of substantial amounts of our Common Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Shares. Under Dutch law, a company can issue shares up to its authorized share capital provided for in its articles of association. Pursuant to our Articles of Association, our authorized share capital amounts to EUR 9.0 million, divided into 410.0 million Common Shares, 40.0 million financing preference shares and 450.0 million preference shares, with all shares having a EUR 0.01 nominal value. As of June 30, 2009, we had outstanding approximately 199.0 million Common Shares plus approximately 12.9 million additional shares reserved for issuance upon exercise or release of outstanding stock options and awards, of which 8.6 million were vested. A total of approximately 17.5 million Common Shares are reserved and available for issuances under our stock plans as of June 30, 2009, including those shares subject to outstanding stock options and awards. All of our outstanding Common Shares are freely saleable except shares held by our affiliates, which are subject to certain limitations on resale. Additionally, holders of notes issued by QIAGEN Finance (Luxembourg) S.A. and QIAGEN Euro Finance (Luxembourg) S.A. are entitled to convert their notes into approximately 26.5 million Common Shares, subject to adjustments in certain cases. During the period beginning from the date of entry into the underwriting agreement in connection with this offering and continuing 90 days thereafter, we will not, subject to certain exceptions, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, except as provided under the underwriting agreement, any Common Shares or any of our securities that are substantially similar to the Common Shares, without the prior written consent of the Joint Bookrunners, on behalf of the underwriters, subject to certain exceptions. See “Underwriting.”

The interests of existing shareholders may be diluted through issuance of Common Shares and the holders of our Common Shares outside the Netherlands may not be able to exercise pre-emptive rights.

Any additional capital raised by us through the issue of additional Common Shares may dilute an investor’s shareholding interest in us. The Supervisory Board shall have the power to resolve upon the issue of shares and to determine the price and further terms and conditions of such share issue, if and in so far as the Supervisory Board has been designated by the general meeting of shareholders as the authorized corporate body (orgaan) for this purpose. A designation as referred to above shall only be valid for a specific period of no more than five years and may from time to time be extended with a period of no more than five years. In our extraordinary general meeting of shareholders held on July 20, 2007, the Supervisory Board has been designated for a period of five years, commencing as of October 11, 2007, to issue shares and grant rights to subscribe for shares in the amount of our authorized share capital. See “Description of Share Capital” in the accompanying prospectus. The equity dilution per Common Share of new investors, calculated in accordance with U.S. GAAP, as of June 30, 2009 and adjusted to reflect the net proceeds from this offering (assuming no exercise of the underwriters’ option to purchase additional Common Shares) is $19.00. See “Dilution.”

In the event of an increase in our share capital, holders of our Common Shares are generally entitled under Dutch law to full pre-emptive rights, unless these rights are excluded either by a resolution of the general meeting of shareholders upon the proposal of our Supervisory Board, or by a resolution of our Supervisory Board (if the Supervisory Board has been granted such authority by the general meeting of shareholders). The general meeting of shareholders resolved to grant the authority to exclude or limit any pre-emptive rights. The general meeting of shareholders has limited this authority in a way that the Supervisory Board can only exclude or limit the pre-emptive rights in relation to no more than 50% of the aggregate number of authorized Common Shares and financing preference shares authorized for issuance after the authorization previously mentioned. The authority to exclude or limit pre-emptive rights covers a period of five years commencing as of October 11, 2007. See “Description of Share Capital” in the accompanying prospectus. Certain holders of our Common Shares outside the Netherlands may not be able to exercise pre-emptive rights unless local laws have been complied with. The statutory pre-emptive rights in relation to this offering, if any, have been excluded for this offering.

We will have broad discretion with respect to the use of proceeds from this offering.

The net proceeds of the offering, after the deduction of the underwriting discount and estimated offering expenses, as well as the potential success fee payable to the Joint Bookrunners, are expected to be approximately up to $536.7 million (and $617.7 million if the underwriters exercise their option to purchase additional Common Shares in full). We intend to use the net proceeds of this offering to fund the acquisition of DxS Ltd. announced on September 22, 2009 and potential future acquisitions, to strengthen our balance sheet and for general corporate purposes. Depending on future events, we may determine at a later time to use our net proceeds for different purposes or to allocate our net proceeds differently among the uses described above. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount and extent of our acquisitions, our product development activities, our investments in technology and the amount of cash generated by our operations. Accordingly, you will not have the opportunity to evaluate the economic, financial and other relevant information that we may consider in the application of the estimated net proceeds. Our failure to use such funds effectively could have a material adverse effect on our business, results of operations and financial condition.

Provisions of our Articles of Association and Dutch law and an option we have granted may make it difficult to replace or remove management and may inhibit or delay a takeover.

Our Articles of Association, or Articles, provide that our shareholders may only suspend or dismiss our Managing and Supervisory Directors against their wishes with a vote of two-thirds of the votes cast if such votes represent more than 50% of our issued share capital unless the proposal was made by the joint meeting of the Supervisory Board and the Managing Board in which case a simple majority is sufficient. The Articles also provide that if the members of our Supervisory Board and our Managing Board have been nominated by the joint meeting of the Supervisory Board and Managing Board, shareholders may only overrule this nomination with a vote of two-thirds of the votes cast if such votes represent more than 50% of our issued share capital. Certain other provisions of our Articles allow us, under certain circumstances, to prevent a third party from obtaining a majority of the voting control of our Common Shares by issuing preference shares. Pursuant to our Articles and the resolution adopted by our general meeting of shareholders on June 16, 2004, our Supervisory Board is entitled to resolve to issue preference shares in case of an intended take-over of our company by (i) any person who alone or with one or more other persons, directly or indirectly, have acquired or given notice of an intent to acquire (beneficial) ownership of an equity stake which in aggregate equals 20% or more of our share capital then outstanding or (ii) an “adverse person” as determined by the Supervisory Board. If the Supervisory Board opposes an intended take-over and authorizes the issuance of preference shares, the bidder may withdraw its bid or enter into negotiations with the Managing Board and/or Supervisory Board and agree on a higher bid price for our shares.

In 2004, we granted an option to the Stichting Preferente Aandelen QIAGEN, or the Foundation (Stichting), subject to the conditions described in the paragraph above, which allows the Foundation to acquire preference shares from us. The option enables the Foundation to acquire such number of preference shares as equals the number of our outstanding Common Shares at the time of the relevant exercise of the right less one share. When exercising the option and exercising its voting rights on such shares, the Foundation must act in our interest and the interests of our stakeholders. The purpose of the Foundation option is to prevent or delay a change of control that would not be in the best interests of us and our stakeholders. An important restriction on the Foundation’s ability to prevent or delay a change of control is that issuing (preference or other) protective shares enabling the Foundation to exercise 30% or more of the voting rights without the obligation to make a mandatory offer for all shares held by the remaining shareholders is only allowed after a public offer has been announced by a third party. In addition, the holding of such a block of shares by the Foundation is restricted to two years and as a consequence, the size of the protective stake will need to be decreased below the 30% voting rights threshold before the two year period lapses.

USE OF PROCEEDS

After deducting the underwriting discount and estimated offering expenses as well as the potential success fee payable to the Joint Bookrunners, payable by us of approximately up to an aggregate of $20.2 million, we anticipate receiving approximately up to $536.7 million from the sale of the Common Shares offered hereby. If the underwriters exercise their option to purchase additional Common Shares in full, we would receive additional net proceeds of approximately $81.0 million after deducting the underwriting discount and estimated offering expenses as well as the potential success fee payable to the Joint Bookrunners.

We plan to use the net proceeds of this offering to fund the acquisition of DxS Ltd. announced on September 22, 2009 and potential future acquisitions, to strengthen our balance sheet and for general corporate purposes. We acquired DxS Ltd. for an upfront purchase price of $95 million and potential additional earnout payments amounting to a maximum of $35 million.

Depending on future events, we may determine at a later time to use our net proceeds for different purposes or to allocate our net proceeds differently among the uses described above. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount and extent of our acquisitions, our product development activities, our investments in technology and the amount of cash generated by our operations. Actual expenditures may vary substantially from our estimates. We may find it necessary or advisable to use portions of the proceeds for other purposes. Pending application of the net proceeds, we intend to invest the net proceeds of this offering in accordance with our investment policy.

MARKET PRICE INFORMATION FOR OUR COMMON SHARES

Our Common Shares are traded on the Nasdaq Global Select Market under the symbol “QGEN” and on the regulated market (Regulierter Markt) (Prime Standard sub-sector) of the Frankfurt Stock Exchange under the symbol “QIA” and with the ISIN NL0000240000.

Effective July 3, 2006, our Common Shares began trading on the Nasdaq Global Select Market under the symbol “QGEN.” Previously, since February 15, 2005, our Common Shares had been quoted on the Nasdaq National Market under the symbol “QGEN.” Prior to that, and since June 1996, our Common Shares had been quoted on the Nasdaq National Market under the symbol “QGENF.” The last reported sale price for our Common Shares on the Nasdaq Global Select Market on September 18, 2009 was $22.74. The following table sets forth the high and low sale prices of our Common Shares for the periods indicated on the applicable Nasdaq trading market:

	High ($)	Low ($)
Annual:
2004	16.13	8.69
2005	13.95	10.45
2006	16.26	11.56
2007	23.83	15.22
2008	23.53	12.52

Quarterly 2007:
First Quarter	18.02	15.24
Second Quarter	18.33	15.22
Third Quarter	19.75	16.07
Fourth Quarter	23.83	19.00

Quarterly 2008:
First Quarter	23.53	18.17
Second Quarter	22.62	18.49
Third Quarter	21.83	16.26
Fourth Quarter	20.28	12.52

Quarterly 2009:
First Quarter	18.23	14.32
Second Quarter	18.68	14.79
Third Quarter (through September 18, 2009)	23.35	17.20

Monthly:
March 2009	16.45	14.32
April 2009	16.86	14.79
May 2009	17.86	15.75
June 2009	18.68	17.22
July 2009	19.36	17.20
August 2009	21.46	18.75
September 2009 (through September 18, 2009)	23.35	20.06

Since September 25, 1997, our Common Shares were traded officially on the Frankfurt Stock Exchange, Neuer Markt under the symbol “QIA” and with the ISIN NL0000240000. As of January 1, 2003, the trading of our Common Shares was transferred from the Neuer Markt segment of the Frankfurt Stock Exchange to the regulated market (Regulierter Markt) (Prime Standard sub-sector) of the Frankfurt Stock Exchange. The Neuer Markt segment was discontinued in 2004. The last reported sale price for our Common Shares on the Frankfurt Stock Exchange on September 18, 2009 was EUR 15.63. The following table sets forth the high and low sale prices of our Common Shares for the periods indicated.

	High (EUR)	Low (EUR)
Annual:
2004	12.59	6.92
2005	11.74	8.05
2006	13.09	9.52
2007	16.44	11.45
2008	15.77	10.04

Quarterly 2007:
First Quarter	14.00	11.45
Second Quarter	13.85	11.58
Third Quarter	13.80	11.76
Fourth Quarter	16.44	13.20

Quarterly 2008:
First Quarter	15.77	11.49
Second Quarter	14.75	11.85
Third Quarter	14.86	11.87
Fourth Quarter	14.29	10.04

Quarterly 2009:
First Quarter	14.18	11.12
Second Quarter	13.56	11.12
Third Quarter (through September 18, 2009)	15.98	12.36

Monthly:
March 2009	13.13	11.12
April 2009	12.58	11.12
May 2009	12.91	11.55
June 2009	13.56	12.27
July 2009	13.88	12.36
August 2009	14.99	13.25
September 2009 (through September 18, 2009)	15.98	13.99

DIVIDEND POLICY

We have not paid any dividends on our Common Shares since our inception and do not intend to pay any dividends on our Common Shares in the foreseeable future. We intend to retain our earnings, if any, for the development of our business.

EXCHANGE RATES

The following table sets forth, for the periods indicated, information concerning the noon buying rate for euro, expressed in U.S. dollars per EUR 1.00. The rates set forth below are provided solely for your convenience and were not used by us in the preparation of our financial statements included elsewhere in this prospectus supplement, the accompanying prospectus or incorporated by reference herein or therein. The “noon buying rate” is the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that euros could have been, or could be, converted into U.S. dollars at that rate or at any other rate.

	Noon Buying Rate
	Period End	Average(1)	High	Low
Year:
2004	1.3538	1.2478	1.3625	1.1801
2005	1.1842	1.2400	1.3476	1.1667
2006	1.3197	1.2661	1.3327	1.1860
2007	1.4603	1.3797	1.4862	1.2904
2008	1.3919	1.4695	1.6010	1.2446
2009 (through September 11, 2009)	1.4586	1.3704	1.4586	1.2547

Month:
January 2009	1.2804	1.3244	1.3946	1.2804
February 2009	1.2662	1.2797	1.3064	1.2547
March 2009	1.3261	1.3050	1.3730	1.2549
April 2009	1.3244	1.3199	1.3458	1.2903
May 2009	1.4126	1.3646	1.4126	1.3267
June 2009	1.4020	1.4014	1.4270	1.3784
July 2009	1.4279	1.4092	1.4279	1.3852
August 2009	1.4354	1.4266	1.4416	1.4075
September 2009 (through September 11, 2009)	1.4586	1.4408	1.4586	1.4235

(1)	The average of the noon buying rate for euro on the last business day of each full month during the relevant year or each business day during the relevant month.

SELECTED HISTORICAL FINANCIAL INFORMATION

	Years Ended December 31			Six Months Ended June 30, 2009 (unaudited)	Six Months Ended June 30, 2008 (unaudited)
	2008	2007	2006
	(amounts in thousands, except per share data and ratios)			(amounts in thousands, except per share data and ratios)
Consolidated Statement of Income Data:
Net sales	$892,975	$649,774	$465,778	$461,089	$424,994
Cost of sales	293,285	216,227	147,303	155,140	135,694

Gross profit	599,690	433,547	318,475	305,949	289,300
Operating Expenses:
Research and development	97,331	64,935	41,560	50,593	45,209
Sales and marketing	227,408	164,690	115,942	115,137	111,774
General and administrative, integration and other	113,936	87,178	56,087	48,406	58,802
Acquisition-related intangible amortization	14,368	7,711	2,085	7,902	6,466
Purchased in-process research and development	985	25,900	2,200	—	—

Total operating expenses	454,028	350,414	217,874	222,038	222,251

Income from operations	145,662	83,133	100,601	83,911	67,049

Total other (expense) income	(26,376)	(7,407)	5,467	(10,311)	(11,782)

Income before provision for income taxes and minority interests	119,286	75,726	106,068	73,600	55,267
Provision for income taxes	29,762	25,555	35,529	17,987	11,592
Minority interest	491	49	—	—	116

Net income	$89,033	$50,122	$70,539	$55,613	$43,559

Basic net income per common share(1)	$0.45	$0.30	$0.47	$0.28	$0.22

Diluted net income per common share(1)	$0.44	$0.28	$0.46	$0.27	$0.21

Shares used to compute basic net income per common share	196,804	168,457	149,504	198,386	196,229
Shares used to compute diluted net income per common share	204,259	175,959	153,517	203,785	205,300
Ratio of earnings to fixed charges(2)	3.73	3.07	7.09	5.09	3.44

(1)	Computed on the basis of the weighted average number of Common Shares outstanding and the dilutive effect of stock options outstanding.
(2)	Fixed charges consist of interest expense, including capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense.

Consolidated Balance Sheet Data

	December 31, 2008	December 31, 2007	June 30, 2009 (unaudited)
	(amounts in thousands)
Cash and cash equivalents	$333,313	$347,320	$390,311
Working capital	$441,180	$482,215	$520,799
Total assets	$2,885,323	$2,775,174	$2,970,527
Total long-term liabilities, including current portion	$1,197,088	$1,220,084	$1,199,523
Total shareholders’ equity	$1,453,844	$1,391,575	$1,534,614
Common shares, EUR .01 par value	$2,212	$2,175	$2,228
Shares outstanding	197,839	195,335	198,998

CAPITALIZATION

The table below sets forth our unaudited consolidated capitalization and indebtedness, calculated in accordance with U.S. GAAP, as of June 30, 2009 on:

•	an actual basis; and

•

an as adjusted basis to give effect to the receipt of the estimated net proceeds (after deducting the underwriting discount and estimated offering expenses as well as the potential success fee payable to the Joint Bookrunners and assuming no exercise by the underwriters of the option to purchase additional Common Shares) of $536.7 million from this offering, and the application of the net proceeds from this offering as described under “Use of Proceeds.”

This table should be read in conjunction with “Selected Historical Financial Information,” our consolidated financial statements, the information in “Operating and Financial Review and Prospects” and other financial information that are included or incorporated by reference in this prospectus supplement.

	Actual as of June 30, 2009 (unaudited)	As Adjusted for the Offering (unaudited)
Cash and cash equivalents	$390,311	$928,680

Current portion of long-term debt	25,000	25,000
Current portion of capital lease obligations	3,063	3,063
Long-term debt, net of current portion	920,000	920,000
Capital lease obligations, net of current portion	28,440	28,440
Shareholders’ equity:
Common Shares, 0.01 EUR nominal value:
Authorized—410,000,000 shares; issued and outstanding Common Shares—198,997,637 actual and 226,497,637 as adjusted	2,228	2,635
Additional paid-in capital	974,492	1,515,915
Retained earnings	533,425	533,425
Accumulated other comprehensive income	24,469	24,469

Total shareholders’ equity	1,534,614	2,076,444

Total capitalization	$2,511,117	$3,052,947

Shares outstanding	198,997,637	226,497,637

No portion of the debt is guaranteed or secured. As of June 30, 2009, pursuant to the purchase agreements for certain acquisitions, we could be required to make additional contingent cash payments totaling up to $38.5 million, based on the achievement of certain revenue and operating results milestones. We made a repayment of $25.0 million of the current portion of long-term debt in July 2009.

Amounts representing Common Shares outstanding on June 30, 2009 exclude the following:

•	Options outstanding on June 30, 2009 to purchase 9,521,841 Common Shares at a weighted average exercise price of $14.74 per share;

•	3,336,377 Common Shares issuable upon the vesting of restricted stock units outstanding as of June 30, 2009;

•	4,666,326 Common Shares that may be granted under our stock plan after June 30, 2009;

•	11,466,995 Common Shares initially issuable to QIAGEN Finance (Luxembourg) S.A. in connection with the conversion of presently outstanding 1.5% Senior Convertible Notes due 2024; and

•	15,000,000 Common Shares initially issuable to QIAGEN Euro Finance (Luxembourg) S.A. in connection with the conversion of presently outstanding 3.25% Senior Convertible Notes due 2026.

DILUTION

Our net tangible book value as of June 30, 2009 was $(254,383,000), or approximately $(1.28) per Common Share. Net tangible book value represents the amount of our total tangible assets reduced by the amount of our total liabilities. After giving effect to the sale of the Common Shares in this offering (assuming no exercise of the underwriters’ option to purchase additional Common Shares), and after deducting the underwriting discount and estimated offering expenses as well as the potential success fee payable by us and recognizing compensation expense attributable to stock options, our as adjusted net tangible book value as of June 30, 2009 would have been approximately $282,297,000, or approximately $1.25 per share. This represents an immediate increase in net tangible book value of $2.53 per share to our existing shareholders and an immediate dilution in net tangible book value of $19.00 per share (or 93.8%) to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Per share ($)
Offering price	20.25
Net tangible book value per share as of June 30, 2009	(1.28)
Increase per share attributable to new investors	2.53
Adjusted net tangible book value after this offering	1.25
Dilution to new investors	19.00
Dilution to new investors (%)	93.8%

If the underwriters exercise their option to purchase additional Common Shares in full, the adjusted net tangible book value per share after this officering would be $1.58, representing an increase to existing shareholders of $2.85 per share and an immediate dilution of $18.67 per share (or 92.2%) to new investors.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

You should read the following discussion together with our consolidated financial statements and the notes thereto that are included herein or incorporated herein by reference. This discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. The cautionary statements made in this prospectus supplement and the accompanying prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus supplement or the accompanying prospectus. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those we discuss under “Risk Factors” and elsewhere in this prospectus supplement and accompanying prospectus. You should read “Risk Factors” and “Forward-Looking Statements.”

Overview

We believe, based on the nature of our products and technologies and our market share in the United States and Europe, as supported by independent market studies, that we are the leading global provider of innovative sample and assay technologies and products. Sample technologies are used to isolate DNA, RNA and proteins from any biological sample, such as blood or tissue. Assay technologies are then used to make isolated biomolecules, such as the DNA of a specific virus, visible for subsequent analysis. Our products are considered benchmark standards in areas such as pre-analytical sample preparation and assay solutions in molecular diagnostics, research for life sciences and applied testing.

We have developed more than 500 sample and assay products, including automated solutions. We sell these products to molecular diagnostics laboratories, academic researchers, pharmaceutical and biotechnology companies, and applied testing customers for purposes such as forensics, animal or food testing, and pharmaceutical process control. These products enable our customers to efficiently pursue their research and commercial goals that require the use of nucleic acids.

We market our products in more than 40 countries throughout the world. We have established subsidiaries in the markets that we believe have the greatest sales potential, including countries throughout Europe, Asia, the Americas, Australia and Canada. We also have specialized independent distributors and importers. We employ more than 3,200 people in over 30 locations worldwide.

Since 2003, we have had a compound annual growth rate of approximately 21% in net sales. We have funded our growth through internally generated funds, debt, and private and public sales of equity securities. In recent years, we have made a number of strategic acquisitions and disposals expanding and focusing our technology and product offerings. These transactions include:

•

In September 2009, we announced the acquisition of DxS Ltd., a privately-held developer and manufacturer of companion diagnostic products headquartered in Manchester, United Kingdom, for an upfront purchase price of $95 million and potential additional earnout payments amounting to a maximum of $35 million. DxS Ltd. is one of the pioneers in development and marketing of companion diagnostics, which seek to enable physicians in oncology to predict patients’ responses to certain treatments in order to make cancer therapies more effective. DxS Ltd. brings to QIAGEN a portfolio of molecular diagnostic assays and related intellectual property as well as a deep pipeline of already signed or planned companion diagnostic partnerships in oncology with leading pharmaceutical companies. With the acquisition, we believe that we can take a leading position in personalized healthcare and strengthen our overall strategic position in molecular diagnostics.

•	In August 2009, we acquired Explera s.r.l., a leading supplier in molecular diagnostics and personalized medicine in Italy.

•

On March 1, 2009, we acquired a molecular diagnostics distribution business in China and Hong Kong for a purchase price of $2.4 million and potential additional milestone payments amounting to a maximum of $0.2 million.

•

In October 2008, we acquired all assets to the Biosystems Business from Biotage AB, a publicly listed developer, manufacturer and distributor of products for genetic analysis and medicinal chemistry headquartered in Uppsala, Sweden. The assets acquired also include the purchase of the remaining 17.5% of the outstanding stock of Corbett Life Science Pty. Ltd.

•

In July 2008, we acquired 82.5% of Corbett Life Science Pty. Ltd., a privately-held developer, manufacturer, and distributor of life sciences instrumentation headquartered in Sydney, Australia. Corbett is best known for having developed the world’s first rotary real-time PCR cycler system – the Rotor-Gene™ – a system used to detect real-time polymerase chain reactions, or PCR, which make specific sequences of DNA and RNA targets visible through amplification and quantifiable through real-time measurement of such amplification. The addition of this proprietary PCR detection technology extends our molecular testing solution portfolio and enhances our options to offer sample and assay technology solutions spanning from sample to result.

•

In February 2008, we acquired a business unit from Diagnostic Technology Pty. Ltd., located in Belrose, Australia, which relates to the distribution of products in Australia, New Zealand, Singapore and Malaysia. In May 2008, we established QIAGEN Mexico via the acquisition of certain assets of our former life science distributor Quimica Valaner. In July 2008, we acquired the minority interest of our Brazilian subsidiary, QIAGEN Brasil Biotecnologia Ltda. The establishment of QIAGEN Mexico represents our commitment to expanding our presence in Latin America.

•

In July 2007, we completed the acquisition of Digene Corporation (NASDAQ: DIGE), or Digene, through a tender offer and subsequent merger of Digene with and into a wholly owned subsidiary of ours. Following the completion of the merger, Digene became a wholly owned subsidiary of QIAGEN North American Holdings, Inc. and was subsequently renamed QIAGEN Gaithersburg, Inc. The merger combined our leading portfolio of sample and assay technologies, including a broad panel of molecular diagnostic tests, with Digene’s leadership in Human Papillomavirus, or HPV, targeted molecular diagnostic testing, creating a global leader in molecular diagnostics outside blood screening and viral load monitoring.

•

In July 2007, we completed our acquisition of eGene, Inc. (OTCBB: EGEI), or eGene, an early-stage company located in Irvine, California that has developed and is commercializing a patented sample separation and analysis technology based on capillary electrophoresis.

•

In the fourth quarter of 2006, we completed the acquisition of Genaco Biomedical Products, Inc., located in Huntsville, Alabama. Genaco is an early-stage company applying a proprietary PCR-based multiplexing technology, Tem-PCR, to develop Templex™ molecular diagnostic tests. Multiplexing is a rapidly emerging segment in molecular diagnostics and is also highly synergistic with our portfolio of qPCR-based molecular diagnostic assays which in the segment of infectious disease diagnostics is considered to be the broadest in the world. In the fourth quarter of 2006, we also acquired former distributors PhileKorea Technology Inc., located in Daejeon, Korea, and ATC Health Products Ltd., located in Ankara, Turkey.

•

In the second quarter of 2006, we completed the acquisitions of Gentra Systems, Inc., located in Minneapolis, Minnesota, Singapore-based Research Biolabs Pte. Ltd., and Research Biolabs Sdn Bhd, located in Malaysia. Gentra is a leading developer, manufacturer, and supplier of non-solid phase nucleic acid purification products, providing both consumables and automated platforms. The acquisition expands our position as a leading provider of preanalytical and molecular diagnostics solutions to research and diagnostic customers. The acquisition of Research Biolabs, previously our distributor, expands our direct presence in one of the most dynamic regions of our global business. Research Biolabs currently has sales and marketing teams in Singapore, Malaysia and Indonesia, and will also support market development in Thailand and Vietnam.

•

During the first quarter of 2006, we completed two acquisitions. The first was the acquisition of PG Biotech Co. Ltd., a leading developer, manufacturer, and supplier of polymerase chain reaction (PCR)-based molecular diagnostic kits in China. This acquisition is expected to support our position as a leading provider of molecular diagnostics solutions to original equipment manufacturer, or OEM, partners and customers in the rapidly growing Asian markets. We also acquired certain assets and operations from Diatech s.r.l., Jesi, Italy, which distributes products produced by artus Gesellschaft fur molekularbiologische Diagnostik und Entwicklung mbH, an Italian company that we acquired in 2005.

On a consolidated basis, operating income increased to $83.9 million in the six month period ended June 30, 2009 from $67.0 million in the same period of 2008.

In 2008, on a consolidated basis, operating income increased to $145.7 million compared to $83.1 million in 2007. Our operating income was impacted by growth in consumables and instrument product sales, which experienced growth of 36% and 51% in 2008 as compared to 40% each in 2007, respectively. Our financial results in 2008 and the first half of 2009 include the contributions of our recent acquisitions, as well as the costs related to the acquisitions and integrations, including charges for purchased in-process research and development and costs related to the relocation and closure of certain facilities in North America. Our results also reflect the benefits of our previous restructuring efforts, which have contributed to improved profitability as we continue to manage our operating costs.

In 2007, on a consolidated basis, operating income decreased to $83.1 million, compared to $100.6 million in 2006 primarily due to an in-process research and development charge of $25.9 million.

We manage our business based on the locations of our subsidiaries. Therefore, reportable segments are based on the geographic locations of our subsidiaries. Our reportable segments include our production, manufacturing and sales facilities located throughout the world. In addition, the Corporate segment includes our holding company located in the Netherlands, two subsidiaries located in Germany and one in Australia, which operate only in a corporate support function. The reportable segments derive revenues from our entire product and service offerings. Our Luxembourg subsidiaries, QIAGEN Finance (Luxembourg) S.A., or QIAGEN Finance, and QIAGEN Euro Finance (Luxembourg) S.A., or QIAGEN Euro Finance, which were established as financing vehicles for the issuance of convertible debt, are not consolidated.

The following table sets forth operating income by segment for the six months ended June 30, 2009 and 2008.

Operating Income (Loss) (in thousands)	Six Months Ended June 30, (unaudited)
	2009	2008
Americas	$40,576	$33,059
Germany	42,506	35,880
Switzerland	2,590	(4,481)
Asia	3,237	1,021
All Other	11,287	12,356
Corporate	(10,065)	(10,590)

Subtotal	90,131	67,245
Intersegment Elimination	(6,220)	(196)

Total	$83,911	$67,049

In the six month period ended June 30, 2009, compared to the same period in 2008, operating income by segment primarily reflects an increase in sales partially offset by the impact of foreign currency exchange rates.

The following table sets forth operating income by segment for the years ended December 31, 2008, 2007 and 2006.

Operating Income (Loss) (in thousands)	2008	2007	2006
Americas	$66,962	$14,605	$31,414
Germany	71,786	63,769	53,956
Switzerland	(8,249)	(391)	(1,558)
Asia	905	5,941	8,302
All Other	32,683	21,922	15,594
Corporate	(16,552)	(20,051)	(6,550)

Subtotal	147,535	85,795	101,158
Intersegment Elimination	(1,873)	(2,662)	(557)

Total	$145,662	$83,133	$100,601

In 2008, operating income in the Americas increased compared to the same period in 2007, primarily due to the July 2007 acquisitions which contributed for the entire year in 2008 versus a partial year in 2007. Additionally, the third quarter 2007 includes a charge of $25.9 million for purchased in-process research and development. While sales increased during 2008 as a result of acquisitions and organic growth, expenses in the Americas, including the amortization of acquired intangibles, were also higher following the acquisitions and ongoing integration efforts.

In Germany, operating income was higher in 2008, compared to 2007, primarily due to increased sales, partially offset by an increase in operating expenses.

In Switzerland, the decrease in operating income in 2008, as compared to 2007, was primarily due to an increase in research and development expense, partially offset by an increase in instrumentation sales.

The net decrease in operating income in our Asia segment in 2008 compared to 2007 is primarily due to an increase in operating expense in China, as a result of opening our new China sales office, located in Shanghai.

The increase in operating income in 2008 in our All Other segment is primarily due to the July 2008 acquisition of Corbett.

Six Months Ended June 30, 2009 Compared to June 30, 2008

Net Sales

In the six month period ended June 30, 2009, net sales increased 8% to $461.1 million compared to $425.0 million in the same period of 2008. Our 2009 net sales include the results of operations of Corbett, which was acquired in July 2008. The increase in total sales includes organic growth (11%) and sales from our recently acquired businesses (6%), partially offset by the negative impact of foreign currency exchange rates (9%).

Net sales are attributed to countries based on the location of the subsidiary recording the sale. In the first half of 2009, net sales in Asia increased by 35%, primarily driven by Japan, Hong Kong, China and Singapore, net sales in the Americas increased by 8% and net sales in all other countries increased by 4%, which includes the results of Corbett. The increase in sales in each of these regions was the result of an increase in sales of our instruments products, which represented approximately 13% of total sales, and sample and assay technologies, which represented approximately 87% of total sales. Sales of sample and assay technologies, which include consumables and instrumentation, experienced growth rates of 4% and 66%, respectively, in the first half of 2009, as compared to the same period in 2008. The uncertainties of the current global financial crisis represent a risk for our company, and while we expect continued growth in our consumables and instrumentation businesses, such future growth may be lower than our historical growth and future growth could be adversely effected.

A significant portion of our revenues is denominated in euros and currencies other than the United States dollar. Changes in currency exchange rates can affect net sales, potentially to a significant degree. When calculated by translating the local currency actual results in the current period using the average exchange rates from the previous year’s respective period instead of the current period, net sales were negatively impacted by $36.9 million of currency effects in the six months ended June 30, 2009.

We regularly introduce new products in order to extend the life of our existing product lines as well as to address new market opportunities. Through June 30, 2009, we have launched 39 new products in the area of sample and assay technologies, including a novel PAXgene Blood miRNA kit for use in cancer, biomarker and miRNA research and the QIAamp Circulating Nucleic Acid kit for sample preparation in prenatal or other circulating nucleic acid research. In addition, we launched a number of assay technologies including a next generation CE marked mutation profiling KRAS as well as a BRAF test for use in cancer treatments and a test for epigenetic methylation analysis based on pyrosequencing technology. Further new products included a suite of fast multiplex real-time PCR kits for gene expression analysis and siRNA validation.

Gross Profit

Gross profit for the six month period ended June 30, 2009 was $305.9 million (66% of net sales), as compared to $289.3 million (68% of net sales) for the same period in 2008. The absolute dollar increase in 2009 compared to 2008 is attributable to the increase in net sales. Our sample and assay products have a higher gross margin than our instrumentation products, and fluctuations in the sales levels of these products can result in fluctuations in our gross margin during a quarter when compared to the gross margin of another quarter. The gross margin in the first half of 2009, as compared to the comparable 2008 period, reflects an increase in instrumentation sales as well as an increase in amortization of acquisition-related intangible assets.

Amortization expense related to developed technology and patent and license rights, which have been acquired in a business combination, is included in cost of sales. The amortization expense on acquisition-related intangibles within cost of sales increased to $26.2 million in the first half of 2009, as compared to $22.8 million in the comparable 2008 period. The increase in amortization expense is the result of an increase in intangibles acquired in our recent business combinations, namely Corbett, which was acquired in July 2008.

Research and Development

Research and development expenses increased by 12% to $50.6 million (11% of net sales) in the six month period ended June 30, 2009, compared to $45.2 million (11% of net sales) in the same period of 2008. Our business combinations, along with the acquisition of new technologies, have resulted in an increase in our research and development costs. As we continue to discover, develop and acquire new products and technologies, we will incur additional expense related to research and development facilities, licenses and employees engaged in our research and development efforts. Additionally, our research and development costs are expected to increase as a result of seeking regulatory approvals, including U.S. FDA Pre-Market Approval, or PMA, U.S. FDA 510(k) and EU CE approval of certain assays or instruments. We have a strong commitment to research and development and anticipate that absolute research and development expenses will continue to increase, perhaps significantly.

Sales and Marketing

Sales and marketing expenses increased by 4% to $123.0 million (27% of net sales) in the six month period ended June 30, 2009 from $118.2 million (28% of net sales) in the same period of 2008. Sales and marketing expenses are primarily associated with personnel, commissions, advertising, trade shows, publications, freight and logistics expenses and other promotional expenses. The increase in sales and marketing expenses in the first half of 2009, as compared to the same period of 2008, is primarily due to our acquisition of Corbett in July of 2008. In addition, the sales and marketing expenses include the costs of maintaining separate sales organizations addressing customers in industrial and academic research, applied testing and molecular diagnostics. We anticipate that sales and marketing costs will continue to increase along with new product introductions and continued growth in sales of our products, but we expect sales and marketing costs will remain, for the most part, consistent as a percentage of overall revenue.

General and Administrative, Business Integration, Relocation, Restructuring and Related Costs

During the six month period ended June 30, 2009, we recorded general and administrative, business integration, relocation, restructuring and related costs of $48.4 million, as compared to $58.8 million in the same period of 2008. The decrease in these expenses in the first half of 2009 is primarily the result of lower integration costs in 2009 partially offset by an increase of general and administrative expenses related to our new businesses acquired in 2008, which have expanded our presence primarily in Australia. While we have continued to incur integration costs for businesses acquired in 2008, such costs totaled approximately $4.9 million in the first half of 2009, as compared to $18.1 million in the same period of 2008, which amount included costs related to business acquisitions in 2007 and 2008. Also included in these 2008 costs is $5.3 million for legal costs related to litigation assumed in connection with the acquisitions of Digene and Corbett. As we further integrate the companies acquired in 2007, 2008 and 2009, we expect to continue to incur additional related business integration costs in 2009. We believe that over time the results of the integration activities will result in a decrease in our general and administrative expenses as a percentage of sales.

Acquisition-Related Intangible Amortization

Amortization expense related to developed technology and patent and license rights, which have been acquired in a business combination, is included in cost of sales. Amortization of trademarks, customer base and non-compete agreements, which have been acquired in a business combination, is recorded in operating expense under the caption “acquisition-related intangible amortization.” Amortization expenses of intangible assets not acquired in a business combination are recorded within either cost of sales, research and development or sales and marketing line items based on the use of the asset.

During the six month period ended June 30, 2009, the amortization expense on acquisition-related intangibles within operating expense increased to $7.9 million, compared to $6.5 million in the same period of 2008. The increase in expense is the result of an increase in amortized intangibles acquired in our recent business combinations. We expect that acquisition-related intangible amortization will continue to increase as a result of new acquisitions.

Total Other (Expense) Income

Other expense was $10.3 million in the six month period ended June 30, 2009, as compared to other income of $11.8 million in the same period of 2008. The decrease in expense was mainly due to lower interest expense and interest income along with a $2.7 million loss on the write-off of non-operating assets, partially offset by a $4.7 million gain on foreign currency translation.

For the six month period ended June 30, 2009, interest income decreased to $1.9 million from $5.3 million in the same period in 2008. The decrease in interest income was due to a decrease in the amount of investments along with a decline in interest rates.

Interest expense decreased to $14.7 million in the six month period ended June 30, 2009, compared to $19.6 million in the same period in 2008. Interest costs primarily relate to our long-term debt. The decrease in interest expense is primarily due to a decrease in the interest expense on our term loan as a result of a decreasing LIBOR rate.

Provision for Income Taxes

Our provision for income taxes is based upon the estimated annual effective tax rates. Fluctuations in the distribution of pre-tax income among our operating subsidiaries can lead to fluctuations of the effective tax rate in our consolidated financial statements. Our operating subsidiaries are exposed to effective tax rates ranging from zero up to approximately 42%.

In the six month period ended June 30, 2009, the effective tax rate was 24% compared to the effective tax rate in the six month period ended June 30, 2008 of 21%.

Fiscal Year Ended December 31, 2008 Compared to 2007

Net Sales

In 2008, net sales increased 37% to $893.0 million compared to $649.8 million in 2007. Our 2008 net sales include the results of operations of Corbett, which was acquired in July 2008, as well as Digene and eGene, which were acquired in the third quarter of 2007. The increase in total sales includes organic growth (13%), sales from our recently acquired businesses (22%), and the impact of foreign exchange rates (2%). Net sales are attributed to countries based on the location of the subsidiary recording the sale. In 2008, net sales in Germany increased by 25%, net sales in Asia increased by 25%, primarily driven by Singapore, China, and Korea, net sales in the Americas increased by 46% and net sales in all other countries increased by 38%, which includes the results of Corbett. The increase in sales in each of these regions was the result of an increase in sales of our sample and assay technologies, which represented approximately 88% of total sales, and instrumentation products, which represented approximately 11% of total sales. Sales of sample and assay technologies which include consumables and instrumentation experienced growth rates of 36% and 51%, respectively, in 2008 as compared to 2007.

In 2008, we launched more than 80 new products in the area of sample and assay technologies, including the QIAxcel for fully automated capillary electrophoresis to separate and analyze DNA, RNA and proteins, the QIAsymphony SP, the first system of a novel modular processing platform which can be integrated to automate entire sample and assay technology-related workflows and the EZ1 Advanced, the next generation of our successful EZ1 for the fully automated low throughput sample preparation with prefilled cartridges. In addition, we launched a number of assay technologies including two tests for the applied testing markets to detect bovine viral diarrhea virus, or BVD, in cattle and Taylorella equigenitalis in horses, a series of products for analyzing genetic differences and micro RNA, or miRNA, analysis as well as a CE-marked test for the detection and quantification of Malaria

(P. falciparum, P. vivax, P. ovale and P. malariae), the next generation of multiplex detection of respiratory viral targets (ResPlex II Panel v 2.0) and a molecular diagnostic assay in the EU to type the HLA-B*5701 allele, a genetic variation in the Human Leucocyte Antigen, or HLA, system, causing adverse reactions in AIDS patients.

A significant portion of our revenues is denominated in euros and currencies other than the United States dollar. Changes in exchange rates can affect the growth rate of net sales, potentially to a significant degree. For the year ended December 31, 2008, as compared to the same period in 2007, using the 2007 foreign exchange rates for both periods, net sales would have increased approximately by 35% as compared to the reported increases of 37%.

Gross Profit

Gross profit was $599.7 million, or 67% of net sales, in the year ended December 31, 2008 as compared to $433.5 million, or 67% of net sales, in 2007. The absolute dollar increase in 2008 compared to 2007 is attributable to the increase in net sales. Our sample and assay products have a higher gross margin than our instrumentation products, and fluctuations in the sales levels of these products can result in fluctuations in our gross margin during a quarter when compared to the gross margin of another quarter. During 2008 and 2007, sample and assay product sales represented approximately 88% and 89% of our total sales, respectively. The gross margin in 2008 as compared to 2007 reflects an increase in sample and assay sales at a more favorable margin, offset by an increase in amortization of acquisition-related intangible assets.

Amortization expense related to developed technology and patent and license rights, which have been acquired in a business combination, is included in cost of sales. The amortization expense on acquisition-related intangibles within cost of sales increased to $48.7 million in 2008 as compared to $23.6 million in 2007. The increase in amortization expense is the result of an increase in intangibles acquired in our recent business combinations, namely Corbett and Digene which were acquired in July 2008 and 2007, respectively.

In addition, during 2008 a total of $1.4 million was expensed to acquisition-related cost of sales related to the write-up of acquired inventory to fair market value as a result of the 2008 business combinations. In accordance with purchase accounting rules, acquired inventory was written-up to fair market value and subsequently expensed as the inventory was sold. During 2007, a total of $2.8 million was expensed to acquisition-related cost of sales and included approximately $300,000 of inventory, which was written off as a result of the Digene and eGene acquisitions as well as $2.5 million in cost related to the write-up of acquired inventory to fair market value as a result of the 2007 business combinations.

Research and Development

Research and development expenses increased 50% to $97.3 million (11% of net sales) in 2008 compared to $64.9 million (10% of net sales) in the same period of 2007. Using identical foreign exchange rates for both years, research and development expenses increased approximately 44%. Our 2007 and 2008 acquisitions, along with the acquisition of new technologies, resulted in an increase in our research and development costs.

Sales and Marketing

Sales and marketing expenses increased 38% to $227.4 million (25% of net sales) in 2008 from $164.7 million (25% of net sales) in 2007. Using identical foreign exchange rates for both years, sales and marketing expenses increased 35%. Sales and marketing expenses are primarily associated with personnel, commissions, advertising, trade shows, publications, freight and logistics expenses and other promotional expenses. The increase in sales and marketing expenses in 2008 as compared to 2007 is primarily due to our acquisitions of Corbett and Digene in July of 2008 and 2007, respectively, through which we acquired over 200 sales and marketing personnel. In addition, the sales and marketing expenses include the costs of maintaining separate sales organizations addressing customers in industrial and academic research, applied testing and molecular diagnostics.

General and Administrative, Integration and Other Costs

General and administrative, business integration, restructuring and related costs increased 31% to $113.9 million (13% of net sales) in 2008 from $87.2 million (13% of net sales) in 2007. Using identical foreign exchange rates for both years, these expenses increased approximately 28%. The increase in these expenses in 2008 is partly the result of general and administrative expenses related to our businesses acquired in 2008, which have expanded our presence in Australia, as well as the full year’s expense from our 2007 acquisitions. Further, we continued to incur integration costs for businesses acquired in 2007 as well as for the new businesses acquired in 2008. General and administrative expenses primarily represent the costs required to support our administrative infrastructure. Included in these costs are $8.1 million in 2008 and $7.2 million in 2007 for legal costs related to litigation assumed in connection with the acquisitions of Digene and Corbett.

Acquisition-Related Intangible Amortization

Amortization expense related to developed technology and patent and license rights, which have been acquired in a business combination, is included in cost of sales. Amortization of trademarks, customer base and non-compete agreements, which have been acquired in a business combination, is recorded in operating expense under the caption “acquisition-related intangible amortization.” Amortization expenses of intangible assets not acquired in a business combination are recorded within either cost of sales, research and development or sales and marketing line items based on the use of the asset.

During 2008, the amortization expense on acquisition-related intangibles within operating expense increased to $14.4 million compared to $7.7 million in 2007. The increase in expense is the result of an increase in amortized intangibles acquired in our business combinations.

Purchased In-Process Research and Development

Purchased in-process research and development costs represent the value assigned to research and development projects which were commenced but not yet completed at the date of acquisition, technological feasibility for these projects has not been established and they have no alternative future use in research and development activities or otherwise. In connection with our 2008 acquisition of Corbett, we recorded charges of $985,000 for purchased in-process research and development. In connection with the acquisitions in 2007, we recorded a charge of $25.9 million for purchased in-process research and development which included $900,000 related to eGene and $25.0 million related to Digene. For further information on the purchased in-process research and development, see Note 4 to our consolidated financial statements for the year ended December 31, 2008.

Total Other (Expense) Income

Other expense was $26.4 million in 2008, as compared to other expense of $7.4 million in 2007. This increase in expense was mainly due to higher interest expense, lower interest income and the impairment of a cost-method investment. During the third quarter of 2008, in connection with the acquisition of Corbett, we recorded a $4.0 million impairment of a cost-method investment based on an assessment of the recoverability of the investment amount. Following the acquisition of Corbett, we anticipated a change in our purchasing pattern of the investee’s products, which was expected to negatively impact the forecasted financial condition of the investee. Accordingly, we believed the known impact to the investee’s financial condition, absent other evidence indicating a realizable value of the investment, indicated that the recoverability of the asset through future cash flows was not considered likely enough to support the carrying value.

For the year ended December 31, 2008, interest income decreased to $9.5 million from $19.5 million in 2007. The decrease in interest income was due to a decrease in the amount of investments along with a decline in interest rates.

Interest expense increased to $37.5 million in 2008 compared to $31.5 million in 2007. Interest costs primarily relate to the $500.0 million term loan obtained in July 2007 in connection with the Digene acquisition and our long-term borrowings from QIAGEN Finance and Euro Finance. The increase in interest expense in 2008 as compared to 2007 is primarily due to the interest expense on the term loan obtained in July 2007 which is tied to LIBOR plus a margin.

Provision for Income Taxes

Our provision for income taxes is based upon the estimated annual effective tax rates. Fluctuations in the distribution of pre-tax income among our operating subsidiaries can lead to fluctuations of the effective tax rate in our consolidated financial statements. Our operating subsidiaries are exposed to effective tax rates ranging from zero up to approximately 42%.

In 2008 and 2007, our effective tax rates were 25% and 34%, respectively. The effective tax rates during 2008 and 2007 are impacted as a result of non-recurring acquisition-related charges which were recorded without any related tax benefit. In 2008, an increasing portion of our pre-tax income is attributable to subsidiaries with lower effective tax rates as compared to 2007. In 2008, the German tax rate decreased to 30% as compared to 39% in 2007. Further, the effective tax rates during 2007 are impacted as a result of the $25.9 million purchased in-process research and development charge which was recorded without any related tax benefit.

Fiscal Year Ended December 31, 2007 Compared to 2006

Net Sales

In 2007, net sales increased 40% to $649.8 million compared to $465.8 million in 2006. In 2007 compared to 2006, net sales in Germany increased 19%, net sales in Asia increased 41%, primarily driven by Singapore, China, and Korea, net sales in the Americas increased 53%, primarily due to the acquisition of Digene, and net sales in all other countries increased 35%. The increase in sales in each of these regions was the result of an increase in our consumable and instrumentation products, which both experienced overall growth rates of 40% in 2007 as compared to 2006. The increase in consumable sales includes organic growth (12%), sales from our recently acquired businesses (22%), and the impact of foreign exchange rates (6%). During 2007, sales from our instrumentation products increased primarily due to the launch of our new QIAcube system. Sales of our other offerings, primarily services, which represented 1% of our 2007 net sales, increased 30% in 2007 as compared to 2006.

During 2007, we introduced 72 new products, including innovative sample and assay technologies for research in the areas of epigenetics, gene expression, micro RNA, proteomics, RNAi, applied testing and molecular diagnostics as well as innovative platform solutions such as the QIAcube.

A significant portion of our revenues is denominated in euros and currencies other than the United States dollar. Changes in exchange rates can affect the growth rate of net sales. For the year ended December 31, 2007 as compared to 2006, using the 2006 foreign exchange rates for both periods, net sales would have increased approximately 34% as compared to the reported increase of 40%.

Gross Profit

Gross profit was $433.5 million, or 67% of net sales, in the year ended December 31, 2007 as compared to $318.5 million, or 68% of net sales, in 2006. The absolute dollar increase in 2007 compared to 2006 is attributable to the increase in net sales. The gross margin of 67% in 2007 as compared to the gross margin of 68% in 2006 reflects the impact of an increase in acquisition related costs and instrumentation sales, partially offset by the increase in consumable product sales.

During 2007, a total of $2.8 million was expensed to acquisition-related costs within cost of sales. Included within this amount is approximately $300,000 of inventory which has been written off as a result of the acquisitions as well as $2.5 million related to the write-up of acquired inventory to fair market value as a result of a business combination. In accordance with purchase accounting rules, acquired inventory was recorded at fair market value and subsequently expensed as the inventory was sold.

In connection with our 2006 acquisitions, during the year ended December 31, 2006, we recorded a charge of $2.0 million related to inventory which needed to be replaced with products suitable to the newly acquired technologies.

Further, amortization expense related to developed technology and patent and license rights which have been acquired in a business combination is included in cost of sales. The amortization expense on acquisition related intangibles within cost of sales increased to $23.6 million in 2007 as compared to $6.1 million in 2006. The increase in amortization expense is the result of an increase in intangibles acquired in our recent business combinations.

We experienced increased instrument sales in 2007, including sales of our QIAcube instrument which began shipping in April 2007. During both 2007 and 2006, instrumentation sales represented approximately 10% of our total sales.

Our consumable sales in 2007 represent approximately 90% of our total sales and increased 40% over sales in 2006. In 2007, the gross margin on our consumable products increased primarily as a result of product sales from our recently acquired businesses.

Research and Development

Research and development expenses increased 56% to $64.9 million (10% of net sales) in 2007 compared to $41.6 million (9% of net sales) in 2006. Using identical foreign exchange rates for both years, research and development expenses increased approximately 47%. Our acquisitions of Digene and eGene, along with the acquisition of new technologies, have resulted in an increase in our research and development costs.

Sales and Marketing

Sales and marketing expenses increased 42% to $164.7 million (25% of net sales) in 2007 from $115.9 million (25% of net sales) in 2006. Using identical foreign exchange rates for both years, sales and marketing expenses increased 37%. Sales and marketing expenses are primarily associated with personnel, commissions, advertising, trade shows, publications, freight and logistics expenses and other promotional expenses. The increase in sales and marketing expenses in 2007 as compared to 2006 is primarily due to our third quarter acquisition of Digene through which we acquired an additional 200 sales and marketing personnel. In addition the sales and marketing expenses include the costs of maintaining separate sales organizations addressing customers in industrial and academic research, applied testing and molecular diagnostics.

General and Administrative, Integration and Other Costs

General and administrative, integration and other costs increased 55% to $87.2 million (13% of net sales) in 2007 from $56.1 million (12% of net sales) in 2006. These expenses primarily represent the costs required to support our administrative infrastructure which, except for the period following our restructuring, has continued to expand along with our growth, as well as costs. The increase in general and administrative expenses in 2007 is primarily the result of expenses related to the new subsidiaries in North America acquired during 2007, Digene and eGene, including $7.2 million for legal costs related to assumed litigation as well as costs related to the integration of the new businesses. In 2007 and 2006 we incurred costs related to the restructuring of acquired businesses located in Norway and North America for which a restructuring was not contemplated at the time of acquisition. The restructuring was completed in 2007 at a total cost of approximately $2.0 million, of which approximately $500,000 was recorded in 2007 and $1.5 million in 2006. In 2007, we commenced the restructuring of our Huntsville, Alabama facility. The restructuring was completed during 2008.

Acquisition-Related Intangible Amortization

Amortization expense related to developed technology and patent and license rights which have been acquired in a business combination is included in cost of sales. Amortization of trademarks, customer base and non-compete agreements which have been acquired in a business combination is recorded in operating expense under the caption “acquisition related intangible amortization.” Amortization expenses of intangible assets not acquired in a business combination are recorded within either the cost of sales, research and development or sales and marketing line items based on the use of the asset.

During 2007, the amortization expense on acquisition-related intangibles within operating expense increased to $7.7 million compared to $2.1 million in 2006. The increase in expense is the result of an increase in amortized intangibles acquired in our business combinations.

Purchased In-Process Research and Development

In connection with our acquisitions in 2007, we recorded a charge of $25.9 million for purchased in-process research and development. This amount represents $900,000 related to the acquisition of eGene and $25.0 million related to the acquisition of Digene and represents the value assigned to research and development projects which were commenced but not yet completed at the date of acquisition, technological feasibility for these projects has not been established and they have no alternative future use in research and development activities or otherwise. For further information on the purchased in-process research and development, see Note 4 to our consolidated financial statements for the year ended December 31, 2008.

Total Other (Expense) Income

Other expense was $7.4 million in 2007 compared to other income of $5.5 million in 2006. This increase in expense was mainly due to higher interest expense.

For the year ended December 31, 2007, interest income increased to $19.5 million from $16.4 million in 2006. The increase in interest income was primarily the result of an increase in interest rates. At December 31, 2007, we had $347.3 million in cash and cash equivalents compared to $430.4 million at December 31, 2006. The decrease in cash and cash equivalents is primarily due to the use of cash to acquire eGene and Digene during the third quarter of 2007.

Interest expense increased to $31.5 million in 2007 compared to $11.9 million in 2006. Interest costs relate to the $500.0 million term loan obtained in July 2007 in connection with the Digene acquisition and our long-term borrowings from QIAGEN Finance and Euro Finance. The increase in interest expense in 2007 as compared to 2006 is primarily due to the interest expense on the term loan obtained in July 2007.

In 2007, research and development grant income from European, as well as German, state and federal government grants increased to $1.8 million from $795,000 in 2006. We conduct significant research and development activities in Germany, and expect to continue to apply for such research and development grants in the future.

We recorded a gain from foreign currency transactions of $2.0 million in 2007 as compared to a loss of $660,000 in 2006. The gain or loss from foreign currency transactions reflects net effects from conducting business in different currencies.

In 2007, we recorded a net gain from equity method investees of $1.6 million compared to $1.3 million in 2006. The gain primarily represents our share of profits from our equity investment in PreAnalytiX. During 2007, we entered into a joint venture with BioOne*Capital to establish Dx Assay Pte Ltd, one of the first centers in Singapore for assay development in which molecular diagnostics for infectious and genetic diseases will be developed. Accordingly, we may record losses on equity investments based on our ownership interest in such companies.

Provision for Income Taxes

Our provision for income taxes is based upon the estimated annual effective tax rates. Fluctuations in the distribution of pre-tax income among our operating subsidiaries can lead to fluctuations of the effective tax rate in our consolidated financial statements. Our operating subsidiaries are exposed to effective tax rates ranging from zero up to approximately 42%. During 2007, we adopted Financial Accounting Standards Board, or FASB, Interpretation, or FIN, No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” or FIN 48.

In 2007 and 2006, our effective tax rate was 34%. The effective tax rates during 2007 and 2006 are impacted as a result of non-recurring acquisition related charges which were recorded without any related tax benefit. Further, effective January 1, 2007, the Netherlands corporate tax rate decreased to 25.5% from 29.6%. In addition, our newer subsidiaries in Asia, including Singapore and Korea which joined the consolidated group in the later half of 2006, have lower tax rates of 18% and 27%, respectively. Thus, in 2007, an increasing portion of our pre-tax income is attributable to subsidiaries with lower effective tax rates as compared to 2006. In addition, due to the expiration of the statute of limitations, $2.2 million of tax benefits were recognized during 2007. In 2008, the German tax rate decreased to 30% from 39% which positively impacted our 2008 consolidated effective tax rate.

Liquidity and Capital Resources

To date, we have funded our business primarily through internally generated funds, debt and private and public sales of equity. Our primary use of cash has been to support continuing operations and our investing activities, including capital expenditure requirements and acquisitions. As of June 30, 2009 and December 31, 2008, we had cash and cash equivalents of $390.3 million and $333.3 million, respectively. Cash and cash equivalents are primarily held in U.S. dollars, euros and Australian dollars, other than those cash balances maintained in the local currency of subsidiaries to meet local working capital needs. At June 30, 2009, cash and cash equivalents had increased by $57.0 million from December 31, 2008 primarily due to cash provided by operating activities of $87.4 million and financing activities of $11.9 million, offset by cash used in investing activities of $30.5 million. As of June 30, 2009 and December 31, 2008, we had working capital of $520.8 million and $441.2 million, respectively.

Operating Activities.    For the periods ended June 30, 2009 and 2008, we generated net cash from operating activities of $87.4 million and $53.0 million, respectively. Cash provided by operating activities increased in the first half of 2009 compared to the same period of 2008 primarily due to increases in net income, partially offset by an increase in inventories. The increase in net income is primarily attributable to our sales growth. The increase in inventories in the first half of 2009 primarily reflects our new product introductions along with increases related to safety stock in order to minimize potential backorder situations. Because we rely heavily on cash generated from operating activities to fund our business, a decrease in demand for our products, longer collection cycles or significant technological advances of competitors would have a negative impact on our liquidity.

Investing Activities.    In September 2009, we announced the acquisition of DxS Ltd., a privately-held developer and manufacturer of companion diagnostic products. See also “Operating and Financial Review and Prospects – Overview” and “Use of Proceeds.” Approximately $30.5 million of cash was used in investing activities during the period ended June 30, 2009, compared to $25.6 million for the period ended June 30, 2008. Investing activities during the first half of 2009 consisted principally of cash paid for purchases of property and equipment and intangible assets as well as cash paid for acquisitions. During the first half of 2009, we expanded our direct presence in Asia via the acquisition of our molecular diagnostic distribution business. The purchase price consisted of upfront payments in the amount of approximately $2.4 million. Investing activities during the first half of 2008 consisted principally of purchases of property and equipment, intangibles and cash paid for acquisitions as well as a loan to Dx Assay Pte Ltd, our joint venture in Singapore, partially offset by the sale of marketable securities. Approximately $210.5 million of cash was used in investing activities during 2008. Investing activities during 2008 consisted principally of cash paid for the acquisition of Corbett and the Biosystems Business along with purchases of property and equipment and intangible assets. Approximately $659.7 million of cash was used in investing activities during 2007, compared to $165.5 million during 2006. Investing activities during 2007 consisted principally of cash paid for the acquisitions of Digene and eGene, during the third quarter of 2007 along with purchases of property and equipment, partially offset by proceeds from the sale and purchases of marketable securities. In addition, during 2007 we invested in a joint venture with BioOne*Capital in Singapore to establish Dx Assay Pte Ltd for the development of infectious and genetic disease assays.

In January 2009, we purchased land adjacent to our facility in Hilden, Germany for EUR 2.5 million (approximately $3.2 million) and are in a preliminary stage to further expand the German facilities for research and development and production space. The planning stage will continue through 2010 at an estimated cost of EUR 33.0 million. The first building activities have been initiated in August 2009. In addition, we are planning for expansions at our Germantown, Maryland facility for production and administrative space, construction on which is expected to begin in late 2009 and continue through 2011 at an estimated cost of $29.0 million. We anticipate that we will be able to fund such expansions with cash generated by our operating activities.

In connection with certain acquisitions, we could be required to make additional contingent cash payments totaling up to $38.5 million based on the achievement of certain revenue and operating results milestones as follows: $3.9 million in 2009, $15.2 million in 2010, $3.7 million in 2011, $4.0 million in 2012 and $11.7 million payable in any 12 month period from June 30, 2009 until 2012 if certain criteria are met. If paid, these contingent payments will be accounted for as additional cash paid for acquisitions.

Financing Activities.    Financing activities provided $11.9 million in cash for the six months ended June 30, 2009, compared to $10.4 million used in the six months ended June 30, 2008. Cash provided during the 2009 period was primarily due to the issuance of Common Shares in connection with our equity compensation plans and tax benefits from stock-based compensation, partially offset by capital lease payments.

We had credit lines totaling $165.3 million at variable interest rates, an insignificant amount of which was utilized as of June 30, 2009. We also had capital lease obligations, including interest, in the amount of $31.5 million, and carried $945.0 million of long-term debt as of June 30, 2009, of which $25.0 million was due and repaid in July 2009.

In July 2007, we signed a Syndicated Multi-Currency Term Loan and Revolving Credit Facilities Agreement with Deutsche Bank Aktiengesellschaft, Deutsche Bank Luxembourg S.A., and the lenders named in the syndication agreement. The lenders made available to us an aggregate amount of $750 million in the form of (1) a $500.0 million term loan, (2) a $100.0 million bridge loan, and (3) a $150.0 million revolving credit facility. Under the agreement, the $500.0 million term loan will mature in July 2012 with an amortization schedule that commenced in July 2009. The $150.0 million revolving credit facility will also expire in July 2012. The $100.0 million bridge loan was utilized and repaid within the third quarter of 2007. We used the proceeds of the term loan and the bridge loan to pay the cash component of the Digene acquisition consideration and the fees and expenses of the Digene offer and the merger. The revolving credit facility is available for general corporate purposes. The interest due on the $500.0 million term loan and the $150.0 million currently undrawn revolving credit facility is tied to the LIBOR benchmark and therefore variable. A $200.0 million portion of the $500.0 million term loan has been swapped to a fixed interest rate.

We have notes payable, which are the long-term borrowings of the proceeds from the issuances of $150.0 million senior unsubordinated convertible notes, with a 1.5% coupon due in 2024 through QIAGEN Finance, or the 2004 Notes, and of $300.0 million 3.25% senior convertible notes, or the 2006 Notes, due in 2026 through Euro Finance. QIAGEN Finance and Euro Finance are unconsolidated subsidiaries, which were established for this purpose. At June 30, 2009, $145.0 million and $300.0 million are included in long-term debt for the amount of 2004 Notes and 2006 Notes payable to QIAGEN Finance and Euro Finance, respectively. In connection with the conversion of $5.0 million of the 2004 Notes, we repaid $5.0 million of the debt to QIAGEN Finance. The 2004 Notes have an effective rate of 2.14%, are due in July 2011 and are convertible into our Common Shares at a conversion price of $12.64, subject to adjustment. The 2006 Notes have an effective rate of 3.91%, are due in November 2012 and are convertible into our Common Shares at a conversion price of $20.00, subject to adjustment. We have guaranteed the 2004 and 2006 Notes and have agreements with QIAGEN Finance and Euro Finance to issue shares to the investors in the event of conversion. These subscription rights, along with the related receivable, are recorded at fair value in our equity as paid-in capital. In November 2008, we issued 395,417 Common Shares upon the exercise of a portion of the subscription rights in connection with the conversion of $5.0 million of the 2004 Notes.

The convertible notes issued through QIAGEN Finance in 2004 matures in 2024 and has a conversion price of $12.64. These notes are convertible by holders at any time. We can redeem these notes after the anniversary of the issue date in 2011, provided the price of our Common Shares has reached a certain level. We can also redeem these notes if 80% or more of the notes have been converted or purchased and cancelled. On the anniversary of the issue date in 2011, 2014 and 2019, holders have the right to require us to redeem their notes in whole or in part at par plus accrued and unpaid interest. Upon certain events customary for convertible debt (such as a change in control and certain defaults) an early redemption option or conversion at a downward adjusted conversion price may apply.

The convertible notes issued through Euro Finance issued in 2006 mature in 2026 and have a conversion price of $20.00. These notes are convertible by holders at any time. We can redeem these notes after the anniversary of the issue date in 2013, provided the price of our Common Shares has reached a certain level. We can also redeem these notes if 80% or more of these notes have been converted or purchased and cancelled. On the anniversary of the issue date in 2013, 2017 and 2022, holders have the right to require us to redeem their notes in whole or in part at par plus accrued and unpaid interest. Upon certain events customary for convertible debt (such as a change in control and certain defaults) an early redemption option or conversion at a downward adjusted conversion price may apply.

We expect that cash from financing activities will continue to be impacted by issuances of our Common Shares in connection with our equity compensation plans and that the market performance of our stock will impact the timing and volume of the issuances. Additionally, we may make future acquisitions or investments requiring cash payments or the issuance of additional equity or debt financing.

In our opinion, our working capital from operations, existing cash and cash equivalents is sufficient for our present requirements and to fund our planned operations and expansion for at least the next 12 months.

Foreign Currency

Our functional currency is the U.S. dollar and our subsidiaries’ functional currencies are in most cases the local currencies of the respective countries in which they are headquartered, in accordance with Statement of Financial Accounting Standard, or SFAS, No. 52, “Foreign Currency Translation.” All amounts in the financial statements of entities whose functional currency is not the U.S. dollar are translated into U.S. dollar equivalents at exchange rates as follows: (1) assets and liabilities at period-end rates, (2) income statement accounts at average exchange rates for the period, and (3) components of shareholders’ equity at historical rates. Translation gains or losses are recorded in shareholders’ equity, and transaction gains and losses are reflected in net income. The net gain (loss) on foreign currency transactions in the six month periods ended June 30, 2009 and 2008, was $4.7 million and ($1.4) million, respectively, and is included in total other (expense) income. The net gain (loss) on foreign currency transactions in 2008, 2007 and 2006 was ($230,000), $2.0 million and ($660,000), respectively, and is included in total other (expense) income.

Derivatives and Hedging

In the ordinary course of business, we use derivative instruments, including swaps, forwards and/or options, to manage potential losses from foreign currency exposures and variable rate debt. The principal objective of such derivative instruments is to minimize the risks and/or costs associated with global financial and operating activities. We do not utilize derivative or other financial instruments for trading or other speculative purposes. We account for derivative instruments in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” and related guidance, which require that an entity recognize all derivatives as either assets or liabilities in the balance sheet, measure those instruments at fair value and recognize the change in fair value in earnings in the period of change, unless the derivative qualifies as an effective hedge that offsets certain exposures. In determining fair value, we consider both the counterparty credit risk and our own creditworthiness. To determine our own credit risk, we estimated our own credit rating by benchmarking the price of our outstanding debt to publicly-available comparable data from rated companies. Using the estimated rating, we quantified our credit risk by reference to publicly-traded debt with a corresponding rating.

Foreign Currency Derivatives.    As a globally active enterprise, we are subject to risks associated with fluctuations in foreign currencies in our ordinary operations. This includes foreign currency-denominated receivables, payables, debt, and other balance sheet positions. We manage our balance sheet exposure on a group-wide basis primarily using foreign exchange forward contracts and cross-currency swaps.

Interest Rate Derivatives.    We use interest rate derivative contracts on certain borrowing transactions to hedge fluctuating interest rates. We have entered into interest rate swaps in which we agree to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated by reference to an agreed-upon notional principal amount.

We make use of economic hedges, i.e. derivatives that do not have a formally designated hedging relationship as well as SFAS 133-qualifying accounting hedges. All derivatives that qualify for hedge accounting in accordance with SFAS 133 are cash-flow hedges.

Off-Balance Sheet Arrangements

Other than our arrangements with QIAGEN Finance and Euro Finance as discussed above, we did not use special purpose entities and do not have off-balance-sheet financing arrangements as of and during the six months ended June 30, 2009 and the year ended December 31, 2008.

Contractual Obligations

As of December 31, 2008, our future contractual cash obligations are as follows:

Contractual obligations (in thousands)	Total	2009	2010	2011	2012	2013	Thereafter
Long-term debt	$945,000	$25,000	$50,000	$220,000	$650,000	$—	$—
Capital lease obligations	42,363	4,971	4,964	5,000	4,989	5,055	17,384
Operating leases	21,988	8,399	6,660	4,301	2,025	554	49
Purchase obligations	33,291	25,617	5,968	189	181	181	1,155
License and royalty payments	8,752	4,670	1,212	742	642	670	816

Total contractual cash obligations	$1,051,394	$68,657	$68,804	$230,232	$657,837	$6,460	$19,404

There are no material changes through June 30, 2009 from the contractual obligations in the table above.

In addition to the above and pursuant to purchase agreements for several of our recent acquisitions, we could be required to make additional contingent cash payments totaling up to $38.5 million as of June 30, 2009 based on revenue and other milestones in 2009 and beyond.

Liabilities associated with uncertain tax positions, including interest, are estimated at $8.8 million as of December 31, 2008 and are not included in the table above as we cannot reasonably estimate when, if ever, an amount would be paid to a government agency. Ultimate settlement of these liabilities is dependent on factors outside of our control, such as examinations by each agency and expiration of statutes of limitation for assessment of additional taxes.

Critical Accounting Policies, Judgments and Estimates

The preparation of our financial statements in accordance with accounting principles generally accepted in the United States requires management to make assumptions that affect the reported amounts of assets, liabilities and disclosure of contingencies as of the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Critical accounting policies are those that require the most complex or subjective judgments often as a result of the need to make estimates about the effects of matters that are inherently uncertain. Thus, to the extent that actual events differ from management’s estimates and assumptions, there could be a material impact on the financial statements. In applying our critical accounting policies, at times we used accounting estimates that either required us to make assumptions about matters that were highly uncertain at the time the estimate was made or were reasonably likely to change from period to period, having a material impact on the presentation of our results of operations, financial position or cash flows. Our critical accounting policies are those related to revenue recognition, investments, goodwill and other intangible assets, share-based compensation, income taxes and purchase price allocation.

Revenue Recognition

We recognize revenue in accordance with SEC Staff Accounting Bulletin “Revenue Recognition in Financial Statements,” or SAB 104. SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) could require management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectability of those fees. Should changes in conditions cause management to determine that these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected.

Investments

We have equity investments accounted for under the cost method. We periodically review the carrying value of these investments for permanent impairment, considering factors such as the most recent stock transactions, book values from the most recent financial statements, and forecasts and expectations of the investee. Estimating the fair value of these non-marketable equity investments in life science companies is inherently subjective, and if actual events differ from management’s assumptions, it could require a write-down of the investment that could materially impact our financial position and results of operations.

In addition, generally accepted accounting principles require different methods of accounting for an investment depending on the level of control that we exert. Assessing the level of control involves subjective judgments. If management’s assumptions with respect to control differ in future periods and we therefore have to account for these investments under a method other than the cost method, it could have a material impact to our financial statements.

Goodwill and Other Intangible Assets

We account for acquisitions under the purchase method of accounting, typically resulting in goodwill. SFAS No. 142, “Goodwill and Other Intangible Assets,” or SFAS No. 142, requires us to assess goodwill for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment. The statement requires estimates of the fair value of our reporting units. If we determine that the fair values are less than the carrying amount of goodwill recorded, we must recognize an impairment in our financial statements. Due to the numerous variables associated with our judgments and assumptions relating to the valuation of the reporting units and the effects of changes in circumstances affecting these valuations, both the precision and reliability of the resulting estimates are subject to uncertainty, and as additional information becomes known, we may change our estimate.

At December 31, 2008, goodwill and intangible assets totaled $1.2 billion and $640.3 million, respectively, and were included in the following segments:

Goodwill and intangible assets (in thousands)

Region	Goodwill	Intangibles
North America	$954,218	$485,737
Germany	67,715	85,154
Switzerland	9,774	10,873
Asia	15,694	9,855
All others	104,704	46,301
Corporate	—	2,389

Total	$1,152,105	$640,309

In the fourth quarter of 2008, we performed our annual impairment assessment of goodwill (using data as of October 1, 2008) in accordance with the provisions of SFAS No. 142. In testing for potential impairment, we measured the estimated fair value of our reporting units based upon discounted future operating cash flows using a discount rate reflecting our estimated average cost of funds. Differences in assumptions used in projecting future operating cash flows and cost of funds could have a significant impact on the determination of impairment amounts. In estimating future cash flows, we used our internal budgets. Our budgets were based on recent sales data for existing products, planned timing of new product launches or capital projects, and customer commitments related to new and existing products. These budgets also included assumptions of future production volumes and pricing. We concluded that no impairment existed. Even if our estimates of projected future cash flows were too high by 10%, there would be no impact on the reported value of goodwill at December 31, 2008.

Due to the numerous variables associated with our judgments and assumptions relating to the valuation of the reporting units and the effects of changes in circumstances affecting these valuations, both the precision and reliability of the resulting estimates are subject to uncertainty, and as additional information becomes known, we may change our estimates.

Share-Based Compensation

Our stock plan, the QIAGEN N.V. Amended and Restated 2005 Stock Plan, or the Stock Plan, allows for the granting of stock rights, incentive stock options, as well as for non-qualified options, stock grants and stock based awards. Effective January 1, 2006, we adopted the provisions of FASB Statement No. 123 (revised 2004), “Share-Based Payment,” or SFAS No. 123(R), and SEC Staff Accounting Bulletin No. 107, “Share-Based Payment,” or SAB 107, using the modified prospective transition method. Under the modified prospective transition method, compensation cost recognized in 2006 includes compensation cost for all equity-based payments granted prior to but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and compensation cost for all equity-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R).

We use the Black-Scholes-Merton valuation model for estimating the fair value of our stock option grants. Option valuation models, including Black-Scholes-Merton, require the input of highly subjective assumptions, including the risk-free rate of interest, expected dividend yield, expected volatility, and the expected life of the award. Changes in the assumptions used can materially affect the grant date fair value of an award.

Income Taxes

The calculation of our tax provision is complex due to the international operations and multiple taxing jurisdictions in which we operate. We have significant deferred tax assets due to net operating losses, or NOL. The utilization of NOLs is not assured and is dependent on generating sufficient taxable income in the future. Although management believes it is more likely than not that we will generate sufficient taxable income to utilize all NOL carryforwards, evaluating the NOLs related to our newer subsidiaries requires us to make estimates that we believe are reasonable, but may also be highly uncertain given that we do not have direct experience with such subsidiaries or their products and thus the estimates also may be subject to significant changes from period to period as we gain that experience. To the extent that our estimates of future taxable income are insufficient to utilize all available NOLs, a valuation allowance will be recorded in the provision for income taxes in the period the determination is made, and the deferred tax assets will be reduced by this amount, which could be material. In the event that actual circumstances differ from management’s estimates, or to the extent that these estimates are adjusted in the future, any changes to the valuation allowance could materially impact our financial position and results of operations.

Purchase Price Allocation

The purchase price allocation for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired, including in-process research and development, and liabilities assumed based on their respective fair values. Additionally, we must determine whether an acquired entity is considered to be a business or a set of net assets, because a portion of the purchase price can only be allocated to goodwill in a business combination.

We have made several acquisitions in recent years. The purchase prices for the acquisitions were allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition dates. We engaged an independent third-party valuation firm to assist us in determining the estimated fair values of in-process research and development and identifiable intangible assets. Such a valuation requires significant estimates and assumptions, including but not limited to, determining the timing and estimated costs to complete the in-process projects, projecting regulatory approvals, estimating future cash flows, and developing appropriate discount rates. We believe the estimated fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions. However, the fair value estimates for the purchase price allocations may change during the allowable allocation period, which is up to one year from the acquisition dates, if additional information becomes available.

The above listing is not intended to be a comprehensive list of all our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles in the United States, with limited or no need for management’s judgment. There are also areas in which management’s judgment in selecting available alternatives may or may not produce a materially different result.

Forecast of Adjusted Diluted Earnings Per Share

The information provided in this section is included in the offering materials used in connection with our concurrent international offering to certain investors outside the United States pursuant to the requirements of the European Union’s Commission Regulation (EC) 809/2004, and accordingly, we are including this information in this prospectus supplement in connection with our public offering in the United States. The forecasts described in this section are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to the discussion below, please see the section entitled “Risk Factors” for a discussion of other important factors that could cause actual results to differ materially from those in the forward-looking statements.

Forecast of the Adjusted Diluted Earnings Per Share for the Quarter Ending September 30, 2009 and the 2009 Fiscal Year of QIAGEN N.V. on a Consolidated Basis

As of September 21, 2009, QIAGEN N.V.’s forecast for adjusted diluted earnings per share for the quarter ending September 30, 2009 and fiscal year 2009, excluding business integration costs, acquisition-related and restructuring costs, purchased intangibles amortization, share-based compensation costs and acquisition-related impairment losses and excluding the issuance of shares resulting from any capital increase not completed as of September 21, 2009, was between $0.23 to $0.24 for such quarter and $0.90 to $0.94 for such fiscal year. This forecast reflects the acquisition of DxS Ltd.

The forecast set forth above, as well as the assumptions regarding the adjustments noted below, are forward-looking statements and are an estimate as to our possible future results of operations that has been prepared based on what our management believes were reasonable assumptions, estimates and judgments at the time such forecast was prepared. The forecast is necessarily based on a number of assumptions as to future events that are inherently uncertain and subjective. The forecast, the assumptions regarding the adjustments and related assumptions should not be interpreted as predicting actual results, and given the inherently unpredictable nature of many of the assumptions and estimates underlying the forecast, actual results may differ materially from the forecast. This forecast and these assumptions and estimates, as well as all of the elements taken into consideration to determine this forecast, may not occur, and they are subject to change or modification due to the uncertainty associated with the economic, financial and competitive environment in which we operate and to the risks and uncertainties to which we and our business are subject, all of which may have an impact on our business activities, financial position, results of operations, and outlook, and on the realization of our outlook, our forecast of the adjusted diluted earnings per share, and the forward-looking information described above.

Main Assumptions Made in Connection with the Forecast

We are providing this forecast based on financial measures derived from U.S. GAAP results in accordance with the same accounting policies we used for the preparation of historical U.S. GAAP consolidated financial statements as of December 31, 2008, but which have been adjusted for certain effects. We refer to these measures as adjusted results and non-GAAP figures.

We believe certain items should be excluded from adjusted results when they are outside of its ongoing core operations, vary significantly from period to period, or affect the comparability of results with our competitors and our own prior periods. While, as noted above, there can be no assurance that actual operating results will not differ, we believe that the forecast is indicative of the currently expected range of profit for the quarter ending September 30, 2009 and the fiscal year 2009, respectively.

The adjusted results exclude assumed business integration costs and acquisition-related and restructuring costs (range of $2-$4 million for the quarter, $10-$13 million for the year), assumed purchased intangibles amortization (approximately $17 million for the quarter, range of $69-$70 million for the year), assumed share-based compensation costs (range of $2-$3 million for the quarter, $9-$10 million for the year), and assumed acquisition-related impairment losses (range of $5-$6 million for the quarter, approximately $8 million for the year), and also excludes the issuance of shares resulting from any capital increase not completed as of September 21, 2009. These adjustments are tax effected based on assumed income tax rates of 30% to 33% for the third quarter and 32% to 34% for the year to derive a net income and earnings per share amount. Taking into consideration these adjustments the above-stated forecast reconciles to $0.13 to $0.16 diluted earnings per share for the quarter ending September 30, 2009, and $0.56 to $0.63 diluted earnings per share for the fiscal year 2009, each on a U.S. GAAP basis.

The per share forecast is based on the assumption of a certain number of dilutive shares. This share number may vary based on the development of our share price, grants, exercises and forfeitures under our equity compensation plan, conversion of the convertible bonds issued by our subsidiaries in Luxembourg, and the result of any capital increase not completed as of September 21, 2009, including any potential exercise by underwriters of any related over-allotment option. This forecast as of September 21, 2009 assumed that we would have had outstanding 207 million dilutive Common Shares at September 30, 2009 and at the end of 2009.

This forecast is based on assumptions of various factors, many of which QIAGEN can not influence or can only influence in part, including:

Assumed Factors QIAGEN Can Not Influence:

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the forecast was prepared using exchange rates of the functional currencies of our subsidiaries for the USD as of January 31, 2009 such as $ 1.2804 for EUR 1.00, $ 0.8612 for CHF 1.00 and $ 1.4413 for GBP 1.00;

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industry trends observed until September 21, 2009 will continue through the rest of the third quarter and the rest of 2009 without any significant improvement or deterioration; this is particularly significant with respect to geographical distribution of revenues, customer order patterns such as cumulated ordering at the end of the year, stable competitive environments in the markets where we are doing business and stable market prices;

•	the absence of any significant fluctuations in market interest rates;

•	the financial crisis will not impact our customers, and in particular will not negatively impact public spending or result in material losses from bad debt; and

•	the absence of any legislative, regulatory or tax changes;

Assumed Factors QIAGEN Can Only Partially Influence:

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revenue growth will continue to be driven by organic growth, including new product introductions, and recently acquired businesses; the forecast assumes that revenue growth will continue to be in line with the growth we have experienced in the first six months of this year and the previous year;

•	income will be based on a product mix and geographical distribution of revenues following the trends observed in the prior year and the first six months of this year;

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our policy of optimizing operating costs and structural costs will continue to be in effect and will be effective in the third quarter and the rest of 2009, such that the increase in our operating expenses will be below any increase in our revenues;

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the integration of our most recent acquisition of DxS Ltd. will be in line with our business plan according to which the acquisition will not have a material impact on our adjusted diluted earnings per share for the third quarter and for fiscal year 2009 and we will not face any unexpected integration costs with respect to our prior acquisitions; and

•	the absence of any adverse outcomes in our litigation and no new significant adverse claims or litigation.

Assumptions that we may influence include the assumption that the business structure remains unchanged from the date of this forecast to the end of the third quarter and the end of 2009, in particular that no further acquisitions will be made and no further divestments will occur. For the avoidance of doubt, the acquisition of DxS Ltd. is included into the forecast. In recent years, we have made a number of strategic acquisitions and disposals expanding and focusing our technology and product offering and we plan to continue to do so. If we were to engage in any such transactions, the forecast provided here would necessarily be inapplicable and accordingly, should not be relied upon in such circumstances.

BUSINESS

History

We began operations as a German company in 1986. On April 29, 1996, we were incorporated as QIAGEN N.V., a public limited liability company (naamloze vennnootschap) under Dutch law as a holding company. Our legal seat is in Venlo, the Netherlands. Our principal executive office is located at Spoorstraat 50, 5911 KJ Venlo, the Netherlands, and our telephone number is +31-77-320-8400. Our agent for service in the United States exclusively for actions brought by the United States Securities and Exchange Commission pursuant to the requirements of the United States federal securities laws, is Roland Sackers, QIAGEN North American Holdings, located at 19300 Germantown Road, Germantown, Maryland, 20874. As a holding company, we conduct our business through our subsidiaries located throughout the world, including subsidiaries in Europe, Japan, Australia, North America and East Asia. Further information about QIAGEN can be found at www.qiagen.com. Neither the content of our website nor the content of any website accessible from hyperlinks on our website is incorporated into, or forms part of, this prospectus supplement or the accompanying prospectus.

Since 1986, we have developed and marketed a broad range of proprietary products for the molecular diagnostics, academic and pharmaceutical research and development and applied testing markets. Our objective is to expand our leadership position in all markets we serve. We have experienced significant growth in the past, with a five-year compound annual growth through December 31, 2008 of approximately 21% in net sales and 16% in net income, as reported under U.S. GAAP. We have funded our growth through internally generated funds, debt, and private and public sales of equity securities.

Recent Events

In recent years, we have made a number of strategic acquisitions and disposals expanding and focusing our technology and product offerings. Significant events in the development of our business in 2008 and 2009 include:

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In September 2009, we announced the acquisition of DxS Ltd., a privately-held developer and manufacturer of companion diagnostic products headquartered in Manchester, United Kingdom for an upfront purchase price of $95 million and potential additional earnout payments amounting to a maximum of $35 million. DxS Ltd. is one of the pioneers in development and marketing of companion diagnostics, which seek to enable physicians in oncology to predict patients’ responses to certain treatments in order to make cancer therapies more effective. DxS Ltd. brings to QIAGEN a portfolio of molecular diagnostic assays and related intellectual property as well as a deep pipeline of already signed or planned companion diagnostic partnerships in oncology with leading pharmaceutical companies. With the acquisition, we believe that we can take a leading position in personalized healthcare and strengthen our overall strategic position in molecular diagnostics.

•	In August 2009, we acquired Explera s.r.l., a leading supplier in molecular diagnostics and personalized medicine in Italy.

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On March 1, 2009, we acquired a molecular diagnostics distribution business in China and Hong Kong for a purchase price of $2.4 million and potential additional milestone payments amounting to a maximum of $0.2 million.

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We acquired all assets related to the Biosystems Business from Biotage AB, a publicly listed developer, manufacturer and distributor of products for genetic analysis and medicinal chemistry headquartered in Uppsala, Sweden. This business division contains Pyrosequencing systems for genetic analysis, PyroMark products for methylation, sequence and mutation analysis and Pyro Gold reagents. All products are focused on faster and more accurate genetic analysis for clinical research. We acquired all assets related to the Biosystems Business including the remaining minority interest in the outstanding stock of Corbett.

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We acquired a majority interest in Corbett Life Science Pty. Ltd., or Corbett, a privately-held developer, manufacturer, and distributor of life sciences instrumentation headquartered in Sydney, Australia. Corbett is best known for having developed the world’s first rotary real-time PCR cycler system—the Rotor-Gene™—a system used to detect real-time polymerase chain reaction (PCR) reactions which make specific sequences of DNA and RNA targets visible through amplification and quantifiable through real-time measurement of such amplification. The addition of this proprietary PCR detection technology extends our molecular testing solution portfolio and enhances our options to offer sample and assay technology solutions spanning from sample to result.

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We established QIAGEN Mexico via the acquisition of certain assets of our former life science distributor Quimica Valaner. In July 2008, we acquired the minority interest in our Brazilian subsidiary QIAGEN Brasil Biotecnologia Ltda. The establishment of QIAGEN Mexico, as well as the acquisition of the minority interest in our Brazilian subsidiary, represents our commitment to expanding our presence in Latin America.

•	We acquired a business unit from Diagnostic Technology Pty. Ltd., located in Belrose, Australia, which relates to the distribution of products in Australia, New Zealand, Singapore and Malaysia.

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We launched the QIAxcel, an innovative automated system that will replace tedious and time-consuming methods of nucleic acid separation in low- to high-throughput laboratories. QIAxcel, which is designed to take the place of traditional slab-gel analysis, is characterized by an unprecedented sensitivity.

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We introduced the QIAsymphony SP, the first system of a novel modular processing platform, which can be integrated to automate entire workflows—from sample to result. The QIAsymphony offers the highest flexibility, convenience and safety for a broad range of sample and assay applications.

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We were awarded an exclusive contract by the Singapore Ministry of Health to supply sample preparation solutions and molecular tests for the specific detection of Influenza H5N1 viruses (avian flu virus). The contract with the Singapore Ministry of Health is our latest supply agreement with public and private institutions engaged in H5N1 surveillance. More than 80 institutes worldwide involved in the surveillance of avian flu infection use procedures and reagents developed and offered by us.

Key Strengths

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Market Leader:    We believe we are the worldwide market leader in sample and assay technologies. Our products are considered benchmark standards in sample and assay technologies used in molecular diagnostics, applied testing, and academic and pharmaceutical research and development.

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Technology Leadership and Innovation Track Record:    We have a strong record of continual innovation, introducing many new products annually that extend our existing product portfolio and target unmet needs with new technologies.

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Broad Product Portfolio:    We offer a focused, complete and technology-leading portfolio with more than 500 consumable products and automated solutions. These products are based on technologies which leverage more than 1,000 patents and licenses.

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Strong Growth Prospects:    We believe we are well-positioned for growth in the rapidly expanding molecular diagnostic market. Our portfolio includes more than 120 diagnostic assays, including the first FDA approved assay for HPV screening. We believe we are a leading provider in molecular diagnostics worldwide (based on our market surveys and financial statement reviews).

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Creating Growth Synergies between our Instrumentation and our Consumables:    We have developed a portfolio of instruments with unique features such as the QIAcube and the QIAsymphony that are designed for use with our consumables. The instruments allow the automation of the entire workflow from sample to result and can be used across different market segments. While instruments themselves have an attractive margin, they also drive further high-margin consumables growth.

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Global Presence, Including in Emerging Geographic Markets:    We market our products in more than 40 countries through direct subsidiaries and a sales force of approximately 1,200 people. While the majority of our current sales are in the United States and Western Europe, we also have established exclusive contracts and joint ventures with individual government agencies as well as local companies to benefit from the projected growth in countries such as China and Brazil.

Our Business

We believe we are the world’s leading provider of innovative sample and assay technologies and products. Our products are considered benchmark standards in sample and assay technologies used in molecular diagnostics, applied testing, and academic and pharmaceutical research and development. Our products standardize workflows and enable customers to reliably and rapidly process samples from collection through purification and analysis of the target molecules.

We have a broad global reach with direct subsidiaries and sales forces in more than 40 countries throughout the world. The geographic span of our marketing and sales encompasses not only the traditional major markets for sample and assay technologies in the United States and Europe but also newer, emerging markets in Asia and South America. We have established a network of highly experienced and expert marketing personnel and a dedicated field sales force of approximately 1,200 people who sell our products and provide direct support to customers.

We offer more than 500 consumable products and automated solutions. We sell these products to clinical diagnostics laboratories; customers in applied testing markets, such as forensics, animal or food testing, and pharmaceutical process control; academic research centers; and pharmaceutical and biotechnology companies. These products enable our customers to efficiently pursue their research and commercial goals that require the analysis of nucleic acids. In the fast-growing market for molecular diagnostics, we believe that our menu of more than 120 molecular diagnostic tests is among the broadest in the entire industry (based on our market reviews), including numerous certified tests (over 40 are CE-marked) that fulfill regulatory requirements and can be run on automated platforms including the first FDA approved assay for HPV screening (the digene HPV test).

In order to drive growth we continually enhance our product offerings through both internal innovations as well as adding new, externally developed technologies to our leading suite of solutions. By focusing our resources on our core expertise, sample and assay technologies, and due to the size of the markets for products that utilize this core expertise, we can invest more in research and development on one core application area than we believe is typical in our industry. Our research and development programs employ approximately 600 scientists and specialized technicians who work in five centers of excellence on three continents, continually developing new products to meet the needs of our customers. Our product development efforts are focused on expanding the features and applications of our existing products and developing innovative new products in selected areas where we have expertise and have identified substantial unmet market needs. We intend to maintain our technology leadership position through investments in our strong pipeline of new products to build upon our existing platforms and technologies.

We believe we are well-positioned for continued growth based on our focused and technology-leading product portfolio in high growth markets, our internal research and development productivity,

and our expertise in identifying opportunities to augment our offerings with externally developed innovations. Our internal research and development productivity is exemplified by the more than 80 products we launched during 2008, which generated approximately 5% sales growth in 2008. With respect to the acquisition and in-licensing of complementary products and technologies, we have a track record of successfully integrating external innovations. For example, we acquired Digene Corporation, or Digene, in 2007, providing us with the leading franchise in the fast-growing HPV testing market. We expect to continue to acquire companies which match our strategic objectives and contribute to our growth over time.

Our Products

We offer more than 500 consumable products and automated solutions. We sell these products to molecular diagnostics, academic and pharmaceutical research and development and applied testing markets, such as forensics, animal or food testing, and pharmaceutical process control. These products enable our customers to efficiently pursue their research and commercial goals that require the analysis of nucleic acids.

The main categories of our products include:

Consumables

Our consumable products include our sample and assay technologies. We offer most of our sample and assay consumable products, which account for about 90% of our business, in kit form to maximize customer convenience and reduce user error. These kits contain all necessary reagents and buffers, and a technical handbook that includes a detailed protocol and background information. Each kit is sufficient to support a number of applications varying from one to one thousand depending on the kit. Each kit is covered by our quality guarantee. Sample technologies are used to collect, stabilize, isolate and purify DNA, RNA and proteins from all biological samples such as blood or tissue. Major applications for our sample technology are plasmid, DNA purification; RNA purification and stabilization; genomic and viral nucleic acid purification; nucleic acid transfection; DNA cleanup after PCR and sequencing; DNA cloning and protein purification.

Assay technologies such as our amplification consumables or molecular diagnostic assays are used to make such isolated biomolecules visible. In 2005, we began offering validated PCR assays which allow PCR-based detection of viral, bacterial and parasite, human and animal pathogens as well as pharmacogenomic genotyping. In 2007, we acquired Digene and began offering the HC2 HPV Test, a signal amplified test for the HPV for use in cervical cancer screening programs. The majority of our assays is validated with either manual QIAamp sample preparation or automated MagAttract sample preparation from us and CE-labeled according to the European Union Directive 98/79/EC on in vitro diagnostic medical devices, or EU-IvD-D.

Instrumentation

Our instrument systems automate the above mentioned consumables. These systems offer walk-away automation of sample and assay technologies in low, medium or high throughput scale, as well as reaction set-up and other laboratory tasks. We also sell instruments to our original equipment manufacturer, or OEM, partners.

In 2007, we launched the QIAcube, a novel sample processing platform incorporating novel and proprietary technologies which allow users in research in life sciences, applied testing and molecular diagnostics to fully automate the processing of almost all our consumable products. The QIAcube received the distinguished New Product Award, or NPA, Designation of the Association for Laboratory Automation, or ALA, in February, 2007. The QIAsymphony, which was introduced in January 2008, received the ALA NPA in 2008.

Also in early 2008, we released our QIAxcel, an innovative automated system that replaces tedious and time-consuming methods of nucleic acid separation in low- to high-throughput laboratories. QIAxcel, which is designed to take the place of traditional slab-gel analysis, is characterized by an unprecedented sensitivity and time to results. In 2008, we acquired Corbett, who is best known for having developed the world’s first rotary realtime polymerase chain reaction (PCR) cycler system—the Rotor-GeneTM—a system used to detect real-time PCR reactions which make specific sequences of DNA and RNA targets visible through amplification and quantifiable through real-time measurement of such amplification. The addition of this proprietary PCR detection technology extends our molecular testing solution portfolio and enhances our options to offer sample and assay technology solutions spanning from sample to result.

Also in 2008, we acquired the assets related to the Biosystems Business of Biotage AB, best known for having pioneered Pyrosequencing®, which has become a fundamental technology in next-generation sequencing. Pyrosequencing is a patented assay technology that in special formats can achieve significantly longer runs and can be employed in a massively parallel design to address the needs for applications such as high volume data generation in whole genome sequencing applications. In its widely used standard format this technology provides the opportunity to read DNA-sequences up to 100 base pairs in real time and at a price per read in the single dollar range.

Other

A very small part of our business revenues comes from custom services, such as whole genome amplification services, DNA sequencing, and non-cGMP DNA production on a contract basis. We also sell and/or out-license technology.

Research and Development

By focusing our resources on our core expertise “Sample & Assay Technologies” and due to the size of the markets for products that utilize this core expertise, we can invest more in research and development on one core application area than we believe is typical in our industry. Nearly 600 employees in research and development, who work in five centers of excellence on three different continents, constantly develop new applications that meet the needs of our customers. Our investment in research and development accounts for more than 10% of our sales. Our total research and development expenses in 2008, 2007 and 2006 were approximately $97.3 million, $64.9 million, and $41.6 million, respectively. We have fast, proven innovation cycles, with new products launched generating approximately 5% sales growth in 2008. Our comprehensive intellectual property portfolio spans over 700 granted patents and almost 800 pending applications.

Our product development efforts are focused on expanding our existing products and developing innovative new products in selected areas where we have expertise and have identified substantial unmet market needs. We intend to maintain our technology leadership position through investments in product improvements, product extensions, and innovative new approaches. We believe that improvements in instrumentation will strengthen our leadership position in the automation of sample and assay technology applications and generate an increased demand for our consumable products.

Sales and Marketing

We market our products in more than 40 countries throughout the world. We have established subsidiaries in the markets that we believe have the greatest sales potential—including but not limited to the Americas, Germany, the United Kingdom, Switzerland, France, Japan, Australia, Canada, Italy, and throughout Asia. We have established a network of highly experienced marketing personnel and employ a dedicated field sales force of approximately 1,200 people, who sell our products and provide direct support to customers. A significant number of our marketing and sales staff are experienced scientists with academic degrees in molecular biology or related areas. We also have specialized independent distributors and importers.

Our marketing strategy is focused on providing high-quality products that offer customers unique advantages, coupled with a commitment to technical excellence and customer service. We have developed a range of marketing tools designed to provide customers with direct access to technical support and to inform them of new product offerings, as well as to enhance our reputation for technical excellence, high-quality products, and commitment to customer service. One such tool is our technical service hotline, which allows existing or potential customers to discuss, via phone and e-mail, a wide range of technical questions regarding our products and related molecular biology procedures with Ph.D. and M.Sc. scientists in our technical service group, who provide advice and training. Frequent communication with customers enables us to identify market needs, to gain early insight into new developments and business opportunities, and to respond with new products.

To educate clinicians and to provide for physician-directed marketing of our products, we have sales representatives dedicated to educating physicians, nurses and other healthcare professionals about the benefits of HPV testing using hybrid capture 2, or HC2, technology. Additionally, we have implemented direct-to-consumer advertising campaigns designed to educate women about the link between HPV and cervical cancer and the availability of our HC2 HPV Test.

We also distribute several publications, including our annual catalog, to existing and potential customers worldwide, providing new product information, product updates, and articles contributed by customers and by our scientists about existing and new applications for our products. In addition, we advertise in leading scientific journals such as Science, and hold numerous scientific seminars, in which our scientists present technical information at leading academic and industrial research institutes worldwide. We conduct direct mail campaigns to announce new products or offer special sales promotions and offer various personalized electronic newsletters for our worldwide customers that provide helpful information for molecular biology applications. Our website (www.qiagen.com) contains a full on-line product catalog and ordering system, as well as support tools, scientific design tools and other resources. Some information is available on our website in French, German and Korean to support these local markets. In addition, we have full Japanese and Chinese language versions of our site. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement.

In addition to keeping our customers informed of new product offerings, we also offer an inventory consignment program. The QIAcabinet is a storage cabinet owned by us and placed in customer laboratories at their request. The QIAcabinet is stocked with our products, offering customers the convenience of immediate access, thereby reducing product reorder procedures and shipping costs. We monitor cabinet inventory and bill the customers at regular intervals as the products are used. We believe that our QIAcabinet helps us maintain our competitive position while also reducing distribution costs and increasing our visibility in the laboratory.

Principal Markets

From our inception, we have believed that biologic markers, in particular nucleic acids and proteins, would play an increasingly important role in molecular biology and that major new commercial uses of such markers would be developed. We have been supplying customers with proprietary products for the processing of nucleic acids since 1986. Today, our products address four principal end markets. Customers include major academic institutions and governmental laboratories, such as the United States National Institutes of Health, or NIH, as well as leading pharmaceutical and biotechnology companies. In addition, fundamental developments in recent years have created significant new opportunities for us in the emerging markets of nucleic acid-based molecular diagnostics, such as HPV-testing, and applied testing (or the use of molecular diagnostics outside of human healthcare), such as forensics, veterinary diagnostics, testing of genetically modified organism, or GMO, and other food testing, drug discovery and development. In response to these opportunities, we are currently targeting our products and marketing activities as well as development programs to each of these markets.

Molecular Diagnostics Market

We believe that the molecular diagnostics market represents a significant market for nucleic acid sample and assay technology products. We believe that the advent of PCR and other amplification technologies has made effective nucleic acid-based molecular diagnostics feasible. Molecular diagnostics have fundamental advantages over traditional diagnostic technologies, such as immunoassays, in potential applications and clinical utility as defined by specificity and sensitivity.

Molecular diagnostics can be used, for example, to detect or identify pathogens such as microorganisms, cancer cells, bacteria and viruses by searching for their specific nucleic acid sequences. In order to prove that a disease is present in a patient, the unique sequence of the target nucleic acid causing the disease must be known, and either the target sequence in the sample must be amplified (target amplification) or the signal from the DNA must be amplified (signal amplification) to facilitate detection. Such techniques have been enabled by recent advances in molecular analysis technologies.

In addition, we believe that clinical sensitivity and specificity can be greatly enhanced for certain diagnostic assays using nucleic acid-based information. In many cases, conventional diagnostic tests also lack the clinical sensitivity and specificity to provide definitive diagnoses during the early stages of disease. Clinical sensitivity is typically regarded as the measure of a test’s ability to accurately detect the presence of disease. A false negative test result can lead to providing a negative or normal diagnosis to a patient who has the disease. Clinical specificity is typically regarded as the measure of a test’s ability to correctly identify the absence of disease when it is not present. A false positive test result can lead to providing a positive or abnormal diagnosis to a patient who does not have the disease.

Commercial applications for nucleic acid-based molecular diagnostics include infectious disease diagnostics, HLA typing for bone marrow and organ transplantation, genetic testing for predisposition to cancers and other common diseases, and genetic “fingerprinting” of humans, animals and plants.

For detection of HPV, we sell our products in the United States primarily for the two FDA-approved indications: adjunctive primary screening with a Pap test for women age 30 and older, and follow-up testing of equivocal Pap test results in women of any age. In Europe and the rest of the world, HPV testing is in varying stages of research and adoption, with most use limited to follow-up for equivocal Pap tests. We are aware of an increasing number of clinical trials being conducted to explore the use of HPV testing for primary screening, both with a Pap test or as a stand-alone primary screen, as well as for proof of clearance or cure after treatment for diagnosed cervical disease or cancer.

The success of molecular diagnostics will depend on the ability to analyze purified nucleic acid samples from a variety of specimens, including blood, tissue, body fluids and stool, as well as on automation so that hundreds of samples can be handled concurrently. Other key factors will be the automation, convenience, versatility, reliability and standardization of the nucleic acid separation and purification procedures. Our automated systems series has been developed to handle low-, medium-, and high-throughput nucleic acid sample preparation and handling tasks in molecular biology laboratories, clinical laboratories, blood banks, forensic projects, and genomics projects. Nucleic acid samples purified on our instruments are ready for use in the demanding and sensitive downstream assays performed in molecular diagnostic applications. We offer closed and open assay technologies. The open assay technologies, such as real-time PCR or endpoint PCR, contain PCR reagents. Closed assays, diagnostics with predefined targets, include Multiplexing and other pathogen detection assays. In order to broadly address the molecular diagnostics market, in May 2005, we acquired artus Gesellschaft fur molekularbiologische Diagnostik und Entwicklung mbH, subsequently renamed QIAGEN Hamburg GmbH, which offers a broad range of real-time PCR assays for viral and bacterial pathogen detection that are complementary to our sample preparation kits. The majority of these assays are validated with either manual QIAamp sample preparation or automated MagAttract sample preparation and CE-labeled according to the EU-IvD-D. Assays are marketed directly to end customers by our sales channels and selected assays are marketed by major diagnostic partners with access to customers complementary to our customers. In addition, we intend to enter into partnerships or other agreements with established companies in the molecular diagnostics market in order to broaden the distribution of our products.

Applied Testing Market

We believe that emerging applied testing markets (which we define as the molecular diagnostics market outside of human healthcare), such as forensics, veterinary and food, offer great opportunities for standardized sample preparation and assay solutions and are highly complementary with our sample preparation and assay technologies. Successes in crime cases due to DNA analyses, public debates about GMO and food safety as well as bioterrorism risks, have increased the value of the use of molecular-based methods. These methods are performed by well trained researchers in fully equipped laboratories as well as by less trained personnel calling for easy-to-use, reproducible and standardized methods. Our manual DNA and RNA purification methods and the automated solutions on QIAsymphony, BioRobot EZ1, BioSprint 15 and 96, as well as our amplification enzymes and quantitative assays address the needs in these markets. We market a range of assays to end users in applied testing markets, such as veterinary diagnostics and biodefense laboratories.

Academic Research Market

The worldwide research market for nucleic acid and protein separation and purification products is comprised of an estimated 45,000 academic and industrial research laboratories with more than 400,000 researchers from leading academic institutions, diagnostics companies and laboratories, biotechnology companies and pharmaceutical companies. A substantial portion of this market continues to utilize traditional, labor intensive, manual methods for nucleic acid separation and purification, and we estimate that 15% of all molecular biology research time is spent on such processes. We recognized the opportunity to replace the traditional methods with reliable, fast, highly reproducible, and high-quality nucleic acid separation and purification technologies and products. We concentrated our product development and marketing efforts on this market and now offer over 500 nucleic acid sample processing products to customers. We also offer a broad and innovative portfolio for the expression, purification and fractionation of proteins. We believe that we are the technology leader in this growing research market and that we are well positioned to increase sales and expand our share of the research market as laboratories continue to convert from traditional methods to newer technologies such as ours. Based on estimates of the number of sample preparations being performed each year, we believe that the potential worldwide research market for our nucleic acid purification products exceeds $1 billion, as the majority of the market currently uses traditional methodology. In addition, we believe that an additional $800 million is spent annually in this market on PCR enzymes and reagents. We have expanded our product base for assay technologies that complement our sample preparation products such as PCR amplification and reverse transcription and continue to develop products for the PCR-related market segment. In 2005, we were one of the first companies to enter into a broad licensing agreement with Applied Biosystems Group regarding real-time PCR technology. This agreement enhances our value as a leading supplier of a broad range of real-time

PCR technologies. These real-time PCR technologies are optimized for use with our market- and technology-leading preanalytical solutions. Our PCR reagent portfolio is also a critical component for ready-to-use real-time PCR assays which we offer and which are linked to our innovative RNAi assay offering. Finally, during 2008 through our acquisition of Corbett, we acquired the world’s first rotary real-time PCR cycler system—the Rotor-GeneTM—a system used to detect realtime polymerase chain reaction, or PCR, reactions which make specific sequences of DNA and RNA targets visible through amplification and quantifiable through real-time measurement of such amplification. The addition of this proprietary PCR detection technology extends our molecular testing solution portfolio and enhances our options to offer sample and assay technology solutions spanning from sample to result.

Pharmaceutical Market

We expect molecular diagnostic tests to create a fundamental shift in both the practice of medicine and the economics of the pharmaceutical industry. Molecular-based diagnostic tests are expected to create an increased emphasis on preventative and predictive molecular medicine. Physicians will be able to use these tests for the early detection of disease and to treat patients on a personalized basis, allowing them to select the most effective therapy with the fewest side effects.

Seasonality

Our business does not experience predictable seasonality. Historically, a significant portion of our sales have been to researchers, universities, government laboratories and private foundations whose funding is dependent upon grants from government agencies, such as the U.S. NIH and similar domestic and international agencies. To the extent that our academic customers experience increases, decreases or delays in funding arrangements, and to the extent that any of our customers’ activities are slowed, such as during vacation periods or due to delays in the approval of governmental budgets, including the U.S. federal government’s budget, we may experience fluctuations in sales volumes during the year or delays from one period to the next in the recognition of sales.

Revenue by Geographic Region

We manage our business based on the location of our subsidiaries. The table below sets forth total revenue during each of the past three fiscal years and the six months ended June 30, 2009 and 2008, which includes revenue from all of our product and service offerings. It is not practicable to provide a detail of revenues by category of activity. Net sales are attributed to countries based on the location of the subsidiary making the sale as certain subsidiaries have international distribution.

Net Sales (in thousands)	2008	2007	2006	Six Months Ended June 30, 2009 (unaudited)	Six Months Ended June 30, 2008 (unaudited)
Americas*	$988,617	$465,878	$318,865	$518,658	$470,048
Germany*	331,013	270,173	220,325	176,427	169,446
Switzerland*	77,745	56,615	40,044	56,038	36,091
Asia*	90,047	71,168	49,875	60,129	42,060
All Other*	210,439	148,082	109,025	109,044	92,453
Corporate*	878	350	525	100	780

Subtotal	1,698,739	1,012,266	738,659	920,396	810,878
Intersegment Elimination+	(805,764)	(362,492)	(272,881)	(459,307)	(385,884)

Total	$892,975	$649,774	$465,778	$461,089	424,994

*	Includes net sales to affiliates.
+	All intersegment sales are accounted for by a formula based on local list prices and manufacturing costs and eliminated in consolidation.

Intellectual Property, Proprietary Rights and Licenses

We have made and may continue to make investments in intellectual property. In the years ended December 31, 2008, 2007 and 2006, our purchases of intangible assets have totaled approximately $18.5 million, $24.1 million, and $6.4 million, respectively. We do not depend solely on any individual patent or technologies owned or licensed by us. We are, however, significantly dependent in the aggregate on technology that we own or license. Therefore, we consider the protection of our proprietary technologies and products as one of the major keys to the success of our business. We rely on a combination of patents, licenses and trademarks to establish and protect our proprietary rights in our technologies and products. As of December 31, 2008, we owned 151 issued patents in the United States, 96 issued patents in Germany and 510 issued patents in other major industrialized countries. In addition, as June 30, 2009, we had 799 pending patent applications. Worldwide, we own 757 granted patents. Our policy is to file patent applications in Western Europe, the United States and Japan. U.S. patents have a term of 17 years from the date of issue for patents issued from applications submitted prior to June 8, 1995, and 20 years from the date of filing of the application in the case of patents issued from applications submitted on or after June 8, 1995. Patents in most other countries have a term of 20 years from the date of filing the patent application. We intend to aggressively prosecute and enforce our patents and otherwise protect our proprietary technologies. We also rely on trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain our competitive position.

Our practice is to require employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of their relationships with us. These agreements provide that all confidential information developed by or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties, subject to a right to publish certain information in scientific literature in certain circumstances and to other specific exceptions. In the case of our employees, the agreements provide that all inventions conceived by the individual in the course of their employment will be our exclusive property.

See “Risk Factors” beginning on page S-12 for details regarding risks related to our reliance on patents and proprietary rights.

Partnerships, Alliances and Acquisitions

Our strategy includes the use of strategic alliances to augment our product development efforts with complementary technologies and biologic markers and to leverage our marketing and distribution capabilities with respect to select market opportunities. In order to expand our business, we also intend to continue to pursue strategic investments in our acquisitions of complementary businesses and technologies as the opportunities arise. We currently develop integrated solutions for and together with many manufacturers from pharma and diagnostics, including Roche Diagnostics, Abbott Laboratories and Siemens.

Competition

We believe that our primary competition in sample technology products involves traditional separation and purification methods, such as phenol extraction, cesium chloride density gradient centrifugation, and precipitation. These methods utilize widely available reagents and other chemicals supplied by companies, such as Sigma-Aldrich Corp. and Roche Diagnostics GmbH (Applied Sciences Division). We compete with such methods through our innovative technologies and products, which offer a comprehensive solution for nucleic acid collection, pre-treatment, separation and purification needs and provide significant advantages over traditional methods with respect to speed, reliability, convenience, reproducibility and ease of use.

We also experience, and expect to continue to experience, competition in different segments of our business from other companies providing sample preparation products in kit form and assay solutions. These competitors include, but are not limited to: Promega Corp., Millipore Corp., Roche Diagnostics, and Macherey-Nagel GmbH for nucleic acid separation and purification; Life Technologies Corp. (created through the merger of Invitrogen Corp. and Applied Biosystems Inc. in 2008) and Promega Corp. for assay solutions; Life Technologies Corp. and Promega Corp. for transfection reagents; and Sigma-Aldrich Corp. and Fisher Scientific for protein fractionation products. We believe that our proprietary technologies and products offer significant advantages over competitors’ products with regard to purity, speed, reliability and ease-of-use within specific areas of sample preparation and assay technologies.

With respect to our HPV franchise, we face competition from well established diagnostic technologies, such as cytology and, particularly in Europe, from emerging alternative HPV testing approaches, such as research-based PCR, other indicators of disease and other traditional testing methods developed by laboratories. Our competitors include companies, such as Roche Diagnostics, Gen-Probe, Inc., and Hologic, Inc. (formerly Third Wave Technologies, Inc.), which are developing or marketing HPV products, and manufacturers of liquid-based Pap tests, such as Hologic, Inc. (formerly Cytyc Corp.) and Beckton Dickinson and Company (formerly TriPath Imaging). These tests, if approved by the FDA or similar non-U.S. regulatory authorities, might offer an alternative to our products and increase acceptance of the importance of HPV testing. As a result, we expect competition to intensify.

With respect to our other diagnostic test products, the medical diagnostics and biotechnology industries are subject to intense competition. Some of our products, such as our tests for Chlamydia, Gonorrhea, hepatitis B virus, herpes simplex virus and cytomegalovirus, compete against existing screening, monitoring and diagnostic technologies, including tissue culture and antigen-based diagnostic methodologies. Our competitors for gene-based diagnostic probes include Roche Diagnostics, Abbott Laboratories, Siemens and Gen-Probe. We believe the primary competitive factors in the market for gene-based probe diagnostics and other screening devices are clinical validation, performance and reliability; ease of use; standardization; cost; proprietary position; the competitor’s share of the existing market; access to distribution channels; regulatory approvals; and availability of reimbursement.

We believe that our competitors do not have the same comprehensive approach to sample and assay technologies and therefore cannot provide the broad range of technologies and depth of products and services that we offer. With our complete range of manual and fully automated solutions, we believe we offer the value of standardization of procedures and therefore more reliable results. We also believe that our integrated strategic approach of sample and assay technologies gives us a competitive advantage. The quality of sample preparation—a field in which we have a unique market and leadership position—is a key prerequisite for reliable molecular assay solutions which increasingly are being applied in emerging markets, such as applied testing and molecular diagnostics. Regarding our HPV test products, we believe we have a competitive advantage as a multitude of clinical trials, encompassing over 800,000 women, have validated that our HPV test products, when used in conjunction with the Pap test, have demonstrated their ability to enable significant diagnostic capabilities for cervical disease and cancer due to high clinical sensitivity and high negative predictive value. In addition to the industry leading clinical performance of our assay, considering the high volume of the HPV testing market, we believe additional competitive factors in the HPV testing market relate to automation including performance and reliability; ease of use; standardization; cost; proprietary position; and regulatory approvals. We believe the HC2 test and associated automation are the current industry leaders in all categories.

Our existing and potential competitors may be in the process of seeking FDA or foreign regulatory approvals for their respective products. Our continued future success will rely in large part on our ability to maintain our technological advantage over competing products, expand our market presence and preserve customer loyalty. There can be no assurance that we will be able to compete effectively against our past, present or future competitors or that development by others will not render our technologies or products non-competitive.

Suppliers

As part of our quality assessment procedures, we periodically evaluate the performance of our raw material suppliers, potential new alternative sources of such materials, and the risks and benefits of reliance on our existing suppliers. We buy materials for our products from many suppliers, and are not dependent on any one supplier or group of suppliers for our business as a whole. Raw materials generally include chemicals, raw separation media, biologics, plastics and packaging. Raw materials are generally readily available at competitive, stable prices from a number of suppliers. Certain raw materials are produced under our specifications, so we closely monitor stock levels to maintain adequate supplies. We believe we maintain inventories of raw materials at a sufficient level to ensure reasonable customer service levels, and to guard against normal volatility in availability.

Government Regulations

We are not subject to direct regulation other than regulation generally applicable to businesses pursuant to various laws and regulations in effect in the different jurisdictions in which we operate, including laws and regulations applicable to environmental matters, such as the handling and disposal of hazardous wastes. Our research and development activities involve the controlled use of small amounts of hazardous materials, chemicals and radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by applicable regulations, such as the United States Occupational Safety and Health Administration’s, or OSHA, Hazard Communication and Occupational Exposure to Hazardous Chemicals in Laboratories standards, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and any such liability could have a material adverse effect on us.

We also comply with the OSHA Bloodborne Pathogens standard and the Center for Disease Control/National Institutes of Health Biosafety in Microbiological and Biomedical Laboratories standards for the handling of biological materials as well as comply with the United States Department of Transportation and International Air Transport Association regulations for the shipping of our kits which contain materials classified as hazardous. There are other federal, state and local laws and regulations applicable to our business, including those of the United States Environmental Protection Agency and the Maryland Department of the Environment. However, we do not expect that compliance with governmental regulations to which we are subject will have a material effect on our capital expenditures, earnings or competitive positions.

International sales of in vitro diagnostic, or IVD, medical devices are subject to the regulatory requirements of each country or defined economic region, such as the European Union. The regulatory review process varies from country to country and many countries also impose product standards, packaging requirements, labeling requirements and import restrictions on devices.

The FDA is responsible for the safety of food, drug, medical device, biological, animal feed and drugs, cosmetic, and radiation-emitting products sold in the United States. Our products sold to U.S. clinical labs are IVD medical devices subject to varying levels of FDA regulation based on their potential public health risk. Pursuant to the Federal Food, Drug, and Cosmetic Act, and the related regulations, the FDA regulates product development, product testing, product labeling, product storage, pre-market clearance or approval, manufacturing, advertising, promotion, product sales and distribution of medical devices.

In the United States, IVD products are classified into 3 classes based on their potential health risk. Low risk products (e.g. QIAamp sample extraction products) are Class I. Typically exempt from FDA pre-market submission requirements, manufacturers must document manufacturing/quality control procedures and testing data supporting product performance claims. Automated Class I products (e.g., BioRobot MDx DSP, EZ1 and BioRobot DSP) marketed to clinical labs also require design control documentation.

Moderate risk products (e.g., Chlamydia and Gonorrhea tests, PreAnalytix PaxGene Blood RNA Kit) are Class II, and most require FDA review of a pre-market notification, or 510(k), submission prior to sale in the U.S. The intended use and technology principle must be substantially equivalent to another legally marketed U.S. product. Internal analytical and external clinical data supporting product performance claims are included in the submission. After a 90 day review, the FDA may issue a 510(k) clearance letter stating that the product is substantially equivalent to another and the product can now be sold in the U.S. On average, two 90 day FDA review cycles are typically required after submission to obtain market clearance of a new Class II IVD product.

High-risk products, such as our HC2 HPV test are Class III, and require FDA approval prior to product sale. The pre-market approval application includes analytical and external clinical data to prove product safety and effectiveness. PMA submissions also include the product handbook and description of manufacturing/quality control procedures. Product changes after approval typically require a supplemental submission with FDA review cycles ranging from 30 to 180 days.

For Class I and II products, the FDA may review manufacturing information during regular GMP audits of the manufacturing site. For Class III products, the FDA conducts mandatory Quality System/Good Clinical Practice audits of the manufacturing and external clinical data collection sites during its 180 day review.

Any products manufactured or distributed by us pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including record keeping requirements and reporting of adverse experiences with the use of the device. Device manufacturers are required to register their establishments and list their devices with the FDA and are subject to periodic inspections by the FDA and certain state agencies. Noncompliance with applicable FDA requirements can result in, among other things, fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, failure of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing clearances and/or approvals and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any device that we manufacture or distribute.

The FDA enforces regulations prohibiting the promotion of devices for unapproved (or “off label”) uses and the promotion of devices for which pre-market clearance or approval has not been obtained. Any failure by us to comply with these requirements can result in regulatory enforcement action by the FDA and possible limitations on the promotion and/or sale of our products.

Receipt and maintenance of regulatory authorization to market and sell our products is vital to our future success. In addition to seeking regulatory authorizations for our own products, we work with other companies to seek regulatory approval for use of their specimen collection products to provide the specimens necessary to perform our diagnostic tests. The time, money and resources required for new product approvals by the FDA and foreign government authorities may be unpredictable and the necessary approvals or clearances may not be granted on a timely basis or at all. Delays or a failure to receive such approvals or clearances could have a material adverse effect on our business, financial condition and results of operations.

Organizational Structure

QIAGEN N.V. is the holding company for more than 60 consolidated subsidiaries, the majority of which have the primary function of the distribution of our products and services on a regional basis. Certain subsidiaries also have research and development or production activities.

The following is a list of our subsidiaries as of June 30, 2009, other than certain subsidiaries that did not in the aggregate constitute a significant subsidiary:

As of June 30, 2009

Company	Country	Currency	Capital	Ownership	Activity
Corbett Research Pty. Ltd.	Australia	AUD	100.133	100%	P/R&D/S
Corbett Robotics Pty. Ltd.	Australia	AUD	2	100%	P/R&D
Genaco Biomedical Products, Inc.	USA	USD	5.000	100%	P/R&D/S
Gentra Systems, Inc.	USA	USD	161.000	100%	P/R&D/S
QIAGEN BV	Netherlands	EUR	18.000	100%	S
QIAGEN Deutschland Holding GmbH	Germany	EUR	25.000	100%	H
QIAGEN Euro Finance (Luxembourg) S.A.	Luxemburg	USD	25.000	100%	Finance
QIAGEN Finance Deutschland GmbH	Germany	EUR	25.000	100%	Finance
QIAGEN Finance (Luxembourg) S.A.	Luxemburg	EUR	125.000	100%	Finance
QIAGEN Gaithersburg, Inc.	USA	USD	249.000	100%	P/R&D/S
QIAGEN GmbH	Germany	EUR	210.000	100%	P/R&D/S
QIAGEN Hamburg GmbH	Germany	EUR	178.000	100%	P/R&D/S
QIAGEN, Inc. (Canada)	Canada	CAD	50.000	100%	S
QIAGEN, Inc. (USA)	USA	USD	15.000	100%	S
QIAGEN Instruments AG	Switzerland	CHF	14.939.000	100%	P/R&D/S
QIAGEN KK	Japan	JPY	10.000.000	100%	S
QIAGEN Ltd.	UK	GBP	105.000	100%	S
QIAGEN North American Holding Inc.	USA	USD	0	100%	H
QIAGEN NV	Netherlands	USD	1.535.000	100%	H
QIAGEN Pty. Ltd.	Australia	AUD	160.000	100%	S
QIAGEN S.A.	France	EUR	240.000	100%	S
QIAGEN Sciences, Inc.	USA	USD	0	100%	P/R&D/S
QIAGEN Shared Services, Inc.	USA	USD	3.185.000	100%	H
QIAGEN SpA	Italy	EUR	100.000	100%	S
Nextal Biotechnology Inc.	Canada	CAD	3.000	100%	P
Shenzhen PG Biotech Co. Ltd.	China	CNY	20.400.000	100%	P/R&D/S

Activities:

P (production): this company performs manufacturing and/or production activities for the Group.

R&D (research and development): this company performs research and development activities for the Group.

S (sales): this company performs marketing, export and trading activities for the Group.

H (headquarters): this company serves as headquarter of the Group or in a certain country.

Description of Property

Our production and manufacturing facilities for consumable products are located in Germany, the United States and China. Our instrument production facilities are located in Switzerland and Australia. Over the last several years, we have made investments in automated and interchangeable production equipment to increase our production capacity and improve efficiency. Our production and manufacturing operations are highly integrated and benefit from sophisticated inventory control. Our production management personnel are highly qualified and many have advanced degrees in engineering, business and science. We have also installed and continue to expand production-planning systems that are included in our integrated information and control system based on the business software package SAP R/3 from SAP AG. Worldwide, we use SAP software to integrate our material operating subsidiaries. Capital expenditures for property, plant and equipment totaled $39.4 million, $34.5 million and $29.0 million for the years ended December 31, 2008, 2007 and 2006. Capital expenditures for property, plant and equipment totaled $22.8 million for the first six months of 2009.

We have an established quality system, including standard manufacturing and documentation procedures, intended to ensure that products are produced and tested in accordance with the FDA’s Quality System Regulations, which imposes current Good Manufacturing Practice (cGMP) requirements. For cGMP production, special areas were built in our facilities in Hilden, Germany, and Germantown and Gaithersburg, Maryland. These facilities operate in accordance with cGMP requirements.

The consumable products manufactured at QIAGEN GmbH and QIAGEN Hamburg GmbH, both in Germany, and QIAGEN Sciences, Inc. and QIAGEN Gaithersburg, Inc., both in Maryland, are produced under ISO 9001: 2000, ISO 13485:2003 for Medical Devices, and ISO 13485:2003 CMDCAS, and the EC Directive 98/79/EC for medical devices. QIAGEN Instruments AG in Switzerland, which produces the majority of our instrumentation product line, is also ISO 9001: 2000 and 13485:2003 certified. Our certifications form part of our ongoing commitment to provide our customers high quality, state-of-the-art sample and assay technologies and to the development of our Total Quality Management system.

Our facilities in Hilden, Germany currently occupy a total of approximately 509,000 square feet, some of which is leased pursuant to separate contracts, the last of which expires in 2018. In two separate transactions between July 1997 and February 1998, we purchased a parcel of land directly adjacent to our existing German facilities, measuring approximately 549,000 square feet. During 2003, we completed a 115,000 square foot production facility and a 149,000 square foot administration building on this land. During 2005, we purchased our leased cGMP production facilities in Germany and began the planning for a new logistics center in Hilden. Construction on the new facility began in August 2006 and was completed in 2007. The new logistics center comprises approximately 61,000 square feet and cost approximately EUR 9.0 million (approximately $13.1 million). We are currently contemplating an expansion to our Hilden facility that would expand our office, lab and manufacturing space and in January 2009 purchased a building adjacent to our current facility for EUR 2.5 million (approximately $3.2 million). We are in a preliminary stage to further expand the German facilities for research and development and production space. The planning stage will continue through 2010 at an estimated cost of EUR 33.0 million. The first building activities have been initiated in August 2009. This new construction would be financed either through working capital or new borrowing.

Our production capacity is increased through our manufacturing and research facilities in the United States. QIAGEN Sciences, Inc. owns a 24-acre site in Germantown, Maryland. The 200,000 square foot Germantown facility consists of several buildings in a campus-like arrangement and is intended to accommodate over 300 employees. There is room for future expansion of up to 400,000 square feet of additional facility space. We lease a facility in Gaithersburg, Maryland, comprising a total of 140,000 square feet for manufacturing, warehousing, distribution and research operations. We are in the planning stage of an expansion of our Germantown facility which would expand our office, lab and manufacturing space. Construction could potentially begin in 2009 and would be financed either through working capital or new borrowings.

Other subsidiaries throughout the world lease smaller amounts of space. Our corporate headquarters are located in leased office space in Venlo, the Netherlands.

We believe that our existing and planned production and distribution facilities can support our anticipated production needs for the next 36 months. Our production and manufacturing operations are subject to various federal, state, and local laws and regulations including environmental regulations. We believe we do not have any material issues relating to these laws and regulations.

Legal proceedings in which we are involved

As a result of the third quarter 2007 acquisition of Digene and the third quarter 2008 acquisition of Corbett, we are now involved in various claims and legal proceedings, including those related to protection of our owned and licensed intellectual property. Furthermore, we are involved in an arbitration procedure with Operon Biotechnologies, Inc.

Digene Corporation v. F. Hoffman-LaRoche Ltd. And Roche Molecular Systems, Inc.

In December 2006, Digene filed for arbitration with the International Centre for Dispute Resolution of the American Arbitration Association in New York against F. Hoffman-LaRoche Ltd. and Roche Molecular Systems, Inc., or, collectively, Roche, for breach of contract of a 1990 Cross License Agreement between Digene and Roche for rights to certain HPV patents. Digene alleged that Roche had breached this Cross License Agreement by entering into a Supply and Purchase Agreement with Gen-Probe, Inc., or Gen-Probe, in violation of the terms of the Cross License Agreement. On July 13, 2007, the arbitration panel granted Gen-Probe’s request to intervene as a respondent in the arbitration. On April 1, 2009, the arbitration panel granted an interim award denying our breach of contract claims and consequently also the damages. On April 15, 2009, Roche and Gen-Probe filed motions for reimbursement of attorneys’ fees. On August 12, 2009, the arbitration panel issued a total award of $6.3 million, including administrative and arbitrator fees, and on August 13, 2009, we filed a petition in the Supreme Court of the State of New York to vacate or modify the award of the arbitrators. We will vigorously pursue this matter.

Corbett v. Montreal Biotechnologies, Inc.

On February 19, 2009, M.H. Montreal Biotechnologies, Inc., or MBI, sued QIAGEN, Inc. and Corbett Life Sciences PTY Ltd. in the Circuit Court for Montgomery County, Maryland, seeking monetary damages. MBI claims that QIAGEN, Inc. intentionally interfered with MBI’s contractual relations with Corbett, intentionally interfered with MBI’s contractual and business relations with its customers, and engaged in unfair competition. Separately, MBI contends that Corbett breached its contract with MBI, breached the implied covenant of good faith and fair dealing, and also engaged in unfair competition. The case is still in an early stage and QIAGEN, Inc. and Corbett will vigorously pursue the matter.

QIAGEN Sciences, Inc. v. Operon Biotechnologies, Inc.

On July 2, 2009, Operon Biotechnologies, Inc., or Operon, commenced arbitration against QIAGEN Sciences, Inc. asserting a breach of supply agreement between the parties and is seeking monetary damages. Operon asserts that we failed to comply with the preferred supplier provisions of the agreement and that this breach has caused damages, including lost profits. We are in the process of responding to this claim and will vigorously defend against the claim.

Although it is not possible to predict the outcome of such litigation, based on the facts known to us and after consultation with legal counsel, management believes that such litigation will not have a material adverse effect on our financial position or results of operations.

MANAGEMENT AND EMPLOYEES

Set out below is certain information concerning our Managing Board, Supervisory Board and employees and a summary of certain provisions of our articles of association, or Articles, in respect of our Managing Board and Supervisory Board. The summary of these provisions of the Articles is based on, and qualified in its entirety by reference to, the full text of the Articles.

Management Structure

We have a two-tier board structure consisting of a Managing Board (directie) and a Supervisory Board (raad van commissarissen).

Managing Board

Powers, Composition and Function

Our Managing Board is responsible for the day-to-day management of our operations under the supervision of our Supervisory Board. In performing its duties, the Managing Board is required to be guided by our interests and our business enterprise and the interests of all stakeholders (which includes but is not limited to our shareholders). The Managing Board is required to provide the Supervisory Board in a timely manner with all information necessary for the Supervisory Board to carry out its duties.

The Managing Board as well as each Managing Director acting individually, may represent our company.

The Supervisory Board designates one of the members of the Managing Board as Chairman of the Managing Board, who shall have the title of Chief Executive Officer.

The Supervisory Board determines the number of members of the Managing Board. Managing Directors shall be appointed by the general meeting of shareholders, or the General Meeting, upon the joint meeting of the Supervisory Board and the Managing Board, or the Joint Meeting, having made a binding nomination for each vacancy. However, the General Meeting may at all times overrule the binding nature of such a nomination by a resolution adopted by at least a two-thirds majority of the votes cast, if such majority represents more than half the issued share capital.

Members of the Managing Board are appointed for a maximum term of one year, provided, however, that unless a member of the Managing Board has resigned at an earlier date, his or her term of office lapses at the end of the annual General Meeting to be held in the year after the year of his or her appointment. A retiring member of the Managing Board can be re-appointed for a new term of up to one year.

Under our Articles, the General Meeting may suspend or dismiss a Managing Director at any time. The Supervisory Board shall also at all times be entitled to suspend (but not to dismiss) a Managing Director. The General Meeting may only adopt a resolution to suspend or dismiss a Managing Director by at least a two-thirds majority of the votes cast, if such majority represents more than half of the issued share capital, unless the proposal was made by the Joint Meeting in which case a simple majority is sufficient.

Resolutions of the Managing Board shall be validly adopted, if adopted by a simple majority of votes, at least one of whom so voting in favor of the proposal must be the Chairman. Each Managing Director has the right to cast one vote. In case of absence, a Managing Director may issue a proxy, however, only to another Managing Director. The Managing Board may adopt its resolutions in writing without holding a meeting, provided that the proposals for such resolutions have been communicated in writing to all Managing Directors and no Managing Director has objected to this method of adoption of a resolution.

In accordance with our Articles, the Supervisory Board has adopted rules governing the internal organization of the Managing Board.

Under Dutch law, in the event that there is a conflict of interest between a Managing Director and us, we are represented by the Supervisory Board. However, the General Meeting should at all times in an event of a conflict of interest be given the opportunity to appoint a person who is authorized to represent us in such event. According to the Dutch Corporate Governance Code, or the Code, (see also “Description of Share Capital” in the accompanying prospectus) any conflict of interest or apparent conflict of interest between our company and Managing Directors should be avoided. Decisions to enter into transactions under which Managing Directors would have conflicts of interest that are of material significance to us and/or to the relevant Managing Director require the approval of the Supervisory Board.

Dutch law provides that decisions of the Managing Board involving a significant change in the identity or nature of our company or the business are subject to the approval of the General Meeting. Such changes in any event include:

•	the transfer of the enterprise or practically the entire enterprise to a third party;

•

the entry into or termination of a long-term cooperation of us or a subsidiary (dochtermaatschappij) with another legal person or partnership or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of a far-reaching significance for us;

•

the acquisition or divestment by us or a subsidiary (dochtermaatschappij) of a participating interest in the capital of a company having a value of at least one-third of the amount of its assets according to its consolidated balance sheet and explanatory notes in our last adopted annual accounts.

Under Dutch law certain (other) decisions of the Managing Board are subject to the approval of the Supervisory Board. In addition, the Supervisory Board can by resolution provide that other clearly specified Managing Board resolutions will be subject to its approval.

Members of the Managing Board

At the date of this prospectus supplement the Managing Board is composed of the following four members:

Name	Date of Birth	Position	Member as of	Expiration of Term
Peer Schatz	August 3, 1965	Chief Executive Officer	1998	2010

Roland Sackers	December 17, 1968	Chief Financial Officer	2006	2010

Joachim Schorr	July 26, 1960	Senior Vice President Global Research & Development	2004	2010

Bernd Uder	June 29, 1957	Senior Vice President Global Sales	2004	2010

The members of the Managing Board are appointed by the general meeting of shareholders on an annual basis, while their employment agreements have a deviating term. See “Description of Share Capital” in the accompanying prospectus.

The address of our registered office serves as the business address for all members of the Managing Board.

Peer Schatz

Mr. Peer Schatz joined our business in 1993 and has been our Chief Executive Officer since January 1, 2004. He was the Chief Financial Officer of our business between 1993 and 2003 and became a member of our Managing Board in 1998. Mr. Schatz was previously a partner in a private management buyout group in Switzerland and worked in finance and systems positions in Sandoz, Ltd. and Computerland AG, as well as in finance, operations, management and sales positions in various start-up companies in the computer and software trading industry in Europe and the United States. Mr. Schatz graduated from the University of St. Gall, Switzerland, with a master’s degree in finance in 1989 and obtained an MBA in finance from the University of Chicago Graduate School of Business in 1991. Mr. Schatz also serves as a member of the German Corporate Governance Commission.

Roland Sackers

Mr. Roland Sackers joined our business in 1999 as Vice President Finance and has been Chief Financial Officer and Deputy Managing Director since 2004. In 2006, Mr. Sackers became a member of our Managing Board. Between 1995 and 1999, he served as an auditor with Arthur Andersen Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft. Mr. Sackers graduated from the Westfälische Wilhelms-Universität Münster, Germany with an MBA. Until 2006, he was a member of the Supervisory Board and Audit Committee of IBS AG. Until December 2007, Mr. Sackers has been a member of the Board of Directors of Operon Biotechnologies, Inc. Since January 2007, Mr. Sackers has served as our representative observer on the Board of Directors of Eurofins Genomics B.V.

Joachim Schorr

Dr. Joachim Schorr joined our business in 1992 and has been our Senior Vice President Research & Development since January 1, 2004. He became a member of our Managing Board in 2004. Initially, Dr. Schorr served our business as Project Manager and later had responsibilities as Business Unit Manager. In 1999, Dr. Schorr became Vice President Research & Development with the responsibility for our world-wide research and development activities. Before joining our business, Dr. Schorr worked for the pharmaceutical company Hoechst AG on the development of oral malaria vaccines and was awarded with the IHK research award in 1991. Dr. Schorr holds a Ph.D. in Molecular Biology and Virology from the University of Cologne. Dr. Schorr is a co-founder of Coley Pharmaceuticals, EnPharma Pharmaceuticals and QBM Cell Sciences and is currently a member of the Supervisory Board of QBM Cell Sciences.

Bernd Uder

Mr. Bernd Uder joined our business in 2001 as Vice President Sales & Marketing and became a member of our Managing Board and Senior Vice President Sales & Marketing in 2004. With completion of the restructuring of our Sales & Marketing organization, Bernd Uder became Senior Vice President Global Sales in 2005. Before joining our business, Mr. Uder gained wide experience in building up and coordinating world-wide distribution networks as Vice President European Biolab Sales & Marketing with Pharmacia and Vice President global e-business with Amersham Pharmacia Biotech. Today, Mr. Uder is responsible for the extension and the improvement of efficiencies of our global distribution network.

Supervisory Board

Powers, Composition and Function

Our Supervisory Board supervises the policies of our Managing Board and the general course of affairs of our company and its business enterprise. The Supervisory Board also provides advice to the Managing Board. In performing their duties, the members of the Supervisory Board are required to be guided by the interests of our company and our enterprise and the interest of all stakeholders (which includes but is not limited to our shareholders).

The Supervisory Board appoints a chairman from among its members. The Supervisory Board shall consist of such number of members as the Joint Meeting may from time to time determine, with a minimum of three members. The Supervisory Board members shall be appointed by the General Meeting upon the Joint Meeting having made a binding nomination for each vacancy. However, the General Meeting may at all times overrule the binding nature of such a nomination by a resolution adopted by at least a two-thirds majority of the votes cast, if such majority represents more than half the issued share capital. If during a financial year a vacancy occurs in the Supervisory Board, the Supervisory Board may appoint a Supervisory Board member who will cease to hold office at the next annual General Meeting. The Supervisory Board may in such manner appoint Supervisory Directors up to a maximum of one-third of the number of Supervisory Directors.

Under our Articles, the General Meeting may suspend or dismiss a Supervisory Board member at any time. The General Meeting may only adopt a resolution to suspend or dismiss a Managing Director by at least a two-thirds majority of the votes cast, if such majority represents more than half of the issued share capital, unless the proposal was made by the Joint Meeting in which case a simple majority is sufficient.

Members of the Supervisory Board are appointed for a maximum term of one year, provided, however, that unless a member of the Supervisory Board has resigned at an earlier date, his or her term of office lapses at the end of the annual General Meeting to be held in the year after the year of his or her appointment. A retiring member of the Supervisory Board can be reappointed for a new term of up to one year.

Resolutions of the Supervisory Board shall be validly adopted, if adopted by simple majority of votes in a meeting at which the majority of the Supervisory Board members is present or represented. Each Supervisory Board member has the right to cast one vote. In case of absence, a Supervisory Board member may issue a proxy, however, only to another Supervisory Board member. The Supervisory Board may adopt its resolutions in writing without holding a meeting, provided that the proposals for such resolutions have been communicated in writing to all Supervisory Board members and no Supervisory Board member has objected to this method of adoption of a resolution.

In accordance with our Articles, the Supervisory Board has adopted rules governing the internal organization of the Supervisory Board.

Under the Code (see “Description of Share Capital” in the accompanying prospectus), a Supervisory Board member must excuse him or herself in the case of any conflict of interest. Decisions to enter into transactions under which a Supervisory Board member would have a conflict of interest that are of material significance to our company and/or to the Supervisory Board member concerned, require the approval of the Supervisory Board.

Members of the Supervisory Board

At the date of this prospectus supplement, the Supervisory Board is composed of the following members:

Name	Date of Birth	Position	Member as of	Expiration of Term
Detlev Riesner	June 9, 1941	Chairman	1996	2010
Metin Colpan	January 29, 1955	Member	2004	2010
Erik Hornnaess	August 25, 1937	Deputy Chairman	1998	2010
Manfred Karobath	January 27, 1941	Member	2000	2010
Werner Brandt	January 3, 1954	Member	2007	2010
Heino von Prondzynski	September 14, 1949	Member	2007	2010

The address of our registered office serves as the business address for all members of the Supervisory Board.

Detlev Riesner

Professor Dr. Detlev Riesner is a co-founder of our business. He has been a member of our Supervisory Board since 1996, was appointed Chairman of our Supervisory Board in 1999, and in 2005, he was also appointed Chairman of the Selection and Appointment Committee. Professor Riesner has held the Chair of Biophysics at the Heinrich-Heine-University in Düsseldorf since 1980 and retired in 2006. He has held the position of Dean of the Science Faculty (1991-92), Vice President of the University (Research) (1996-99) and Director of Technology (1999-2006). In 2007, he became a member of the University’s board of trustees. Prior to that, he was Professor of Biophysical Chemistry at the Darmstadt Institute of Technology and, from 1975 to 1977, Lecturer of Biophysical Chemistry at Hannover Medical School. He has held guest professorships at the Institute of Microbiology, Academia Sinica, Beijing, and the Department of Neurology at the University of California, San Francisco. He received his M.S. in Physics from Hannover Institute of Technology and his Ph.D. from the University of Braunschweig, with post-graduate work at Princeton University. Professor Riesner is either a member of the Supervisory Board or a director of AC Immune S.A., Lausanne, Spinal Cord Therapeutics (former Neuraxo) GmbH, Erkrath, Evocatal GmbH, Düsseldorf and DRK Blutspendedienst West, gGMBH, Hagen. His memberships in the advisory boards of NewLab Bioquality AG and Direvo AG ended, when the companies were sold in 2006. Professor Riesner is also a member of the scientific advisory boards of the RiNA network, Berlin, the Friedrich-Loeffler-Institut, Isle of Riems, PrioNet, Canada, and Alberta Prion Research Institute, Canada.

Metin Colpan

Dr. Metin Colpan is a co-founder of our business and was Chief Executive Officer and Managing Director of our business from 1985 through 2003. Dr. Colpan has been a member of our Supervisory Board since 2004. Dr. Colpan obtained his Ph.D. and M.Sc. in Organic Chemistry and Chemical Engineering from the Darmstadt Institute of Technology in 1983. Prior to founding our business, Dr. Colpan was an assistant investigator at the Institute for Biophysics at the University of Düsseldorf. Dr. Colpan has had wide experience in separation techniques, and in the separation and purification of nucleic acids in particular, and has filed many patents in the field. Dr. Colpan currently serves as a Supervisory Board member of GenPat77 Pharmacogenetics AG, GPC Biotech AG and Morphosys AG, each in Munich, Germany. Until 2006, he was a member of the Supervisory Board of Ingenium Pharmaceuticals AG in Munich, Germany.

Erik Hornnaess

Erik Hornnaess has been a member of our Supervisory Board since 1998. He joined the Audit Committee in 2002, the Compensation Committee in 2005 and the Selection and Appointment Committee in 2007. He was appointed Deputy Chairman of our Supervisory Board in 2007. Mr. Hornnaess worked for Astra Pharmaceuticals, Sweden from 1965 until 1979 in various management positions in Sweden, Australia, and Canada and, for the last three years of this period, as the General Manager for the Benelux region (Belgium, the Netherlands and Luxembourg). In 1979, he joined Abbott Laboratories European Headquarters in Paris, France, and from 1982, he was the Area Vice-President of Abbott Diagnostic Division in Europe, Middle-East and Africa, with headquarters in Wiesbaden, Germany. Mr. Hornnaess retired from Abbott Laboratories on March 1, 1997 and currently serves as Non-Executive Director of AXIS-SHIELDS Group, Scotland. Additionally, Mr. Hornnaess served as the Vice-President of European Diagnostic Manufacturers Association (EDMA), Brussels in the period 1995 through 1997. Mr. Hornnaess graduated from Aarhus Handelshojskole, Denmark with an MBA and obtained a PMD from the Harvard Business School.

Manfred Karobath

Professor Dr. Manfred Karobath has been a member of our Supervisory Board since 2000 and joined the Compensation Committee in 2005. Dr. Karobath studied medicine, and from 1967 to 1980 he worked first in the Dept. of Biochemistry of the University of Vienna and, after a stage as postdoctoral fellow, he joined the Dept. of Psychiatry where he became professor of Biological Psychiatry. In 1980, he joined Sandoz Pharma in Basel, first, in drug discovery, and later, he became Senior Vice President and Head of R&D. In 1992, Prof. Dr. Karobath joined Rhone Poulenc Rorer, or RPR, as President of R&D and Executive Vice President, and later, he became a member of the Boards of Directors of RPR, Pasteur Mérieux Connought, Centeon and Rhone Poulenc Pharma. He has received several scientific awards and has published 92 scientific papers.

Werner Brandt

Dr. Werner Brandt has been a member of our Supervisory Board since 2007. In the same year he was appointed Chairman of the Audit Committee. Dr. Brandt has been a member of the Executive Board and the Chief Financial Officer of SAP AG since 2001. From 1999 to 2001, he was a member of the Executive Board and Chief Financial Officer of the German-American healthcare company, Fresenius Medical Care AG, where he also served as Labor Relations Director. From 1992 to 1999, Dr. Brandt was a member of the Management Board of Baxter Deutschland GmbH and Vice President for European Operations. In this capacity, he was responsible for Baxter’s financial operations in Europe. Dr. Brandt began his career in 1981 at the former Price Waterhouse GmbH (now: PricewaterhouseCoopers) in Frankfurt. Dr. Brandt completed his Doctorate in business administration from the Technical University of Darmstadt, Germany in 1991, after studying business administration at the University of Nuremberg-Erlangen, Germany from 1976 to 1981. Dr. Brandt is currently a member of the Supervisory Boards of Deutsche Lufthansa AG and Heidelberger Druckmaschinen AG.

Heino von Prondzynski

Heino von Prondzynski joined our Supervisory Board as well as the Audit Committee in 2007. Mr. von Prondzynski retired in 2006 from Roche (SWX: RO) where he served as Chief Executive Officer of Roche Diagnostics and a member of the Executive Committee of the Roche Group. Prior to joining Roche in 2000, Mr. von Prondzynski worked at Chiron, first as General Manager and Chief Executive Officer in Germany and Italy, later as President of the Vaccines Division in Emeryville, USA. Mr. von Prondzynski started his career with Bayer in Germany as a sales representative and later worked in Austria and Brazil as General Manager. He studied mathematics, geography and history at Westfälische Wilhelms University of Münster in Germany. Mr. Prondzynski is a Chairman of BBMedtech and a Director of Koninklijke Philips Electronics NV, Epigenomics, CARIDIAN BCT and Hospira, Inc.

Supervisory Board Committees

Audit Committee

The Audit Committee operates pursuant to a charter approved by the Supervisory Board and available on our website (www.qiagen.com). The Audit Committee currently consists of three members, Dr. Brandt (Chairman), Mr. Hornnaess and Mr. Von Prondzynski. The Audit Committee meets at least four times annually. The Audit Committee members are appointed by our Supervisory Board and serve for a term of one year. The Audit Committee is responsible together with the Managing Board for, inter alia, the proposal of the independent registered public accounting firm to the Supervisory Board, which proposes the appointment of the independent registered public accounting firm to the General Meeting. The independent registered public accounting firm audits the consolidated financial statements and certain local books and records of our company and our subsidiaries. The Audit Committee, inter alia, reviews the performance of the independent registered public accounting firm with management, discusses on a quarterly basis the scope and results of the reviews and audits with the independent registered public accounting firm and discusses our financial accounting and reporting principles and policies and the adequacy of our internal accounting, financial and operating controls and procedures with the independent registered public accounting firm and management.

Compensation Committee

The Compensation Committee operates pursuant to a charter approved by the Supervisory Board and available on our website (www.qiagen.com). The Compensation Committee currently consists of two members, Mr. Hornnaess (chairman) and Prof. Dr. Karobath. Members are appointed by the Supervisory Board and serve for a term of one year. The Compensation Committee reviews and approves all equity-based compensation, reviews and approves the annual salaries, bonuses and other benefits of members of our Managing Board, and reviews general policies relating to employee compensation and benefits. Furthermore, the Compensation Committee makes (non-binding) recommendations to the Supervisory Board in respect of the compensation to be granted to our Supervisory Board members to be finally approved by our shareholders.

Selection and Appointment Committee

The Selection and Appointment Committee operates pursuant to a charter approved by the Supervisory Board and available on our website (www.qiagen.com). The current members of the Selection and Appointment Committee are Prof. Dr. Riesner (chairman) and Mr. Hornnaess. Members are appointed by the Supervisory Board and serve for the term of one year. The Selection and Appointment Committee prepares the selection criteria and appointment procedures for members of our Supervisory Board and our Managing Board, periodically evaluates the scope and composition of our Managing Board and Supervisory Board and proposes the profile of our Supervisory Board in relation thereto. Additionally, the Selection and Appointment Committee periodically evaluates the functioning of individual members of our Managing Board and Supervisory Board and reports the results thereof to our Supervisory Board, proposes the (re-) appointments of members of our Managing Board and Supervisory Board and supervises the policy of our Managing Board in relation to the selection and appointment criteria for senior management. The Selection and Appointment Committee prepares and submits to our Supervisory Board on an annual basis a report of its deliberations and findings.

Remuneration and Equity Holdings

Managing Board

The General Meeting adopts the policy regarding the remuneration of the Managing Board upon a proposal of the Supervisory Board. The remuneration of members of the Managing Board, with due observance of the policy referred to above, is determined by the Supervisory Board.

Compensation of the members of the Managing Board in 2008 consisted of a fixed salary and other variable components. Variable compensation included one-time and annual payments linked to business performance (bonuses), as well as long-term incentives containing risk elements, including, but not limited to, stock options or other equity-based compensation, and pension plans. Stock options granted to the Managing Board members must have an exercise price that is higher than the market price of the Common Shares at the time of grant. The variable part of the compensation is designed to strengthen the Managing Board members’ commitment to our company and our objectives.

Members of the Managing Board are eligible to participate in a defined contribution benefit plan. They may also benefit from other non-cash compensation or benefit in kind. A typical example of such non-cash compensation is the use of a company-owned car.

In addition to non-qualified stock options, our Stock Plan (see “Management and Employees – Stock Plan”) provides for grants of other equity-based awards, including incentive stock options, stock grants and restricted stock units.

There are no arrangements for early retirement of the Managing Board members. In the event of a sale of our company or a transfer of all or substantially all of our assets or business to an acquirer in one or several transactions, including a merger, consolidation or a transfer of shares to a third party, members of the Managing Board are entitled to a change of control bonus payment commensurate to a multiple of their then-current annual salary, including annual bonus. The multiple equals to five for Peer M. Schatz, three for Roland Sackers, and two for Bernd Uder and Joachim Schorr.

2008 Remuneration and Benefits for the Managing Board

The tables below provide the remuneration of each member of the Managing Board for the 2008 financial year.

Annual compensation for the financial year ended December 31, 2008
Name	Fixed Salary	Variable Cash Bonus	Other(1)	Total
Peer M. Schatz	$1,238,000	$533,000	$2,000	$1,773,000
Roland Sackers	$529,000	$274,000	$44,000	$847,000
Dr. Joachim Schorr	$353,000	$176,000	$25,000	$554,000
Bernd Uder	$353,000	$176,000	$15,000	$544,000

(1)	Amounts include, among others, inventor bonus and relocation costs. We also occasionally reimburse our Managing Board members personal expenses related to attending out-of-town meetings but not directly related to their attendance. The value of such reimbursed personal expenses is reported above as “other.” Amounts do not include the reimbursement of certain expenses relating to travel incurred at our request or other reimbursements or payments that in total did not exceed the lesser of $50,000 or 10% or the total salary and bonus reported for the officer.

Long term compensation for the financial year ended December 31, 2008
Name	Defined Contribution Benefit Plan	Stock Options	Restricted Stock Units
Peer M. Schatz	$86,000	103,113	258,678
Roland Sackers	$77,000	33,638	84,386
Dr. Joachim Schorr	$27,000	16,020	40,190
Bernd Uder	$50,000	15,214	38,167

No amounts have been set aside or accrued by us or our subsidiaries to provide pension, retirement or similar benefits for the members of the Managing Board.

Supervisory Board

The remuneration of the members of the Supervisory Board is determined by the General Meeting on the (non-binding) recommendation by the Compensation Committee. Expenses incurred by the members of our Supervisory Board will be reimbursed.

We have not entered into contracts with any member of the Supervisory Board that provide for benefits upon a termination of the service of the member.

2008 Remuneration and Benefits for the Supervisory Board

The Supervisory Board compensation for 2008 consisted of fixed compensation for Supervisory Board members, an additional amount for chairman and vice chairman, and committee membership fees. Members of our Supervisory Board receive variable compensation, which is determined annually by our Compensation Committee pursuant to a formula based on growth of adjusted earnings per share, provided that such remuneration will not exceed EUR 5,000 per year. We did not pay any agency or advisory service fees to members of our Supervisory Board other than $234,000 to Dr. Colpan for his scientific consulting services, including travel reimbursements.

Name	Fixed Salary	Chairman/ Vice- Chairman Committee	Meeting Attendance	Committee Membership	Variable Cash Bonus	Total
Prof. Dr. Detlev H. Riesner	$44,000	$29,000	$12,000	$—	$7,000	$92,000
Dr. Metin Colpan	$44,000	—	$12,000	$—	$7,000	$63,000
Erik Hornnaess	$44,000	$22,000	$9,000	$11,000	$7,000	$93,000
Prof. Dr. Manfred Karobath	$44,000	—	$12,000	$7,000	$7,000	$70,000
Werner Brandt	$44,000	$22,000	$6,000	$—	$7,000	$79,000
Heino von Prondzynski	$44,000	—	$13,000	$11,000	$7,000	$75,000

Equity Holdings of Managing Board and Supervisory Board

The following tables set forth the vested and unvested options and restricted stock units, or RSUs, of members of our Managing Board and Supervisory Boards as of September 15, 2009:

Name	Total Vested Options	Total Unvested Options	Expiration Dates of Vested Options	Exercise Prices of Vested Options($)
Peer Schatz	2,390,614	229,447	January 2010 to February 2019	4.590 to 22.563
Roland Sackers	114,558	74,214	March 2011 to February 2019	14.710 to 22.563
Joachim Schorr	111,706	35,451	October 2011 to February 2019	11.985 to 22.430
Bernd Uder	36,588	34,070	March 2011 to February 2019	16.718 to 22.563
Detlev Riesner	92,424	3,511	January 2010 to February 2019	6.018 to 22.430
Metin Colpan	853,907	3,511	January 2010 to February 2019	6.018 to 22.430
Erik Hornnaess	97,757	3,511	January 2010 to February 2019	6.018 to 22.430
Manfred Karobath	91,757	3,511	January 2010 to February 2019	6.018 to 20.563
Werner Brandt	463	2,863	April 2018 to February 2019	16.340 to 22.430
Heino von Prondzynski	463	2,863	April 2018 to February 2019	16.340 to 22.430

Name	Total Unvested RSUs	Vesting
Peer Schatz	970,700	February 2010 to February 2019
Roland Sackers	310,620	February 2010 to February 2019
Joachim Schorr	148,905	February 2010 to February 2019
Bernd Uder	144,556	February 2010 to February 2019
Detlev Riesner	14,239	April 2010 to February 2019
Metin Colpan	14,239	April 2010 to February 2019
Erik Hornnaess	14,239	April 2010 to February 2019
Manfred Karobath	14,239	April 2010 to February 2019
Werner Brandt	8,852	April 2011 to February 2019
Heino von Prondzynski	8,852	April 2011 to February 2019

The following table sets forth certain information concerning the ownership of our Common Shares by members of our Managing Board and Supervisory Board as of September 15, 2009. In preparing the following table, we have relied on information furnished by such persons.

Name	Shares Beneficially Owned(1)
Peer Schatz	1,482,064	(2)
Roland Sackers	0	(3)
Joachim Schorr	0	(4)
Bernd Uder	0	(5)
Detlev Riesner	1,952,068	(6)
Metin Colpan	4,538,703	(7)
Erik Hornnaess	10,000	(8)
Manfred Karobath	0	(9)
Werner Brandt	800	(10)
Heino von Prondzynski	0	(11)

(1)	The number of Common Shares outstanding as of September 15, 2009 was 199,328,549. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them and have the same voting rights as other shareholders with respect to Common Shares.
(2)	Does not include 2,390,614 shares issuable upon the exercise of options now exercisable or that could become exercisable within 60 days from September 15, 2009 having exercise prices ranging from $4.590 to $22.563 per share. Options expire in increments during the period between January 2010 and February 2019.
(3)	Does not include 114,558 shares issuable upon the exercise of options now exercisable or that could become exercisable within 60 days from September 15, 2009 having exercise prices ranging from $14.710 to $22.563 per share. Options expire in increments during the period between March 2011 and February 2019.
(4)	Does not include 111,760 shares issuable upon the exercise of options now exercisable or that could become exercisable within 60 days from September 15, 2009 having exercise prices ranging from $11.985 to $22.430 per share. Options expire in increments during the period between October 2011 and February 2019.
(5)	Does not include 36,588 shares issuable upon the exercise of options now exercisable or that could become exercisable within 60 days from September 15, 2009 having exercise prices ranging from $16.718 to $22.563 per share. Options expire in increments during the period between March 2011 and February 2019.
(6)

Does not include 92,424 shares issuable upon the exercise of options now exercisable or that could become exercisable within 60 days from September 15, 2009 having exercise prices ranging from $6.018 to $22.430 per share. Options expire in increments during the period between January 2010 and February 2019. Prof. Riesner also has the option to purchase 82,302 shares through Thomé Asset Management & Controlling. Includes 1,952,068 shares held by Riesner Verwaltungs GmbH, of which Prof. Riesner is the sole stockholder.
(7)	Does not include 853,907 shares issuable upon the exercise of options now exercisable or that could become exercisable within 60 days from September 15, 2009 having exercise prices ranging from $6.018 to $22.430 per share. Options expire in increments during the period between January 2010 and February 2019. Includes 3,284,678 shares held by CC Verwaltungs GmbH, of which Dr. Colpan is the sole stockholder and 800,000 shares held by Colpan Vermôgensverwaltungs GbR. Dr. Colpan also has the option to purchase 180,566 Common Shares through Thomé Asset Management & Controlling.
(8)	Does not include 97,757 shares issuable upon the exercise of options now exercisable or that could become exercisable within 60 days from September 15, 2009 having exercise prices ranging from $6.018 to $22.430 per share. Options expire in increments during the period between January 2010 and February 2019.
(9)	Does not include 91,757 shares issuable upon the exercise of options now exercisable or that could become exercisable within 60 days from September 15, 2009 having exercise prices ranging from $6.018 to $22.430 per share. Options expire in increments during the period between January 2010 and February 2019.
(10)	Does not include 463 shares issuable upon the exercise of options now exercisable or that could become exercisable within 60 days from September 15, 2009 having exercise prices ranging from $16.34 to $22.430 per share. Options expire in increments during the period between April 2018 and February 2019.
(11)	Does not include 463 shares issuable upon the exercise of options now exercisable or that could become exercisable within 60 days from September 15, 2009 having exercise prices ranging from $16.34 to $22.430 per share. Options expire in increments during the period between April 2018 and February 2019.

Labor Relations

Employees

As of June 30, 2009, we employed 3,178 individuals, 18% of whom worked in research and development, 38% in sales, 23% in production/logistics, 6% in marketing and 14% in administration. None of our employees is represented by a labor union or subject to a collective bargaining agreement. Management believes that its relations with employees are good.

The following table shows our employees per functional area and region as of June 30, 2009.

Region / Functional Area	Research and Development	Sales	Production	Marketing	Administration	Total
Americas	149	481	239	51	132	1,052
Europe	402	408	394	118	225	1,547
Asia	24	272	56	27	67	446
Rest of World	20	36	56	3	18	133
June 30, 2009	559	1,197	745	199	442	3,178

The following table shows our employees per functional area and region as of December 31, 2008, 2007 and 2006.

Region / Functional Area	Research and Development	Sales	Production	Marketing	Administration	Total
Americas	111	437	260	74	138	1,020
Europe	378	392	382	121	209	1,482
Asia	20	253	57	19	60	409
Rest of World	20	33	56	4	17	130
December 31, 2008	529	1,115	755	218	424	3,041

Regional / Functional Area	Research and Development	Sales	Production	Marketing	Administration	Total
North America	108	333	263	91	128	923
Europe	334	338	314	116	206	1,308
Asia	19	227	64	14	50	374
Rest of World	0	27	9	8	13	57
December 31, 2007	461	925	650	229	397	2,662

Region / Functional Area	Research and Development	Sales	Production	Marketing	Administration	Total
United States and Canada	23	239	125	20	54	461
Europe	295	290	288	94	167	1,134
Asia	14	199	69	18	40	340
Rest of World	0	14	0	1	4	19
December 31, 2006	332	742	482	133	265	1,954

Stock Plan

In 2005, we adopted the QIAGEN N.V. Amended and Restated 2005 Stock Plan, or the Stock Plan. The summary of the Stock Plan below is based on, and qualified in its entirety by reference to, the full text of the Stock Plan.

Pursuant to the Stock Plan, stock rights, which include options to purchase our Common Shares, stock grants and stock-based awards, may be granted to employees and consultants of us and our subsidiaries and to members of our Supervisory Board. Options granted to members of our Supervisory Board and our Managing Board must have an exercise price that is higher than the market price at the time of grant. On June 20, 2007, the General Meeting approved an amendment to the Stock Plan to the effect that the maximum number of shares that may be issued under the Stock Plan is increased to 22,000,000, subject to certain antidilution adjustments.

The Stock Plan provides for the grant of incentive stock options to our employees in the United States and non-qualified stock options, restricted and unrestricted stock awards and other stock-based awards to all employees, directors and consultants (approximately 2,000 people).

In accordance with the terms of the Stock Plan, our Supervisory Board has authorized our Compensation Committee to administer the Stock Plan. The Compensation Committee may delegate part of its authority and powers under our Stock Plan to one or more of our Supervisory Board members or officers, but only the Compensation Committee can make awards to participants who are Supervisory Board members or executive officers of the Company. In accordance with the provisions of the Stock Plan, our Compensation Committee will determine the terms of options and other awards, including:

•	the determination of which employees, directors and consultants will be granted options and other awards;

•	the number of shares subject to options and other awards;

•	the exercise price of each option;

•	the schedule upon which options become exercisable;

•	the termination or cancellation provisions applicable to options;

•	the terms and conditions of other awards, including conditions for repurchase, termination or cancellation, issue price and repurchase price; and

•	all other terms and conditions upon which each award may be granted in accordance with the Stock Plan.

The Compensation Committee’s decisions are subject to the approval of our Supervisory Board.

Generally, options have a term of ten years. Awards are generally subject to early termination upon the termination of employment or other relationship of the participant with us, whether such termination is at our option or as a result of the death or disability of the participant. Generally, in the event of the termination of a participant’s employment for cause, all outstanding awards shall be forfeited. No resident of the United States may receive awards for more than 500,000 of our Common Shares in any fiscal year. Our Stock Plan does not provide for the repricing of stock options or other awards.

Upon a merger or other reorganization event, our Supervisory Board, may, in their sole discretion, take any one or more of the following actions pursuant to our Stock Plan, as to some or all outstanding awards:

•	provide that all outstanding options shall be assumed or substituted by the successor corporation;

•	upon written notice to a participant, provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant;

•

in the event of a merger pursuant to which holders of our Common Shares will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to the participants equal to the difference between the merger price times the number of our Common Shares subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;

•	provide that all or any outstanding options shall become exercisable in full immediately prior to such event; and

•

provide that outstanding awards shall be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event.

Awards to certain of our employees become fully vested upon a change of control.

In connection with the acquisition of Digene Corporation in the third quarter of 2007, we assumed three additional equity incentive plans and exchanged Digene Corporation stock options and awards into our Common Shares. No new grants will be made under these plans.

As of June 30, 2009, there were 9,521,841 options outstanding at a weighted average exercise price of $14.74 per share and expiring between September 2009 and December 2019. The exercise price of the options is the fair market value of the Common Shares as of the date of grant or a premium above fair market value. Additionally, there were 3,336,377 restricted stock unit awards outstanding as of June 30, 2009. These awards will be released between July 2009 and December 2018. As of June 30, 2009, options to purchase 4,233,189 Common Shares and 1,649,441 restricted stock units were held by our officers and directors.

Pension Scheme

We have pension plans in certain of the countries where we operate. In most countries, we operate a defined contribution plan limiting our legal or constructive obligation to the amount we agree to contribute during the period of employment. These contributions are charged to our statement of operations in the year to which they relate.

Directors’ Indemnification

Article 27 of our Articles provide that we shall indemnify every person who is or was a member of the Managing Board, a member of the Supervisory Board, an officer or proxy against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any threatened pending or completed action, suit or proceeding actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he reasonably could believe to be in or not opposed to our best interests. An exception is made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to us.

MAJOR SHAREHOLDERS

The following table sets forth certain information as of June 30, 2009 and is based on known public filings concerning the ownership of our Common Shares of each holder of greater than five percent ownership. None of these holders have any different voting rights than other holders of our Common Shares.

Name and Country of Residence	Percent Ownership
FMR LLC, United States	9.55%(1)(3)
FIL Limited, Bermuda	5.04%(2)(3)

(1)	Based on a notification dated April 23, 2009 made in accordance with article 5:38 sub 1 FSMA and a notification dated April 23, 2009 made in accordance with sec 26, para. 1 of the German Securities Trading Act. Based on this information and 198,997,637 Common Shares issued and outstanding as of June 30, 2009, following the issue of the shares offered hereby (assuming no exercise of the underwriters’ option to purchase additional Common Shares), FMR LLC will hold approximately 8.38% of our share capital on a diluted basis.
(2)	Based on a notification dated July 8, 2009 made in accordance with article 5:38 sub 1 FSMA and a notification dated July 9, 2009 made in accordance with sec 26, para. 1 of the German Securities Trading Act. Based on this information and 198,997,637 Common Shares issued and outstanding as of June 30, 2009, following the issue of the shares offered hereby (assuming no exercise of the underwriters’ option to purchase additional Common Shares), FIL Limited will hold approximately 4.42% of our share capital on a diluted basis.
(3)	The Schedule 13G filed jointly by FMR LLC, Edward C. Johnson III, and Fidelity Management and Research Company with the SEC on February 17, 2009 reported ownership as of December 31, 2008, of 23,079,319 Common Shares (11.694%) attributed to FMR LLC, of which 10,208,341 Common Shares (5.173%) are reported as held by FIL Limited. FMR reports that it has sole voting power over 10,224,131 Common Shares and sole dispositive power over all 23,079,319 Common Shares. Such voting and dispositive power is also attributable to Edward C. Johnson III by virtue of his position, Chairman, and ownership interests in FMR LLC, and to members of Mr. Johnson’s family by virtue of their ownership interests in FMR LLC.

Our Common Shares are traded on the Nasdaq and on the regulated market (Regulierter Markt) (Prime Standard sub-sector) of the Frankfurt Stock Exchange, Prime Standard segment. A significant portion of our Common Shares are held in street name, i.e. in brokerage firm’s name or in another nominee’s name, therefore we generally have no way of determining who our shareholders are, their geographical location or how many shares a particular shareholder owns.

RELATED PARTY TRANSACTIONS

From time to time, we have transactions with companies in which we hold an interest all of which are individually and in sum immaterial except for certain transactions as discussed below.

During 2007, we made an initial investment of $747,000 in Dx Assays Pte Ltd., a joint venture with Bio*One Capital, which represents a 33.3% interest in Dx Assays Pte Ltd. In the first quarter of 2008, we made a $1.4 million loan to Dx Assays, which bears interest at 15% and is due in March 2013.

We have a 50% interest in a joint venture company, PreAnalytiX GmbH, which is accounted for under the equity method. As of December 31, 2008 and 2007, we had accounts receivable from PreAnalytix of $276,000 and $670,000, and accounts payable to PreAnalytix of $250,000 and $116,000, respectively.

We have a 100% interest in QIAGEN Finance (Luxembourg) S.A., or QIAGEN Finance, and QIAGEN Euro Finance (Luxembourg) S.A., or Euro Finance, which were established for the purpose of issuing convertible debt. QIAGEN Finance and Euro Finance are variable interest entities with no primary beneficiary, thus they are not consolidated. Accordingly, the convertible debt is not included in our consolidated statements., though we do report the full obligation of the debt through our liabilities to QIAGEN Finance and Euro Finance. As of June 30, 2009 and December 31, 2008, we had a loan payable to QIAGEN Finance of $145.0 million, accrued interest due to QIAGEN Finance of $3.3 million and $3.4 million, respectively and amounts receivable from QIAGEN Finance of $2.3 million and $2.4 million, respectively. As of June 30, 2009 and December 31, 2008, we had a loan payable to Euro Finance of $300.0 million, accrued interest due to Euro Finance of $2.9 million and $3.0 million, respectively, and amounts receivable of $1.6 million and $1.7 million, respectively.

In 2004, we entered into a consulting agreement with Dr. Metin Colpan, our former Chief Executive Officer and current Supervisory Board member, pursuant to which Dr. Colpan is paid a fee of EUR 2,750 per day for scientific consulting services subject to adjustment. During 2008 and 2007, we paid approximately $234,000 and $471,000, respectively, to Dr. Colpan for scientific consulting services under this agreement.

TAXATION

The following summary describes certain key tax principles under United States, Dutch and German law that may be or may become relevant with respect to the acquisition, holding, or transfer of our Common Shares. This summary is not, and is not meant to be, a comprehensive or complete description of all tax considerations that may be relevant to our shareholders. It is based upon the relevant national tax laws and the double taxation treaties as in effect and applied on the date of this prospectus supplement. Provisions in both areas as well as their interpretation by the tax courts or tax authorities are subject to changes in the laws of the United States, the Netherlands or Germany, including changes that could have a retroactive effect. The following summary does not take into account or discuss the tax laws of any country other than the United States, the Netherlands or Germany. You are advised to consult your own professional tax advisors as to the U.S., Dutch or German tax consequences of any purchase, ownership or disposal of Common Shares in our share capital.

Purchasers of the Common Shares may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offer price.

Prospective investors who may be affected by the tax laws of other jurisdictions should consult their tax advisors with respect to the tax consequences applicable to their particular circumstances.

Taxation in the United States

The following summarizes the material U.S. federal income tax consequences of the ownership of Common Shares by an investor that purchases such Common Shares and that will hold the Common Shares as capital assets. This summary does not purport to be a complete analysis or listing of all potential tax considerations and does not address holders subject to special treatment under U.S. federal income tax laws (including, but not limited to, insurance companies, tax-exempt organizations, regulated investment companies, financial institutions, broker dealers or holders that own, actually or constructively, 10% or more of our voting shares).

As used herein, references to a “U.S. Holder” are to a holder of Common Shares that is (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof, or (iii) a person or entity otherwise subject to United States federal income taxation on a net income basis with respect to Common Shares (including a non-resident alien or foreign corporation that holds, or is deemed to hold, Common Shares in connection with the conduct of a U.S. trade or business); and references to a “non-U.S. Holder” are to a holder that is not a U.S. Holder.

Taxation of Dividends

To the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, distributions, if any, made with respect to Common Shares will be includable for U.S. federal income tax purposes in the income of a U.S. Holder as ordinary dividend income in an amount equal to the sum of any cash and the fair market value of any property that we distribute, before reduction for Netherlands withholding tax. During the years 2004-2010 such dividends will be eligible to be treated by U.S. Holder individuals as “qualified dividend income” subject to a maximum tax rate of 15%, if the U.S. Holder individual receiving the dividend satisfies the holding period requirements, and if we are not treated for our taxable year in which the dividend is paid, or our preceding taxable year, as a passive foreign investment company (see “Taxation – Taxation in the United States – Passive Foreign Investment Company Status”). As explained in more detail below, we do not believe we were a PFIC for our taxable year ended December 31, 2008 and do not expect to be a PFIC for our current taxable year or any future taxable year. To the extent that such distribution exceeds our current or accumulated earnings and profits, it will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in the Common Shares and thereafter as taxable capital gain. Dividends generally will be treated as income from sources outside the United States and generally will be passive income (or, in the case of certain holders, “financial services income”) for purposes of the foreign tax credit limitation. Dividends we pay will not be eligible for the dividends received deduction allowed to corporations in certain circumstances under the United States Internal Revenue Code of 1986, as amended. A U.S. Holder may elect annually to either deduct the Netherlands withholding tax (see “Taxation – Taxation in the Netherlands – Withholding Tax”) against their income or take the withholding taxes as a credit against their U.S. tax liability, subject to U.S. foreign tax credit limitation rules. If the dividends are qualified for the lower applicable capital gains rate (as discussed in the above paragraph), the amount of the dividend income taken into account for calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest rate of tax normally applicable to dividends. The rules governing the foreign tax credit are complex. We urge you to consult with your own tax advisors regarding the availability of the foreign tax credit in your particular circumstances.

Dividends we pay in a currency other than the U.S. dollar will be included in the income of a U.S. Holder in a U.S. dollar amount based upon the exchange rate in effect on the date of receipt. A U.S. Holder will have a tax basis in such foreign currency for U.S. federal income tax purposes equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent disposition of such foreign currency (including a subsequent conversion into U.S. dollars) will be ordinary income or loss. Such gain or loss will generally be income from sources within the U.S. for foreign tax credit limitation purposes.

A non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on distributions with respect to our Common Shares. However, to receive this exemption a non-U.S. Holder may be required to satisfy certain certification requirements of the Internal Revenue Service, or IRS, to establish that it is not a United States person (see “Taxation – Taxation in the United States – Backup Withholding and Information Reporting” below).

Taxation of Capital Gains

Subject to the PFIC rules discussed below, upon the sale or other disposition of Common Shares, a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the disposition of Common Shares (in U.S. dollars, determined at the spot rate on the date of disposition if the amount realized is denominated in a foreign currency) and the U.S. Holder’s adjusted tax basis in the Common Shares (in U.S. dollars). Such gain or loss generally will be subject to U.S. federal income tax. An individual U.S. Holder is generally subject to a maximum capital gains rate of 15% for Common Shares held for more than a year. For U.S. federal income tax purposes, capital losses are subject to limitations on deductibility. Gain realized by a U.S. Holder on the sale or other disposition of Common Shares generally will be treated as income from sources within the United States for purposes of the foreign tax credit limitation.

A non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale or other disposition of Common Shares. However, to receive this exemption a non-U.S. Holder may be required to satisfy certain certification requirements of the IRS to establish that it is not a United States person (see “Taxation – Taxation in the United States – Backup Withholding and Information Reporting” below).

Passive Foreign Investment Company Status

We may be classified as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if certain tests are met. We will be a PFIC with respect to a U.S. Holder if for any taxable year in which the U.S. Holder held Common Shares, either (i) 75% or more of our gross income for the taxable year is passive income; or (ii) the average value of our assets (during the taxable year) which produce or are held for the production of passive income is at least 50% of the average value of all assets for such year. Passive income means, in general, dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business and not derived from a related person), annuities, and gains from assets which would produce such income other than sales of inventory. For the purpose of the PFIC tests, if a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated as owning its proportionate share of the assets of the other corporation, and as if it had received directly its proportionate share of the income of such other corporation. The effect of this special provision with respect to us and our ownership of our subsidiaries is that we, for purposes of the income and assets tests described above, will be treated as owning directly our proportionate share of the assets of our subsidiaries and of receiving directly our proportionate share of each of those companies’ income, if any, so long as we own, directly or indirectly, at least 25% by value of the particular company’s stock. Active business income of our subsidiaries will be treated as our active business income, rather than as passive income. Based on our income, assets and activities, we do not believe that we were a PFIC for U.S. federal income tax purposes for our taxable year ended December 31, 2008 and do not expect to be a PFIC for the current taxable year or any future taxable year. No assurances can be made, however, that the IRS will not challenge this position or that we will not subsequently become a PFIC.

Following the close of any tax year, we intend to promptly send a notice to all shareholders of record at any time during such year, if we determine that we are a PFIC.

Prospective purchasers of Common Shares are urged to consult their tax advisors regarding the PFIC rules and their effect on an investment in our Common Shares, with particular regard to (i) the advisability of making the qualified election in the event that we notify the shareholders that we have become a PFIC in any taxable year, or (ii) the advisability of making the mark-to-market election provided in the tax law.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, paid within the United States or through certain U.S.-related financial intermediaries on Common Shares will be subject to information reporting requirements and backup withholding tax at a current rate of 28% for a non-corporate United States person and, who also:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that the individual has failed to report all interest or dividends required to be shown on the Federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Certain corporations and persons that are not United States persons may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8 or W-9.

If a United States person sells Common Shares to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless the individual can certify that they are a non-U.S. person, under penalties of perjury, or they otherwise establish an exemption. If a United States person sells Common Shares through a non-U.S. office of a non-U.S. broker and the sale proceeds are paid to the person outside the United States then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to the United States person outside the United States, if the person sells Common Shares through a non-U.S. office of a broker that is a U.S. person or has certain other contacts with the United States. An individual generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the individual’s income tax liability by filing a refund claim with the IRS.

Taxation in the Netherlands

The following is intended as general information only and does not purport to present any comprehensive or complete description of all aspects of Dutch tax law which could be of relevance to a holder of our Common Shares. Prospective shareholders should therefore consult their tax adviser regarding the tax consequences of any purchase, ownership or disposal of Common Shares.

The following summary is based on the Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date hereof, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

This summary does not purport to be a comprehensive description of all the Dutch tax considerations that may be relevant for a particular holder of Common Shares, who may be subject to special tax treatment under any applicable law, and is not intended to be applicable in respect of all categories of holders of Common Shares. In particular, this summary is not applicable in respect of any holder who is resident or deemed to be resident in the Netherlands or, in case of an individual, has opted to be treated as if resident in Netherlands. For the purpose of this paragraph, Dutch taxes, or Dutch Taxes, means taxes of whatever nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities.

Any reference hereafter made to a treaty for the avoidance of double taxation concluded by the Netherlands, includes the Tax Regulation for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk).

Withholding Tax

A shareholder is generally subject to Dutch dividend withholding tax at a rate of 15% on dividends distributed by us. Generally, we are responsible for the withholding of such dividend withholding tax at source; the dividend withholding tax is for the account of the shareholder.

Dividends distributed by us include, but are not limited to:

(i)	distributions of profits in cash or in kind, whatever they be named or in whatever form;

(ii)	proceeds from our liquidation, or proceeds from the repurchase of Common Shares by us, in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes;

(iii)	the nominal value of shares issued to a shareholder or an increase in the nominal value of Common Shares, to the extent that no contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

(iv)	partial repayment of paid-in capital, that is

•	not recognized for Dutch dividend withholding tax purposes, or

•	recognized for Dutch dividend withholding tax purposes, to the extent that we have net profits (zuivere winst), unless

(a)	the General Meeting has resolved in advance to make such repayment, and

(b)	the nominal value of the Common Shares concerned has been reduced with an equal amount by way of an amendment to our Articles of Association.

Notwithstanding the above, no withholding is required in the event of a repurchase of Common Shares, if certain conditions are fulfilled.

If a shareholder is resident in a country other than the Netherlands under the provisions of a treaty for the avoidance of double taxation between the Netherlands and such country, such shareholder may, depending on the terms of such treaty, be entitled to an exemption from, reduction in or refund of, Dutch dividend withholding tax on dividends distributed by us.

If a shareholder is subject to Dutch corporate income tax and is entitled to the participation exemption in relation to the benefits derived from its Common Shares and such Common Shares are attributable to an enterprise carried out in the Netherlands, such shareholder will generally be entitled to an exemption from or a full refund of Dutch dividend withholding tax on dividends distributed by us.

If a shareholder:

(i)	takes one of the forms listed in the Annex 2003 to the Parent-Subsidiary Directive (Directive 90/435/EEC), or the Parent-Subsidiary Directive; and

(ii)	owns, or a related entity (verbonden lichaam) owns, Common Shares representing 5% or more of our total issued and outstanding capital; and

(iii)	is resident in another member state of the European Union according to the tax laws of that member state and, under the terms of a double taxation agreement concluded by that member state with a third state, is not considered to be resident for tax purposes outside the European Union; and

(iv)	is subject, without the possibility of an option or of being exempt, to a tax listed in article 2 of the Parent-Subsidiary Directive;

such shareholder will generally be eligible for an exemption from or full refund of Dutch dividend withholding tax on dividends distributed by us. If a shareholder does not meet the requirement under (ii) above, the shareholder may nevertheless be entitled to the exemption or refund described above, if such shareholder meets all the other requirements and:

(v)	has owned 5% or more of our total issued and outstanding capital for an uninterrupted period of one year; and

(vi)	the dividend is distributed by us within three years after the end of this period.

A U.S. Shareholder is entitled to the benefits of the 1992 Double Taxation Treaty between the U.S. and the Netherlands, as amended most recently by the Protocol signed March 8, 2004, or the Treaty, will be entitled to a reduction in the Dutch withholding tax by way of an exemption, reduction or refund, as follows:

•

if the U.S. Shareholder is an exempt pension trust as described in article 35 of the Treaty, or an exempt organization as described in article 36 of the Treaty, the U.S. Shareholder will be exempt from Dutch dividend withholding tax;

•

if the U.S. Shareholder is a company which holds directly at least 10% but less than 80% of our voting power, the U.S. Shareholder will be subject to Dutch withholding tax at a rate not exceeding 5%; and

•

if the U.S. Shareholder is a company which holds directly at least 80% of our voting power and certain other conditions are met, the U.S. Shareholder will be exempt from Dutch dividend withholding tax.

U.S. Shareholders qualifying for a reduction in the Dutch withholding tax may generally claim (i) an exemption or reduction at source, or (ii) a refund, by filing, through the withholding agent as mentioned in article 9 of the Dutch Dividend Withholding Tax Act 1965, a completed and signed copy of one of the following forms within three years after the end of the calendar year in which the withholding tax was levied:

•	if the U.S. Shareholder is an exempt pension trust as described in article 35 of the Treaty: Form IB 96 USA; or

•	if the U.S. Shareholder is an exempt organization as described in article 36 of the Treaty: Form IB 95 USA.

According to Dutch domestic anti-dividend stripping rules, no credit against Dutch (corporate) income tax, exemption from, reduction in or refund of, Dutch dividend withholding tax will be granted if the recipient of the dividend paid by us is not considered to be the beneficial owner (uiteindelijk gerechtigde) of such dividends as meant in these rules.

Taxes on Income and Capital Gains

This section does not purport to describe the possible Dutch tax considerations or consequences that may be relevant to a shareholder:

(i)	who receives Common Shares or has received Common Shares or benefits from the Common Shares as income from employment or deemed employment or otherwise as compensation;

(ii)	that is an investment institution (beleggingsinstelling) as defined in the Dutch 1969 Corporate income tax act, or CITA; or

(iii)	which is entitled to the participation exemption (deelnemingsvrijstelling) with respect to the Common Shares as defined in article 13, CITA.

Non-residents in the Netherlands

A shareholder that is not resident or deemed to be resident in the Netherlands or, in case of an individual, has not opted to be treated as if resident in the Netherlands, will not be subject to any Dutch taxes on income or capital gains with respect to the ownership and disposal of the Common Shares, other than dividend withholding tax as described above, except if:

(i)	the shareholder derives profits from an enterprise, whether as entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which Common Shares are attributable;

(ii)	the shareholder is an individual and derives benefits from miscellaneous activities (resultaat uit overige werkzaamheden) carried out in the Netherlands in respect of Common Shares, including, without limitation, activities which are beyond the scope of active portfolio investment activities;

(iii)	the shareholder is entitled other than by way of the holding of securities to a share in the profits of an enterprise effectively managed in the Netherlands to which the Common Shares are attributable; or

(iv)	the shareholder has a (fictitious) substantial interest in us and the Substantial Interest Shares are not attributable to the assets of an enterprise.

However, a shareholder referred to under (i) and (iii) above, other than an individual, may under certain circumstances be entitled to the participation exemption in relation to benefits derived from the Common Shares, if:

(i)	he or a related entity party owns 5% or more of our total issued and outstanding capital, or

(ii)	he has owned 5% or more of our total issued and outstanding capital for an uninterrupted period of one year and the benefit from the Common Shares is enjoyed within three years after the end of this period.

Gift Tax and Inheritance Tax

No Dutch gift tax or inheritance tax is due in respect of any gift of Common Shares by, or inheritance of Shares on the death of, a shareholder, except if:

(i)	at the time of the gift or death of the shareholder:

(a)	his Common Shares are attributable to an enterprise (or an interest in an enterprise) which is, in whole or in part, carried on through a permanent establishment or permanent representative in the Netherlands;

(b)	the shareholder is entitled to a share in the profits of an enterprise effectively managed in the Netherlands, other than by way of the holding of securities or through an employment contract, to which enterprise Common Shares are attributable.

(ii)	the shareholder passes away within 180 days after the date of the gift, and is not, or is not deemed to be at the time of the gift, but is, or is deemed to be, at the time of his death, resident in the Netherlands.

For purposes of Dutch gift or inheritance tax, an individual who is of Dutch nationality will be deemed to be resident in the Netherlands if he has been a resident in the Netherlands at any time during the ten years preceding the date of the gift or his death. For purposes of Dutch gift tax, an individual, irrespective of his nationality, will be deemed to be resident in the Netherlands if he has been resident in the Netherlands at any time during the 12 months preceding the date of the gift. Furthermore, under circumstances, a shareholder will be deemed to be resident in the Netherlands for purposes of Dutch gift and inheritance tax, if the heirs jointly or the recipient of the gift, as the case may be, so elect.

On April 20, 2009, the Dutch Ministry of Finance published a Bill proposing the reform of the inheritance and gift tax. If adopted, the Bill is expected to enter into force on January 1, 2010. Based on the current proposals, no Dutch gift or inheritance tax is due in respect of any gift of the Common Shares by, or inheritance of the Common Shares on the death of, a shareholder, except if:

(i)	at the time of the gift or death of the shareholder, the shareholder is resident, or is deemed to be resident, in the Netherlands;

(ii)	the shareholder passes away within 180 days after the date of the gift of the Common Shares and is not, or not deemed to be, at the time of the gift, but is, or deemed to be, at the time of his death, resident in the Netherlands;

(iii)	the gift of the Common Shares is made under a condition precedent and the shareholder is resident, or is deemed to be resident, in the Netherlands at the time the condition is fulfilled,

and provided that, if for Dutch gift tax purposes, the gift is construed as a gift by a person other than the shareholder, that person qualifies under the exceptions of (i) through (iii) above.

For purposes of Dutch gift or inheritance tax, an individual who is of Dutch nationality will be deemed to be resident in the Netherlands if he has been resident in the Netherlands at any time during the ten years preceding the date of the gift or his death. For purposes of Dutch gift tax, any individual, irrespective of his nationality, will be deemed to be resident in the Netherlands if he has been resident in the Netherlands at any time during the 12 months preceding the date of the gift.

Other Taxes and Duties

No other Dutch Taxes, including turnover tax and taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by or on behalf of a shareholder by reason only of the purchase, ownership and disposal of the Common Shares.

Residency

Subject to the exceptions mentioned above, a shareholder will not become resident, or a deemed resident, in the Netherlands for tax purposes, or become subject to Dutch Taxes, by reason only of our performance, or the shareholder’s acquisition (by way of issue or transfer to it), ownership or disposal of the Common Shares.

Taxation in Germany

The following section contains a short summary of certain key German tax principles that may be relevant with respect to the acquisition, holding, or transfer of the Offer Shares. This summary does not purport to be a comprehensive or exhaustive description of all German tax considerations that may be relevant to shareholders. It is based upon domestic German tax laws in effect at the time of preparation of this Prospectus and the provisions of typical double taxation treaties currently in force between Germany and other countries. It is important to note that the legal situation may change, possibly with retroactive effect. The tax information presented in this Prospectus is not a substitute for tax advice. Therefore, it is recommended that any prospective investor consults with a tax advisor concerning the tax consequences of acquiring, holding, selling and donating or bequeathing the Offer Shares. The same applies with respect to the rules governing the refund of any withholding tax (Kapitalertragsteuer) withheld. Only an individual tax consultation can appropriately account for the particular tax situation of each prospective investor.

Taxation of Shareholders in Germany

Shareholders are taxed in connection with the holding of shares (see “Taxation – Taxation in Germany – German Taxation of Dividends”), the sale of shares (see “Taxation – Taxation in Germany – German Taxation of Capital Gains”) and the gratuitous transfer of shares (see “Taxation – Taxation in Germany – German Taxation of Capital Gains – German Inheritance and Gift Tax”). There may occur value added tax (VAT) in certain circumstances (see “Taxation – Taxation in Germany – Other German Taxes”). Under German tax law, dividends and capital gains may be subject to German withholding tax. The following subsection describes the general principles of such withholding tax. The Netherlands may charge Dutch withholding tax on dividends (see section “Taxation – Taxation in the Netherlands”).

German Withholding Tax on Dividends and Capital Gains

Dividend payments on the Offer Shares and capital gains derived from the sale of Offer Shares are generally subject to withholding tax at a rate of 25% plus a solidarity surcharge thereon at a rate of 5.5% (i.e., a total of 26.375%), and upon application of an individual shareholder, applicable church tax, if the shareholder is subject to tax in Germany and a German resident disbursing agent (German financial institution, German financial services provider, German branch of a foreign financial institution or foreign financial services provider, German securities trading enterprise or a German securities trading bank) has custody of or administers the Offer Shares or conducts the sale of the Offer Shares and disburses or credits the dividends or, as the case may be, the proceeds of the sale.

The basis for the withholding tax on dividends is the dividend approved for distribution by the Company’s general shareholders’ meeting. The amount of tax withheld on the capital gains is generally based on the difference between the proceeds from the sale, after deducting expenses that stand in direct relation to the sale, and the acquisition costs of the Offer Shares. Under certain circumstances, the withholding tax may be applied instead to 30% of the proceeds from the sale if the Offer Shares were not acquired from the disbursing agent and held in custody or administered by it on a continuous basis since acquisition. This is the case, for example, when the respective securities account has been moved from a disbursing agent that is situated outside of an EU or EEA member state.

Withholding tax is not withheld by a German resident disbursing agent with respect to the dividend payments and to capital gains from Offer Shares if the Offer Shares are either beneficially owned by a German financial institution, a German financial services provider, a German branch of a foreign financial institution or foreign financial services provider or by a German investment company or are business assets of a corporation subject to unlimited German tax liability. The same applies under certain circumstances to Offer Shares held as business assets by individuals or partnerships.

Shareholders who have submitted a valid non-assessment certificate (Nichtveranlagungs-Bescheinigung) from the competent tax office to their custodian bank will receive the dividends or the proceeds of a sale of Offer Shares without deduction of withholding tax. The same applies to individual shareholders who have submitted a saver’s-allowance instruction (Freistellungsbescheinigung) to their custodian bank, insofar as the amount shown on the instruction has not already been used up by other private investment income of the shareholder.

The Dutch withholding tax which was withheld from the dividend payments and which is not refundable under the Tax Treaty between Germany and the Netherlands may be credited against the German withholding tax on the dividend payments if the shares are held as private assets.

German Taxation of Dividends

Shareholders resident in Germany for Tax Purposes

Offer Shares held as Private Assets

Dividend payments in respect of Offer Shares held as private assets are subject to personal income tax (plus solidarity surcharge of 5.5% thereon and, if applicable, church tax) as income derived from capital investment; however, the respective taxes of the shareholder will be deemed to be settled if the German withholding tax on dividend payments has been withheld by a German resident disbursing agent and the dividend will no longer have to be reported in the shareholder’s annual tax return (final flat tax (Abgeltungsteuer)).

Otherwise, if no German tax has been withheld due to reasons other than the submission of a correct non-assessment certificate or saver’s-allowance instruction (e.g. if the Offer Shares are held in custody by a foreign bank), the dividend income has to be reported in the shareholder’s annual tax return: In this case, the income tax will be assessed on such dividends at the flat tax rate of 25% (plus 5.5% solidarity surcharge thereon and if applicable church tax). For the purpose of such an assessment, the dividends can in principle be offset only against losses from private investment income (excluding losses from the sales of shares in stock corporations). The shareholder is entitled to an annual saver’s allowance (Sparer-Pauschbetrag) of €801 (€1,602 for married couples filing jointly) for the overall private investment income, however, the deduction of actual expenses related to private investment income (Werbungskosten) is excluded. Dutch tax withheld on the dividend payments, which is not refundable under the Tax Treaty between Germany and the Netherlands, may be credited against the German income tax up to the actual amount of German income tax on such dividend payments.

If tax has been withheld on dividend income by the German resident disbursing agent, the shareholder may under certain prerequisites apply for an assessment for such dividend income at the flat tax rate as described above (e.g., if the German resident disbursing agent has not considered the saver’s allowance or has not credited Dutch tax withheld). German tax withheld on the dividends will be credited against the amount of personal income tax assessed against the shareholder or, if in excess of such liability, refunded. Accordingly, dividend income has to be reported and church tax will be assessed if the shareholder is subject to church tax and no church tax has been withheld by the German resident disbursing agent.

Moreover, the shareholder may apply that his overall private investment income (including the dividends) is assessed together with his overall other income at his individual progressive tax rate if this would result in a lower tax burden (Günstigerprüfung). For the purpose of such an assessment, losses from private investment income can in principle be offset only against other private investment income (including the dividends). Additional restrictions apply to losses from sales of shares in stock corporations which can only be offset against capital gains from sales of such shares. German and Dutch withholding tax will be credited and the saver’s allowance instead of actual expenses will be considered as described above.

Offer Shares held as Business Assets

If the Offer Shares are business assets of a shareholder resident in Germany for tax purposes, taxation depends on whether the shareholder is a corporation, sole proprietor or partnership (co-entrepreneurship (Mitunternehmerschaft)):

(i)	Corporations: For corporations, dividends are generally exempt from corporate income tax. However, 5% of this tax-exempt income is considered an expense that may not be deducted as business expense and is thus effectively subject to corporate income tax (plus solidarity surcharge of 5.5% thereon). On the other hand, business expenses actually incurred in connection with the dividends may be deducted to the full amount. Dividends are, however, fully subject to trade tax (after deduction of business expenses related to the dividend), if the Offer Shares are held as business assets of a commercial permanent establishment located in Germany, unless a shareholder held at least 10% of the registered share capital of the Company at the beginning of the relevant tax assessment period. In the latter case, the 95% corporate income tax exemption for dividends applies analogously to trade tax.

(ii)	Sole proprietors (individuals): 60% of dividends made to sole proprietors are taxed (partial income method (Teileinkünfteverfahren)) with the personal income tax rate (plus solidarity surcharge of 5.5% thereon and if applicable to the individual investor, church tax). Correspondingly, only 60% of business expenses related to the dividends are tax-deductible (subject to general restrictions on deduction, if any). If the Offer Shares are held as business assets of a commercial permanent establishment located in Germany, dividends are fully subject to trade tax, unless the shareholder held at least 10% of the Company’s registered share capital at the beginning of the tax assessment period. However, all or part of the trade tax is generally credited as a lump sum against the shareholder’s personal income tax liability.

(iii)	Partnerships (Mitunternehmerschaften): If the Offer Shares are held by a partnership, personal income or corporate income tax will be levied only at the level of the partners. The taxation of each partner depends upon whether the partner is a corporation or an individual. If the partner is a corporation, the dividend income is generally 95% tax-exempt (see subsection (i) above). If the partner is an individual, only 60% of the dividend income is subject to income tax plus solidarity surcharge of 5.5% thereon (see subsection (ii) above). In general, if the Offer Shares are held as business assets of a commercial permanent establishment located in Germany, dividends are fully subject to trade tax at the level of the partnership. In the case of partners who are individuals, all or part of the trade tax the partnership pays in proportion to the partner’s interest in the partnership’s income is generally credited as a lump-sum against the individual partners’ personal income tax liability. If the partnership held at least 10% of the Company’s registered share capital at the beginning of the relevant tax assessment period, the dividends are not subject to trade tax. However, to the extent that corporations have a participation in the partnership, 5% of the dividend income is considered to be non-deductible business expenses will be subject to trade tax.

If the shareholder is a sole proprietor, all or part of the Dutch withholding tax which was withheld from the dividends and which is not refundable under the Tax Treaty between Germany and the Netherlands may be credited against the respective shareholder’s personal income tax liability. Alternatively, a sole proprietor may, under certain circumstances, elect to deduct 60% of the non-refundable Dutch withholding tax in determining his or her taxable income. If a corporate shareholder is tax resident in Germany (and not subject to the special rules described below), the Dutch withholding tax which was withheld from the dividends and which is not refundable under the Tax Treaty between Germany and the Netherlands cannot be credited against the respective shareholder’s corporate income tax. If the shares are held through a partnership, the same applies as described above depending whether the partners are individuals or corporations.

Special rules apply under German tax law to shareholder companies active in the financial and insurance sectors and to pension funds. See below.

Non-resident Shareholders

For dividend payments on Offer Shares that are held through a permanent establishment or fixed base in Germany or as part of business assets for which a permanent representative in Germany has been appointed, the provisions discussed above under the heading “Taxation – Taxation in Germany – German Taxation of Dividends – Shareholders resident in Germany for Tax Purposes – Offer Shares held as Business Assets” apply accordingly.

Dividend payments on Offer Shares to non-resident shareholders will in general also be subject to the 25% withholding tax (plus 5.5% solidarity surcharge thereon) if there is a German disbursing agent. The tax will not be withheld if the non-resident shareholder is not subject to tax in Germany on such dividend payments pursuant to Germany’s domestic tax laws (that is, not just because of a double taxation treaty). See “Taxation – Taxation in Germany – German Withholding Tax on Dividends and Capital Gains” above.

German Taxation of Capital Gains

Shareholders resident in Germany for Tax Purposes

Offer Shares held as Private Assets

Capital gains earned on the sale of Offer Shares by an individual who held the Offer Shares as private assets will generally be subject to tax, irrespective of the length of time the Offer Shares are held. The tax liability is usually covered by the (final flat) tax (Abgeltungsteuer) withheld (withholding tax of 25% plus solidarity surcharge of 5.5% thereon and upon application of the individual investor, applicable church tax) see “Taxation – Taxation in Germany – German Withholding Tax on Dividends and Capital Gains.”

As regards the obligations to report the capital gains in the tax return and the options to apply for an assessment for private investment income and the consequences of such an assessment, the description of the taxation of dividends (“Taxation – Taxation in Germany – German Taxation of Dividends – Shareholders resident in Germany for Tax Purposes – Offer Shares held as Private Assets”) applies accordingly. As aforementioned, capital losses from the sale of the Offer Shares can in principle be offset only against capital gains from the sale of shares in stock corporations.

Notwithstanding the foregoing, if a shareholder resident in Germany for tax purposes, or in the case of a gratuitous acquisition, the shareholder’s legal predecessor directly or indirectly held at least 1% of the share capital of the Company at any time during the five years preceding the sale, 60% of any capital gain resulting from the sale is taxable (with the applicable income tax rate, plus the solidarity surcharge of 5.5% thereon and any applicable church tax). Likewise, no more than 60% of any capital loss can be claimed for tax purposes (subject to general restrictions on tax deductions, if applicable). Special rules (i.e. limitation of tax deductibility) apply with regard to capital losses in case of a staggered acquisition of at least 1% of the share capital of the Company during the five years preceding the sale.

Offer Shares held as Business Assets

If the Offer Shares are business assets of a shareholder resident in Germany for tax purposes, then taxation of the capital gains realized depends upon whether the shareholder is a corporation, sole proprietor or partnership (co-entrepreneurship (Mitunternehmerschaft)):

(i)	Corporations: Generally speaking, capital gains earned on the sale of the Offer Shares by corporations are exempt from corporate income tax and, if the Offer Shares are held as business assets of a commercial permanent establishment located in Germany, trade tax. However, 5% are considered non-deductible business expenses and, as such, are subject to corporate income tax (plus solidarity surcharge of 5.5% thereon) and trade tax. Losses from the sale of Offer Shares and any other profit reductions related to such sale are not tax deductible.

(ii)	Sole Proprietors (individuals): If the Offer Shares are held by sole proprietors, 60% of the capital gains from the sale of Offer Shares are taxable with the personal income tax rate (plus solidarity surcharge of 5.5% thereon and if applicable to the individual investor, church tax). Similarly, only 60% of the business expenses related to such a gain and only 60% of any capital loss are tax deductible. If the Offer Shares are attributable to a commercial permanent establishment maintained in Germany, 60% of the capital gains are also subject to trade tax. However, all or part of the trade tax is credited as a lump sum against the shareholder’s personal income tax liability.

(iii)

Partnerships (Mitunternehmerschaften): If the shareholder is a partnership, personal income tax or corporate income tax, as the case may be, is assessed at the level of each partner rather than at the level of the partnership. The taxation of each partner depends on whether the partner is subject to personal income tax or corporate income tax. If the partners are subject to corporate income tax, capital gains from the sale of Offer Shares are in general effectively 95% tax exempt (see subsection (i) above). If the partners are subject to personal income tax, 60% of the capital gains from the sale of Offer Shares are taxable (see subsection (ii) above). In addition, if the Offer Shares are attributable to a commercial permanent establishment in Germany, any capital gain from their sale is subject to trade tax at the level of the partnership, with 60% of the gain being subject to trade tax to the extent that the partners are individuals and 5% to the extent that the partners are corporations. Losses from the sale of Offer Shares are deductible for trade tax purposes only to the extent that the partners are individuals, with the deduction capped at 60% of the loss. In the case of partners who are individuals, all or part of the trade tax is credited as a lump sum against their personal income tax liability. With respect to the deductibility of business expenses related to the capital gains and the deductibility of capital losses for individual or corporate income tax purposes, as the case may be, the principles outlined in subsection (i) apply to partners subject to corporate income tax, and those outlined in subsection (ii) apply to partners subject to individual income tax.

Special rules apply under German tax law to capital gains realized by companies active in the financial and insurance sectors, as well as by pension funds. See below.

Non-Resident Shareholders

For capital gains realized on the sale of Offer Shares that are held through a permanent establishment or fixed base in Germany or as part of business assets for which a permanent representative in Germany has been appointed, the provisions discussed above under the heading “Taxation – Taxation in Germany – German Taxation of Capital Gains – Shareholders resident in Germany for Tax Purposes – Offer Shares held as Business Assets” apply accordingly.

Capital gains realized on the sale of Offer Shares by non-resident shareholders will in general also be subject to the 25% withholding tax (plus 5.5% solidarity surcharge thereon) if there is a German disbursing agent. The tax will not be withheld if the non-resident shareholder is not subject to tax in Germany on such capital gains pursuant to Germany’s domestic tax laws (that is, not just because of a double taxation treaty). See “Taxation – Taxation in Germany – German Withholding Tax on Dividends and Capital Gains” above.

Special Treatment of Companies in the Financial and Insurance Sectors and Pension Funds in Germany

If financial institutions (Kreditinstitute) or financial services providers (Finanzdienstleistungsinstitute) hold or sell Offer Shares that are allocable to their trading book (Handelsbuch) pursuant to Section 1a of the German Banking Act (Gesetz über das Kreditwesen), they will neither benefit from the 40% exemption under the partial-income method nor enjoy the 95% exemption from corporate income tax plus solidarity surcharge of 5.5% thereon and from any applicable trade tax. Thus, dividend income and capital gains are fully taxable. Dividends (less attributable business expenses, i.e. the net dividends) are fully exempt from trade tax if the corporation held at least 10% of the Company’s registered share capital at the beginning of the relevant tax assessment period. The same applies to Offer Shares that are acquired by a financial enterprise (Finanzunternehmen) within the meaning of the German Banking Act for purposes of realizing short-term gains from proprietary trading and to Offer Shares held through a permanent establishment in Germany by financial institutions, financial services providers and financial companies with their registered office in another member state of the European Union or another contracting state to the EEA Agreement. Likewise, the tax exemption described earlier afforded to corporations for dividend income and capital gains from the sale of Offer Shares does not apply to Offer Shares that qualify as a capital investment of life insurance and health insurance companies or which are held by pension funds. Moreover, no reduction in trade tax is possible for these shareholders. Special taxation rules apply to these companies in respect of this kind of income.

However, under certain circumstances shareholders subject to corporate income tax may benefit from certain exceptions for dividend payments if the Parent-Subsidiary Directive (EC Directive 90/435/EEC of the Council dated July 23, 1990, as amended) applies to them.

German Inheritance and Gift Tax

The transfer of Offer Shares to another person by inheritance or gift is generally subject to German inheritance and gift tax only if

(i)	the decedent, donor, heir, beneficiary or other transferee maintained his or her residence or a habitual abode in Germany or had its place of management or registered office in Germany at the time of the transfer, or is a German citizen who has not spent more than five consecutive years outside Germany without maintaining a residence in Germany (special rules apply to certain former German citizens who neither maintain a residence nor have their habitual abode in Germany) or

(ii)	the Offer Shares were held by the decedent or donor as part of business assets for which a permanent establishment was maintained in Germany or for which a permanent representative in Germany had been appointed.

The few German treaties for the avoidance of double taxation regarding inheritance and gift tax currently in force may provide that foreign inheritance or gift tax paid can be credited against the German inheritance or gift tax.

Other German Taxes

No German transfer tax, value-added tax, stamp duty or similar taxes are assessed on the purchase, sale or other transfer of Offer Shares. Provided that certain requirements are met, business owners may, however, opt for the payment of value-added tax on transactions that are otherwise tax-exempt. Net wealth tax is currently not charged in Germany and thus does not become due.

UNDERWRITING

We and the underwriters for this offering named below have entered into an underwriting agreement with respect to the Common Shares being offered both within and outside the United States. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Common Shares indicated in the following table. The address of Deutsche Bank Aktiengesellschaft is Große Gallusstraße 10 - 14, D-60311 Frankfurt am Main, Germany. The address of Goldman Sachs International is Peterborough Court, 133 Fleet Street, London EC4A 2BB, United Kingdom. The address of J.P. Morgan Securities Ltd. is 10 Aldermanbury, London EC2V 7RF, United Kingdom. The address of Barclays Bank PLC is 5 The North Colonnade, Canary Wharf, London E14 4BB, United Kingdom. The address of COMMERZBANK Aktiengesellschaft is Kaiserstrasse 16 (Kaiserplatz), 60311 Frankfurt am Main, Germany. The address of DZ BANK AG Deutsche Zentral-Genossenschaftsbank is Platz der Republik, 60265 Frankfurt am Main, Germany. The address of Mitsubishi UFJ Securities International plc is 6 Broadgate, London EC2M 2AA, United Kingdom.

Underwriters	Numbers of Common Shares
Deutsche Bank Aktiengesellschaft	8,250,000
Goldman Sachs International	8,250,000
J.P. Morgan Securities Ltd.	8,250,000
Barclays Bank PLC	1,100,000
COMMERZBANK Aktiengesellschaft	1,100,000
DZ BANK AG Deutsche Zentral-Genossenschaftsbank	275,000
Mitsubishi UFJ Securities International plc	275,000

Total	27,500,000

The underwriters are committed to take and pay for all of the Common Shares being offered, if any are taken (other than Common Shares offered pursuant to the option described below, until such option is exercised).

The following table shows the per Common Share and the total underwriting discount to be paid by us to the underwriters. In addition, the Joint Bookrunners are also eligible to earn a success fee of approximately up to $5.57 million in connection with the offering, or $6.40 million if the overallotment option is exercised in full. The success fee may be paid by us after the date hereof in our sole discretion.

Paid by QIAGEN
Per Common Share	$0.405
Total	$11,137,500

Total expenses (other than the underwriting discount and the potential success fee) for this offering are estimated to be approximately up to $3.5 million, including, but not limited to, SEC registration fees of approximately $50,000, European regulatory and stock exchange fees of approximately $50,000, printing fees of approximately $100,000, legal fees of approximately $2.3 million, transfer agent fees of approximately $100,000 and accounting fees of approximately $800,000.

We have granted to the underwriters an option exercisable during the 30-day period commencing from the date of this prospectus supplement to purchase up to 4,125,000 additional Common Shares at the public offering price less the same underwriting discount solely to cover over-allotments, if any. To the extent the underwriters exercise this option, the underwriters will severally purchase the additional Common Shares in approximately the same proportions as set forth in the table above.

Common Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any Common Shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.243 per Common Share from the initial price to the public. Any such securities dealers may resell any Common Shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.10 per Common Share from the initial price to public. If all the Common Shares are not sold at the initial price to public, the underwriters may change the offering price and the other selling terms.

We have been advised by the underwriters that some of the underwriters are expected to make offers and sales both inside and outside of the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC. Deutsche Bank Aktiengesellschaft is expected to make offers and sales in the United States through its selling agent, Deutsche Bank Securities Inc. Goldman Sachs International is expected to make offers and sales in the United States through its selling agent, Goldman, Sachs & Co. J.P. Morgan Securities Ltd. is expected to make offers and sales in the United States through its selling agent, J.P. Morgan Securities Inc. In addition, we have been advised by the underwriters that none of Barclays Bank PLC, COMMERZBANK Aktiengesellschaft , DZ BANK AG Deutsche Zentral-Genossenschaftsbank and Mitsubishi UFJ Securities International plc intends to make offers and sales in the United States.

The underwriters have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares or Common Shares as a part of the distribution of the Common Shares. The underwriters also have agreed that they may sell shares and Common Shares among themselves.

During the period beginning from the date of the underwriting agreement in connection with this offering and continuing to the date 90 days thereafter, we will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, except as provided under the underwriting agreement, any Common Shares or any of our securities that are substantially similar to the Common Shares, including but not limited to, any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Shares or any such substantially similar securities (other than pursuant to employee, director and consultant stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, September 24, 2009), without the prior written consent of the Joint Bookrunners, on behalf of the underwriters, in each case, other than the issuance of up to an aggregate of 2,000,000 Common Shares (subject to adjustment for splits and subdivisions) issued in connection with strategic mergers, acquisitions or investments or other strategic transactions where such other strategic transaction includes a commercial relationship involving QIAGEN and other entities (including but not limited to joint ventures, marketing or distribution arrangements, collaboration agreements or intellectual property license agreements) to one or more of such entities that are party to such transaction; provided, however, that the recipients of such Common Shares in such transactions shall agree, for the benefit of the underwriters, to be bound by the restrictions to the same effect as set forth above, for the remainder of such 90-day period.

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Common Shares or the possession, circulation or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, the Common Shares may not be offered or sold, directly or indirectly, and neither the prospectus supplement nor the accompanying prospectus nor any other offering material or advertisements in connection with the Common Shares may be distributed or published, in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

In connection with this offering, the underwriters may, subject to applicable laws and regulations, purchase and sell the Common Shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Common Shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Common Shares while the offering is in progress.

The underwriters also may, subject to applicable laws and regulations, impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because a representative of the underwriters has repurchased Common Shares sold by or for the account of that underwriter in stabilizing or covering short transactions.

In connection with this offering, Goldman Sachs International, as stabilizing manager, or any of its agents, on behalf of the Joint Bookrunners and the other managers in the offering, may (but will be under no obligation to), to the extent permitted by applicable law, over-allot or effect other transactions which stabilize or maintain the market price of the Common Shares or any options, warrants or rights with respect to, or interests in, the Common Shares, in each case at a higher level than might otherwise prevail in the open market. The stabilizing manager is not required to enter into such transactions and such transactions may commence on or after the date hereof and will end no later than the thirtieth day after the allotment of the Common Shares, which is expected to be October 23, 2009. Such transactions may be effected on the Frankfurt Stock Exchange, on the Nasdaq, on the over-the-counter market or otherwise. There can be no assurance that such transactions will be undertaken and, if commenced, they may be discontinued at any time without prior notice.

In connection with the offering, the underwriters and selling group members may engage in passive market making transactions in the Common Shares on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during the period before the commencement of offers or sales of Common Shares and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Certain of the underwriters or their affiliates may purchase Common Shares and may have been allocated Common Shares offered as part of the offering, at the initial price to the public, for asset management and/or proprietary purposes. Such purchases in aggregate will account for less than 10% of the total amount of the offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and contribute to payments that the underwriters may be required to make in that respect.

Purchasers of the Common Shares offered in this offering may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page of this prospectus supplement.

This prospectus supplement and the accompanying prospectus may be used by the underwriters and other dealers in connection with offers and sales of the Common Shares, including sales of Common Shares initially sold by the underwriters in this offering outside of the United States to persons located in the United States in transactions that require registration under the Securities Act.

This prospectus supplement and the accompanying prospectus may be used in connection with Common Shares initially offered outside the United States in the offering insofar as such Common Shares are resold from time to time in the United States in transactions that require registration under the Securities Act.

A prospectus supplement in electronic format may be made available on the websites maintained by the underwriters or one or more securities dealers. The underwriters may agree to allocate a number of Common Shares for sale to its online brokerage account holders. Common Shares to be sold pursuant to an internet distribution will be allocated on the same basis as other allocations. In addition, Common Shares may be sold by the underwriters to securities dealers who resell Common Shares to online brokerage account holders.

The underwriters have engaged in transactions with and performed various investment banking and other services for us in the past for which customary compensation was received, and may do so from time to time in the future.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Netherlands and substantial portions of our assets are located outside of the United States. In addition, certain members of our Managing and Supervisory Boards, our officers and certain experts named herein reside outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such other persons, or to enforce outside the United States judgments obtained against us or such other persons in U.S. courts, in any action, including actions predicated upon the civil liability provisions of U.S. securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, rights predicated upon the U.S. securities laws. There is no treaty between the United States and the Netherlands for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would not be directly enforceable in the Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in the Netherlands, such party may submit to the Dutch court the final judgment which has been rendered in the United States. If the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, the Dutch court will, in principle, give binding effect to the final judgment which has been rendered in the United States unless such judgment contravenes Dutch principles of public policy. Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce against us, members of our Managing or Supervisory Boards, our officers or certain experts named herein who are residents of the Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the federal securities laws. In addition, there is doubt as to whether a Dutch court would impose civil liability on us, the members of our Managing or Supervisory Boards, our officers or certain experts named herein in an original action predicated solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands against us or such members, officers or experts, respectively.

LEGAL MATTERS

The validity of the issuance of the Common Shares offered by us in this offering will be passed upon by De Brauw Blackstone Westbroek N.V., Amsterdam, the Netherlands. Certain other legal matters with respect to U.S. federal laws in connection with this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, our U.S. counsel. Attorneys at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. own an aggregate of approximately 8,000 of our Common Shares. Certain legal matters with respect to U.S. federal and New York laws in connection with this offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP. Certain other legal matters in connection with this offering with respect to Dutch law will be passed upon for the underwriters by NautaDutilh. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. may rely upon De Brauw Blackstone Westbroek N.V. with respect to matters governed by the laws of the Netherlands and upon Linklaters LLP with respect to matters governed by German law.

EXPERTS

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft (formerly Ernst & Young AG Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft), independent registered public accounting firm, has audited our consolidated financial statements and schedule included or incorporated by reference herein, and the effectiveness of our internal control over financial reporting as of December 31, 2008 and 2007, as set forth in their reports, which are included or incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement. Our financial statements and schedule and our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2008 and 2007 are included and incorporated by reference in reliance on the reports of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft (formerly Ernst & Young AG Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft), given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 20-F as of, and for the year ended, December 31, 2006, as set forth in their report, which is incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements of Digene Corporation for each of the three years in the period ended June 30, 2007, as set forth in their report, which is incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement. The Digene Corporation financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act, we have filed a registration statement on Form F-3 relating to the securities offered by this prospectus supplement with the SEC. This prospectus supplement and the accompanying prospectus are a part of that registration statement, which includes additional information. You should refer to the registration statement and the exhibits and schedules thereto if you would like to find out more about us and about the Common Shares. This prospectus supplement summarizes material provisions of contracts and other documents that we refer to. Since this prospectus supplement and the accompanying prospectus may not contain all the information that you may find important, you should review a full text of these documents. We have included copies of these documents as exhibits to our registration statement.

We file annual reports on Form 20-F with, and furnish periodic reports on Form 6-K to, the SEC. You may read and copy this information at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing to the public reference section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The filings we have made with the SEC through its electronic filing system, EDGAR, are also available to the public from the SEC’s website at http://www.sec.gov. The SEC website contains reports, proxy and information statements and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or furnish to the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Any information that we subsequently file with or furnish to the SEC and that is deemed incorporated by reference in this prospectus supplement will automatically update and supersede the information in this prospectus supplement. In all such cases, you should rely on the later information over different information included in this prospectus supplement.

This prospectus supplement will be deemed to incorporate by reference the following documents:

•

our Annual Report on Form 20-F for the year ended December 31, 2008, filed on March 25, 2009, to the extent the information in that report has not been updated or superseded by this prospectus supplement; and

•

Exhibit 99.1 to our report of Form 6-K submitted on August 14, 2009, which contains our unaudited consolidated interim financial statements as of and for the six months ended June 30, 2009, to the extent the information in that report has not been updated or superseded by this prospectus supplement; and

•

our report on Form 6-K submitted on September 22, 2009, which includes historical financial information of Digene Corporation, to the extent the information in that report has not been updated or superseded by this prospectus supplement; and

•

any amendment to our Annual Report on Form 20-F for the year ended December 31, 2008, and any annual report on Form 20-F or amendment thereto filed subsequent to the date hereof and prior to the termination of this offering; and

•

any report on Form 6-K submitted by us to the SEC prior to the termination of this offering, or portion of such report, and identified by us as being incorporated by reference into this prospectus supplement; and

•

the description of the Common Shares contained in our Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to that date. Any statement contained in this prospectus supplement or in a document, all or any portion of which is incorporated or deemed to be incorporated by reference into this prospectus supplement, will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which also is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supercedes. Any statement that is modified or superseded in this way shall not be deemed to constitute a part of this prospectus supplement, except as so modified or superseded.

Upon written or oral request, we will provide a copy of any or all of these filings, at no cost, to each person, including any beneficial owner, to whom this prospectus supplement is delivered. You may request such copies by writing or telephoning us at QIAGEN, N.V., c.o. QIAGEN GmbH, QIAGEN Strasse 1,40724 Hilden, Germany, + 49 (0) 2103-29-11710, Attention: Investor Relations.

You should rely only on the information that we incorporate by reference or provide in this document. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than the date on the front of this document.

QIAGEN N.V. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Annual Consolidated Financial Statements of QIAGEN N.V.

Interim Consolidated Financial Statements of QIAGEN N.V.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Supervisory Board and Shareholders of QIAGEN N.V. and Subsidiaries

We have audited the accompanying consolidated balance sheets of QIAGEN N.V. and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of QIAGEN N.V. and Subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 12 to the consolidated financial statements, QIAGEN N.V. changed its method of accounting for uncertainties in income taxes in 2007 upon adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109”.

/s/ Ernst & Young AG

Wirtschaftsprüfungsgesellschaft

Steuerberatungsgesellschaft

Mannheim, Germany

March 23, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Supervisory Board and Shareholders of QIAGEN N.V. and Subsidiaries

We have audited the accompanying consolidated balance sheet of QIAGEN N.V. and Subsidiaries as of December 31, 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2006. Our audit also included the financial statement schedule listed in the Index at Item 19(A) for the year in the period ended December 31, 2006. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of QIAGEN N.V. and Subsidiaries at December 31, 2006 and the consolidated results of their operations and their cash flows for the year ended December 31, 2006 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the information in the related financial statement schedule for the year ended December 31, 2006, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

March 30, 2007

McLean, Virginia

QIAGEN N.V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

	As of December 31,
(dollars in thousands)	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$333,313	$347,320
Marketable securities	—	2,313
Accounts receivable, net of allowance for doubtful accounts of $3,070 and $3,344 in 2008 and 2007, respectively	158,440	141,846
Income taxes receivable	14,441	10,696
Inventories, net	108,563	88,346
Prepaid expenses and other	61,424	33,693
Deferred income taxes	27,374	23,732

Total current assets	703,555	647,946

Long-Term Assets:
Property, plant and equipment, net	289,672	283,491
Goodwill	1,152,105	1,107,882
Intangible assets, net of accumulated amortization of $132,570 and $65,129 in 2008 and 2007, respectively	640,309	639,107
Deferred income taxes	73,766	72,128
Other assets	25,916	24,620

Total long-term assets	2,181,768	2,127,228

Total assets	$2,885,323	$2,775,174

The accompanying notes are an integral part of these consolidated financial statements.

QIAGEN N.V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS’ EQUITY

	As of December 31,
(dollars in thousands)	2008	2007
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$48,836	$40,379
Accrued and other liabilities (of which $6,358 and $6,410 due to related parties in 2008 and 2007, see Note 18)	163,513	104,224
Income taxes payable	14,288	13,456
Current portion of long-term debt	25,000	—
Current portion of capital lease obligations	2,984	2,769
Deferred income taxes	7,754	4,903

Total current liabilities	262,375	165,731

Long-Term Liabilities:
Long-term debt, net of current portion (of which $445,000 in 2008 and $450,000 in 2007 due to related parties, see Note 18)	920,000	950,000
Capital lease obligations, net of current portion	29,718	33,017
Deferred income taxes	212,589	225,893
Other (of which $1,391 due to related party in 2008, see Note 18)	6,797	8,405

Total long-term liabilities	1,169,104	1,217,315

Minority interest	—	553

Commitments and Contingencies (Note 16)
Shareholders’ Equity:
Preference shares, 0.01 EUR par value, authorized—450,000,000 shares, no shares issued and outstanding	—	—
Financing preference shares, 0.01 EUR par value, authorized—40,000,000 shares, no shares issued and outstanding	—	—
Common Shares, 0.01 EUR par value, authorized—410,000,000 shares, issued and outstanding—197,839,113 and 195,335,076 shares at December 31, 2008 and 2007, respectively	2,212	2,175
Additional paid-in capital	958,665	925,597
Retained earnings	477,812	388,779
Accumulated other comprehensive income	15,155	75,024

Total shareholders’ equity	1,453,844	1,391,575

Total liabilities and shareholders’ equity	$2,885,323	$2,775,174

The accompanying notes are an integral part of these consolidated financial statements.

QIAGEN N.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years ended December 31,
(in thousands)	2008	2007	2006
Net sales	$892,975	$649,774	$465,778
Cost of sales	293,285	216,227	147,303

Gross profit	599,690	433,547	318,475

Operating Expenses:
Research and development	97,331	64,935	41,560
Sales and marketing	227,408	164,690	115,942
General and administrative, integration and other	113,936	87,178	56,087
Acquisition-related intangible amortization	14,368	7,711	2,085
Purchased in-process research and development	985	25,900	2,200

Total operating expenses	454,028	350,414	217,874

Income from operations	145,662	83,133	100,601

Other Income (Expense):
Interest income	9,511	19,509	16,359
Interest expense	(37,527)	(31,455)	(11,918)
Other income, net	1,640	4,539	1,026

Total other (expense) income	(26,376)	(7,407)	5,467

Income before provision for income taxes and minority interest	119,286	75,726	106,068
Provision for income taxes	29,762	25,555	35,529
Minority interest	491	49	—

Net income	$89,033	$50,122	$70,539

Basic net income per common share	$0.45	$0.30	$0.47

Diluted net income per common share	$0.44	$0.28	$0.46

Shares used in computing basic net income per common share	196,804	168,457	149,504

Shares used in computing diluted net income per common share	204,259	175,959	153,517

The accompanying notes are an integral part of these consolidated financial statements.

QIAGEN N.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

	Common Shares		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
(in thousands except shares)	Shares	Amount
BALANCE AT DECEMBER 31, 2005	148,455,864	1,513	157,796	274,200	16,948	450,457

Net income	—	—	—	70,539	—	70,539
Unrealized loss, net on hedging contracts	—	—	—	—	(539)	(539)
Realized loss, net on hedging contracts	—	—	—	—	2,122	2,122
Unrealized loss, net on marketable securities	—	—	—	—	(1,565)	(1,565)
Translation adjustment	—	—	—	—	24,473	24,473

Comprehensive income	—	—	—	—	—	95,030
Transition adjustment to pension liability upon adoption of new accounting standard, net of deferred taxes	—	—	—	—	(204)	(204)
Stock issued for acquisition	125,000	2	1,846	—	—	1,848
Common stock issuances under employee stock plan	1,586,676	20	10,986	—	—	11,006
Tax benefit of employee stock plan	—	—	7,385	—	—	7,385
Share-based compensation	—	—	326	—	—	326
Proceeds from subscription receivable	—	—	317	—	—	317

BALANCE AT DECEMBER 31, 2006	150,167,540	1,535	178,656	344,739	41,235	566,165

Net income	—	—	—	50,122	—	50,122
Unrealized gain, net on hedging contracts	—	—	—	—	903	903
Realized loss, net on hedging contracts	—	—	—	—	611	611
Unrealized loss, net on marketable securities	—	—	—	—	(504)	(504)
Realized gain, net on marketable securities	—	—	—	—	(1)	(1)
Unrealized gain, net on pension	—	—	—	—	47	47
Translation adjustment	—	—	—	—	32,733	32,733

Comprehensive income	—	—	—	—	—	83,911
Cumulative effect due to the adoption of uncertain tax positions	—	—	—	(6,082)	—	(6,082)
Stock issued for the acquisition of eGene Inc.	870,444	12	15,598	—	—	15,610
Stock issued for the acquisition of Digene Corporation.	39,618,164	563	635,388	—	—	635,951
Equity awards issued in connection with the Digene acquisition	—	—	33,212	—	—	33,212
Common stock issuances under employee stock plans	4,678,928	65	42,217	—	—	42,282
Tax benefit of employee stock plans	—	—	9,944	—	—	9,944
Share-based compensation	—	—	8,982	—	—	8,982
Proceeds from subscription receivables	—	—	1,600	—	—	1,600

BALANCE AT DECEMBER 31, 2007	195,335,076	$2,175	$925,597	$388,779	$75,024	$1,391,575

Net income	—	—	—	89,033	—	89,033
Unrealized loss, net on hedging contracts	—	—	—	—	(3,920)	(3,920)
Realized gain, net on hedging contracts	—	—	—	—	533	533
Realized loss, net on marketable securities	—	—	—	—	(780)	(780)
Unrealized gain, net on pension	—	—	—	—	65	65
Translation adjustment	—	—	—	—	(55,767)	(55,767)

Comprehensive income	—	—	—	—	—	29,164
Stock issued for the acquisition of eGene Inc.	16,860	1	301	—	—	302
Stock issued for the acquisition of Corbett.	218,504	3	4,231	—	—	4,234
Common stock issuances from conversion of warrants	395,417	5	4,995	—	—	5,000
Common stock issuances under employee stock plans	1,873,256	28	13,427	—	—	13,455
Tax benefit of employee stock plans	—	—	(662)	—	—	(662)
Share-based compensation	—	—	9,791	—	—	9,791
Proceeds from subscription receivables	—	—	985	—	—	985

BALANCE AT DECEMBER 31, 2008	197,839,113	$2,212	$958,665	$477,812	$15,155	$1,453,844

The accompanying notes are an integral part of these consolidated financial statements.

QIAGEN N.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
(in thousands)	2008	2007	2006
Cash Flows From Operating Activities:
Net income	$89,033	$50,122	$70,539
Adjustments to reconcile net income to net cash provided by operating activities, net of effects of businesses acquired:
Depreciation and amortization	42,618	31,257	21,818
Amortization of purchased intangible assets	63,086	31,326	8,220
Purchased in-process research and development	985	25,900	2,200
Non-cash acquisition related costs	5,869	2,839	4,745
Share-based compensation:
Share-based compensation expense	9,791	8,982	326
Excess tax benefits from share-based compensation	(1,775)	(9,944)	(7,385)
Deferred income taxes	(17,694)	(1,654)	5,210
Other	(843)	1,809	889
Net changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(19,078)	(21,378)	(3,275)
Income taxes receivable	4,705	(7,598)	(5,385)
Inventories	(30,371)	(8,738)	(4,202)
Prepaid expenses and other	(396)	(4,604)	1,238
Other assets	4,975	(887)	(1,662)
Increase (decrease) in:
Accounts payable	5,753	956	2,720
Accrued and other liabilities	19,081	(23,539)	1,523
Income taxes payable	(3,110)	7,534	525
Other	369	2,428	3,435

Net cash provided by operating activities	172,998	84,811	101,479

Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(39,448)	(34,492)	(28,995)
Proceeds from sale of equipment	1,233	715	1,256
Purchases of intangible assets	(18,469)	(24,122)	(6,358)
Purchases of investments	(4,175)	(747)	—
Collections of note receivable in connection with disposed synthetic DNA business unit	—	5,106	652
Purchases of marketable securities	—	(45,444)	(56,606)
Sales of marketable securities	2,313	299,005	20,000
Investment in unconsolidated subsidiary	—	—	(42)
Cash paid for acquisitions, net of cash acquired	(150,531)	(859,692)	(95,379)
Loan to related party	(1,441)	—	—

Net cash used in investing activities	(210,518)	(659,671)	(165,472)

The accompanying notes are an integral part of these consolidated financial statements.

QIAGEN N.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(CONTINUED)

	Years ended December 31,
(in thousands)	2008	2007	2006
Cash Flows From Financing Activities:
Proceeds from debt	—	780,018	295,022
Repayment of debt	(5,000)	(337,811)	(9,825)
Principal payments on capital leases	(2,995)	(1,979)	(745)
Proceeds from subscription receivables	985	1,600	317
Excess tax benefits from share based compensation	1,775	9,944	7,385
Issuance of common shares under employee stock plans	13,455	42,282	11,006
Issuance of common shares under exercise of warrant	5,000	—	—
Other financing activities	(451)	—	—

Net cash provided by financing activities	12,769	494,054	303,160

Effect of exchange rate changes on cash and cash equivalents	10,744	(2,231)	(510)

Net (decrease) increase in cash and cash equivalents	(14,007)	(83,037)	238,657
Cash and cash equivalents, beginning of year	347,320	430,357	191,700

Cash and cash equivalents, end of year	$333,313	$347,320	$430,357

Supplemental Cash Flow Disclosures:
Cash paid for interest	$36,460	$30,531	$24,289
Cash paid for income taxes	$39,475	$14,234	$36,384
Supplemental Disclosure of Non-cash Investing and Financing Activities:
Equipment purchased through capital lease	$141	$59	$175
Issuance of common shares in connection with acquisitions	$4,536	$651,561	$1,847

The accompanying notes are an integral part of these consolidated financial statements.

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

1.	Description of Business

QIAGEN N.V., a Netherlands holding company, and subsidiaries (the Company) is a leading provider of innovative technologies and products for preanalytical sample preparation and linked molecular assay solutions. The Company has developed a comprehensive portfolio of more than 500 proprietary, consumable products and automated solutions for sample collection, and nucleic acid and protein handling, separation, and purification as well as open and target specific assays. The Company also supplies diagnostic kits, tests, and assays for human and veterinary molecular diagnostics. Products are sold to academic research markets, to leading pharmaceutical and biotechnology companies, to applied testing customers (such as in forensics, veterinary, biodefense and industrial applications) as well as to molecular diagnostics laboratories. In addition, the Company sells and/or licenses technologies to others. The Company’s products are subject to rapid technological change. Because of these technological changes, the Company needs to continuously expend resources toward research and development. Products are sold through a dedicated sales force and a global network of distributors in more than 40 countries.

During 2008, the Company acquired Corbett Life Science Pty. Ltd. and the assets related to the Biosystems Business from Biotage AB. During 2007, the Company acquired eGene Inc. and Digene Corporation, as discussed more fully in Note 4. These acquisitions have been accounted for using the purchase method of accounting, and the acquired companies’ results have been included in the accompanying financial statements from their respective dates of acquisition.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements were prepared in conformity with U.S. generally accepted accounting principles (GAAP) and include the accounts of the Company and its wholly owned subsidiaries other than those that are considered variable interest entities for which the Company is not the primary beneficiary. All significant intercompany accounts and transactions have been eliminated. All amounts are presented in U.S. dollars, unless otherwise indicated. Investments in companies where the Company exercises significant influence over the operations, and which the Company has determined that it is not the primary beneficiary, are accounted for using the equity method. All other investments are accounted for under the cost method.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Risk

The Company buys materials for products from many suppliers, and is not dependent on any one supplier or group of suppliers for the business as a whole. However, key components of certain products, including certain instrumentation components and chemicals, are available only from a single source. If supplies from these vendors were delayed or interrupted for any reason, the Company may not be able to obtain these materials timely or in sufficient quantities in order to produce certain

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

products and sales levels could be negatively affected. Additionally, the Company’s customers include researchers at pharmaceutical and biotechnology companies, academic institutions and government and private laboratories. Fluctuations in the research and development budgets of these researchers and their organizations for applications in which the Company’s products are used could have a significant effect on the demand for our products.

The financial instruments used in managing the Company’s foreign currency and interest rate exposures have an element of risk in that the counterparties may be unable to meet the terms of the agreements. The Company attempts to minimize this risk by limiting the counterparties to a diverse group of highly-rated international financial institutions. The carrying values of the Company’s financial instruments incorporate the non-performance risk by using market pricing for credit risk. However, the Company has no reason to believe that any counterparties will default on their obligations and therefore does not expect to record any losses as a result of counterparty default. In order to minimize the Company’s exposure with any single counterparty, the Company has entered into master agreements which allow it to manage the exposure with the respective counterparty on a net basis. In connection with such agreements the Company does not require and is not required to pledge collateral for derivative transactions.

Other financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents, short-term investments, and accounts receivable. The Company attempts to minimize the risks related to cash and cash equivalents and short-term investments by using highly-rated financial institutions that invest in a broad and diverse range of financial instruments. The Company has established guidelines related to credit ratings and maturities of investments intended to maintain safety and liquidity. Concentration of credit risk with respect to accounts receivable is limited due to a large and diverse customer base, which is dispersed over different geographic areas. Allowances are maintained for potential credit losses and such losses have historically been within expected ranges.

Fair Value of Financial Instruments

The carrying value of the Company’s cash and cash equivalents, notes receivable, accounts receivable, accounts payable and accrued liabilities approximate their fair values because of the short maturities of those instruments. The carrying value of the Company’s variable rate debt and capital leases approximate their fair values because of the short maturities and/or interest rates which are comparable to those available to the Company on similar terms. The fair values of the notes payable to QIAGEN Finance and Euro Finance, further discussed in Note 14, were estimated by using available over-the-counter market information on the convertible bonds which were issued by QIAGEN Finance and Euro Finance, the values of which correlate to the fair value of the loan arrangements the Company has with QIAGEN Finance and Euro Finance which includes the notes payable, the guarantee and the warrant agreement (further discussed in Note 10).

Cash and Cash Equivalents, Marketable Securities and Investments

Cash and Cash Equivalents:    Cash and cash equivalents consist of cash on deposit in banks and other cash invested temporarily in various instruments that are short-term and highly liquid, and having an original maturity of less than 90 days at the date of purchase.

Marketable Securities and Investments:    The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standard (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” All such investments are classified as “available for sale”

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and stated at fair value. Interest income is accrued when earned, and changes in market values are reflected as unrealized gains and losses, calculated on the specific identification method, as a component of accumulated other comprehensive income.

The Company also has investments in non-marketable securities issued by privately held companies. These investments are included in other long-term assets in the accompanying consolidated balance sheets and are accounted for using the equity or cost method of accounting.

Marketable securities and investments are evaluated at least quarterly, or sooner if impairment indicators are noted, to determine if declines in value are other-than-temporary. In making that determination, the Company considers all available evidence relating to the realizable value of a security. This evidence includes, but is not limited to, the following:

•	adverse financial conditions of a specific issuer, segment, industry, region or other variables;

•	the length of time and the extent to which the fair value has been less than cost; and

•	the financial condition and near-term prospects of the issuer.

Temporary declines in the value of investments classified as available-for-sale are recorded as an unrealized loss and netted with unrealized gains and reported as a separate component of shareholders’ equity. A decline in fair value below amortized cost that is judged to be other-than-temporary is accounted for as a realized loss and the write down is included in the consolidated statements of income. Realized gains and losses on the sale of investments are determined on a specific identification basis.

Accounts Receivable

The Company’s accounts receivable are unsecured and the Company is at risk to the extent such amounts become uncollectible. The Company continually monitors accounts receivable balances, and provides for an allowance for doubtful accounts at the time collection becomes questionable based on payment history or age of the receivable. For the years ended December 31, 2008, 2007 and 2006, write-offs of accounts receivable totaled $703,000, $1.1 million and $333,000 while provisions for doubtful accounts which were charged to expense totaled $827,000, $1.8 million and $378,000, respectively. For all years presented, no single customer represented more than ten percent of accounts receivable or consolidated net sales.

Inventories

Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market and include material, capitalized labor and overhead costs. Inventories consist of the following as of December 31, 2008 and 2007:

(in thousands)
Raw materials	$34,820	$26,855
Work in process	36,305	35,894
Finished goods	37,438	25,597

Total inventories	$108,563	$88,346

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property, Plant and Equipment

Property, plant and equipment, including equipment acquired under capital lease obligations, are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (one to 60 years). Amortization of leasehold improvements is computed on a straight-line basis over the lesser of the remaining life of the lease or the estimated useful life. The Company has a policy of capitalizing expenditures that materially increase assets’ useful lives and charging ordinary maintenance and repairs to operations as incurred. When property or equipment is disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in other income (expense).

Acquired Intangibles and Goodwill

Acquired intangibles are carried at cost less accumulated amortization and consist of licenses to technology held by third parties and other intangible assets acquired by the Company. Amortization is computed over the estimated useful life of the underlying patents, which has historically ranged from one to twenty years. SFAS No. 142 “Goodwill and Other Intangible Assets” (SFAS No. 142) requires purchased intangible assets other than goodwill to be amortized over their estimated useful lives unless these lives are determined to be indefinite. In accordance with SFAS No. 142, intangibles are assessed for recoverability considering the contract life and the period of time over which the intangible will contribute to future cash flow. The unamortized cost of intangible assets is evaluated periodically and adjusted, if necessary, if events and circumstances indicate that a permanent decline in value below the carrying amount has occurred.

Amortization expense related to developed technology and patent and license rights which have been acquired in a business combination is included in cost of sales. Amortization of trademarks, customer base and non-compete agreements which have been acquired in a business combination is recorded in operating expense under the caption ‘acquisition-related intangible amortization.’ Amortization expenses of intangible assets not acquired in a business combination are recorded within either the cost of sales, research and development or sales and marketing line items based on the use of the asset.

Goodwill represents the difference between the purchase price and the estimated fair value of the net assets acquired arising from business combinations. In accordance with SFAS No. 142, goodwill is subject to impairment tests annually or earlier if indicators of potential impairment exist, using a fair-value-based approach. The Company has elected to perform its annual test for indications of impairment as of October 1st of each year. Goodwill is potentially impaired when, in the first step, the net book value of a reporting unit exceeds its estimated fair value. Our reporting units are our subsidiaries. If impairment is indicated, then the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any. In testing for potential impairment, the estimated fair value of reporting units is based upon discounted future operating cash flows using a discount rate reflecting the estimated average cost of funds. Future cash flows are based on recent sales data for existing products, planned timing of new product launches or capital projects, and customer commitments related to new and existing products. These budgets also included assumptions of future production volumes and pricing. For the years ended December 31, 2008, 2007 and 2006, goodwill has not been impaired.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recoverable. The Company considers a history of operating losses or a change in expected sales levels to be indicators of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identified cash flows that are largely independent of the cash flows of other groups of assets. The Company deems an asset to be impaired if a forecast of undiscounted projected future operating cash flows directly related to the asset, including disposal value, if any, is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying amount of the asset exceeds fair value. The Company generally measures fair value by discounting projected future cash flows. Considerable judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could differ from such estimates.

Revenue Recognition

The Company’s revenues are reported net of sales and value added taxes, discounts and sales allowances, and are derived primarily from the sale of consumable and instrumentation products, and to a much lesser extent, from the sale of services and technology. The Company recognizes revenue in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (SAB 104). SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured.

Consumable Products

Revenue from consumable product sales is generally recognized upon transfer of title consistent with the shipping terms, and when all of the criteria of SAB 104 are achieved. Per the Company’s usual shipping terms, title and risk of loss pass to the customer upon delivery of product to the shipping location. The Company maintains a small amount of consignment inventory at certain customer locations. Revenues for the consumable products which are consigned in this manner are recognized upon consumption. The Company generally allows returns of consumable products if the product is returned in a timely manner and in good condition. Allowances for returns are provided for based upon the historical pattern of returns and Management’s evaluation of specific factors that impact the risk of returns.

Instrumentation

Revenue from instrumentation includes the instrumentation equipment, installation, training and other instrumentation services, such as extended warranty services or product maintenance contracts. Revenue from instrumentation equipment is generally recognized when title passes to the customer, upon either shipment or written customer acceptance after satisfying any installation and training requirements. For instrumentation equipment sales that contain other obligations, such as providing consumables, advanced training, separately-priced extended warranty services or separately-priced extended maintenance contracts, revenue is first allocated to separately-priced extended warranty or maintenance contracts based on the stated contract price, then the remaining contract value is allocated to the remaining elements based on objective, verifiable evidence of the fair value of the individual components. The price charged when the element is sold separately generally determines its fair value. Revenues for extended warranty services or extended product maintenance contracts are deferred and recognized on a straight-line basis over the contract period.

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Other

Other revenue includes license fees, royalties and milestone payments. License fees from research collaborations include payments for technology transfer and access rights. Non-refundable, up-front payments received in connection with collaborative research and development agreements are generally deferred and recognized on a straight-line basis over the contract period during which there is any continuing obligation. Payments for milestones, generally based on the achievement of substantive and at-risk performance criteria, are recognized in full at such time as the specified milestone has been achieved according to the terms of the agreement. Royalties from licensees are based on reported sales of licensed products and revenues are calculated based on contract terms when reported sales are reliably measurable, fees are fixed and determinable and collectability is reasonably assured.

Research and Development

Research and product development costs are expensed as incurred. Research and development expenses consist primarily of salaries and related expenses, facility costs and amounts paid to contract research organizations, and laboratories for the provision of services and materials. Purchased in-process research and development is expensed if technological feasibility has not been demonstrated and there is no alternative use for the in-process technology.

Shipping and Handling Income and Costs

Shipping and handling costs charged to customers are recorded as revenue in the period that the related product sale revenue is recorded. Associated costs of shipping and handling are included in sales and marketing expenses. For the years ended December 31, 2008, 2007 and 2006, shipping and handling costs totaled $17.1 million, $17.1 million and $8.8 million, respectively.

Advertising Costs

The costs of advertising are expensed as incurred according to Statement of Position 93-7, “Reporting on Advertising Costs.” Advertising costs for the years ended December 31, 2008, 2007 and 2006 were $21.5 million, $5.0 million and $2.6 million, respectively.

General and Administrative, Integration and Other Costs

General and administrative expenses primarily represent the costs required to support administrative infrastructure. In addition, the Company incurs indirect acquisition and business integration costs in connection with its purchase business combinations. These costs represent incremental costs that the Company believes would not have been incurred absent the business combinations. Major components of these costs include payroll and related costs for employees remaining with the Company on a transitional basis; public relations, advertising and media costs for re-branding of the combined organization; and, consulting and related fees incurred to integrate or restructure the acquired operations. Other costs include relocation and restructuring costs incurred in connection with a restructuring which was not contemplated at the time of acquisition. These costs are expensed as incurred.

Warranty

The Company warrants its products against defects in materials and workmanship generally for a period of one year. A provision for estimated future warranty costs is recorded at the time product revenue is recognized. The Company’s product warranty obligations are included in accrued and other

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liabilities in the accompanying consolidated balance sheets. The changes in the carrying amount of warranty obligations are as follows:

(in thousands)
BALANCE AT DECEMBER 31, 2006	$1,413
Provision charged to income	1,078
Usage	(775)
Adjustments to previously provided warranties, net	(155)
Currency translation	60

BALANCE AT DECEMBER 31, 2007	$1,621
Provision charged to income	1,884
Usage	(622)
Adjustments to previously provided warranties, net	(32)
Currency translation	(127)

BALANCE AT DECEMBER 31, 2008	$2,724

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes.” The deferred tax assets and/or liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company accounts for uncertain tax positions in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes, an interpretation of SFAS 109, Accounting for Income Taxes.” Tax benefits are initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and all relevant facts.

Foreign Currency Translation

The Company’s functional currency is the U.S. dollar and subsidiaries’ functional currencies are the local currency of the respective countries in which they are headquartered. All amounts in the financial statements of entities whose functional currency is not the U.S. dollar are translated into U.S. dollar equivalents at exchange rates as follows: (1) assets and liabilities at period-end rates, (2) income statement accounts at average exchange rates for the period, and (3) components of shareholders’ equity at historical rates. Translation gains or losses are recorded in shareholders’ equity, and transaction gains and losses are reflected in net income. Realized gains or losses on the value of financial contracts entered into to hedge the exchange rate exposure of receivables and payables are also included in net income. The net gain (loss) on foreign currency transactions in 2008, 2007 and 2006 was ($230,000), $2.0 million, and ($660,000), respectively, and is included in other income (expense), net.

Derivative Instruments

The Company enters into derivative financial instrument contracts only for hedging purposes and accounts for them in accordance with SFAS No. 133 “Accounting for Derivative Instruments and

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Hedging Activities,” and its amendments. The purpose of the derivative instruments is to minimize the variability of cash flows associated with the anticipated transactions being hedged or to hedge fluctuating interest rates. As changes in foreign currency or interest rate impact the value of anticipated transactions, the fair value of the forward or swap contracts also changes, offsetting foreign currency or interest rate fluctuations. Derivative instruments are recorded on the balance sheet at fair value. Changes in fair value of derivatives are recorded in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction.

Share-Based Payments

The Company accounts for share-based payments in accordance with the provisions of FASB Statement No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123(R)) and SEC Staff Accounting Bulletin No. 107, “Share-Based Payment,” (SAB 107). Under SFAS No 123(R), compensation cost for all share-based payments granted subsequent to January 1, 2006 are recorded based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R).

Stock Options:    The Company utilizes the Black-Scholes-Merton valuation model for estimating the fair value of its stock options granted. Option valuation models, including Black-Scholes-Merton, require the input of highly subjective assumptions, and changes in the assumptions used can materially affect the grant date fair value of an award. These assumptions include the risk-free rate of interest, expected dividend yield, expected volatility, and the expected life of the award.

Risk-Free Interest Rate—This is the average U.S. Treasury rate (having a term that most closely resembles the expected life of the option) at the date the option was granted.

Dividend Yield—The Company has never declared or paid dividends on its common stock and does not anticipate declaring or paying any dividends in the foreseeable future.

Expected Volatility—Volatility is a measure of the amount by which a financial variable such as a share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company uses a combination of the historical volatility of its stock price and the implied volatility of market-traded options of the Company’s stock to estimate the expected volatility assumption input to the Black-Scholes-Merton model in accordance with SFAS No. 123(R) and SAB 107. The Company’s decision to use a combination of historical and implied volatility is based upon the availability of actively traded options of its stock and its assessment that such a combination is more representative of future expected stock price trends.

Expected Life of the Option—This is the period of time that the options granted are expected to remain outstanding. The Company estimated the expected life by considering the historical exercise behavior. The Company uses an even exercise methodology, which assumes that all vested, outstanding options are exercised uniformly over the balance of their contractual life.

Forfeiture Rate—This is the estimated percentage of options granted that are expected to be forfeited or cancelled on an annual basis before becoming fully vested. The Company estimated the forfeiture rate based on historical forfeiture experience.

Restricted Stock Units:    Restricted stock units represent rights to receive Common Shares at a future date. The fair market value is determined based on the number of restricted stock units granted and the market value of the Company’s shares on the grant date. The fair market value at the time of the grant, less an estimate for pre-vesting forfeitures, is amortized to expense ratably over the vesting period.

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Reclassifications

Certain reclassifications of prior year amounts have been made to conform to the current year presentation. Amounts reported in prior years as acquisition, integration and related costs within operating expenses are now included as part of the line “General and administrative, integration, and other costs.”

Recent Authoritative Pronouncements

In March 2008, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS 161)—an amendment of SFAS 133 “Accounting for Derivative Instruments and Hedging Activities.” SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial condition, financial performance and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. SFAS 161 will impact disclosures only and will not have an impact on the Company’s consolidated financial condition, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (SFAS 157). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 requires disclosure of information that enables users of the financial statements to assess the inputs used to develop fair value measurements and, for recurring fair value measurements using significant unobservable inputs, the effects of the measurements on earnings for the period. This statement is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position 157-2, “Effective date of FASB 157,” which delays the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The delay is intended to allow the FASB and constituents additional time to consider the effect of various implementation issues that have arisen, or that may arise, from the application of SFAS 157. In October 2008, the FASB issued Staff Position (FSP) 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP 157-3). FSP 157-3 clarifies the application of SFAS No. 157 and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued. In accordance with the Staff Positions, we adopted SFAS 157 for financial assets and liabilities as of January 1, 2008. The adoption did not have a material impact on our consolidated results of operations and financial position. The provisions of FAS 157 related to other nonfinancial assets and liabilities became effective for the Company on January 1, 2009, and are being applied prospectively. Additional information with respect to the adoption of this standard is set forth in Note 6 to the consolidated financial statements.

In April 2008, the FASB issued FSP 142-3, “Determination of the Useful Life of Intangible Assets”, which amends the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset under SFAS 142. FSP 142-3 amends paragraph 11(d) of SFAS 142 to require an entity to consider its own assumptions about renewal or extension of the term of the arrangement, consistent with its expected use of the asset. FSP 142-3 also requires incremental disclosures for renewable intangible assets. FSP 142-3 is effective for financial statements for fiscal years beginning after December 15, 2008. The guidance for determining the useful life of a recognized intangible asset must be applied prospectively

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to intangible assets acquired after the effective date. Early adoption is prohibited. However, the incremental disclosure requirements would apply to all intangible assets, including those recognized in periods prior to the effective date of FSP 157-3. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations”, or SFAS 141R. SFAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. While FAS No. 141R applies only to business combinations with an acquisition date after its effective date, the amendments to FASB Statement No. 109, Accounting for Income Taxes (FAS 109), with respect to deferred tax valuation allowances and liabilities for income tax uncertainties will be applied to all deferred tax valuation allowances and liabilities for income tax uncertainties recognized in prior business combinations. The Company expects SFAS No. 141R will have an impact on the consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions consummated after the effective date. The Company is still assessing the impact of this standard on the future consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51,” which establishes new standards governing the accounting for and reporting of noncontrolling interests (NCIs) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs (previously referred to as minority interests) be treated as a separate component of equity, not as a liability; that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than as step acquisitions or dilution gains or losses; and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. This standard also requires changes to certain presentation and disclosure requirements. SFAS No. 160 is effective for the Company beginning January 1, 2009. The provisions of the standard are to be applied to all NCIs prospectively, except for the presentation and disclosure requirements, which are to be applied retrospectively to all periods presented. The Company is currently evaluating the future impacts of and disclosures under this standard.

In December 2007, the FASB ratified the Emerging Issues Task Force consensus on EITF Issue No. 07-1, “Accounting for Collaborative Arrangements” that discusses how parties to a collaborative arrangement (which does not establish a legal entity within such arrangement) should account for various activities. The consensus indicates that costs incurred and revenues generated from transactions with third parties (i.e., parties outside of the collaborative arrangement) should be reported by the collaborators on the respective line items in their income statements pursuant to EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent.” Additionally, the consensus provides that income statement characterization of payments between the participants in a collaborative arrangement should be based upon existing authoritative pronouncements; analogy to such pronouncements if not within their scope; or a reasonable, rational, and consistently applied accounting policy election. EITF Issue No. 07-1 is effective for the Company beginning January 1, 2009 and is to be applied retrospectively to all periods presented for collaborative arrangements existing as of the date of adoption. The Company is currently evaluating the impacts of and disclosures under this standard.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	Net Income per Common Share

The following schedule summarizes the information used to compute earnings per Common Share:

	Years ended December 31,
(in thousands)	2008	2007	2006
Weighted average number of Common Shares used to compute basic net income per Common Share	196,804	168,457	149,504
Dilutive effect of stock options and restrictive stock units	3,122	3,716	2,635
Dilutive effect of outstanding warrant shares	4,333	3,786	1,378

Weighted average number of Common Shares used to compute diluted net income per Common Share	204,259	175,959	153,517

Outstanding stock options and restrictive stock units having no dilutive effect, not included in above calculation	2,149	2,207	3,309

Outstanding warrants having no dilutive effect, not included in above calculation	22,430	23,166	22,071

4.	Acquisitions

Significant 2008 Acquisitions

On July 1, 2008, the Company acquired an 82.5% interest in Corbett Life Science Pty. Ltd. (Corbett), a privately-held developer, manufacturer, and distributor of life sciences instrumentation headquartered in Sydney, Australia, with an option to acquire the minority interest. On October 1, 2008, the Company acquired all assets related to the Biosystems Business from Biotage AB, a publicly listed developer, manufacturer and distributor of products for genetic analysis and medicinal chemistry headquartered in Uppsala, Sweden. This business division contains Pyrosequencing systems for genetic analysis, PyroMark products for methylation, sequence and mutation analysis and Pyro Gold reagents. Additionally, the transaction included the acquisition of Biotage’s 17.5% shareholding in Corbett.

The total Corbett transaction, including the 17.5% acquired via the Biosystems Business acquisition, is preliminarily valued at approximately $115.4 million, including $111.2 million in cash including transaction costs, net of cash acquired and 218,504 shares of QIAGEN restricted common shares, valued at approximately $4.2 million. Contingent consideration includes performance and development milestone payments and other contingencies of up to approximately $24.2 million payable through 2012. The Biosystems Business transaction, excluding the 17.5% Corbett shareholding, is preliminarily valued at approximately $31.0 million in cash including transaction costs. Contingent consideration includes performance milestone payments of up to $6.5 million through 2012, of which $500,000 was earned in 2008 and will be paid in 2009.

These acquisitions have been accounted for using the purchase method of accounting, and the acquired companies’ results have been included in the accompanying statements of operations from the date of acquisition. The allocation of the purchase price is preliminary and is based upon information that was available to management at the time the financial statements were prepared. Accordingly, the allocation may change. The Company has gathered no information that indicates the final purchase price allocations will differ materially from the preliminary estimates other than for the final determination of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

fair-value of acquired pre-acquisition contingencies and restructuring costs in connection with the acquisition of Corbett and the Biosystems Business, as well as the resulting deferred taxes.

The preliminary purchase allocations are as follows:

(in thousands)	Corbett Acquisition	Biosystems Business Acquisition	Total
Purchase Price:
Issuance of restricted shares	$4,234	$—	$4,234
Cash, including transaction costs	97,197	52,024	149,221
Cash acquired	(7,075)	—	(7,075)
Cash for 17.5% interest in Corbett	21,071	(21,071)	—

	$115,427	$30,953	$146,380

Preliminary Allocation:
Working capital	$8,192	$3,030	$11,222
Fixed and other long-term assets	4,204	234	4,438
Acquired intangible assets	56,000	15,300	71,300
Goodwill	63,806	14,662	78,468
Purchased in-process research and development expense	1,000	—	1,000
Deferred tax liability on fair value of identifiable intangible assets acquired	(16,800)	—	(16,800)
Liabilities assumed	(975)	(2,273)	(3,248)

	$115,427	$30,953	$146,380

In connection with the acquisition of Corbett, $25.1 million has been paid into an escrow account to cover preacquistion contingencies assumed in the acquisition, including any payments required under the resolution of acquired litigation (see Note 16). The escrow amounts are recorded as an asset in prepaid and other expenses. Correspondingly, $25.1 million for preacquistion contingencies, including matters other than the ABI litigation, is recorded as a liability under accrued and other liabilities as of December 31, 2008.

The Company’s acquisitions have historically been made at prices at or above the fair value of the acquired assets, resulting in goodwill, due to expectations of synergies of combining the businesses. These synergies include the use of the Company’s existing infrastructure such as sales force, distribution channels and customer relations to expand sales of the acquired businesses’ products; use of the infrastructure of the acquired businesses to effectively expand sales of the Company’s products; and elimination of duplicative facilities, functions and staffing.

Identifiable Intangible Assets

Identifiable intangible assets acquired in 2008 are as follows:

(in thousands)	Corbett Acquisition	Biosystems Business Acquisition	Total
Product technology and know how	$35,000	$12,600	$47,600
Customer relationships	17,400	1,800	19,200
Tradename	3,600	900	4,500

	$56,000	$15,300	$71,300

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The weighted-average amortization period for all intangible assets acquired in 2008 is 10 years. The goodwill acquired in these acquisitions is not deductible for tax purposes.

Purchased In-process Research and Development

Purchased in-process research and development expense represents the value assigned to research and development projects, which were commenced but not yet completed at the date of acquisition, technological feasibility for these projects has not been established and they have no alternative future use in research and development activities or otherwise. In accordance with FASB SFAS No. 2, Accounting for Research and Development Costs, as interpreted by FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method, amounts assigned to purchased in-process research and development meeting these criteria must be charged to expense at the date of consummation of the purchase business combination. In 2008, a charge of approximately $1.0 million was recorded for purchased in-process research and development in connection with the Corbett acquisition, based on preliminary allocations of the purchase price. While the in-process research and development project was expected to represent new differentiating technology, the revenues forecasted for the project were a minor component of the overall projected revenues.

The estimated fair values of the projects were determined using the income approach, which discounts expected future cash flows to present value. The fair value of the purchased in-process research and development was estimated using a present value discount rate of 25%, which is based on the estimated return requirements for the projects and includes a premium over the Company’s weighted average cost of capital due to the inherent uncertainties associated with the incomplete programs. The rate is consistent with Corbett’s internal rates for similar research and development projects, and represents the rate market participants would use to value the purchased in-process research and development. The projected cash flows were estimated by forecasting total revenues expected from these products and deducting appropriate operating expenses, cash flow adjustments and contributory asset returns to establish a forecast of the net return on the in-process technology. These net returns were reduced to take into account the time value of money and the risks associated with the inherent difficulties and uncertainties in achieving commercial readiness. While the assumptions used in valuing in-process research and development are reasonable, they are inherently uncertain.

Pro forma results

The following unaudited pro forma information assumes that the above acquisition occurred at the beginning of the periods presented. For the years ended December 31, 2008 and 2007, pro forma net sales would have been $929.6 million and $708.4 million, pro forma net income would have been $95.3 million and $57.7 million, and pro forma diluted net income per common share would have been $0.47 and $0.33, respectively. These unaudited pro forma results are intended for informational purposes only and are not necessarily indicative of the results of operations that would have occurred had the acquisitions been in effect at the beginning of the periods presented, or of future results of the combined operations.

Other 2008 Acquisitions

On February 11, 2008, the Company acquired a business unit from Diagnostic Technology Pty. Ltd., located in Belrose, Australia, which relates to the distribution of products in Australia, New Zealand, Singapore and Malaysia. The purchase price consisted of an upfront payment in the amount of Australian dollars (AUD) 0.9 million and a potential milestone payment amounting to a maximum of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

AUD 0.4 million, which will become due upon the accomplishment of certain revenue targets in the 12-month period following the acquisition.

On May 2, 2008, the Company established QIAGEN Mexico via the acquisition of certain assets of the Company’s former life science distributor Quimica Valaner. In July 2008, the Company acquired the minority interest in its Brazilian sub, QIAGEN Brasil Biotecnologia Ltda., for $3.2 million in cash. The establishment of QIAGEN Mexico, as well as the acquisition of the minority interest in its Brazilian subsidiary, represents the Company’s commitment to expanding its presence in Latin America. The Company does not consider these acquisitions to be material.

2007 Acquisitions

During 2007, the Company completed the acquisition of eGene, Inc. pursuant to which eGene, Inc. (eGene) became a wholly-owned subsidiary of QIAGEN North American Holdings, Inc. eGene is an early-stage company located in Irvine, California that has developed and is commercializing a patented sample separation and analysis technology based on capillary electrophoresis. Under the terms of the agreement, eGene shareholders received $0.65 in cash and 0.0416 Common Shares of QIAGEN stock per share of eGene common stock. The aggregate purchase consideration amounts to approximately $30.7 million, consisting of approximately $15.0 million in cash, including direct acquisition costs of approximately $.6 million and net of $.2 million cash acquired, and 887,304 QIAGEN Common Shares valued at $15.9 million.

Also in 2007, the Company acquired Digene Corporation (Digene) in a transaction consisting of 55% cash and 45% QIAGEN Common Shares combining the Company’s leading portfolio of sample and assay technologies, including a broad panel of molecular diagnostic tests, with Digene’s leadership in human Papillomavirus (HPV)-targeted molecular diagnostic testing, creating a global leader in molecular diagnostics outside blood screening and viral load monitoring. In July 2007, the Company successfully completed its exchange offer and, through a short-form merger under Delaware law, the Company acquired all other Digene shares. Following the completion of the merger, Digene became a wholly-owned subsidiary of QIAGEN’s subsidiary QIAGEN North American Holdings, Inc. and was subsequently renamed QIAGEN Gaithersburg, Inc.

Net of $17.5 million in cash acquired, the aggregate purchase consideration amounted to approximately $1.5 billion and consisted of approximately $856.0 million in cash, including direct acquisition costs of approximately $19.5 million, 39.6 million QIAGEN Common Shares valued at $636.0 million and 5.0 million of exchanged equity awards valued at $33.2 million. The estimated fair value of Common Shares was determined using an average price of $16.05 per share, which was determined by averaging the closing price of our common stock from two trading days before to two trading days after the announcement date in accordance with EITF Issue No. 99-12, “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination.” The fair value of stock options assumed was calculated using a Black-Scholes-Merton valuation model with the following assumptions: expected life ranging from 0.73 to 1.46 years, risk-free interest rate ranging from 4.67% to 4.75%, expected volatility ranging from 26.5% to 26.9% and no dividend yield. The Company’s acquisitions have historically been made at prices at or above the fair value of the acquired assets, resulting in goodwill, due to expectations of synergies of combining the businesses. These synergies include use of the Company’s existing infrastructure such as sales force, distribution channels and customer relations to expand sales of the acquired businesses’ products; use of the infrastructure of the acquired businesses to cost effectively expand sales of Company products; and elimination of duplicative facilities, functions and staffing.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

These acquisitions have been accounted for using the purchase method of accounting, and the acquired companies’ results have been included in the accompanying statements of operations from their respective dates of acquisition.

Final Allocation of 2007 Acquisitions

The allocation of the purchase price and transaction costs for eGene and Digene as of December 31, 2008 is as follows:

(in thousands)	eGene Acquisition	Digene Acquisition	Total
Purchase Price:
Stock issued or to be issued	$15,912	$635,951	$651,863
Cash, including direct costs	15,032	856,159	871,191
Exchanged equity awards	—	33,211	33,211
Cash acquired	(202)	(17,534)	(17,736)

	$30,742	$1,507,787	$1,538,529

Allocation:
Working capital	$(2,757)	$198,777	$196,020
Fixed and other long-term assets	234	40,341	40,575
Acquired intangible assets	13,100	504,000	517,100
Goodwill	24,733	925,857	950,590
Purchased in-process research and development expense	900	25,000	25,900
Deferred tax liability on fair value of identifiable intangible assets acquired	(4,734)	(155,481)	(160,215)
Liabilities assumed	(734)	(30,707)	(31,441)

	$30,742	$1,507,787	$1,538,529

Identifiable Intangible Assets

Identifiable intangible assets acquired in 2007 are as follows:

(in thousands)	eGene Acquisition	Digene Acquisition	Total
Customer relationships	$700	$93,000	$93,700
Product technology and know how	12,400	252,000	264,400
Patented technology	—	138,000	138,000
Tradename	—	21,000	21,000

	$13,100	$504,000	$517,100

Restructuring of Acquired Businesses

The Company has undertaken restructuring activities related to the 2007 acquired businesses. These activities, which were accounted for in accordance with EITF Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” have primarily included reductions in staffing levels and the abandonment of excess facilities. In connection with these restructuring

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

activities, as part of the cost of acquisitions, the Company established reserves as detailed below. In accordance with EITF Issue No. 95-3, the Company finalizes its restructuring plans no later than one year from the respective dates of the acquisitions. Upon finalization of restructuring plans or settlement of obligations for less than the expected amount, any excess reserves are reversed with a corresponding decrease in goodwill. Accrued acquisition expenses are included in accrued and other liabilities in the accompanying consolidated balance sheet. In connection with the 2008 acquisitions, the Company accrued $359,000 for lease and facility costs.

Changes in the acquisition accrual for the 2007 acquired businesses for the year ended December 31, 2008 are as follows:

(in thousands)	Relocation, severance and employee related	Lease and facility	Other	Total
ACCRUAL BALANCE AT DECEMBER 31, 2007	$2,310	$1,561	$152	$4,023
Amounts accrued	1,324	(84)	235	1,475
Amounts paid in cash or settled	(2,267)	(481)	(286)	(3,034)

ACCRUAL BALANCE AT DECEMBER 31, 2008	$1,367	$996	$101	$2,464

5.	Accumulated Other Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income” requires that comprehensive income, which is the total of net income and all other non-owner changes in equity, be displayed in the financial statements. The components of the Company’s comprehensive income or loss as presented in the Consolidated Statements of Shareholders’ Equity include net income, unrealized gains and losses from foreign currency translation, forward contracts, pension liabilities and available-for-sale marketable securities. The following table is a summary of the components of accumulated other comprehensive income:

(in thousands)	2008	2007
Net unrealized gain on marketable securities	$—	$780
Net unrealized gain (loss) on hedging contracts, net of tax of $1.5 million and $512,000 in 2008 and 2007, respectively	(2,162)	1,225
Net unrealized loss on pension, net of tax of $40,000 and $67,000 in 2008 and 2007, respectively	(92)	(157)
Foreign currency translation adjustments	17,409	73,176

Accumulated other comprehensive income	$15,155	$75,024

6.	Fair Value Measurements

Effective January 1, 2008, the Company adopted SFAS 157 for financial assets and liabilities, which requires the Company to define fair value, establish a framework for measuring fair value, and expand disclosures about fair value measurements. SFAS 157 clarifies the fair value measurement objective within U.S. generally accepted accounting principles and its application under the varying

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

pronouncements that require or permit fair value measurements. SFAS 157 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1. Observable inputs, such as quoted prices in active markets;

Level 2. Inputs, other than the quoted price in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company’s financial assets and liabilities subject to SFAS 157 consist of derivative contracts used to hedge currency risk on foreign denominated assets and liabilities, which are classified in Level 2 of the fair value hierarchy. In determining fair value, both the counterparty credit risk and the Company’s creditworthiness are considered. To determine the Company’s credit risk we estimated the Company’s credit rating by benchmarking the price of outstanding debt to publicly-available comparable data from rated companies. Using the estimated rating, the Company’s credit risk was quantified by reference to publicly-traded debt with a corresponding rating.

Derivatives and Hedging

In the ordinary course of business, the Company uses derivative instruments, including swaps, forwards and/or options, to manage potential losses from foreign currency exposures and variable rate debt. The principal objective of such derivative instruments is to minimize the risks and/or costs associated with global financial and operating activities. The Company does not utilize derivative or other financial instruments for trading or other speculative purposes. The Company accounts for its derivative instruments in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” and related guidance which require that an entity recognize all derivatives as either assets or liabilities in the balance sheet, measure those instruments at fair value and recognize the change in fair value in earnings in the period of change, unless the derivative qualifies as an effective hedge that offsets certain exposures. The Company makes use of ‘economic hedges’, i.e. derivatives that do not have a formally designated hedging relationship as well as SFAS 133-qualifying ‘accounting hedges’. All derivatives that qualify for hedge accounting in accordance with Statement 133 are ‘cash-flow hedges’. In 2008, the Company did not record any hedge ineffectiveness in income (expense) and did not discontinue any cash-flow hedges. The Company does not expect to reclassify any amount currently included in accumulated other comprehensive income as unrealized gain or loss from derivative contracts into earnings.

As of December 31, the carrying amounts of, which are equal to the respective fair values, of derivative financial instruments were as follows:

(in thousands)	2008	2007
Assets
Derivatives without a hedging relationship	$344	$—
Derivatives with a hedging relationship (hedge accounting)	$—	$63
Liabilities
Derivatives without a hedging relationship	$10,891	$1,500
Derivatives with a hedging relationship (hedge accounting)	$14,839	$5,888

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Foreign Currency Derivatives

As a globally active enterprise, the Company is subject to risks associated with fluctuations in foreign currencies in its ordinary operations. This includes foreign currency-denominated receivables, payables, debt, and other balance sheet positions. The Company manages balance sheet exposure on a group-wide basis primarily using foreign exchange forward contracts.

The Company has foreign currency forward contracts with an aggregate notional amount of $44.0 million, which have been entered into in connection with the notes payable to QIAGEN Finance (see Footnotes 10 and 14 for details) and which qualify for hedge accounting as cash flow hedges. The Company has determined that no ineffectiveness exists related to these derivatives. However, the differences between spot and forward rates were excluded from the assessment of hedge effectiveness and included in interest income as it effectively constitutes the delta in the interest rates of the respective currency pairs. The contracts mature in July 2011 and had fair market values at December 31, 2008 and 2007 of approximately $3.1 million and $5.1 million, respectively, which are included in other long-term liabilities in the accompanying consolidated balance sheets.

In addition, at year-end the Company was party to cross currency swaps which have been entered into in connection with the notes payable to Euro Finance (see Footnotes 10 and 14 for details) and which qualified as cash flow hedges with a notional amount of $60.0 million which mature in November 2012 and had a fair market value of $4.9 million at December 31, 2008 which is included in other long-term liabilities in the accompanying consolidated balance sheet.

The Company is party to various foreign exchange forward and swap arrangements which had, at December 31, 2008, an aggregate notional value of approximately $163.3 million and a fair value of $0.3 million and $10.9 million which is included in other assets and other liabilities respectively and which expire during January and March 2009. The transactions have been used to offset the effects from short-term balance sheet exposure to foreign exchange risk. Changes in their fair value have been recognized in other income, net.

In 2007, the Company had forward arrangements which qualified as cash flow hedges of foreign currency denominated liabilities. At December 31, 2007, the Company held a contract for Canadian dollars 5.0 million which matured in February 2008 and had a fair market value of $788,000 at December 31, 2007 included in other liabilities. Additionally the Company held a contract for Japanese yen 160.0 million which matured in March 2008 and had a fair market value of $63,000 at December 31, 2007 which is included in prepaid and other assets at December 31, 2007.

Interest Rate Derivatives

The Company uses interest rate derivative contracts on certain borrowing transactions to hedge fluctuating interest rates. The Company has entered into interest rate swaps in which it agrees to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated by reference to an agreed-upon notional principal amount. During 2008, the Company entered into interest rate swaps which effectively fix the variable interest rates on $200.0 million of the Company’s variable rate debt, which qualify for hedge accounting as cash flow hedges. The Company has determined that no ineffectiveness exists related to these swaps. The swaps mature in October 2010 and 2011, and as of December 31, 2008, had an aggregate fair value of $6.8 million recorded in other long-term liabilities in the accompanying consolidated balance sheet.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.	Marketable Securities

At December 31, 2008, the Company had no investments in marketable securities. At December 31, 2007, the Company held 289,096 shares in Coley Pharmaceutical Group (CPG) with a fair market value of $2.3 million and a cost of $1.4 million. In December 2007, CPG was acquired in a tender offer and as a result the Company tendered its shares in exchange for $8 per share. Upon the exchange in January 2008, the Company received $2.3 million in cash and recognized a gain of approximately $780,000.

For the years ended December 31, 2008, 2007 and 2006, proceeds from sales of available-for-sale securities totaled $2.3 million, $299.0 million and $20.0 million, respectively. There were no realized gains or losses during 2007 and 2006.

8.	Prepaid Expenses and Other

Prepaid expenses and other current assets are summarized as follows as of December 31, 2008 and 2007:

(in thousands)	2008	2007
Prepaid expenses	$19,418	$18,555
Escrow in connection with Corbett Acquisition	25,139	—
Value Added Tax	10,427	4,980
Other receivables	6,440	10,158

	$61,424	$33,693

9.	Property, Plant and Equipment

Property, plant and equipment, including equipment acquired under capital lease obligations, are summarized as follows as of December 31, 2008 and 2007:

(in thousands)	Estimated useful life (in years)	2008	2007
Land	—	$13,357	$13,793
Buildings and improvements	1-40	225,284	225,804
Machinery and equipment	2-10	131,118	111,930
Computer software	1-5	44,268	37,724
Furniture and office equipment	2-10	58,783	52,877
Construction in progress	—	10,932	7,842

		483,742	449,970
Less: Accumulated depreciation and amortization		(194,070)	(166,479)

Property, plant and equipment, net		$289,672	$283,491

Amortization of assets acquired under capital lease obligations is included within accumulated depreciation and amortization above for the years ended December 31, 2008 and 2007, respectively. For the years ended December 31, 2008, 2007 and 2006 depreciation and amortization expense totaled $36.2 million, $26.1 million and $19.7 million, respectively. Repairs and maintenance expense was $9.7 million, $7.4 million and $4.5 million in fiscal years 2008, 2007 and 2006, respectively.

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.	Investments

The Company has made strategic investments in certain companies that are accounted for using the equity or cost method of accounting. The method of accounting for an investment depends on the extent of the Company’s control. The Company monitors changes in circumstances that may require a reassessment of the level of control. The Company periodically reviews the carrying value of these investments for impairment, considering factors such as the most recent stock transactions and book values from the recent financial statements. The fair value of cost-method investments is estimated when there are identified events or changes in circumstances that may have an impact on the fair value of the investment.

A summary of these investments, which are included in other assets, as of December 31, 2008 and 2007, is as follows:

Company (in thousands)	Ownership Percentage	Equity Investments As of December 31,		Share of income (loss) For the years ended December 31,
		2008	2007	2008	2007	2006
PreAnalytiX GmbH	50.00%	$7,008	$4,555	$1,459	$1,318	$1,009
QBM Cell Science	19.50%	$443	$504	$(61)	$(42)	$(28)
QIAGEN Finance	100.00%	$703	$277	$426	$86	$66
QIAGEN Euro Finance	100.00%	$733	$476	$257	$250	$204
Dx Assays Pte Ltd	33.30%	$316	$747	$(408)	$—	$—

During 2008, the Company invested $4.2 million for a 5% interest in a privately-held company. This investment is accounted for under the cost method of accounting.

At December 31, 2007, the Company had a $4.0 million investment in a privately-held company accounted for under the cost method of accounting. During 2008, in connection with the acquisition of Corbett, the Company recorded a $4.0 million impairment of this investment based on the Company’s assessment of the recoverability of the investment amount. Following the acquisition of Corbett, management anticipated a change in the Company’s purchasing pattern of the investee’s products, which is expected to negatively impact the forecasted financial condition of the investee. Accordingly, the Company believes the known impact to the investee’s financial condition, absent other evidence indicating a realizable value of the investment, indicates that the Company’s investment is worthless and that recoverability of the asset through future cash flows is not considered likely enough to support the current carrying value. The Company has no contractual obligation to provide any additional investment or other financing beyond its present investment in the investee. The impairment is included in other income, net in the accompanying consolidated statements of operations.

At December 31, 2008, the Company had a loan receivable of $1.4 million included in other long-term assets, due from Dx Assays, which bears interest at 15% and is due in March 2013. As of December 31, 2008, total assets of Dx Assays totaled $4.9 million and shareholders’ equity amounted to $189,000. In 2008, Dx Assays recorded revenues of $121,000 and a net loss of $1.7 million.

As of December 31, 2008 and 2007, total assets of QBM Cell Science totaled $233,000, and $383,000, respectively, and shareholders’ equity amounted to $191,000 and $317,000, respectively. In 2008, QBM Cell Science recorded revenues of $348,000 and a net loss of $280,000. In 2007, revenues of $303,000 and a net loss of $396,000 were recorded.

The Company has a 50% interest in a joint venture company, PreAnalytiX GmbH, for which the Company is not the primary beneficiary within the provisions of FASB revised Interpretation No. 46

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(FIN 46R), “Consolidation of Variable Interest Entities.” Thus, the investment is accounted for under the equity method. PreAnalytiX was formed to develop, manufacture and market integrated systems for the collection, stabilization and purification of nucleic acids for molecular diagnostic testing. At present, the Company’s maximum exposure to loss as a result of its involvement with PreAnalytiX is limited to the Company’s share of losses from the equity method investment itself. Total assets of PreAnalytiX amounted to $16.4 million and $12.3 million as of December 31, 2008 and 2007, respectively. The shareholders’ equity for PreAnalytiX amounted to $15.9 million as of December 31, 2008 and $11.0 million as of December 31, 2007. PreAnalytiX revenues totaled $10.2 million and $7.8 million in 2008 and 2007, respectively. PreAnalytiX net income was $3.9 million and $3.3 million in 2008 and 2007, respectively.

The Company has a 100% interest in QIAGEN Finance (Luxembourg) S.A. (QIAGEN Finance) and QIAGEN Euro Finance (Luxembourg) S.A. (Euro Finance), companies established for the purpose of issuing convertible debt in 2004 and 2006, respectively. In August 2004, the Company issued $150.0 million of 1.5% Senior Convertible Notes (2004 Notes) due in 2024 through QIAGEN Finance. In May 2006, the Company completed the offering of $300.0 million of 3.25% Senior Convertible Notes (2006 Notes) due in 2026 through Euro Finance. The proceeds of the 2004 and 2006 Notes were loaned to subsidiaries within the consolidated QIAGEN N.V. group. QIAGEN N.V. has guaranteed all of these Notes, and has agreements with each of QIAGEN Finance and Euro Finance to issue common shares to the investors in the event of conversion of any of the Notes. According to the provisions of FIN 46R, QIAGEN Finance and Euro Finance are variable interest entities. The Company is not the primary beneficiary, therefore neither is consolidated. Accordingly, the 2004 and 2006 convertible debt is not included in the consolidated statements of QIAGEN N.V., though QIAGEN N.V. does report the full obligation of the debt through its liabilities to QIAGEN Finance and Euro Finance. QIAGEN N.V. accounts for its investments in QIAGEN Finance and Euro Finance as equity investments pursuant to Accounting Principles Board Opinion No. 18, and accordingly records 100% of the profit or loss of QIAGEN Finance and Euro Finance in the gain or loss from equity method investees. At present, the Company’s maximum exposure to loss as a result of its involvement with QIAGEN Finance and Euro Finance is limited to the Company’s share of losses from the equity method investments.

11.	Intangible Assets

The following sets forth the acquired intangible assets by major asset class as of December 31, 2008 and December 31, 2007:

(in thousands)	Weighted Average Life	2008		2007
		Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized Intangible Assets:
Patent and license rights	11 years	$233,083	$(43,399)	$216,871	$(24,557)
Developed technology	10 years	379,763	(65,456)	345,213	(30,412)
Customer base, Trademarks and non-compete agreements	11 years	160,033	(23,715)	142,152	(10,160)

		$772,879	$(132,570)	$704,236	$(65,129)

Unamortized Intangible Assets:
Goodwill		$1,152,105		$1,107,882

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amortization expense on intangible assets totaled approximately $69.4 million, $36.4 million and $10.3 million, respectively, for the years ended December 31, 2008, 2007 and 2006. In connection with the acquisitions as more fully discussed in Note 4, approximately $1.0 million and $25.9 million of purchase price was allocated to purchased in-process research and development and expensed during the years ended December 31, 2008 and 2007, respectively.

Amortization of intangibles for the next five years is expected to be approximately:

Amortization
Years ended December 31:
2009	$70,849
2010	$70,327
2011	$69,047
2012	$64,575
2013	$62,173

The changes in the carrying amount of goodwill, by segment, for the years ended December 31, 2008 and 2007, are as follows:

(in thousands)	Germany	Americas	Asia	Switzerland	Other Countries	Total
BALANCE AT DECEMBER 31, 2006	$55,504	$61,959	$13,689	$—	$28,989	$160,141

Goodwill acquired during the year	—	950,036	—	—	—	950,036
Intersegment goodwill transfer	802	(802)	—	—	—	—
Earn-out and milestone payments	—	3,000	—	—	875	3,875
Purchase adjustments	(1,748)	(17,053)	193	—	—	(18,608)
Effect of foreign currency translation	5,930	1,199	962	—	4,347	12,438

BALANCE AT DECEMBER 31, 2007	$60,488	$998,339	$14,844	$—	$34,211	$1,107,882

Goodwill acquired during the year	4,017	1,422	—	10,645	63,858	79,942
Intersegment goodwill transfer	6,067	(37,779)	—	(2,507)	34,219	—
Earn-out and milestone payments	363	—	—	137	904	1,404
Purchase adjustments	—	(5,745)	—	(97)	(1,409)	(7,251)
Effect of foreign currency translation	(3,220)	(2,019)	850	1,596	(27,079)	(29,872)

BALANCE AT DECEMBER 31, 2008	$67,715	$954,218	$15,694	$9,774	$104,704	$1,152,105

Purchase adjustments primarily reflect adjustments to the acquired tax assets and liabilities along with final settlements of escrow accounts. During 2008, goodwill acquired in connection with the Digene acquisition in 2007 was allocated to the respective operating subsidiaries.

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.	Income Taxes

Income before income taxes for the years ended December 31, 2008, 2007 and 2006 consisted of:

(in thousands)	2008	2007	2006
Pretax income in The Netherlands	$53,032	$38,396	$16,131
Pretax income from foreign operations	66,254	37,330	89,937

	$119,286	$75,726	$106,068

The provisions for income taxes for the years ended December 31, 2008, 2007 and 2006 are as follows:

(in thousands)	2008	2007	2006
Current—The Netherlands	$8,999	$3,590	$386
—Foreign	23,326	18,880	21,143

	32,325	22,470	21,529

Deferred—The Netherlands	—	1,257	376
—Foreign	(2,563)	1,828	13,624

	(2,563)	3,085	14,000

Total provision for income taxes	$29,762	$25,555	$35,529

The Netherlands statutory income tax rate for the years ended December 31, 2008, 2007 and 2006 was 25.5%, 25.5% and 29.6%, respectively. The principal items comprising the differences between income taxes computed at The Netherlands statutory rate and the effective tax rate for the years ended December 31, 2008, 2007 and 2006 are as follows:

	2008		2007		2006
(in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Income taxes at The Netherlands statutory rate	$30,418	25.5%	$19,310	25.5%	$31,396	29.6%
Earnings of subsidiaries taxed at different rates	1,432	1.2	4,894	6.5	5,011	4.7
Tax impact from permanent items	(3,064)	(2.6)	(3,825)	(5.1)	(1,944)	(1.8)
Purchased in-process research & development	300	0.3	9,803	12.9	825	0.8
Tax contingencies, net	(1,665)	(1.4)	(3,806)	(5.0)	51	—
Taxes due to changes in tax rates	2,429	2.0	(1,123)	(1.5)	199	0.2
Other items, net	(88)	(0.1)	302	0.4	(9)	—

Total provision for income taxes	$29,762	24.9%	$25,555	33.7%	$35,529	33.5%

Certain countries benefit from tax holidays which represent a tax exemption period aimed to attract foreign investment in certain tax jurisdictions. These agreements include programs that reduce up to 100% of taxes in years covered by the agreements. The Company’s tax holidays expire at various dates through 2011.

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company conducts business globally and, as a result, files numerous consolidated and separate income tax returns in The Netherlands, Germany, Switzerland and the U.S. federal jurisdiction, as well as in various other state and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world. The Company’s tax years since 2001 are open for income tax examinations by tax authorities. Its subsidiaries with few exceptions are no longer subject to income tax examinations by tax authorities for years before 2004.

On January 1, 2007, the Company adopted the provisions of FIN 48, which clarifies the accounting for uncertainty in income tax positions. This interpretation requires the Company to recognize in the consolidated financial statements those tax positions determined to be more likely than not to be sustained upon examination, based on the technical merits of the position. Upon adoption, the Company derecognized $6.1 million tax benefits for positions previously recognized through a debit to retained earnings. After considering the impact of adopting FIN 48, the Company had an approximate $12.6 million reserve for uncertain tax positions as of January 1, 2007. The reserve for uncertain income tax positions is included in taxes payable in the consolidated balance sheet.

The Company does not currently anticipate that its existing reserves related to uncertain tax positions as of December 31, 2008 will significantly increase or decrease during the twelve-month period ending December 31, 2009; however, various events could cause the Company’s current expectations to change in the future. The majority of these uncertain tax positions, if ever recognized in the financial statements, would be recorded in the statement of operations as part of the income tax provision.

Changes in the gross amount of unrecognized tax benefits are as follows:

(in thousands)	Unrecognized Tax Benefits
Balance at January 1, 2007	$12,567
Additions based on tax positions related to the current year	728
Additions for tax positions of prior years	4,724
Reductions for tax positions of prior years	(307)
Settlements with taxing authorities	(1,080)
Reductions due to lapse of statute of limitations	(8,271)
Increase due to acquisitions	1,250
Increase from currency translation	883

Balance at December 31, 2007	$10,494

Additions based on tax positions related to the current year	897
Additions for tax positions of prior years	1,590
Settlements with taxing authorities	(1,547)
Reductions due to lapse of statute of limitations	(2,605)
Increase from currency translation	(520)

Balance at December 31, 2008	$8,309

At December 31, 2008 and December 31, 2007, the Company’s net unrecognized tax benefits totaled approximately $7.7 million and $9.1 million, respectively, of which $7.7 million in benefits, if recognized, would favorably affect the Company’s effective tax rate in any future period. It is possible that approximately $1.2 million of the unrecognized tax benefits may be released during the next 12 months due to lapse of statute of limitations or settlements with tax authorities.

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties within tax provision expense. At December 31, 2008, the Company has $315,000 of accrued interest included in accrued and other liabilities in the accompanying consolidated balance sheet. During 2008, the amount of accrued interest decreased by $537,000 with approximately $767,000 of interest income and $242,000 of interest expense recognized during 2008. The Company has recorded net deferred tax liabilities of $119.2 million and $134.9 million at December 31, 2008 and 2007, respectively which are reflected on the Company’s consolidated balance sheets at December 31, 2008 and 2007 as follows:

(in thousands)	2008	2007
Current deferred tax asset	$27,374	$23,732
Current deferred tax liabilities	(7,754)	(4,903)
Non-current deferred tax asset	73,766	72,128
Non-current deferred tax liabilities	(212,589)	(225,893)

Net deferred tax liabilities	$(119,203)	$(134,936)

The components of the net deferred tax liability at December 31, 2008 and 2007 are as follows:

	2008		2007
(in thousands)	Deferred Tax Assets	Deferred Tax Liability	Deferred Tax Assets	Deferred Tax Liability
Net operating loss carry forwards	$62,156	$—	$59,389	$—
Accrued and other liabilities	23,973	(231)	17,375	(418)
Inventories	7,333	(1,886)	7,434	(817)
Allowance for bad debts	1,404	(56)	795	(15)
Currency Revaluation		(10,060)	531	(2,384)
Depreciation and amortization	1,603	(4,513)	2,576	(7,778)
Tax credits and state income taxes	6,266		4,396	(994)
Unremitted profits and earnings			—	(1,055)
Capital leases	659	(620)	674	(378)
Intangibles	787	(191,754)	1,917	(204,189)
Equity Awards			2,418	—
Other	6,511	(3,483)	1,348	(1,356)
Valuation allowance	(17,292)		(14,405)	—

	$93,400	$(212,603)	$84,448	$(219,384)

Net deferred tax liabilities		$(119,203)		$(134,936)

At December 31, 2008, the Company had $ 126.9 million and $140.1 million of U.S. federal and state net operating loss (NOL) carryforwards, respectively. These amounts include $9.4 million related to deductions for equity awards. These NOLs have, for the most part, been acquired in recent acquisitions and a portion of these NOLs are subject to limitations under Section 382 of the Internal Revenue Code. As of December 31, 2008 and 2007, the Company had other foreign carryforwards totaling approximately $36.4 million and $39.6 million, respectively. These NOLs were primarily generated from acquisitions and operating losses from the Company’s subsidiaries. A portion of these NOLs, approximately $ 23.6 million at December 31, 2008, expire in various years through 2021. The balance does not expire.

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred tax assets as of December 31, 2008 and 2007, relating primarily to net operating loss carryforwards have been reduced by a valuation allowance of approximately $13.4 million and $14.4 million, respectively, to a net amount that management believes is more likely than not to be realized. During 2008, the valuation allowance related to prior year deferred tax assets decreased by approximately $1.0 million. The decrease in the valuation allowance for 2008 is related to acquired NOLs and therefore offsets against goodwill. The remaining valuation allowances, if reversed, would favorably impact income from operations as part of the tax provision in accordance with FAS 141R.

The Company has undistributed earnings in foreign subsidiaries. Upon repatriation of those earnings, in the form of dividends or otherwise, in some jurisdictions the Company would be subject to withholding taxes payable to the foreign countries or the receipts would be subject to tax. For those subsidiaries where the earnings are considered to be permanently reinvested, no provision for taxes has been provided. At December 31, 2008 and 2007, the Company had deferred income tax liabilities of approximately $614,000 and $1.1 million, respectively, for taxes that would be payable on the unremitted earnings of certain of the Company’s subsidiaries. It is not practicable to determine the amount of income tax payable in the event the Company repatriated all undistributed foreign earnings.

There are no income tax consequences for the Company regarding payment of dividends to the shareholders of the Company. To date, the Company has never paid dividends.

13.	Accrued and Other Liabilities

Accrued and other liabilities at December 31, 2008 and 2007 consist of the following:

(in thousands)	2008	2007
Payroll and related accruals	$32,271	$29,086
Accrued expenses	45,341	30,787
Swaps and forwards	22,652	2,303
Royalties	16,610	15,720
Deferred revenue	12,049	8,934
Accrued interest on long-term debt	6,430	6,560
Acquisition and related costs	3,021	4,093
Preacquistion contingencies assumed in acquisition	25,139	—
Accrued change in control payments related to acquisition	—	6,741

Total accrued liabilities	$163,513	$104,224

14.	Lines of Credit and Debt

The Company has eight separate lines of credit amounting to $165.3 million with variable interest rates, $110,000 of which was utilized at December 31, 2008. There were insignificant short-term borrowings outstanding at December 31, 2008 and 2007.

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2008, total debt was approximately $945.0 million, $25.0 million of which is current. Total debt consists of the following:

(in thousands)	2008	2007
$500.0 million note payable at LIBOR plus a variable margin ranging from 0.4% to 0.775%, or 1.01% and 5.545% at December 31, 2008 and 2007, respectively, due on July 12, 2012, with payments beginning in 2009	$500,000	$500,000
Notes payable to QIAGEN Euro Finance bearing interest at an effective rate of 4.2% due in November 2012	300,000	300,000
Notes payable to QIAGEN Finance bearing interest at an effective rate of 1.95% due in July 2011	145,000	150,000

Total long-term debt	945,000	950,000
Less current portion	25,000	—

Long-term portion	$920,000	$950,000

During 2007, the Company repaid debt of EUR 5.0 million, which was originally due in June 2008, and a note payable of EUR 30.0 million, which was due in annual installments through June 2011.

Future principal maturities of long-term debt as of December 31, 2008 are as follows:

Year ending December 31,	(in thousands)
2009	$25,000
2010	50,000
2011	220,000
2012	650,000

$945,000

Interest expense on long-term debt was $33.7 million, $29.7 million and $10.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.

During 2007, the Company signed a Syndicated Multi-Currency Term Loan and Revolving Credit Facilities Agreement with Deutsche Bank AG, Deutsche Bank Luxembourg S.A., and the lenders named in the agreement. The lenders made available to the Company an aggregate amount of $750 million in the form of (1) a $500 million term loan, (2) a $100 million bridge loan, and (3) a $150 million revolving credit facility. Under the agreement, the $500 million term loan will mature in July 2012 with an amortization schedule commencing July 2009. The $100 million bridge loan was utilized and repaid within the third quarter of 2007. The $150 million revolving credit facility will expire in July 2012. The proceeds of the debt were loaned to a subsidiary of QIAGEN N.V., and QIAGEN N.V. has guaranteed the debt. The loan agreements contain certain financial and non-financial covenants, including but not limited to, restrictions on the encumbrance of land, restrictions on the transfer of any patents to third parties and the maintenance of certain financial ratios. The Company was in compliance with these covenants at December 31, 2008.

In May 2006, the Company completed the offering of the 2006 Notes due in 2026 through a new unconsolidated subsidiary, Euro Finance. The net proceeds of the 2006 Notes were loaned by Euro Finance to consolidated subsidiaries of the Company. At December 31, 2008 and 2007, $300.0 million

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

is included in long-term debt for the amount of 2006 Note proceeds payable to Euro Finance. These long-term notes payable to Euro Finance have an effective fixed interest rate of 4.2% and are due in November 2012. Interest on the 2006 Notes is payable semi-annually in May and November. The 2006 Notes were issued at 100% of principal value, and are convertible into 15.0 million common shares at the option of the holders upon the occurrence of certain events, at a price of $20.00 per share, subject to adjustment. QIAGEN N.V. has an agreement with Euro Finance to issue shares to the investors in the event of conversion. This subscription right, along with the related receivable, is recorded at fair value in the equity of QIAGEN N.V. as paid-in capital. The 2006 Notes cannot be called for the first 7 years and are callable thereafter subject to a provisional call trigger of 130% of the conversion price. In addition, the holders of the 2006 Notes may require QIAGEN to repurchase all or a portion of the outstanding Notes for 100% of the principal amount, plus accrued interest, on May 16, 2013, 2017 and 2022. Based on an estimation using available over-the-counter market information on the convertible bond issued by QIAGEN Euro Finance, the fair value of the Notes at December 31, 2008 was approximately $276.1 million. The Company has reserved 15.0 million shares of common stock for issuance in the event of conversion.

In August 2004, the Company completed the sale of the 2004 Notes, through its unconsolidated subsidiary QIAGEN Finance. The net proceeds of the 2004 Notes were loaned by QIAGEN Finance to consolidated subsidiaries in the U.S. and Switzerland. At December 31, 2008 and 2007, $145.0 million and $150.0 million, respectively, is included in long-term debt for the amount of 2004 Note proceeds payable to QIAGEN Finance. In November 2008, $5.0 million was repaid in connection with the conversion of a portion of the 2004 Notes issued by QIAGEN Finance. These long-term notes payable to QIAGEN Finance have an effective fixed interest rate of 1.95% and are due in July 2011. Interest on the 2004 Notes is payable semi-annually in February and August. The 2004 Notes were issued at 100% of principal value, and are convertible into 11.5 million common shares at the option of the holders upon the occurrence of certain events at a price of $12.6449 per share, subject to adjustment. QIAGEN N.V. has an agreement with QIAGEN Finance to issue shares to the investors in the event of conversion. This subscription right, along with the related receivable, is recorded at fair value in the equity of QIAGEN N.V. as paid-in capital. In November 2008, the Company issued 395,417 common shares upon the exercise of a portion of the subscription rights in connection the conversion of $5.0 million of the 2004 Notes. The 2004 Notes may be redeemed, in whole or in part, at QIAGEN’s option on or after August 18, 2011, at 100% of the principal amount, provided that the actual trading price of the Company’s common stock exceeds 120% of the conversion price for twenty consecutive trading days. In addition, the holders of the 2004 Notes may require QIAGEN to repurchase all or a portion of the outstanding 2004 Notes for 100% of the principal amount, plus accrued interest, on August 18, 2011, 2014 and 2019. Based on an estimation using available over-the-counter market information on the convertible bond issued by QIAGEN Finance, the fair value of the Notes at December 31, 2008 was approximately $206.4 million. The Company has reserved 11.5 million shares of common stock for issuance in the event of conversion.

15.	Share-Based Compensation

The Company adopted the QIAGEN N.V. Amended and Restated 2005 Stock Plan (the Plan) in 2005. The Plan allows for the granting of stock rights and incentive stock options, as well as non-qualified options, stock grants and stock-based awards, generally with terms of up to 10 years, subject to earlier termination in certain situations. Generally, options vest over a three-year period. The vesting and exercisability of certain stock rights will be accelerated in the event of a Change of Control, as defined in the Plan. To date all option grants have been at the market value on the grant date or at a premium above the closing market price on the grant date. The Company issues new shares of its

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

common stock to satisfy option exercises and had approximately 17.1 million shares of common stock reserved and available for issuance under this plan at December 31, 2008.

In connection with the acquisition of Digene Corporation during the third quarter of 2007, the Company assumed three additional equity incentive plans. No new grants will be made from these plans. The Company had approximately 0.8 million shares of common stock reserved and available for issuance under these plans at December 31, 2008.

Stock Options

During the years ended December 31, 2008 and 2007, the Company granted 432,725 and 379,598 stock options, respectively. Following are the weighted-average assumptions used in valuing the stock options granted to employees for the years ended December 31:

	2008	2007	2006
Stock price volatility	38%	38%	43%
Risk-free interest rate	2.91%	4.27%	4.74%
Expected life (in years)	5.27	5.47	6.00
Dividend rate	0%	0%	0%
Forfeiture rate	8.5%	5%	9%

A summary of the status of the Company’s employee stock options as of December 31, 2008 and changes during the year then ended is presented below:

All Employee Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2008	11,362,641	$13.633
Granted	432,725	$20.339
Exercised	(1,340,914)	$9.923
Forfeited and cancelled	(179,456)	$21.116

Outstanding at December 31, 2008	10,274,996	$14.261	4.53	$52,206,322

Exercisable at December 31, 2008	9,599,027	$13.914	4.23	$51,898,358

Vested and expected to vest at December 31, 2008	10,219,845	$14.239	4.51	$52,178,386

Generally, stock option grants are valued as a single award with a single average expected term and are amortized over the vesting period. The weighted-average grant-date fair value of options granted during the years ended December 31, 2008, 2007 and 2006 was $7.80, $6.97 and $7.52, respectively. The total intrinsic value of options exercised during the years ended December 31, 2008 and 2007 was $14.9 million and $42.0 million, respectively. At December 31, 2008, the unrecognized share-based compensation expense related to employee stock option awards is approximately $3.1 million and will be recognized over a weighted average period of approximately 1.75 years.

At December 31, 2008, 2007 and 2006, options were exercisable with respect to 9.6 million, 10.9 million and 11.5 million Common Shares at a weighted average price of $13.91, $13.49 and $13.40 per share, respectively. The options outstanding at December 31, 2008 expire in various years through 2018.

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted Stock Units

Restricted stock units represent rights to receive Common Shares at a future date. There is no exercise price and the fair market value at the time of the grant is recognized ratably over the requisite vesting period, generally 10-years. The fair market value is determined based on the number of restricted stock units granted and the market value of the Company’s shares on the grant date. Pre-vesting forfeitures were estimated to be approximately 6.0%. At December 31, 2008, there was $23.2 million remaining in unrecognized compensation cost related to these awards, which is expected to be recognized over a weighted average period of 3.19 years. The weighted average grant date fair value of restricted stock units granted during the year ended December 31, 2008 was $21.06. The total fair value of restricted stock units vested during the years ended December 31, 2008 and 2007 was $10.3 million and $2.7 million, respectively.

A summary of the Company’s restricted stock units as of December 31, 2008 and changes during the year are presented below:

Restricted Stock Units	Restricted Stock Units	Weighted Average Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2008	1,585,558
Granted	804,566
Vested	(388,342)
Forfeited and cancelled	(93,621)

Outstanding at December 31, 2008	1,908,161	3.19	$33,507,306

Vested and expected to vest at December 31, 2008	1,636,766	3.01	$28,741,614

Compensation Expense

Share-based compensation expense for the years ended December 31, 2008 and 2007 totaled approximately $9.8 million and $9.0 million, respectively as shown in the table below. For the year ended December 31, 2006, share-based compensation expense totaled approximately $326,000 with a recognized tax benefit of $112,000. No share-based compensation cost was capitalized in inventory in 2008, 2007 or 2006 as the amounts were not material. The actual tax benefit realized for the tax deductions of the share-based payment arrangements totaled $1.8 million, $9.9 million and $7.4 million, respectively, for the years ended December 31, 2008, 2007 and 2006.

Compensation Expense (in thousands)	2008	2007
Cost of sales	$968	$362
Research and development	1,818	1,267
Sales and marketing	2,999	1,758
General and administrative	3,620	2,432
Acquisition and integration related	386	3,163

Share-based compensation expense before taxes	9,791	8,982
Income tax benefit	3,025	3,252

Net share-based compensation expense	$6,766	$5,730

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.	Commitments and Contingencies

Lease Commitments

The Company leases facilities and equipment under operating lease arrangements expiring in various years through 2016. Certain rental commitments provide for escalating rental payments or have renewal options extending through various years. Certain facility and equipment leases constitute capital leases expiring in various years through 2018. The accompanying consolidated financial statements include the assets and liabilities arising from these capital lease obligations. Rent expense under operating lease agreements was $11.2 million, $9.8 million and $9.1 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Minimum future obligations under capital and operating leases at December 31, 2008 are as follows:

	Capital Leases	Operating Leases
2009	$4,971	$8,399
2010	4,964	6,660
2011	5,000	4,301
2012	4,989	2,025
2013	5,055	554
Thereafter	17,384	49

	42,363	$21,988

Less: Amount representing interest	(9,661)

	32,702
Less: Current portion	(2,984)

Long-term portion	$29,718

Licensing and Purchase Commitments

The Company has licensing agreements with companies, universities and individuals, some of which require certain up-front payments. Royalty payments are required on net product sales ranging from one to 25 percent of covered products or based on quantities sold. Several of these agreements have minimum royalty requirements. The accompanying consolidated financial statements include accrued royalties relating to these agreements in the amount of $16.6 million and $15.7 million at December 31, 2008 and 2007, respectively. Royalty expense relating to these agreements amounted to $34.0 million, $37.1 million and $24.0 million for the years ended December 31, 2008, 2007 and 2006, respectively. Royalty expense is primarily recorded in cost of sales, with a small portion recorded as research and development expense depending on the use of the technology under license. Some of these agreements also have minimum raw material purchase requirements and requirements to perform specific types of research.

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2008, the Company had commitments to purchase goods or services, and for future minimum guaranteed royalties. They are as follows:

	Purchase Commitments	Royalty Commitments
2009	$25,617	$4,670
2010	5,968	1,212
2011	189	742
2012	181	642
2013	181	670
Thereafter	1,155	816

	$33,291	$8,752

Contingent Consideration Commitments

Pursuant to the purchase agreements for certain acquisitions, as discussed more fully in Note 4, the Company could be required to make additional contingent cash payments totaling up to $42.0 million based on the achievement of certain revenue and operating results milestones as follows: $7.9 million in 2009, $15.9 million in 2010, $3.2 million in 2011, $3.5 million in 2012 and $11.5 million payable in any 12 month period from now until 2012 if certain criteria are met.

Employment Agreements

Certain of our employment contracts contain provisions which guarantee the payments of certain amounts in the event of a change in control, as defined in the agreements, or if the executive is terminated for reasons other than cause, as defined in the agreements. At December 31, 2008, the total commitment under these agreements totaled $17.8 million.

Contingencies

In the ordinary course of business, the Company warrants to customers that its products are free of defect and will conform to published specifications. Generally, the applicable product warranty period is one year from the date of delivery of the product to the customer or of site acceptance, if required. Additionally, the Company typically provides limited warranties with respect to its services. From time to time, the Company also makes other warranties to customers, including warranties that its products are manufactured in accordance with applicable laws and not in violation of third-party rights. The Company provides for estimated warranty costs at the time of the product sale. The Company believes its warranty reserves as of December 31, 2008 and 2007 appropriately reflect the estimated cost of such warranty obligations.

Litigation

From time to time, the Company may be party to legal proceedings incidental to its business. As of December 31, 2008, certain claims, suits or legal proceedings arising out of the normal course of business have been filed or were pending against the Company or its subsidiaries. These matters have arisen in the ordinary course and conduct of the Company’s business, as well as through acquisition.

As a result of the third quarter 2007 acquisition of Digene Corporation and the third quarter 2008 acquisition of Corbett, the Company has been involved in various claims and legal proceedings.

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Although it is not possible to predict the outcome of such litigation, based on the facts known to the Company and after consultation with legal counsel, management believes that such litigation will not have a material adverse effect on the Company’s financial position or results of operations.

Digene Corporation v. Third Wave Technologies, Inc.

On January 11, 2007, Digene filed a patent infringement action against Third Wave Technologies, Inc. (Third Wave) in the United States District Court for the Western District of Wisconsin. In this action, Digene alleges that Third Wave is infringing one or more claims of United States Patent No. 5,643,715 (the ‘715 patent), of which Digene is the exclusive licensee. On February 28, 2007, Third Wave filed an answer to Digene’s complaint, in which Third Wave denied infringing the claims of the ‘715 patent. Third Wave further asserted counterclaims against Digene alleging violations of federal antitrust laws pursuant to Sections 1 and 2 of the Sherman Act, the Clayton Act, and the Robinson-Patman Act. In response, on April 5, 2007, Digene filed a reply denying all of Third Wave’s counter claims. A claim construction hearing was held on June 22, 2007, and the Court issued two opinions construing the asserted claims. In light of the Court’s construction of the claims at issue, Digene believes that it cannot meaningfully pursue its infringement action against Third Wave at the district court level. On October 19, 2007, Digene filed a Motion for Summary Judgment, seeking judgment against Third Wave’s antitrust claims. The Court granted Digene’s Motion on January 11, 2008, dismissing all of Third Wave’s antitrust counterclaims. On February 25, 2008, Third Wave withdrew the only remaining claim on the issue of exceptional case. Both QIAGEN and Third Wave filed a notice of appeal to the Federal Circuit and the briefing was completed on November 7, 2008. Oral argument before the Federal Circuit was held February 2, 2009 and a decision is expected in late spring or early summer 2009. QIAGEN intends to vigorously pursue this appeal and any potential remand to the district court.

Digene Corporation v. F. Hoffmann-LaRoche Ltd. and Roche Molecular Systems, Inc.

There is a pending arbitration filed by Digene against F. Hoffmann-LaRoche Ltd. and Roche Molecular Systems, Inc. (collectively Roche) in December of 2006 for breach of contract of a 1990 Cross License Agreement between Digene and Roche for rights to certain HPV patents. Digene claims that Roche has breached this license agreement by entering into an alleged Supply and Purchase Agreement with Gen-Probe, Inc. (Gen-Probe) in violation of the terms of the Cross License Agreement which has a prohibition against further sublicensing. On July 13, 2007, the arbitration Panel granted Gen-Probe’s request to intervene as a respondent in the arbitration. On August 27, 2007, Digene filed its First Amended Demand for Arbitration to include claims against both Roche and Gen-Probe. Thereafter, on September 6, 2007, both Roche and Gen-Probe filed their Statement of Defense denying the allegations and asserting counterclaims against Digene. Roche alleges that Digene interfered with its business relations and violated Digene’s duties of good faith and fair dealing owed to Roche under the license agreement by bringing this lawsuit. Digene has denied Roche’s claims while asserting Roche’s counterclaims fail to state a cause of action. Gen-Probe contends that the Purchase and Supply Agreement with Roche is not made invalid by the prohibition on sublicenses contained in the Digene/Roche Cross License Agreement.

On October 13, 2007, Roche and Gen-Probe filed a Motion for Summary Judgment (the Motion) alleging that the Purchase and Supply Agreement with Roche does not violate the Cross License Agreement and that they are entitled to judgment as a matter of law. QIAGEN filed its response to the Motion on November 30, 2007 and a hearing was held on January 17, 2008 in New York. On January 29, 2008, the Panel denied the Motion and found that genuine issues of material fact exist with respect to each of the claims on which Roche and Gen-Probe sought summary disposition. On

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2008, QIAGEN filed a motion requesting leave to file a Second Amended Arbitration Demand adding two new causes of action against Roche. Digene’s new counts relate to a claim that Roche intentionally interfered with Digene’s business relationship with Gen-Probe and a Declaration of Rights declaring that Roche does not have the rights in the 1990 Cross License it purports to have because the transaction in which Roche allegedly obtained those rights was invalid. On March 11, 2008, Gen-Probe filed its own motion to Amend its Statement of Defense and Counterclaims seeking to change the caption of the case to reflect Digene’s merger with QIAGEN and to add QIAGEN as a party to the arbitration and to add an eighth affirmative action defense alleging that, as a result of the merger with QIAGEN, Digene has no standing to prosecute this arbitration. On April 4, 2008, the arbitration panel granted Digene’s motion to add its count with respect to Roche’s interference but denied it leave to add a count directed to Roche’s rights in the Cross License Agreement at this stage of the proceedings. The panel also denied Gen-Probe’s motion to add QIAGEN as a party and change the caption of the case, but granted it leave to add its eighth affirmative defense. The oral hearing before the arbitration panel was held on October 27, 2008 to November 11, 2008, and post-arbitration briefing was completed on January 16, 2009. Subsequently, on January 30, 2009, oral argument was held before the panel on all issues. A written decision is expected in early 2009. QIAGEN intends to continue to vigorously pursue the arbitration.

Corbett v. ABI

A declaratory judgment action was filed by Corbett Research Pty. Ltd., Corbett Life Science, and Corbett Robotics Inc. (collectively, “Corbett”) against Applera Corporation and Applied Biosystems, Inc. (collectively, “ABI”) in the Northern District of California on June 30, 2008. The complaint seeks a judgment that Corbett’s Rotor-Gene products do not infringe the claims of U.S. Patent No. 6,814,934 B1 (the ‘934 patent), and that the ‘934 patent claims are invalid or unenforceable. On July 1, 2008, QIAGEN finalized its acquisition of the outstanding shares of Corbett. ABI answered Corbett’s complaint denying invalidity and unenforceability of the ‘934 patent and counterclaiming that Corbett Rotor-Gene products infringe the ‘934. ABI’s counterclaims allege that Corbett’s infringement is willful and seeks money damages and an injunction. Corbett answered denying ABI’s counterclaims on October 17, 2008. On January 21, 2009, a joint stipulation for dismissal was granted by the Court and this case is now closed.

Preacquistion Contingencies

In connection with the acquisition of Corbett, $25.1 million has been paid into an escrow account to cover preacquistion contingencies assumed in the acquisition, including any payments required under the resolution of the above mentioned litigation with ABI. The escrow amounts are recorded as an asset in prepaid and other expenses. Correspondingly, $25.1 million for preacquistion contingencies, including matters other than the ABI litigation, is recorded as a liability under accrued and other liabilities as of December 31, 2008.

17.	Employee Benefit Plans

The Company maintains various benefit plans, including defined contribution and defined benefit plans. The Company’s U.S. defined contribution plan is qualified under Section 401(k) of the Internal Revenue Code, and covers substantially all U.S. employees. Participants may contribute a portion of their compensation not exceeding a limit set annually by the Internal Revenue Service. This plan includes a provision for the Company to match a portion of employee contributions. Total expense under the 401(k) plans, including the plans acquired via business acquisitions, was $2.7 million, $1.4

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

million and $881,000 for the years ended December 31, 2008, 2007 and 2006, respectively. The Company also has a defined contribution plan which covers certain executives. The Company makes matching contributions up to an established maximum. In 2008, 2007 and 2006, matching contributions to the plan totaled approximately $378,000, $390,000 and $295,000, respectively.

The Company has four defined benefit, non-contributory retirement or termination plans that cover certain employees in Germany, France, Japan and Italy. These defined benefit plans provide benefits to covered individuals satisfying certain age and service requirements. For certain plans, the Company calculates the vested benefits to which employees are entitled if they separate immediately, in compliance with the Emerging Issues Task Force Issue No. 88-21, “Determination of Vested Benefit Pension Plan” (EITF 88-1). The benefits accrued on a pro-rata basis during the employees’ employment period are based on the individuals’ salaries, adjusted for inflation. The liability under the defined benefit plans was $2.9 million at December 31, 2008 and $2.2 million at December 31, 2007.

18.	Related Party Transactions

The Company entered into a consulting agreement in 2004 with Dr. Metin Colpan, the Company’s former Chief Executive Officer and current Supervisory Board member, pursuant to which Dr. Colpan shall be paid a fee of EUR 2,750 per day for consulting services, subject to adjustment. During 2008 and 2007, the Company paid approximately $234,000 and $471,000, respectively, to Dr. Colpan for scientific consulting services under this agreement.

From time to time, the Company has transactions with companies in which the Company holds an interest all of which are individually and in the aggregate immaterial except for certain transactions with the joint venture PreAnalytiX, Dx Assays Pte. Ltd., QIAGEN Finance and QIAGEN Euro Finance.

The Company has a 50% interest in a joint venture company, PreAnalytiX GmbH, which is accounted for under the equity method. As of December 31, 2008 and 2007, the Company had accounts receivable from PreAnalytix of $276,000 and $670,000, and accounts payable to PreAnalytix of $250,000 and $116,000, respectively.

During 2007, the Company made an initial investment of $747,000 in Dx Assays Pte Ltd, a joint venture with Bio*One Capital. The Company’s investment represents a 33.3% interest in Dx Assays Pte Ltd. In the first quarter of 2008, the Company made a $1.4 million loan to Dx Assays, which bears interest at 15% and is due in March 2013.

The Company has a 100% interest in QIAGEN Finance (Luxembourg) S.A. (QIAGEN Finance) and QIAGEN Euro Finance (Luxembourg) S.A. (Euro Finance), which were established for the purpose of issuing convertible debt. As discussed in Note 10, QIAGEN Finance and Euro Finance are variable interest entities with no primary beneficiary, thus they are not consolidated. Accordingly, the convertible debt is not included in the consolidated statements of QIAGEN N.V., though QIAGEN N.V. does report the full obligation of the debt through its liabilities to QIAGEN Finance and Euro Finance. As of December 31, 2008 and 2007, the Company had loans payable to QIAGEN Finance of $145.0 million and $150.0 million, respectively, and accrued interest due to QIAGEN Finance of $3.4 million and amounts receivable from QIAGEN Finance of $2.4 million. As of December 31, 2008 and 2007, the Company has a loan payable to Euro Finance of $300.0 million, accrued interest due to Euro Finance of $3.0 million and amounts receivable from Euro Finance of $1.7 million. The amounts receivables are related to subscription rights which are recorded net in the equity of QIAGEN N.V. as paid-in capital.

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.	Segment and Related Information

The Company manages its business based on the locations of its subsidiaries. Therefore, reportable segments are based on the geographic locations of the subsidiaries. The Company’s reportable segments include the Company’s production, manufacturing and sales facilities located throughout the world. In addition, the Company’s corporate segment includes its holding company located in The Netherlands and two subsidiaries located in Germany which operate only in a corporate support function. The reportable segments derive revenues from the Company’s entire product and service offerings. It is not practicable to provide a detail of revenues for each group of similar products and services offered by the Company. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 2 of the Notes to Consolidated Financial Statements. Summarized financial information concerning the Company’s reportable segments is shown in the tables below.

Net sales are attributed to countries based on the location of the Company’s subsidiary generating the sale. QIAGEN operates manufacturing facilities in Germany, Switzerland, China and the United States that supply products to other countries. The sales from these manufacturing operations to other countries are included in the Net Sales of the countries in which the manufacturing locations are based. The intercompany portions of such net sales of a reportable segment are excluded through the intersegment elimination to derive consolidated net sales. No single customer represents more than ten percent of consolidated net sales.

(in thousands)	2008	2007	2006
Net Sales
Americas	$988,617	$465,878	$318,865
Germany	331,013	270,173	220,325
Switzerland	77,745	56,615	40,044
Asia	90,047	71,168	49,875
All other	210,439	148,082	109,025
Corporate	878	350	525

Subtotal	1,698,739	1,012,266	738,659
Intersegment Elimination	(805,764)	(362,492)	(272,881)

Total	$892,975	$649,774	$465,778

All intersegment sales are accounted for by a formula based on local list prices and manufacturing costs and eliminated in consolidation.

(in thousands)	2008	2007	2006
Intersegment Sales
Americas	$(535,199)	$(155,052)	$(115,924)
Germany	(195,561)	(162,149)	(129,438)
Switzerland	(63,401)	(42,637)	(26,518)
Asia	(3,778)	(1,876)	(784)
All other	(7,825)	(778)	(188)
Corporate	—	—	(29)

Total	$(805,764)	$(362,492)	$(272,881)

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company evaluates performance based on several factors, of which the primary financial measure is operating income. The Corporate segment operating loss is primarily general and administrative expenses, including share-based compensation costs. The intersegment elimination represents primarily the elimination of intercompany profit.

(in thousands)	2008	2007	2006
Operating Income (Loss)
Americas	$66,962	$14,605	$31,414
Germany	71,786	63,769	53,956
Switzerland	(8,249)	(391)	(1,558)
Asia	905	5,941	8,302
All other	32,683	21,922	15,594
Corporate	(16,552)	(20,051)	(6,550)

Subtotal	147,535	85,795	101,158
Intersegment Elimination	(1,873)	(2,662)	(557)

Total	$145,662	$83,133	$100,601

Assets of Corporate include cash and cash equivalents, investments, prepaid assets and certain intangibles. The intersegment elimination represents intercompany investments and advances.

(in thousands)	2008	2007
Assets
Americas	$2,927,088	$2,122,875
Germany	459,428	459,761
Switzerland	127,677	97,730
Asia	97,822	80,987
All other	284,229	119,470
Corporate	914,336	1,862,963

Subtotal	4,810,580	4,743,786
Intersegment Elimination	(1,925,257)	(1,968,612)

Total	$2,885,323	$2,775,174

(in thousands)	2008	2007
Long-Lived Assets
Americas	$1,549,132	$1,653,244
Germany	317,431	303,097
Switzerland	37,264	12,191
Asia	32,959	33,237
All other	162,873	45,817
Corporate	8,343	7,514

Total	$2,108,002	$2,055,100

QIAGEN N.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2008 and 2007, for Switzerland, the net investment in equity method investees was $7.0 million and $4.6 million, respectively. The Netherlands had a net investment in equity method investees of $2.2 million and $2.0 million as of December 31, 2008 and 2007, respectively.

(in thousands)	2008	2007	2006
Capital Expenditures
Americas	$11,220	$6,381	$4,206
Germany	18,174	19,938	20,638
Switzerland	5,675	3,445	2,211
Asia	1,567	2,875	804
All other	2,780	1,822	1,130
Corporate	32	31	6

Total	$39,448	$34,492	$28,995

(in thousands)	2008	2007	2006
Depreciation and Amortization
Americas	$68,089	$34,274	$10,074
Germany	23,761	20,186	14,070
Switzerland	3,897	2,653	1,638
Asia	3,672	2,512	1,626
All other	5,576	2,373	1,850
Corporate	709	585	780

Total	$105,704	$62,583	$30,038

QIAGEN N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2009	December 31, 2008
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$390,311	$333,313
Accounts receivable, net of allowance for doubtful accounts of $3,214 and $3,070 in 2009 and 2008, respectively	167,082	158,440
Income taxes receivable	15,436	14,441
Inventories, net	120,110	108,563
Prepaid expenses and other	63,167	61,424
Deferred income taxes	29,146	27,374

Total current assets	785,252	703,555

Long-Term Assets:
Property, plant and equipment, net	296,002	289,672
Goodwill	1,169,617	1,152,105
Intangible assets, net of accumulated amortization of $171,433 and $132,570 in 2009 and 2008, respectively	619,380	640,309
Deferred income taxes	76,328	73,766
Other assets	23,948	25,916

Total long-term assets	2,185,275	2,181,768

Total assets	$2,970,527	$2,885,323

The accompanying notes are an integral part of these condensed consolidated financial statements.

QIAGEN N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	June 30, 2009	December 31, 2008
	(unaudited)
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$38,645	$48,836
Accrued and other liabilities (of which $6,230 and $6,358 due to related parties in 2009 and 2008, respectively, see Note 17)	165,640	163,513
Income taxes payable	23,409	14,288
Current portion of long-term debt	25,000	25,000
Current portion of capital lease obligations	3,063	2,984
Deferred income taxes	8,696	7,754

Total current liabilities	264,453	262,375

Long-Term Liabilities:
Long-term debt (of which $445,000 in 2009 and 2008 due to related parties, see Note 8)	920,000	920,000
Capital lease obligations, net of current portion	28,440	29,718
Deferred income taxes	211,405	212,589
Other	11,615	6,797

Total long-term liabilities	1,171,460	1,169,104

Commitments and Contingencies (Note 15)
Shareholders’ Equity:
Preference shares, 0.01 EUR par value, authorized—450,000,000 shares, no shares issued and outstanding	—	—
Financing preference shares, 0.01 EUR par value, authorized—40,000,000 shares, no shares issued and outstanding	—	—
Common Shares, 0.01 EUR par value, authorized—410,000,000 shares, issued and outstanding—198,997,637 and 197,839,113 shares in 2009 and 2008, respectively	2,228	2,212
Additional paid-in capital	974,492	958,665
Retained earnings	533,425	477,812
Accumulated other comprehensive income	24,469	15,155

Total QIAGEN N.V. shareholders’ equity	1,534,614	1,453,844

Total liabilities and shareholders’ equity	$2,970,527	$2,885,323

The accompanying notes are an integral part of these condensed consolidated financial statements.

QIAGEN N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,
	2009	2008
	(unaudited)
Net sales	$240,156	$217,888
Cost of sales	80,656	69,812

Gross profit	159,500	148,076

Operating Expenses:
Research and development	24,950	23,840
Sales and marketing	59,039	57,696
General and administrative, integration and other	24,618	29,713
Acquisition related intangible amortization	4,011	2,816

Total operating expenses	112,618	114,065

Income from operations	46,882	34,011

Other Income (Expense):
Interest income	678	2,324
Interest expense	(7,302)	(9,187)
Other income, net	778	424

Total other expense	(5,846)	(6,439)

Income before provision for income taxes and noncontrolling interest	41,036	27,572
Provision for income taxes	10,107	4,291

Net income	$30,929	$23,281
Less: Noncontrolling interest	—	56

Net income attributable to QIAGEN N.V.	$30,929	$23,225

Basic net income attributable to QIAGEN N.V. per common share	$0.16	$0.12

Diluted net income attributable to QIAGEN N.V. per common share	$0.15	$0.11

The accompanying notes are an integral part of these condensed consolidated financial statements.

QIAGEN N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Six Months Ended June 30,
	2009	2008
	(unaudited)
Net sales	$461,089	$424,994
Cost of sales	155,140	135,694

Gross profit	305,949	289,300

Operating Expenses:
Research and development	50,593	45,209
Sales and marketing	115,137	111,774
General and administrative, integration and other	48,406	58,802
Acquisition related intangible amortization	7,902	6,466

Total operating expenses	222,038	222,251

Income from operations	83,911	67,049

Other Income (Expense):
Interest income	1,863	5,296
Interest expense	(14,732)	(19,637)
Other income, net	2,558	2,559

Total other expense	(10,311)	(11,782)

Income before provision for income taxes and noncontrolling interest	73,600	55,267
Provision for income taxes	17,987	11,592

Net income	$55,613	$43,675
Less: Noncontrolling interest	—	116

Net income attributable to QIAGEN N.V.	$55,613	$43,559

Basic net income attributable to QIAGEN N.V. per common share	$0.28	$0.22

Diluted net income attributable to QIAGEN N.V. per common share	$0.27	$0.21

QIAGEN N.V.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2009	2008
	(unaudited)
Cash Flows From Operating Activities:
Net income attributable to QIAGEN N.V.	$55,613	$43,559
Adjustments to reconcile net income to net cash provided by operating activities, net of effects of businesses acquired:
Depreciation and amortization	22,130	21,436
Amortization of purchased intangible assets	34,079	29,241
Share-based compensation expense	5,003	4,541
Excess tax benefits from share-based compensation	(1,450)	(3,732)
Deferred income taxes	(19,029)	(18,399)
Gain on sale of marketable securities	—	(780)
Other non-cash items	1,742	(332)
Net changes in operating assets and liabilities:
Accounts receivable	(6,677)	(7,841)
Inventories	(10,605)	(20,265)
Accounts payable	(9,930)	(4,134)
Accrued and other liabilities	(1,024)	(1,919)
Other operating assets and liabilities	17,595	11,623

Net cash provided by operating activities	87,447	52,998

Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(22,816)	(15,595)
Proceeds from sale of equipment	78	377
Purchases of intangible assets	(3,844)	(4,612)
Purchases of investments	—	(4,175)
Sales of marketable securities	—	2,313
Cash paid for acquisitions, net of cash acquired	(3,884)	(2,089)
Additional purchase price for previously acquired businesses	—	(337)
Loan to related party	—	(1,441)

Net cash used in investing activities	(30,466)	(25,559)

Cash Flows From Financing Activities:
Principal payments on capital leases	(1,420)	(1,386)
Proceeds from subscription receivables	479	508
Excess tax benefits from share-based compensation	1,450	3,732
Issuance of common shares under employee stock plans	11,489	8,039
Other financing activities	(115)	(533)

Net cash provided by financing activities	11,883	10,360

Effect of exchange rate changes on cash and cash equivalents	(11,866)	(4,452)
Net increase in cash and cash equivalents	56,998	33,347
Cash and cash equivalents, beginning of period	333,313	347,320

Cash and cash equivalents, end of period	$390,311	$380,667

The accompanying notes are an integral part of these condensed consolidated financial statements.

QIAGEN N.V.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.    Basis of Presentation

The condensed consolidated financial statements include the accounts of QIAGEN N.V. (the Company), a company incorporated in The Netherlands, and its wholly-owned subsidiaries that are not considered variable interest entities. All significant intercompany accounts and transactions have been eliminated. All amounts are presented in U.S. dollars, unless otherwise indicated. Investments in companies where the Company exercises significant influence over the operations but does not have control, and where the Company is not the primary beneficiary, are accounted for using the equity method. All other investments are accounted for under the cost method.

In the opinion of management and subject to the year-end audit, the accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) for interim financial information and generally in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to the Securities and Exchange Commission (SEC) rules and regulations. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary for a fair presentation have been included.

Certain reclassifications of prior year amounts have been made to conform to the current year presentation, including reclassifications related to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (SFAS 160).

The results of operations for an interim period are not necessarily indicative of results that may be expected for any other interim period or for the full year. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2008.

2.    Recent Accounting Pronouncements

Adoption of New Accounting Standards

On January 1, 2009, the Company adopted Statement of Financial Accounting Standard (SFAS) 141 (revised 2007) (SFAS 141R) “Business Combinations” and SFAS 160 “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.” SFAS 141R will impact the Company primarily in five areas: acquired in-process research and development will be accounted for as an indefinite lived intangible asset until approval or discontinuation rather than as expense; acquisition costs will be expensed rather than added to the cost of an acquisition; restructuring costs in connection with an acquisition will be expensed rather than added to the cost of an acquisition; the fair value of contingent consideration at the date of an acquisition will be included in the cost of an acquisition; and the fair value of contingent liabilities that are more likely than not to occur will be recorded at the date of an acquisition. The effects of these changes are applicable to acquisitions on or after January 1, 2009. The adoption of SFAS 160 has been applied prospectively as of January 1, 2009, except for the presentation and disclosure requirements, which have been applied retrospectively for prior periods presented. Prior to the adoption of SFAS 160, the noncontrolling interests’ share of net income was included in minority interest in income (expense) in the consolidated statement of income and the noncontrolling interests’ equity was included in temporary equity in the consolidated balance sheet.

On January 1, 2009, the Company adopted SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS 161) — an amendment of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial condition, financial performance and cash flows. SFAS 161 impacts disclosures only.

On January 1, 2009, the Company adopted the Emerging Issues Task Force (EITF) consensus on EITF Issue No. 07-1, “Accounting for Collaborative Arrangements,” that discusses how parties to a collaborative arrangement (which does not establish a legal entity within such arrangement) should account for various activities. The consensus indicates that costs incurred and revenues generated from transactions with third parties (i.e., parties outside of the collaborative arrangement) should be reported by the collaborators on the respective line items in their income statements pursuant to EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent.” Additionally, the consensus provides that income statement characterization of payments between the participants in a collaborative arrangement should be based upon existing authoritative pronouncements; analogy to such pronouncements if not within their scope; or a reasonable, rational, and consistently applied accounting policy election. This Issue shall be applied retrospectively to all prior periods presented for all collaborative arrangements existing as of the effective date. The adoption of EITF No. 07-1 did not result in a change to the Company’s historical consolidated financial statements.

In 2009, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) FAS 115-2 and FAS 124-2 “Recognition and Presentation of Other-Than-Temporary Impairments,” which provides additional guidance for the accounting for and presentation of impairment losses on securities. The Company adopted this FSP in the second quarter of 2009 without any impact.

In 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” This FSP emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability, fair value is still determined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. The Company adopted this FSP in the second quarter of 2009 without any impact.

In 2009, the FASB issued FSP FAS 107-1 and APB 28-1 “Interim Disclosures about Fair Value of Financial Instruments.” This FSP amends FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods of publicly-traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, “Interim Financial Reporting,” to require these disclosures in summarized financial information at interim reporting periods. The Company adopted this FSP in the second quarter of 2009.

On June 30, 2009, the Company adopted SFAS 165 “Subsequent Events.” This standard provides general standards of accounting and disclosure to determine the period of time after the balance sheet date in which events and transactions should be evaluated for disclosure, the circumstances under which events and transactions which occur after the balance sheet date should be recognized in the financial statements and disclosure guidance on these events and transactions that occur after the balance sheet date. This standard also introduces the concept of the financials statements as available to be issued. The standard, therefore, requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, as well as disclosure as to whether that date represents the date the financial statements were issued or were available to be issued.

Recently Issued Accounting Standards

In June 2009, the FASB issued SFAS 166, “Accounting for Transfers of Financial Assets an Amendment of FASB Statement No. 140.” This standard addresses the accounting for the transfer of financial assets by clarifying whether or not an entity has actually surrendered control over transferred financial assets. This standard removes exceptions in FASB Statement No. 140, which had permitted qualifying special purpose entities to avoid application of FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities.” The standard limits the circumstances under which a financial asset or a portion of the financial asset can be derecognized by an entity because of on an entity’s continuing involvement in the financial asset and when the transfer is to an entity that is consolidated with the transferring entity’s financial statements. This statement is effective for annual reports for periods that begin after November 15, 2009. The Company will adopt this standard in the first quarter of 2010 and does not expect adoption to have a material effect.

In June 2009, the FASB issued SFAS 167, “Amendments to FASB Interpretation No. 46(R).” This standard amends Interpretation 46(R) by eliminating the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity. The standard instead applies a qualitative approach that identifies which enterprise has the most significant impact on the variable interest entity’s economic performance and which has (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. The standard also requires an additional reconsideration event when the equity holders of the entity, as a group, lose the power from voting rights or similar rights to direct the activities of the entity that most significantly impact the entity’s economic performance. Ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity and expanded disclosures about an enterprise’s involvement in variable interest entities will also be required. This standard is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. The Company will adopt this standard on January 1, 2010 and is currently evaluating the impact of this standard.

In June 2009, the FASB issued SFAS 168, “The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles.” The Codification will become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company will adopt this standard in the third quarter of 2009.

3.    Share-Based Payments

The Company issues share-based awards under the QIAGEN N.V. Amended and Restated 2005 Stock Plan. The Company had approximately 17.0 million common shares reserved and available for issuance under this Plan at June 30, 2009.

In connection with the acquisition of Digene Corporation in the third quarter of 2007, the Company assumed three additional equity incentive plans. No new grants will be made under these plans, and a total of 4.7 million common shares of the Company had been reserved for issuances under these plans of which 0.6 million shares remain reserved and available for issuance as of June 30, 2009.

Stock Options

Generally, granted stock options vest over a three-year period. To date, the exercise price of all granted options has been set at the closing market price on the grant date or a premium above the closing market price on the grant date. The Company utilizes the Black-Scholes-Merton valuation model for estimating the fair value of its granted stock options. The Company estimates the forfeiture rate based on historical forfeiture experience. For the three- and six-month periods ended June 30, 2009, the estimated weighted average forfeiture rate was 8.1%.

During the three- and six-month periods ended June 30, 2009, the Company granted options to purchase 195,342 and 484,314 common shares, respectively. During the three and six-month periods ended June 30, 2008, the Company granted options to purchase 150,080 and 366,226 common shares, respectively. Following are the weighted average assumptions used in valuing the stock options granted to employees during the three and six-month periods ended June 30, 2009 and 2008:

	Three Months Ended June 30,
	2009	2008
Stock price volatility	38.15%	36.87%
Risk-free interest rate	2.30%	3.47%
Expected life (in years)	4.79	4.97
Dividend rate	0%	0%

	Six Months Ended June 30,
	2009	2008
Stock price volatility	40.40%	38.40%
Risk-free interest rate	2.13%	3.03%
Expected life (in years)	5.01	5.35
Dividend rate	0%	0%

A summary of the status of the Company’s employee stock options as of June 30, 2009 and changes during the six months then ended is presented below:

Stock Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2008	10,274,996	$14.26
Granted	484,314	$16.87
Exercised	(1,122,995)	$10.23
Forfeited and cancelled	(114,474)	$24.91

Outstanding at June 30, 2009	9,521,841	$14.74	4.49	$51,838,020

Exercisable at June 30, 2009	8,545,014	$14.39	3.97	$50,401,394

Vested and expected to vest at June 30, 2009	9,425,655	$14.71	4.43	$51,727,095

The weighted average grant-date fair value of options granted during the three and six months ended June 30, 2009 was $6.35 and $6.33, respectively. For the three and six months ended June 30, 2009, options to purchase 686,159 and 1,122,995 common shares, respectively, were exercised. The total intrinsic value of options exercised during the three and six months ended June 30, 2009 was $5.0 million and $7.6 million, respectively. The weighted average grant-date fair value of options granted during the three and six months ended June 30, 2008 was $7.59 and $8.33, respectively. For the three and six months ended June 30, 2008, options to purchase 222,321 and 827,536 shares, respectively, were exercised. The total intrinsic value of options exercised during the three and six months ended June 30, 2008 was $2.6 million and $9.9 million, respectively

The unrecognized share-based compensation expense related to employee stock option awards was approximately $4.7 million as of June 30, 2009 and is expected to be recognized over a weighted average period of approximately 2.04 years.

Restricted Stock Units

Restricted stock units represent rights to receive common shares at a future date. There is no exercise price and no monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award. Generally, restricted stock units vest over a ten-year period. The fair market value at the time of the grant is amortized to expense on a ratable basis over the period of vesting. The fair market value is determined based on the number of restricted stock units granted and the market value of the Company’s shares on the grant date. Pre-vesting forfeitures were estimated to be approximately 6.2% for the three months ended June 30, 2009. At June 30, 2009, there was $39.5 million remaining in unrecognized compensation cost related to these awards, which is expected to be recognized over a weighted average period of 3.56 years. The weighted average grant date fair value of restricted stock units granted during the second quarter of 2009 was $17.59.

A summary of the Company’s restricted stock units as of June 30, 2009 is presented below:

Restricted Stock Units	Restricted Stock Units	Weighted Average Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2008	1,908,161
Granted	1,496,904
Released	(35,450)
Forfeited and cancelled	(33,238)

Outstanding at June 30, 2009	3,336,377	3.56	$62,023,248

Vested and expected to vest at June 30, 2009	2,772,895	3.32	$51,548,116

Compensation Expense

Total share-based compensation expense for the three and six months ended June 30, 2009 and 2008 is comprised of the following:

	Three Months Ended June 30,
Compensation Expense (in thousands)	2009	2008
Cost of sales	$245	$305
Research and development	528	550
Sales and marketing	675	749
General and administrative, integration and other	1,366	759

Share-based compensation expense before taxes	2,814	2,363
Income tax benefit	(866)	(756)

Net share-based compensation expense	$1,948	$1,607

	Six Months Ended June 30,
Compensation Expense (in thousands)	2009	2008
Cost of sales	$454	$540
Research and development	968	1,049
Sales and marketing	1,205	1,429
General and administrative, integration and other	2,376	1,523

Share-based compensation expense before taxes	5,003	4,541
Income tax benefit	(1,551)	(1,489)

Net share-based compensation expense	$3,452	$3,052

No compensation cost was capitalized in inventory in 2009 or 2008 as the amounts were not material.

4. Net	Income Per Common Share

Net income per common share for the three and six months ended June 30, 2009 and 2008 is based on the weighted average number of common shares outstanding and the dilutive effect of stock options outstanding.

The following schedule summarizes the information used to compute net income per common share:

	Three Months Ended June 30,
(in thousands)	2009	2008
Weighted average number of common shares used to compute basic net income per common share	198,668	196,464
Dilutive effect of warrants	2,845	5,206
Dilutive effect of stock options and restricted stock units	2,272	3,805

Weighted average number of common shares used to compute diluted net income per common share	203,785	205,475

Outstanding options and awards having no dilutive effect, not included in above calculation	3,501	1,279

Outstanding warrants having no dilutive effect, not included in above calculation	23,621	21,657

	Six Months Ended June 30,
(in thousands)	2009	2008
Weighted average number of common shares used to compute basic net income per common share	198,386	196,229
Dilutive effect of warrants	2,805	5,200
Dilutive effect of stock options and restricted stock units	2,285	3,871

Weighted average number of common shares used to compute diluted net income per common share	203,476	205,300

Outstanding options and awards having no dilutive effect, not included in above calculation	3,551	1,318

Outstanding warrants having no dilutive effect, not included in above calculation	23,662	21,662

5.    Acquisitions

Restructuring of Acquired Businesses

The Company has undertaken restructuring activities related to the businesses acquired in 2007 and 2008. Accrued acquisition expenses are included in accrued and other liabilities in the accompanying consolidated balance sheets. Changes in the acquisition accrual for the six-month period ended June 30, 2009 are as follows:

Changes in the acquisition accrual for the 2008 acquisitions are as follows:

(in thousands)	Lease and facility	Total
ACCRUAL BALANCE AT DECEMBER 31, 2008	$359	$359
Amounts accrued (excess released)	(13)	(13)
Amounts paid in cash or settled	(45)	(45)

ACCRUAL BALANCE AT JUNE 30, 2009	$301	$301

Changes in the acquisition accrual for the 2007 acquisitions are as follows:

(in thousands)	Relocation, severance and employee related	Lease and facility	Other	Total
ACCRUAL BALANCE AT DECEMBER 31, 2008	$1,367	$996	$101	$2,464
Amounts accrued (excess released)	35	(3)	325	357
Amounts paid in cash or settled	(223)	(993)	(197)	(1,413)

ACCRUAL BALANCE AT JUNE 30, 2009	$1,179	$—	$229	$1,408

6.    Investments and Variable Interest Entities

Investments—The Company has made strategic investments in certain companies that are accounted for using the equity or cost method of accounting. The method of accounting for an investment depends on the extent of the Company’s control. The Company monitors changes in circumstances that may require a reassessment of the level of control. The Company periodically reviews the carrying value of these investments for impairment, considering factors such as the most recent stock transactions and book values from the financial statements. The fair value of cost-method investments is estimated when there are identified events or changes in circumstances that may have an impact on the fair value of the investment. As of June 30, 2009 and December 31, 2008 the aggregate carrying amount of cost-method investments was $4.2 million.

Variable Interest Entities—FASB revised Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46 (R)), requires a company to consolidate a variable interest entity if it is designated as the primary beneficiary of that entity even if the company does not have a majority of voting interests. A variable interest entity is generally defined as an entity with insufficient equity to finance its activities or where the owners of the entity lack the risk and rewards of ownership.

The Company has a 50% interest in a joint venture company, PreAnalytiX GmbH, for which the Company is not the primary beneficiary within the provisions of FIN 46 (R). Thus, the investment is accounted for under the equity method. PreAnalytiX was formed to develop, manufacture and market integrated systems for the collection, stabilization and purification of nucleic acids for molecular diagnostic testing. At present, the Company’s maximum exposure to loss as a result of its involvement with PreAnalytiX is limited to the Company’s share of losses from the equity method investment itself.

The Company also has 100% interest in two entities established for the purpose of issuing convertible debt. These entities are discussed in Note 8 below.

7. Derivatives	and Hedging and Fair Value Measurements

Derivatives and Hedging

In the ordinary course of business, the Company uses derivative instruments, including swaps, forwards and/or options, to manage potential losses from foreign currency exposures and variable rate debt. The principal objective of such derivative instruments is to minimize the risks and/or costs associated with global financial and operating activities. The Company does not utilize derivative or other financial instruments for trading or other speculative purposes. The Company recognizes all derivatives as either assets or liabilities on the balance sheet, measures those instruments at fair value and recognizes the change in fair value in earnings in the period of change, unless the derivative qualifies as an effective hedge that offsets certain exposures.

As of June 30, 2009, all derivatives that qualify for hedge accounting are cash-flow hedges. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings. In 2009, the Company did not record any hedge ineffectiveness related to any cash-flow hedges in income (expense) and did not discontinue any cash-flow hedges. Derivatives, including those that are not designated as hedges, are classified in the operating section of the consolidated statements of cash flows, in the same category as the related consolidated balance sheet account.

Foreign Currency Derivatives

As a globally active enterprise, the Company is subject to risks associated with fluctuations in foreign currencies in its ordinary operations. This includes foreign currency-denominated receivables, payables, debt, and other balance sheet positions. The Company manages balance sheet exposure on a group-wide basis primarily using foreign exchange forward contracts and cross-currency swaps.

The Company has foreign currency forward contracts with an aggregate notional amount of $44.0 million, which have been entered into in connection with the notes payable to QIAGEN Finance (see Note 8) and which qualify for hedge accounting as cash- flow hedges. The Company has determined that no ineffectiveness exists related to these derivatives. However, the differences between spot and forward rates were excluded from the assessment of hedge effectiveness and included in interest income as it effectively constitutes the difference in the interest rates of the respective currency pairs. The contracts mature in July 2011 and had fair market values at June 30, 2009 and December 31, 2008 of approximately $4.4 million and $3.1 million, respectively, which are included in other long-term liabilities in the accompanying consolidated balance sheets.

In addition, the Company was party to cross-currency swaps which have been entered into in connection with the notes payable to Euro Finance (see Note 8) and which qualified as cash-flow hedges with a notional amount of $120.0 million and $60.0 million as of June 30, 2009 and December 31, 2008, respectively, which mature in November 2012 and had fair market values of $13.3 million and $4.9 million at June 30, 2009 and December 31, 2008, respectively, which is included in other long-term liabilities in the accompanying consolidated balance sheets.

Undesignated Derivative Instruments

The Company is party to various foreign exchange forward and swap arrangements which had, at June 30, 2009, an aggregate notional value of approximately $106.8 million and a fair market value of $5.0 million, which is included in other liabilities, and which expire at various dates through March 2010. The transactions have been entered into to offset the effects from short-term balance sheet exposure to foreign currency exchange risk. Changes in the fair value of these arrangements have been recognized in other income, net.

The Company was party to various foreign exchange forward and swap arrangements which had, at December 31, 2008, an aggregate notional value of approximately $163.3 million and fair values of $0.3 million and $10.9 million, which are included in other assets and other liabilities, respectively, and which expired at various dates through March 2009. The transactions have been used to offset the effects from short-term balance sheet exposure to foreign currency exchange risk. Changes in the fair value of these arrangements have been recognized in other income, net.

Interest Rate Derivatives

The Company uses interest rate derivative contracts on certain borrowing transactions to hedge fluctuating interest rates. The Company has entered into interest rate swaps in which it agrees to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated by reference to an agreed-upon notional principal amount. During 2008, the Company entered into interest rate swaps which effectively fix the variable interest rates on $200.0 million of the Company’s variable rate debt, which qualify for hedge accounting as cash-flow hedges. The Company has determined that no ineffectiveness exists related to these swaps. The swaps mature in October 2010 and 2011, and as of June 30, 2009 and December 31, 2008 had an aggregate fair value of $6.9 million and $6.8 million, respectively, recorded in other long-term liabilities in the accompanying consolidated balance sheets.

Fair Values of Derivative Instruments

The following table summarizes the location and fair value amounts of derivative instruments reported in the consolidated balance sheet as of June 30, 2009 and December 31, 2008:

	Derivatives in Asset Positions			Derivatives in Liability Positions
(in thousands)	Balance Sheet Location	Fair value		Balance Sheet Location	Fair value
		6/30/2009	12/31/2008		6/30/2009	12/31/2008
Derivative instruments designated as hedges
Interest rate contracts	n/a	$—	$—	Other long-term liabilities	$(6,942)	$(6,811)
Foreign exchange contracts	n/a	—	—	Other long-term liabilities	(17,711)	(8,028)

Total derivative instruments designated as hedges		$—	$—		$(24,653)	$(14,839)

Undesignated derivative instruments
Foreign exchange contracts	Prepaid and other assets	$4	$344	Accrued and other liabilities	(4,973)	(10,891)

Total derivative instruments		$4	$344		$(29,626)	$(25,730)

Gains and Losses on Derivative Instruments

The following tables summarize the locations and gains on the Company’s derivative instruments for the three- and six-month periods ended June 30, 2009:.

Three-months ended June 30, 2009
(in thousands)	Gain/(loss) recognized in AOCI	Location of (gain) loss in income statement	(Gain) loss reclassified from AOCI into income	Loss recognized in income

Cash-flow hedges
Interest rate contracts	$1,462	Interest expense	$—	n/a
Foreign exchange contracts	(13,046)	Other income, net	10,805	n/a

Total	$(11,584)		$10,805	n/a

Undesignated derivative instruments
Foreign exchange contracts	n/a	Other income, net	n/a	$(5,008)

Six-months ended June 30, 2009
(in thousands)	Gain/(loss) recognized in AOCI	Location of (gain) loss in income statement	(Gain) loss reclassified from AOCI into income	Loss recognized in income

Cash-flow hedges
Interest rate contracts	$(131)	Interest expense	$—	n/a
Foreign exchange contracts	(12,071)	Other income, net	7,177	n/a

Total	$(12,202)		$7,177	n/a

Undesignated derivative instruments
Foreign exchange contracts	n/a	Other income, net	n/a	$(4,968)

The amounts noted in the table above for accumulated other comprehensive income (AOCI) do not include any adjustment for the impact of deferred income taxes.

Fair Value Measurements

The Company’s assets and liabilities are measured at fair value according to a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1. Observable inputs, such as quoted prices in active markets;

Level 2. Inputs, other than the quoted price in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company’s assets and liabilities measured at fair value on a recurring basis consist of derivative contracts used to hedge currency and interest rate risk, which are classified in Level 2 of the fair value hierarchy and are shown in the table above. In determining fair value, both the counterparty credit risk and the Company’s creditworthiness are considered. To determine the Company’s credit risk we estimated the Company’s credit rating by benchmarking the price of outstanding debt to publicly-available comparable data from rated companies. Using the estimated rating, the Company’s credit risk was quantified by reference to publicly-traded debt with a corresponding rating.

There were no fair value adjustments in the quarter ended June 30, 2009 for nonfinancial assets or liabilities required to be measured at fair value on a nonrecurring basis.

The carrying value of the Company’s cash and cash equivalents, notes receivable, accounts receivable, accounts payable and accrued liabilities approximate their fair values because of the short maturities of those instruments. The carrying value of the Company’s variable rate debt and capital leases approximate their fair values because of the short maturities and/or interest rates which are comparable to those available to the Company on similar terms. The fair values of the notes payable to QIAGEN Finance and Euro Finance, further discussed in Note 8, were estimated by using available over-the-counter market information on the convertible bonds which were issued by QIAGEN Finance and Euro Finance, the values of which correlate to the fair value of the loan arrangements the Company has with QIAGEN Finance and Euro Finance which includes the notes payable, the guarantee and the warrant agreement.

8. Debt

The Company has eight separate lines of credit with aggregate borrowing availability of approximately $165.3 million with variable interest rates, of which insignificant amounts were utilized at June 30, 2009 and December 31, 2008. At June 30, 2009 and December 31, 2008, debt totaled $945.0 million, of which $25.0 million was current and repaid in July 2009, and consisted of the following:

(in thousands)
$500 million note payable bearing interest at LIBOR plus a variable margin ranging from 0.4% to 0.775%, or 0.86% and 1.01% at June 30, 2009 and December 31, 2008, respectively, due on July 12, 2012, with payments beginning in 2009	$500,000
Notes payable to QIAGEN Euro Finance bearing interest at an effective rate of 3.91% due in November 2012	300,000
Notes payable to QIAGEN Finance bearing interest at an effective rate of 2.14% due in July 2011	145,000

Total	945,000
Less current portion	25,000

Long-term portion	$920,000

During 2007, the Company signed a Syndicated Multi-Currency Term Loan and Revolving Credit Facilities Agreement with Deutsche Bank AG, Deutsche Bank Luxembourg S.A., and the lenders named in the agreement. The lenders made available to the Company an aggregate amount of $750 million in the form of a $500 million term loan, a $100 million bridge loan, and a $150 million revolving credit facility. Under the agreement, the $500 million term loan will mature in July 2012 with repayment beginning in July 2009. The $100 million bridge loan was utilized and repaid within the third quarter of 2007. The $150 million revolving credit facility will expire in July 2012. The proceeds of the debt were loaned to a subsidiary of QIAGEN N.V., and QIAGEN N.V. has guaranteed the debt. The loan agreements contain certain financial and non-financial covenants, including but not limited to, restrictions on the encumbrance of land, restrictions on the transfer of patents to third parties and the maintenance of certain financial ratios. The Company was in compliance with these covenants at June 30, 2009. The fair value of the note payable approximated its carrying value at June 30, 2009.

In May 2006, the Company completed the offering of the 2006 Notes due in 2026 through a new unconsolidated subsidiary, Euro Finance. The net proceeds of the 2006 Notes were loaned by Euro Finance to consolidated subsidiaries of the Company. At June 30, 2009 and December 31, 2008, $300.0 million is included in long-term debt for the amount of 2006 Note proceeds payable to Euro Finance. These long-term notes payable to Euro Finance have an effective interest rate of 3.91% and are due in November 2012. Interest on the 2006 Notes is payable semi-annually in May and November. The 2006 Notes were issued at 100% of principal value, and are convertible into 15.0 million common shares at the option of the holders upon the occurrence of certain events, at a price of $20.00 per share, subject to adjustment. QIAGEN N.V. has an agreement with Euro Finance to issue shares to the investors in the event of conversion. This subscription right, along with the related receivable, is recorded at fair value in the equity of QIAGEN N.V. as paid-in capital. The 2006 Notes cannot be called for the first 7 years and are callable thereafter subject to a provisional call trigger of 130% of the conversion price. In addition, the holders of the 2006 Notes may require QIAGEN to repurchase all or a portion of the outstanding Notes for 100% of the principal amount, plus accrued interest, on May 16, 2013, 2017 and 2022. Based on an estimation using available over-the-counter market information on the convertible bond issued by QIAGEN Euro Finance, the fair value of the Notes at June 30, 2009 was approximately $332.3 million. The Company has reserved 15.0 million common shares for issuance in the event of conversion.

In August 2004, the Company completed the sale of the 2004 Notes, through its unconsolidated subsidiary QIAGEN Finance. The net proceeds of the 2004 Notes were loaned by QIAGEN Finance to consolidated subsidiaries in the U.S. and Switzerland. At June 30, 2009 and December 31, 2008, $145.0 million is included in long-term debt for the amount of 2004 Note proceeds payable to QIAGEN Finance. In November 2008, $5.0 million was repaid in connection with the conversion of a portion of the 2004 Notes issued by QIAGEN Finance. These long-term notes payable to QIAGEN Finance have an effective interest rate of 2.14% and are due in July 2011. Interest on the 2004 Notes is payable semi-annually in February and August. The 2004 Notes were issued at 100% of principal value, and are convertible into 11.5 million common shares at the option of the holders upon the occurrence of certain events at a price of $12.6449 per share, subject to adjustment. QIAGEN N.V. has an agreement with QIAGEN Finance to issue shares to the investors in the event of conversion. This subscription right, along with the related receivable, is recorded at fair value in the equity of QIAGEN N.V. as paid-in capital. In November 2008, the Company issued 395,417 common shares upon the exercise of a portion of the subscription rights in connection with the conversion of $5.0 million of the 2004 Notes. The 2004 Notes may be redeemed, in whole or in part, at QIAGEN’s option on or after August 18, 2011, at 100% of the principal amount, provided that the actual trading price of the Company’s common shares exceeds 120% of the conversion price for twenty consecutive trading days. In addition, the holders of the 2004 Notes may require QIAGEN to repurchase all or a portion of the outstanding 2004 Notes for 100% of the principal amount, plus accrued interest, on August 18, 2011, 2014 and 2019. Based on an estimation using available over-the-counter market information on the convertible bond issued by QIAGEN Finance, the fair value of the Notes at June 30, 2009 was approximately $217.3 million. The Company has reserved 11.5 million common shares for issuance in the event of conversion.

9. Inventories

The components of inventories consist of the following as of June 30, 2009 and December 31, 2008:

(in thousands)	June 30, 2009	December 31, 2008
Raw materials	$35,340	$34,820
Work in process	44,903	36,305
Finished goods	39,867	37,438

Total inventories	$120,110	$108,563

10.    Intangible Assets

The following sets forth the intangible assets by major asset class as of June 30, 2009 and December 31, 2008:

	June 30, 2009		December 31, 2008
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized Intangible Assets:
Patent and license rights	$237,485	$(54,074)	$233,083	$(43,399)
Developed technology	388,515	(85,804)	379,763	(65,456)
Customer base and trademarks	164,813	(31,555)	160,033	(23,715)

	$790,813	$(171,433)	$772,879	$(132,570)

Unamortized Intangible Assets:
Goodwill	$1,169,617		$1,152,105

The changes in the carrying amount of goodwill for the three months ended June 30, 2009 resulted from 2008 acquisitions, foreign currency translation and purchase price adjustments primarily related to tax matters in connection with 2007 acquisitions.

For the three- and six-month periods ended June 30, 2009, amortization expense on intangible assets totaled approximately $19.0 million and $37.5 million, compared to $16.6 million and $33.0 million for the three- and six-month periods ended June 30, 2008. Amortization of intangibles for the next five years is expected to be approximately:

(in thousands) Year	Annual Amortization
2010	$73,384
2011	$72,024
2012	$67,508
2013	$64,538
2014	$62,612

11.    Income Taxes

Fluctuations in the distribution of pre-tax income among the Company’s operating subsidiaries can lead to fluctuations of the effective tax rate in the consolidated financial statements. The Company’s operating subsidiaries are exposed to effective tax rates ranging from zero to approximately 42%. The provision for income taxes is based upon the estimated annual effective tax rates. In the three- and six-month periods ended June 30, 2009, the effective tax rate was 24% for both periods compared to the effective tax rate in the three- and six-month periods ended June 30, 2008 of 16% and 21%, respectively.

In the second quarter of 2009, the effective tax rate increased compared to the same period in 2008 primarily as a result of more income earned in higher tax jurisdictions this year compared to the same period last year. The overall increase in rate is partially offset by favorable discrete events in both the first and second quarter. The impact of discrete events to the rate for the six months ended June 30, 2009 was (4.3) %, and (5.3) % for the three months ended June 30, 2009. The predominant events creating these discrete items relate to post-merger restructuring associated with the Company’s acquisition of Digene in 2007.

The Company assesses uncertain tax positions in accordance with FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of SFAS 109” (FIN 48). At June 30, 2009, the Company’s unrecognized tax benefits totaled approximately $9.5 million which, if recognized, would favorably affect our effective tax rate in the periods in which it is recognized.

It is possible that approximately $1.2 million of the unrecognized tax benefits may be released during the next 12 months. This amount relates predominantly to transfer pricing. These matters are expected to be settled either in the course of ongoing negotiations or when the statutes of limitations expire. We cannot reasonably estimate the range of the potential outcomes of these matters.

The Company conducts business globally and, as a result, files numerous consolidated and separate income tax returns in The Netherlands, Germany, Switzerland and the U.S. federal jurisdiction, as well as in various other state and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world. The Company’s tax years since 2001 are open for income tax examinations by tax authorities. Its subsidiaries, with few exceptions, are no longer subject to income tax examinations by tax authorities for years before 2004.

The Company has undistributed earnings in foreign subsidiaries. In some jurisdictions, the Company would be subject to tax upon repatriation of those earnings, in the form of dividends or otherwise. For those subsidiaries where the earnings are considered to be permanently reinvested, no provision for taxes has been made. In other cases, the Company has accrued for such taxes. It is not practicable to determine the amount of income tax payable in the event the Company repatriated all of its undistributed foreign earnings.

12.    Shareholders’ Equity

The following tables detail the changes in shareholders’ equity from December 31, 2008 to June 30, 2009 and from December 31, 2007 to June 30, 2008, respectively:

	Common Shares		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
(in thousands, except for number of shares)	Shares	Amount
BALANCE AT DECEMBER 31, 2008	197,839,113	$2,212	$958,665	$477,812	$15,155	$1,453,844

Net income	—	—	—	55,613	—	55,613
Proceeds from subscription receivables	—	—	479	—	—	479
Unrealized (loss), net on hedging contracts	—	—	—	—	(3,735)	(3,735)
Realized loss, net on hedging contracts	—	—	—	—	213	213
Translation adjustment	—	—	—	—	12,836	12,836
Issuance of common shares in connection with stock plan	1,158,445	16	11,473	—	—	11,489
Stock issued from conversion of warrants	79	—	1	—	—	1
Share-based compensation	—	—	5,003	—	—	5,003
Tax benefit of employee stock plans	—	—	(1,129)	—	—	(1,129)

BALANCE AT JUNE 30, 2009	198,997,637	$2,228	$974,492	$533,425	$24,469	$1,534,614

	Common Shares		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
(in thousands, except for number of shares)	Shares	Amount
BALANCE AT DECEMBER 31, 2007	195,335,076	$2,175	$925,597	$388,779	$75,024	$1,391,575

Net income	—	—	—	43,559	—	43,559
Proceeds from subscription receivables	—	—	508	—	—	508
Unrealized (loss), net on hedging contracts	—	—	—	—	(2,618)	(2,618)
Realized loss, net on hedging contracts	—	—	—	—	3,294	3,294
Realized (gain), net on marketable securities	—	—	—	—	(780)	(780)
Translation adjustment	—	—	—	—	26,877	26,877
Issuance of common shares in connection with stock plan	1,166,673	18	8,021	—	—	8,039
Issuance of common shares in connection with eGene	16,860	—	302	—	—	302
Share-based compensation	—	—	4,541	—	—	4,541
Tax benefit of employee stock plans	—	—	3,732	—	—	3,732

BALANCE AT JUNE 30, 2008	196,518,609	$2,193	$942,701	$432,338	$101,797	$1,479,029

13.    Comprehensive Income (Loss)

The components of comprehensive income for the three and six months ended June 30, 2009 and 2008 are as follows:

	Three Months Ended June 30,
(in thousands)	2009	2008
Net income	$30,929	$23,225
Net unrealized (loss) gain on hedging contracts	(8,272)	40
Net realized loss (gain) on hedging contracts	7,597	(85)
Foreign currency translation gain (loss) adjustments	31,124	(860)

Comprehensive income	$61,378	$22,320

	Six Months Ended June 30,
(in thousands)	2009	2008
Net income	$55,613	$43,559
Net unrealized (loss) on marketable securities	—	(780)
Net unrealized (loss) on hedging contracts	(3,735)	(2,618)
Net realized loss on hedging contracts	213	3,294
Foreign currency translation gain adjustments	12,836	26,877

Comprehensive income	$64,927	$70,332

The following table is a summary of the components of accumulated other comprehensive income as of June 30, 2009 and December 31, 2008:

(in thousands)	June 30, 2009	December 31, 2008
Net unrealized (loss) on hedging contracts, net of tax of $3.0 million and $1.5 million in 2009 and 2008, respectively	$(5,684)	$(2,162)
Net unrealized (loss) on pension, net of tax of $40,000 in 2009 and 2008	(92)	(92)
Foreign currency translation adjustments, net of tax of $3.0 million and $6.0 million in 2009 and 2008, respectively	30,245	17,409

Accumulated other comprehensive income	$24,469	$15,155

14.    Supplemental Cash Flow Information

Supplemental cash flow information for the six months ended June 30, 2009 and 2008 is as follows:

	Six Months Ended June 30,
(in thousands)	2009	2008
Cash paid for:
Interest	$18,711	$8,629
Income taxes	$12,324	$20,192
Non-cash Activities:
Equipment purchased through capital lease	$180	$—
Issuance of stock in connection with acquisition	$—	$240

15.    Commitments and Contingencies

Contingent Acquisition-Related Obligations

Pursuant to the purchase agreements for certain acquisitions, the Company could be required to make additional contingent cash payments totaling up to $38.5 million based on the achievement of certain revenue and operating results milestones as follows: $3.9 million in the second half of 2009, $15.2 million in 2010, $3.7 million in 2011, $4.0 million in 2012, and $11.7 million payable in any 12-month period from now until 2012 based on the accomplishment of certain revenue targets, the launch of certain products or the grant of certain patent rights.

Contingencies

In the ordinary course of business, the Company warrants to customers that its products are free of defect and will conform to published specifications. Generally, the applicable product warranty period is one year from the date of delivery of the product to the customer or of site acceptance, if required. Additionally, the Company typically provides limited warranties with respect to its services. From time to time, the Company also makes other warranties to customers, including warranties that its products are manufactured in accordance with applicable laws and not in violation of third-party rights. The Company provides for estimated warranty costs at the time of the product sale. The Company believes its warranty reserve as of June 30, 2009 appropriately reflects the estimated cost of such warranty obligations. The changes in the carrying amount of warranty obligations during the six-month period ended June 30, 2009 are as follows:

(in thousands)
BALANCE AT DECEMBER 31, 2008	$2,724
Provision charged to income	1,092
Usage	(560)
Adjustments to previously provided warranties, net	463
Currency translation	44

BALANCE AT JUNE 30, 2009	$3,763

Preacquistion Contingencies

In connection with the acquisition of Corbett in the third quarter of 2008, an amount was paid into an escrow account to cover preacquistion contingencies assumed in the acquisition. The escrow amounts are recorded as an asset in prepaid and other expenses and amount to $23.7 million and $25.1 million as of June 30, 2009 and December 31, 2008, respectively. Correspondingly, $23.7 million and $25.1 million for preacquistion contingencies are recorded as a liability under accrued and other liabilities as of June 30, 2009 and December 31, 2008, respectively.

Litigation

From time to time, QIAGEN may be party to legal proceedings incidental to its business. As of June 30, 2009, certain claims, suits or legal proceedings arising out of the normal course of business have been filed or were pending against QIAGEN or its subsidiaries. These matters have arisen in the ordinary course and conduct of business, as well as through acquisition.

As a result of the third quarter 2007 acquisition of Digene Corporation and the third quarter 2008 acquisition of Corbett, QIAGEN is now involved in various claims and legal proceedings, including those related to protection of its owned and licensed intellectual property. Although it is not possible to predict the outcome of such litigation, based on the facts known to QIAGEN and after consultation with legal counsel, management believes that such litigation will not have a material adverse effect on QIAGEN’s financial position or results of operations.

Digene Corporation v. F. Hoffmann-LaRoche Ltd. and Roche Molecular Systems, Inc.

In December 2006, Digene filed for arbitration with the International Centre for Dispute Resolution of the American Arbitration Association in New York against F. Hoffmann-LaRoche Ltd. and Roche Molecular Systems, Inc. (collectively Roche) for breach of contract of a 1990 Cross License Agreement between Digene and Roche for rights to certain HPV patents. Digene alleged that Roche had breached this license agreement by entering into a Supply and Purchase Agreement with Gen-Probe, Inc. (Gen-Probe) in violation of the terms of the Cross License Agreement. On July 13, 2007, the arbitration panel granted Gen-Probe’s request to intervene as a respondent in the arbitration. On April 1, 2009, the arbitration panel granted an interim award denying QIAGEN’s breach of contract claims and consequently also the damages. On April 15, 2009, Roche and Gen-Probe filed motions for reimbursement of attorneys’ fees. On August 12, 2009, the arbitration panel issued a total award of $6.3 million, including administrative and arbitrator fees, and on August 13, 2009, the Company filed a petition in the Supreme Court of the State of New York to vacate or modify the award of the arbitrators. QIAGEN will vigorously pursue this matter.

Corbett v. Montreal Biotechnologies, Inc.

On February 19, 2009, M.H. Montreal Biotechnologies, Inc. (MBI) sued QIAGEN, Inc. and Corbett Life Sciences PTY Ltd (Corbett) in the Circuit Court for Montgomery County, Maryland, seeking monetary damages. MBI claims that QIAGEN, Inc. intentionally interfered with MBI’s contractual relations with Corbett, intentionally interfered with MBI’s contractual and business relations with its customers, and engaged in unfair competition. Separately, MBI contends that Corbett breached its contract with MBI, breached the implied covenant of good faith and fair dealing, and also engaged in unfair competition. The case is still in an early stage and QIAGEN, Inc. and Corbett will vigorously pursue the matter.

QIAGEN Sciences, Inc. v. Operon Biotechnologies, Inc.

On July 2, 2009, Operon Biotechnologies, Inc. (Operon) commenced arbitration against QIAGEN Sciences, Inc. asserting a breach of a supply agreement between the parties and is seeking monetary damages. Operon asserts that QIAGEN failed to comply with the preferred supplier provisions of the agreement and that this breach has caused damages, including lost profits. QIAGEN is in the process of responding to this claim and will vigorously defend against the claim.

16. Segment	and Related Information

The Company manages its business based on the locations of its subsidiaries. Therefore, reportable segments are based on the geographic locations of the subsidiaries. The Company’s reportable segments include the Company’s production, manufacturing and sales facilities located throughout the world. In addition, the Company’s corporate segment includes its holding company located in The Netherlands and two subsidiaries located in Germany which operate only in a corporate support function. The reportable segments derive revenues from the Company’s entire product and service offerings. It is not practicable to provide a detail of revenues for each group of similar products and services offered by the Company. Summarized financial information concerning the Company’s reportable segments is shown in the tables below.

Net sales are attributed to countries based on the location of the Company’s subsidiary generating the sale. QIAGEN operates manufacturing facilities in Germany, Switzerland, China, Australia and the United States that supply products to other countries. The sales from these manufacturing operations to other countries are included in the Net Sales of the countries in which the manufacturing locations are based. The intercompany portions of such net sales of a reportable segment are excluded through the intersegment elimination to derive consolidated net sales. No single customer represents more than ten percent of consolidated net sales.

(in thousands) Net Sales	Three Months Ended June 30,
	2009	2008
Americas	$258,622	$232,407
Germany	94,609	90,081
Switzerland	29,885	18,751
Asia	32,361	20,591
All other	58,311	49,336
Corporate	50	245

Subtotal	473,838	411,411
Intersegment Elimination	(233,682)	(193,523)

Total	$240,156	$217,888

(in thousands) Net Sales	Six Months Ended June 30,
	2009	2008
Americas	$518,658	$470,048
Germany	176,427	169,446
Switzerland	56,038	36,091
Asia	60,129	42,060
All other	109,044	92,453
Corporate	100	780

Subtotal	920,396	810,878
Intersegment Elimination	(459,307)	(385,884)

Total	$461,089	$424,994

All intersegment sales are accounted for by a formula based on local list prices and manufacturing costs and eliminated in consolidation.

(in thousands) Intersegment Sales	Three Months Ended June 30,
	2009	2008
Americas	$(139,213)	$(123,269)
Germany	(56,399)	(53,843)
Switzerland	(26,801)	(15,247)
Asia	(4,330)	(1,015)
All other	(6,939)	(149)

Total	$(233,682)	$(193,523)

(in thousands) Intersegment Sales	Six Months Ended June 30,
	2009	2008
Americas	$(285,594)	$(254,538)
Germany	(106,499)	(100,136)
Switzerland	(49,801)	(29,452)
Asia	(5,620)	(1,553)
All other	(11,793)	(205)

Total	$(459,307)	$(385,884)

The Company evaluates performance based on several factors, of which the primary financial measure is operating income. The Corporate segment operating loss is primarily general and administrative expenses, including share-based compensation costs. The intersegment elimination represents primarily the elimination of intercompany profit.

(in thousands) Operating Income (Loss)	Three Months Ended June 30,
	2009	2008
Americas	$21,173	$14,642
Germany	25,593	17,970
Switzerland	1,153	(2,965)
Asia	1,369	(319)
All other	7,560	6,681
Corporate	(4,982)	(3,560)

Subtotal	51,866	32,449
Intersegment Elimination	(4,984)	1,562

Total	$46,882	$34,011

(in thousands) Operating Income (Loss)	Six Months Ended June 30,
	2009	2008
Americas	$40,576	$33,059
Germany	42,506	35,880
Switzerland	2,590	(4,481)
Asia	3,237	1,021
All other	11,287	12,356
Corporate	(10,065)	(10,590)

Subtotal	90,131	67,245
Intersegment Elimination	(6,220)	(196)

Total	$83,911	$67,049

Assets of Corporate include cash and cash equivalents, investments, prepaid assets and certain intangibles. The intersegment elimination represents intercompany investments and advances.

Assets (in thousands)	June 30, 2009	December 31, 2008
Americas	$3,430,178	$2,927,088
Germany	478,759	459,428
Switzerland	131,715	127,677
Asia	105,359	97,822
All other	328,960	284,229
Corporate	1,120,225	914,336

Subtotal	5,595,196	4,810,580
Intersegment Elimination	(2,624,669)	(1,925,257)

Total	$2,970,527	$2,885,323

17.    Related Party Transactions

From time to time, we have transactions with companies in which we hold interests all of which are individually and in sum immaterial except for certain transactions as discussed below.

During 2007, the Company made an initial investment of $747,000 in Dx Assays Pte Ltd. In the first quarter of 2008, the Company made a $1.4 million loan to Dx Assays which bears interest at 15% and is due in March 2013.

The Company has a 100% interest in QIAGEN Finance (Luxembourg) S.A. (QIAGEN Finance) and QIAGEN Euro Finance (Luxembourg) S.A. (Euro Finance), which were established for the purpose of issuing convertible debt. As discussed in Note 8, QIAGEN Finance and Euro Finance are variable interest entities with no primary beneficiary, thus they are not consolidated. Accordingly, the convertible debt is not included in the consolidated statements of QIAGEN N.V., though QIAGEN N.V. does report the full obligation of the debt through its liabilities to QIAGEN Finance and Euro Finance. As of June 30, 2009 and December 31, 2008, the Company had a loan payable to QIAGEN Finance of $145.0 million, accrued interest due to QIAGEN Finance of $3.3 million and $3.4 million, respectively and amounts receivable from QIAGEN Finance of $2.3 million and $2.4 million, respectively. As of June 30, 2009 and December 31, 2008, the Company has a loan payable to Euro Finance of $300.0 million, accrued interest due to Euro Finance of $2.9 million and $3.0 million, respectively, and amounts receivable of $1.6 million and $1.7 million, respectively.

In 2004, the Company entered into a consulting agreement with Dr. Metin Colpan, our former Chief Executive Officer and current Supervisory Board member, pursuant to which Dr. Colpan is paid a fee of EUR 2,750 per day for consulting services, subject to adjustment.

18.    Subsequent Events

Based on the Company’s review through August 13, 2009, the date on which the financial statements were available to be issued, no events or transactions have occurred subsequent to June 30, 2009 that would have a material impact on the financial statements as presented. As further discussed in Note 15, on July 2, 2009, Operon Biotechnologies, Inc. commenced arbitration against QIAGEN Sciences, Inc. asserting a breach of a supply agreement between the parties and seeking monetary damages and on August 12, 2009 in connection with the arbitration with Roche, the arbitration panel granted an award against the Company, and in response on August 13, 2009, the Company filed a petition with the Supreme Court of the State of New York to vacate or modify the award.

QIAGEN N.V.

Common Shares

Debt Securities

We may offer and sell in any combination from time to time in one or more offerings Common Shares or debt securities. The debt securities may be convertible into or exercisable or exchangeable for our Common Shares or our other securities. This prospectus provides you with a general description of the securities we may offer.

We urge you to read this prospectus and any prospectus supplement, which will describe the specific terms of these securities, carefully before you make your investment decision.

Our Common Shares are traded on the Nasdaq Global Select Market, or the Nasdaq, under the symbol “QGEN” and on the regulated market (Regulierter Markt) (Prime Standard sub-sector) of the Frankfurt Stock Exchange, Prime Standard segment, under the symbol “QIA,” and with the ISIN NL0000240000.

Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

We may offer or sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The names of any underwriters will be included in the applicable prospectus supplement.

Investing in our securities involves risks. See the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

Neither the United States Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless, to the extent required by applicable law, it is accompanied by a prospectus supplement.

Prospectus dated September 22, 2009

You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus nor any accompanying prospectus supplement shall constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

ABOUT THIS PROSPECTUS

You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“QIAGEN,” “we,” “us,” “our” and “our company” refer to QIAGEN N.V. and its subsidiaries;

•	“shares” and “common shares” refer to our Common Shares, nominal value EUR 0.01 per share; and

•	“$,” “US$,” and “U.S. dollars” refer to the legal currency of the United States.

This prospectus is part of an “automatic shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. By using a shelf registration statement, we may sell any combination of our Common Shares and debt securities from time to time and in one or more offerings. This prospectus only provides you with a summary description of our Common Shares. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered (if other than Common Shares) and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement. As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus forms a part, includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

QIAGEN N.V.’s functional currency is the U.S. dollar and our subsidiaries’ functional currencies are in most cases the local currency of the respective countries in which they are headquartered, in accordance with Statement of Financial Accounting Standard No. 52, “Foreign Currency Translation.” All amounts in the financial statements of entities whose functional currency is not the U.S. dollar are translated into U.S. dollar equivalents at exchange rates as follows: (1) assets and liabilities at period-end rates, (2) income statement accounts at average exchange rates for the period, and (3) components of shareholders’ equity at historical rates. Translation gains or losses are recorded in

i

shareholders’ equity, and transaction gains and losses are reflected in net income. We make no representation that the non-U.S. dollar or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or non-U.S. dollar amounts, as the case may be, at any particular rate or at all.

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus and in documents filed with or furnished to the SEC and incorporated by reference into this prospectus that are not historical facts are forward-looking statements made pursuant to the safe harbor of the U.S. federal securities laws. Our future operating results may be affected by various factors, many of which are beyond our control, including, but not limited to, the risks and uncertainties detailed under “Risk Factors” in this prospectus and from time to time in our periodic reports, including our Annual Report on Form 20-F for the year ended December 31, 2008 and in our Current Reports on Form 6-K furnished to the SEC. Certain of the statements included in this prospectus and the documents incorporated herein by reference may be forward-looking statements, including statements regarding potential future net sales, gross profit, net income and liquidity. These statements can be identified by the use of forward-looking terminology such as “believe,” “hope,” “plan,” “intend,” “seek,” “may,” “will,” “could,” “should,” “would,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. Reference is made in particular to the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking statements. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. As a result, our future development efforts and operating results involve substantial risks. When considering forward-looking statements, you should keep in mind that the risk factors could cause our actual results to differ significantly from those contained in any forward-looking statement.

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CORPORATE INFORMATION

QIAGEN N.V. is a public company with limited liability (naamloze vennootschap) incorporated under Dutch law and is registered with the Dutch Trade Register under file number 12036979. QIAGEN began operations as a German company in 1986. QIAGEN N.V. was incorporated in the Netherlands on April 29, 1996 and has its corporate seat in Venlo, the Netherlands. Its registered office is at Spoorstraat 50, 5911 KJ Venlo (telephone number: +31 77.320.8400). As a holding company, we conduct our business through our subsidiaries located throughout Europe, Japan, Australia, Canada, the United States and other countries. We employ more than 3,100 people in over 30 locations worldwide. Our website is www.qiagen.com. Information contained on our website does not constitute part of this prospectus.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus and any prospectus supplement. In particular, you should consider the risk factors under the heading “Item 3. Key Information—Risk Factors” in our most recently filed Annual Report on Form 20-F, which is incorporated in this prospectus by reference, as revised or supplemented by our subsequent reports which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular offering of securities.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us as described above and elsewhere in this prospectus.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities from primary offerings under this prospectus for general corporate purposes, including to finance our working capital and capital expenditures, repayment or redemption of debt and to potentially fund future acquisitions. In addition, we may set forth additional information on the use of proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to a specific primary offering. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds. Pending application of the net proceeds, we intend to invest the net proceeds from the sale of the securities from primary offerings under this prospectus in accordance with our investment policy.

Depending on future events, we may determine at a later time to use our net proceeds for different purposes or to allocate our net proceeds differently among the uses described above. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount and extent of our acquisitions, our product development activities, our investments in technology and the amount of cash generated by our operations. Actual expenditures may vary substantially from our estimates. We may find it necessary or advisable to use portions of the proceeds for other purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and equity in income (loss) of investees and minority interests, plus fixed charges, amortization of capitalized interest and distributed income of equity investees and losses before tax of equity investees for which charges arising from guarantees are included in fixed charges, minus capitalized interest and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense, including capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense.

	Six Months Ended June 30, 2009	Year Ended December 31,
		2008	2007	2006	2005	2004
Ratio of earnings to fixed charges	5.09	3.73	3.07	7.09	10.94	9.52

CAPITALIZATION

The following table sets forth our unaudited capitalization and other data as of June 30, 2009. You should read all of this information in conjunction with our consolidated financial statements and other financial information that are incorporated by reference in this prospectus.

As of June 30, 2009 (In thousands; unaudited)
Cash and cash equivalents	$390,311

Long-term debt, net of current portion	920,000
Capital lease obligations, net of current portion	28,440
Shareholders’ equity:
Common Shares, 0.01 EUR nominal value:
Authorized—410,000,000 shares; issued and outstanding—198,997,637 Common Shares actual	2,228
Additional paid-in capital	974,492
Retained earnings	533,425
Accumulated other comprehensive income	24,469

Total QIAGEN N.V. shareholders’ equity	1,534,614

Total capitalization	$2,483,054

No portion of the debt is guaranteed or secured. As of June 30, 2009, pursuant to the purchase agreements for certain acquisitions, we could be required to make additional contingent cash payments totaling up to $38.5 million, based on the achievement of certain revenue and operating results milestones.

Amounts representing Common Shares outstanding on June 30, 2009 exclude the following:

•	Options outstanding on June 30, 2009, to purchase 9,521,841 Common Shares at a weighted average exercise price of $14.74 per share;

•	3,336,377 Common Shares issuable upon the vesting of restricted stock units outstanding as of June 30, 2009;

•	4,666,326 Common Shares that may be granted under our stock plan after June 30, 2009;

•	11,466,995 Common Shares initially issuable to QIAGEN Finance (Luxembourg) S.A. in connection with the conversion of presently outstanding 1.5% Senior Convertible Notes due 2024; and

•	15,000,000 Common Shares initially issuable to QIAGEN Euro Finance (Luxembourg) S.A. in connection with the conversion of presently outstanding 3.25% Senior Convertible Notes due 2026.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that QIAGEN may sell. These summaries are not meant to be a complete description of each security. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

QIAGEN N.V. is a public company with limited liability (naamloze vennootschap) incorporated under Dutch law and is registered with the Dutch Trade Register under file number 12036979. QIAGEN N.V. was incorporated on April 29, 1996 and has its corporate seat in Venlo, the Netherlands. Its registered office is at Spoorstraat 50, 5911 KJ Venlo, the Netherlands (telephone number: +31 77.320.8400). This summary does not purport to be complete and is qualified in its entirety by QIAGEN’s full articles of association, or Articles. Our Articles were amended on July 2, 2008, and are filed as an exhibit to our Annual Report on Form 20-F for the year ended December 31, 2008, and incorporated herein by reference. In this section, references to “QIAGEN,” “we,” “us,” and “our” refer solely to QIAGEN N.V. and not to its subsidiaries.

Our Objects

Our objects are found in Article 2 of our Articles. Our objects include, without limitation, the performance of activities in the biotechnology industry, as well as incorporating, acquiring, participating in, financing, managing and having any other interest in companies or enterprises of any nature, raising and lending funds and such other acts as may be conducive to our business.

Managing Directors

QIAGEN is managed by a Managing Board consisting of one or more managing directors under the supervision of the Supervisory Board. The majority view in Dutch law is that in managing QIAGEN, the managing directors must take into account our interests and our business and the interests of all stakeholders (which includes but is not limited to our shareholders). Managing directors are appointed by the general meeting of shareholders, or General Meeting, upon the joint meeting of the Supervisory Board and the Managing Board, or Joint Meeting, having made a binding nomination for each vacancy. However, the General Meeting may at all times overrule the binding nature of such a nomination by a resolution adopted by at least a two-thirds majority of the votes cast, if such majority represents more than half the issued share capital. Under our Articles, the General Meeting may suspend or dismiss a managing director at any time. The Supervisory Board shall also at all times be entitled to suspend (but not to dismiss) a managing director. Our Articles provide that the Supervisory Board may adopt management rules governing the internal organization of the Managing Board.

Furthermore, the Supervisory Board shall determine the salary, the bonus, if any, and the other compensation terms and conditions of employment of the managing directors within the scope of our remuneration policy. The remuneration policy of the Managing Board was adopted in our annual General Meeting on June 14, 2005.

Under Dutch law, in the event that there is a conflict of interest between a managing director and us, we are represented by the Supervisory Board. However, the General Meeting should at all times in an event of a conflict of interest be given the opportunity to appoint a person who is authorized to represent QIAGEN in such event.

Supervisory Directors

The Supervisory Board is responsible for supervising the policy pursued by the Managing Board and our general course of affairs. Under our Articles, the supervisory directors are required to serve our interests and our business and the interest of all stakeholders (which includes but is not limited to our shareholders) in fulfilling their duties. The Supervisory Board consists of such number of members as the Joint Meeting may from time to time determine, with a minimum of three members. The supervisory directors are appointed by the General Meeting upon the Joint Meeting having made a binding nomination for each vacancy. If during a financial year a vacancy occurs in the Supervisory Board, the Supervisory Board may appoint a supervisory director who will cease to hold office at the next annual General Meeting, with due understanding that in such case the Supervisory Board can appoint a maximum of one/third of the total supervisory directors.

Under Dutch law, the General Meeting determines the compensation of the members of the Supervisory Board upon the proposal of the compensation committee.

Under our Articles, the General Meeting may suspend or dismiss a supervisory director at any time.

Authorized Share Capital

Our Articles provide for three classes of shares. Our shares consist of Common Shares, financing preference shares and preference shares. No financing preference shares or preference shares have been issued as of the date of this prospectus.

The following table sets forth the Company’s authorized share capital.

The authorized capital of the Company amounts to EUR 9,000,000 divided into:

	Nominal value per share	Number of shares authorized
Common Shares	€0.01	410,000,000
Financing preference shares	€0.01	40,000,000
Preference shares	€0.01	450,000,000

Issued Share Capital

As of September 15, 2009, 199,328,549 Common Shares were issued and outstanding, all of which are fully paid up.

Authority to Issue Common Shares

The Supervisory Board has the power to resolve upon the issue of shares and to determine the price and further terms and conditions of such share issue, if and in so far as the Supervisory Board has been designated by the General Meeting as the authorized corporate body (orgaan) for this purpose. A designation as referred to above shall only be valid for a specific period of no more than five years and may from time to time be extended with a period of no more than five years. In our extraordinary General Meeting held on July 20, 2007, the Supervisory Board has been designated for a period of five years, commencing as of October 11, 2007, to issue shares and grant rights to subscribe for shares in the amount of our authorized share capital.

Pre-emptive Rights

Under our Articles, existing holders of Common Shares will have pre-emptive rights in respect of future issuances of Common Shares in proportion to the number of Common Shares held by them, unless limited or excluded as described below. Holders of Common Shares shall not have pre-emptive rights in respect of future issuances of financing preference shares or preference shares. Holders of financing preference shares and preference shares shall not have pre-emptive rights in respect of any future issuances of share capital. Pre-emptive rights do not apply with respect to shares issued against contributions other than in cash or shares issued to our employees or to employees of our group companies. Under our Articles, the Supervisory Board has the power to limit or exclude any pre-emptive rights to which shareholders may be entitled, provided that it has been authorized by the General Meeting to do so. The authority of the Supervisory Board to limit or exclude pre-emptive rights can only be exercised if at that time its authority to issue shares is in full force and effect. The authority to limit or exclude pre-emptive rights may be extended in the same manner as the authority to issue shares. If there is no designation of the Supervisory Board to limit or exclude pre-emptive rights in force, the General Meeting shall have authority to limit or exclude such pre-emptive rights, but only upon the proposal of the Supervisory Board.

Resolutions of the General Meeting (i) to limit or exclude pre-emptive rights or (ii) to designate the Supervisory Board as the corporate body that has authority to limit or exclude pre-emptive rights, require a majority of at least two-thirds of the votes cast in a General Meeting if less than 50% of the issued share capital is present or represented. For these purposes, issuances of shares include the granting of rights to subscribe for shares, such as options and warrants, but not the issue of shares upon exercise of such rights.

On July 20, 2007, the General Meeting resolved to authorize the Supervisory Board to issue Common Shares and financing preference shares or grant rights to subscribe to those shares for a period of five years commencing on October 11, 2007 and for a maximum of all Common Shares and financing preference shares included in our authorized share capital (as included in our Articles).

The General Meeting subsequently resolved to grant the Supervisory Board the authority to exclude or limit any pre-emptive rights. However, the General Meeting has limited this authority such that the Supervisory Board can only exclude or limit the pre-emptive rights in relation to no more than 50% of the aggregate number of Common Shares and financing preference shares authorized to be issued, or rights to subscribe for those shares available to be granted, of our authorized but unissued share capital as of October 11, 2007. The authority to exclude or limit pre-emptive rights exists for a period of five years commencing as of October 11, 2007.

Common Shares

Common Shares are issued in registered form only. Common Shares are available either without issue of a share certificate, referred to as Type I shares, or with issue of a share certificate, referred to as Type II shares, in either case in the form of an entry in the share register. At the discretion of the Supervisory Board, Type I shares may be issued and the holders of such Type I shares will be registered in either the shareholders register with American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York, 11219, United States, our transfer agent and registrar in New York, or the New York Transfer Agent, or in our shareholders register with TMF FundServices B.V., Westblaak 89, NL-3012 KG Rotterdam, the Netherlands. The Type II shares are registered with the New York Transfer Agent.

The transfer of registered shares requires that we issue a written instrument of transfer and the written acknowledgement of such transfer (or, in the case of Type II shares, the New York Transfer Agent (in our name)), and surrender of the share certificates, if any, to us or (in our name) to the

New York Transfer Agent. Upon surrender of a share certificate for the purpose of transfer of the relevant shares, we (or the New York Transfer Agent in our name) acknowledge the transfer by endorsement on the share certificate or by issuance of a new share certificate to the transferee, at the discretion of the Managing Board.

The holder of Type I shares may, upon his or her written request, cause us to convert such number of his or her Type I shares into an identical number of Type II shares as set forth in such request, against the simultaneous issuance of the corresponding share certificates. The holder of Type II shares may upon his or her written request and against simultaneous delivery to us of the share certificates issued for such Type II shares, cause us to convert such number of Type II shares into an identical number of Type I shares as set forth in such request.

Financing Preference Shares

No financing preference shares are outstanding as of the date of this prospectus. If issued, financing preference shares will be issued in registered form only. No share certificates are issued for financing preference shares. Financing preference shares must be fully paid up upon issue. The preferred dividend rights attached to financing preference shares are described under “Dividends and Other Distributions” below. We have no present plans to issue any such financing preference shares.

Preference Shares

No preference shares are outstanding as of the date of this prospectus. If issued, preference shares will be issued in registered form only. No share certificates are issued for preference shares. Only 25% of the nominal value thereof is required to be paid upon subscription for preference shares. The obligatory payable part of the nominal amount, or the call, must be equal for each preference share. The Managing Board may, subject to the approval of the Supervisory Board, resolve on which day and up to which amount a further call must be paid on preference shares which have not yet been paid up in full. The preferred dividend rights attached to preference shares are described under “Dividends and Other Distributions” below.

Pursuant to our Articles and the resolution adopted by our General Meeting on June 16, 2004, QIAGEN’s Supervisory Board is entitled to resolve to issue preference shares in case of an intended take-over of QIAGEN by (i) any person who alone or with one or more other persons, directly or indirectly, have acquired or given notice of an intent to acquire (beneficial) ownership of an equity stake which in aggregate equals 20% or more of our share capital then outstanding or (ii) an “adverse person” as determined by the Supervisory Board. For this purpose, an “adverse person” is generally any (legal) person, alone or together with affiliates or associates, with an equity stake in QIAGEN which the Supervisory Board considers to be substantial and where the Supervisory Board is of the opinion that this (legal) person has engaged in an acquisition that is intended to cause or pressure QIAGEN to enter into transactions intended to provide such person with short-term financial gain under circumstances that would not be in the interest of QIAGEN and our shareholders or whose ownership is reasonably likely to cause a material adverse impact on our business prospects.

On August 2, 2004, we entered into an agreement (as amended on 7 December 7, 2008, the Option Agreement) with Stichting Preferente Aandelen QIAGEN, or the Foundation (Stichting). Pursuant to the Option Agreement the Foundation was granted an option to acquire such number of preference shares as are equal to the total number of all outstanding Common Shares minus one in our share capital at the time of the relevant exercise of the right. The right to acquire preference shares is granted subject to the conditions referred to in the previous paragraph. Due to the implementation of EU Directive 2004/25/EC on takeover bids, or the Takeover Directive in Dutch legislation, the exercise of the option to acquire preference shares by the Foundation and the subsequent issuance of preference shares to the Foundation needs to be done with due observance and in consideration of the restrictions imposed by the public offer rules as described under “Obligations of Shareholders to Make a Mandatory Public Offer under Dutch Law” below.

The Foundation was incorporated on August 2, 2004. Its principal office is located at Spoorstraat 50, 5911 KJ Venlo, the Netherlands. Its statutory objectives are to protect our interests and our enterprise and the enterprises of companies which are linked to us. The Foundation shall attempt to accomplish its objectives by way of acquiring preference shares in the share capital of us and to exercise the voting rights in our interests and the interests of our stakeholders.

The Foundation’s board shall consist of at least two directors. Upon incorporation of the Foundation, two board members were appointed to the Foundation’s board. Future Foundation board members shall be appointed by the board of the Foundation. Board resolutions will be adopted by unanimity of the votes cast. The Foundation will be represented either by its board or by the chairman of its board.

Acquisition of Our Own Shares

We may acquire our own shares, subject to certain provisions of Dutch law and our Articles, if (i) shareholders’ equity less the payment required to make the acquisition does not fall below the sum of paid-up and called-up capital and any reserves required by Dutch law or our Articles and (ii) we and our subsidiaries would not thereafter hold shares with an aggregate nominal value exceeding half (50%) of our issued share capital. The Managing Board, subject to the approval of the Supervisory Board, may effect our acquisition of shares in our own capital. Our acquisitions of shares in our own capital may only take place if the General Meeting has granted to the Managing Board the authority to effect such acquisitions. Such authority may apply for a maximum period of five years and must specify the number of shares that may be acquired, the manner in which shares may be acquired and the price limits within which shares may be acquired. On June 24, 2009, the General Meeting resolved to extend the authorization of the Managing Board in such manner that the Managing Board may cause us to acquire shares in our own share capital, up to 10% of the outstanding shares, for an 18 month period from June 24, 2009 until December 24, 2010 without limitation at a price between one Euro cent (Euro 0.01) and one hundred ten percent (110%) of the price for such shares on Nasdaq for the five trading days prior to the day of purchase, or, with respect to preference and finance preference shares, at a price between one Euro cent (Euro 0.01) and three times the issuance price and in accordance with applicable provisions of Dutch law and our Articles.

No votes may be cast at a General Meeting on shares in our share capital held by us or our subsidiaries or on shares for which we or our subsidiaries hold depositary receipts. Nonetheless, the holders of a right of usufruct and the holders of a right of pledge in respect of shares held by us or by our subsidiaries in our share capital are not excluded from the right to vote on such shares, if the right of usufruct or the right of pledge was granted prior to the time such shares were acquired by us or by a subsidiary of ours. Neither we nor a subsidiary of ours may cast votes in respect of a share on which it holds a right of usufruct or a right of pledge.

As of the date of this prospectus, none of the issued Common Shares in our share capital are held by us or by any of our subsidiaries.

General Meetings, Voting Rights and Other Shareholder Rights

The annual General Meeting is required to be held within six months after the end of each fiscal year for the purpose of, among other things, adopting the annual accounts and filling of any vacancies on the Managing and Supervisory Boards.

Extraordinary General Meetings are held as often as deemed necessary by the Managing Board or Supervisory Board, or upon the request of one or more shareholders and other persons entitled to attend meetings jointly representing at least 40% of our issued share capital or by one or more shareholders, jointly representing at least 10% of our issued share capital as provided for and in accordance with Dutch law.

General Meetings are held in Amsterdam, Haarlemmermeer (Schiphol Airport), Arnhem, Maastricht, Rotterdam, Venlo or The Hague. The notice convening a General Meeting must be given to the shareholders by advertisement in at least one national daily newspaper published in the Netherlands no later than the fifteenth day prior to the meeting. The notice will contain the agenda for the meeting or state that the agenda can be obtained at our offices.

The agenda shall contain such subjects to be considered at the General Meeting, as the persons convening or requesting the meeting shall decide. Under Dutch law, holders of shares representing solely or jointly at least one hundredth part (1%) of the issued share capital, or representing a value of at least EUR 50,000,000 may request QIAGEN, not later than on the sixtieth day prior to the day of the General Meeting, to include certain subjects on the notice convening a meeting, provided that it is not detrimental to the vital interest of QIAGEN. No valid resolutions can be adopted at a General Meeting in respect of subjects which are not mentioned in the agenda.

General Meetings are presided over by the Chairman of the Supervisory Board or, in his absence, by any person nominated by the Supervisory Board.

At the General Meeting, each share shall confer the right to cast one vote, unless otherwise provided by law or our Articles. No votes may be cast in respect of shares that we or our subsidiaries hold, or by usufructuaries and pledgees. All shareholders and other persons entitled to vote at General Meetings are entitled to attend General Meetings, to address the meeting and to vote. They must notify the Managing Board in writing of their intention to be present or represented not later than on the third day prior to the day of the meeting, unless the Managing Board permits notification within a shorter period of time prior to any such meeting. Subject to certain exceptions, resolutions may be passed by a simple majority of the votes cast.

Except for resolutions to be adopted by the meeting of holders of preference shares, our Articles do not allow the adoption of shareholders resolutions by written consent (or otherwise without holding a meeting).

A resolution of the General Meeting to amend our Articles, dissolve QIAGEN, issue shares or grant rights to subscribe for shares or limit or exclude any pre-emptive rights to which shareholders shall be entitled is valid only if proposed to the General Meeting by the Supervisory Board.

A resolution of the General Meeting to amend our Articles is only valid if the complete proposal has been made available for inspection by the shareholders and the other persons entitled to attend General Meetings at our offices as from the day of notice convening such meeting until the end of the meeting. A resolution to amend our Articles to change the rights attached to the shares of a specific class requires the approval of the relevant class meeting.

Resolutions of the General Meeting in a meeting that has not been convened by the Managing Board and/or the Supervisory Board, or resolutions included on the agenda for the meeting at the request of shareholders, will be valid only if adopted with a majority of two-thirds of votes cast representing more than half the issued share capital, unless our Articles require a greater majority or quorum. Our Articles do not provide for shareholders to act by written consent outside of a General Meeting.

A resolution of the General Meeting to approve a legal merger or the sale of all or substantially all of our assets is valid only if adopted by a vote of at least two-thirds of the issued share capital, unless proposed by the Supervisory Board, in which case a simple majority of the votes cast shall be sufficient.

A shareholder shall upon request be provided, free of charge, with written evidence of the contents of the share register with regard to the shares registered in its name. Furthermore any shareholder shall, upon written request, have the right, during normal business hours, to inspect our share register and a list of our shareholders and their addresses and shareholdings, and to make copies or extracts therefrom. Such request must be directed to our Managing Directors at our registered office in the Netherlands or at our principal place of business. Financial records and other company documents (other than those made public) are not available in this manner for shareholder review, but an extract of the minutes of the General Meeting shall be made available.

According to Dutch law, certain resolutions of the Managing Board regarding a significant change in the identity or nature of the company or the enterprise are subject to the approval of the General Meeting. The following resolutions of the Managing Board require the approval of the General Meeting in any event:

•	the transfer of the enterprise or practically the entire enterprise to a third party;

•

the entry into or termination of a long-term cooperation of ours or one of our subsidiaries (dochtermaatschappijen) with another legal person or partnership or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of a far-reaching significance for us; and

•

the acquisition or divestment by us or one of our subsidiaries (dochtermaatschappijen) of a participating interest in the capital of a company having a value of at least one-third of the amount of our assets according to our consolidated balance sheet and explanatory notes in our last adopted annual accounts.

Dividends and Other Distributions

Subject to certain exceptions, dividends may only be paid out of profits as shown in our annual financial statements as adopted by the General Meeting. Distributions may not be made if the distribution would reduce shareholders’ equity below the sum of the paid-up capital and any reserves required by Dutch law or our Articles.

Out of profits, dividends must first be paid on any outstanding preference shares, or the Preference Share Dividend, in a percentage, or the Preference Share Dividend Percentage, of the obligatory call amount paid up on such shares at the beginning of the fiscal year in respect of which the distribution is made. The Preference Share Dividend Percentage is equal to the average main refinancing rates during the financial year for which the distribution is made. Average main refinancing rate shall be understood to mean the average value on each individual day during the financial year for which the distribution is made of the main refinancing rates prevailing on such day. The main refinancing rate shall be understood to mean the rate of the Main Refinancing Operation as determined and published from time to time by the European Central Bank. If and to the extent that profits are not sufficient to pay the Preference Share Dividend in full, the deficit shall be paid out of the reserves, with the exception of any reserve which was formed as share premium reserve upon the issue of financing preference shares. If in any fiscal year the profit is not sufficient to make the distributions referred to above and if no distribution or only a partial distribution is made from the reserves referred to above, such that the deficit is not fully made good no further distributions will be made as described below until the deficit has been made good.

Out of profits remaining after payment of any dividends on preference shares, the Supervisory Board shall determine such amounts as shall be kept in reserve. Out of any remaining profits not allocated to reserve, a dividend, or the Financing Preference Share Dividend, shall be paid on the financing preference shares in a percentage, or the Financing Preference Share Dividend Percentage, over the nominal value of the financing preference shares, increased by the amount of share premium that was paid upon the first issue of financing preference shares. The Financing Preference Share Dividend Percentage is related to a fixed average effective yield on the prime interest rate on corporate loans in the United States as quoted in the Wall Street Journal as set forth in article 40.4 of our Articles. If and to the extent that the profits are not sufficient to pay the Financing Preference Share Dividend in full, the deficit may be paid out of the reserves if the Managing Board so decides with the approval of the Supervisory Board, with the exception of the reserve which was formed as share premium upon the issue of financing preference shares.

Insofar as the profits have not been distributed or allocated to reserves as specified above, the General Meeting may act to allocate such profits, provided that no further dividends will be distributed on the preference shares or the financing preference shares.

The General Meeting may resolve, on the proposal of the Supervisory Board, to distribute dividends or reserves, wholly or partially, in the form of QIAGEN shares.

Distributions as described above are payable as from a date to be determined by the Supervisory Board. The date of payment on Type I shares may differ from the date of payment on Type II shares. Distributions will be made payable at an address or addresses in the Netherlands to be determined by the Supervisory Board, as well as at least one address in each country where the shares are listed or quoted for trading. The Supervisory Board may determine the method of payment of cash distributions, provided that cash distributions in respect of Type II shares will, subject to certain exceptions, be paid in the currency of a country where our shares are listed or quoted for trading, converted at the close of business on a day to be determined for that purpose by the Supervisory Board. Distributions in cash that have not been collected within five years and two days after they have become due and payable shall revert to QIAGEN.

Dutch law provides that the declaration of dividends out of the profits that are at the free disposal of the General Meeting is the exclusive right of the General Meeting. This is different from the corporate law of most jurisdictions in the United States, which permit a corporation’s board of directors to declare dividends.

Financial Year and Annual Accounts

Our financial year coincides with the calendar year. Dutch law and our Articles require that within four months after the end of our fiscal year, the Managing Board must make available a report with respect to such fiscal year, including our financial statements for such year prepared under International Financial Reporting Standards and accompanied by a report of an independent accountant. The General Meeting appoints and auditor to audit the financial statements and to issue a report thereon. On June 24, 2009, our shareholders appointed Ernst & Young Accountants LLP to serve as our auditors for the fiscal year ending December 31, 2009.

Capital Reduction

Subject to the provisions of Dutch law and our Articles, the General Meeting may, upon the proposal of the Supervisory Board, resolve to reduce the issued share capital by (i) canceling shares or (ii) reducing the nominal value of shares through an amendment of our Articles. Cancellation with repayment of shares or partial repayment on shares or release from the obligation to pay up may also be made or given exclusively with respect to Common Shares, financing preference shares or preference shares.

Dissolution and Liquidation

The General Meeting may resolve to dissolve QIAGEN. If QIAGEN is dissolved, the liquidation shall be carried out by the person designated for that purpose by the General Meeting, under the supervision of the Supervisory Board. The General Meeting shall upon the proposal of the Supervisory Board determine the remuneration payable to the liquidators and to the person responsible for supervising the liquidation.

During the liquidation process, the provisions of our Articles will remain applicable to the extent possible.

In the event of our dissolution and liquidation, the assets remaining after payment of all debts and liquidation expenses will be distributed among registered holders of Common Shares in proportion to the nominal value of their Common Shares, subject to liquidation preference rights of holders of preference shares and financing preference shares, if any.

Liability of Managing Directors and Supervisory Directors

Under Dutch law, as a general rule, Managing Directors and Supervisory Directors are not liable for obligations we incur. Under certain circumstances, however, they may become liable, either towards QIAGEN (internal liability) or to others (external liability). Some exceptions are described below.

Liability Towards QIAGEN

Failure of a Managing or Supervisory Director to perform his or her duties does not automatically lead to liability. Liability is only incurred in the case of a clear, indisputable shortcoming about which no reasonably judging business-person would have any doubt. In addition, the Managing or Supervisory Director must be deemed to have been grossly negligent. Managing Directors are jointly and severally liable for failure of the Managing Board and Supervisory Board as a whole, but an individual Managing Director will not be held liable if he or she is determined not to have been responsible for the mismanagement and has not been negligent in preventing its consequences. Supervisory Directors are jointly and severally liable for failure of the Managing Board and Supervisory Board as a whole, but an individual Supervisory Director will not be held liable if he or she is determined not to have been responsible for the mismanagement and has not been negligent in preventing its consequences.

Liability for Misrepresentation in Annual Accounts

Managing and Supervisory Directors are jointly and severally liable to any third party for damages suffered as a result of misrepresentation in the annual accounts, annual report or interim statements of QIAGEN, although a Managing or Supervisory Director will not be held liable if found not to be personally responsible for the misrepresentation. Moreover, a Managing or Supervisory Director may be found to be criminally liable if he or she deliberately publishes false annual accounts or deliberately allows the publication of such false annual accounts.

Tort Liability

Under Dutch law, there can be liability if one has committed a tort (onrechtmatige daad) against another person. Although there is no clear definition of “tort” under Dutch law, breach of a duty of care towards a third party is generally considered to be a tort. Therefore, a Dutch corporation may be held liable by any third party under the general rule of Dutch laws regarding tort claims. In exceptional cases, Managing Directors and Supervisory Directors have been found liable on the basis of tort under Dutch common law, but it is generally difficult to hold a Managing or Supervisory Director personally liable for a tort claim. Shareholders cannot base a tort claim on any losses which derive from and coincide with losses we suffered. In such cases, only we can sue the Managing or Supervisory Directors.

Criminal Liability

Under Dutch law, if a legal entity has committed a criminal offence, criminal proceedings may be instituted against the legal entity itself as well as against those who gave order to or were in charge of the forbidden act. As a general rule, it is held that a Managing Director is only criminally liable if he or she played a reasonably active role in the criminal act.

No Derivative Actions; Right to Request Independent Inquiry

Dutch law does not afford shareholders the right to institute actions on behalf of us or in our interest. Shareholders holding at least 10% of our issued share capital or EUR 225,000 in nominal amount of our shares may inform the Managing Board and the Supervisory Board of their objections as to our policy or the course of our affairs and, within a reasonable time thereafter, may request the Enterprise Chamber of the Court of Appeal, or Enterprise Chamber, in Amsterdam to order an inquiry into the policy and the course of our affairs by independent investigators. Other stakeholders, such as holders of depositary receipts, are also entitled to make such a request. If such an inquiry is ordered and the investigators conclude that there has been mismanagement, the shareholders can request the Enterprise Chamber to order certain measures such as a suspension or annulment of resolutions.

Restrictions on Transfer of Preference Shares

The Supervisory Board, upon application in writing, must approve each transfer of preference shares. If approval is refused, the Supervisory Board will designate prospective purchasers willing and able to purchase the shares, otherwise the transfer will be deemed approved.

Limitations in our Articles on Rights to Own Securities

Other than with respect to usufructuaries and pledgees who have no voting rights, our Articles do not impose limitations on rights to own our securities.

Ownership Threshold Requiring Disclosure

Our Articles do not provide an ownership threshold above which ownership must be disclosed. However there are statutory requirements to disclose share ownership above certain thresholds under United States and Dutch law. See “Shareholding Disclosure Obligations under Dutch Law” below.

Exchange Controls

There are currently no limitations either under the laws of the Netherlands or in our Articles on the rights of shareholders from outside the Netherlands to hold or vote our Common Shares. Under current foreign exchange regulations in the Netherlands, there are no material limitations on the amount of cash payments that we may remit to residents of foreign countries.

Restrictions on Foreign Ownership

There are no restrictions on the foreign ownership of our shares under Dutch law or the Articles.

Disclosure of Financial and Other Information

Under EU rules we are required to prepare annual financial reports and semi-annual reports in accordance with IFRS and make these available to the public within four and two months, respectively, from the end of the period to which they relate. Our financial year coincides with the calendar year. In addition, under these rules, we must make available to the public interim management statements during the first and the second half of each financial year, in the period between 10 weeks after the beginning of and six weeks before the end of the relevant six-month period.

Our annual and semi-annual financial reporting is subject to supervision by the AFM pursuant to the Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving), or FRSA. Pursuant to the FRSA, the AFM may request that we clarify the manner in which we applied Dutch or European financial reporting standards that apply to us. If we do not comply with such a request, the AFM may request the Enterprise Chamber to order us to do so, and may request that we be subject to a penalty (dwangsom). The AFM is also entitled to request the Enterprise Chamber to order us to amend our annual financial reporting in accordance with the Enterprise Chamber’s directions after the AFM has notified us of its findings and if it finds this necessary in the interest of an adequate functioning of the securities markets and the interest of investors active on those markets. The scope of the AFM’s authority under the FRSA extends to half-year reports.

Our shares are also listed in Germany on the regulated market (Regulierter Markt) (Prime Standard sub-sector) of the Frankfurt Stock Exchange. Accordingly, in addition to the supervision by the AFM described above, our financial reporting required by German law is subject to supervision by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht), or the BaFin. The BaFin may issue orders to ensure compliance with the reporting obligations under the German Securities Trading Act and impose administrative fines in case of non-compliance. Besides, our annual and half-year financial statements may be reviewed by the German Financial Reporting Enforcement Panel (Deutsche Prüfstelle für Rechnungslegung) for their compliance with applicable laws and reporting standards.

Furthermore, we are subject to ad-hoc disclosure obligations under the German Securities Trading Act.

Dutch law and the German Securities Trading Act provide for specific rules intended to prevent insider trading and market manipulation. In light of these rules, we have adopted a code of conduct in respect of the reporting and regulation of transactions in our securities by our employees and the members of our Managing Board and Supervisory Board.

Obligations of Shareholders to Make a Mandatory Public Offer under Dutch Law

The Dutch act implementing the Takeover Directive requires any shareholder who individually or together with persons with whom he or she acts in concert, directly or indirectly obtains control of QIAGEN, to make a public offer for all issued and outstanding shares in our share capital. “Control” (overwegende zeggenschap) is defined as the ability to exercise at least 30% of the votes in the General Meeting. In the event control is acquired either a mandatory offer must be launched or within 30 days the relevant stake must be decreased below the 30% voting rights threshold, provided no voting rights have been exercised during this period and the shares are not sold to a controlling shareholder. The Enterprise Chamber may extend this period by an additional 60 days. There are certain exemptions to the duty to make a mandatory offer. The mandatory offer obligation does not apply, for instance, to an independent legal person (such as the Foundation) which after the announcement of a public offer obtains protective shares (beschermingsaandelen), such as our preference shares, for a period of, at the maximum, two years. The Enterprise Chamber may also, at our request, determine that such a shareholder is not required to make a mandatory offer when our financial condition and the business related to it gives rise thereto.

As for the rules governing a public offer for our Common Shares, since our Common Shares are not admitted to trading on a regulated market in the Netherlands, but admitted to trading on the regulated market (Regulierter Markt) (Prime Standard sub-sector) of the Frankfurt Stock Exchange, any public offer for shares in our capital is partly governed by German law and partly by Dutch law: the German Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) applies to matters relating to the bid procedure, the consideration offered and the contents of the offer document, whereas Dutch law applies to matters relating to the information to be provided to our employees and matters relating to company law, in particular the percentage of voting rights which confers control and any derogation from the obligation to launch the public offer, as well as the conditions under which the Managing Board may undertake any action which might result in the frustration of the bid.

Squeeze Out Procedures under Dutch law

Pursuant to Section 2:92a of the Dutch Civil Code, a shareholder who for his or her own account contributes at least 95.0% of our issued capital may institute proceedings against our minority shareholders jointly for the transfer of their shares to him or her. The proceedings are held before the Enterprise Chamber and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him or her. Unless the addresses of all of them are known to him or her, he or she shall also publish the same in a daily newspaper with a national circulation.

With the implementation of the Takeover Directive, the rules for squeeze out procedures have been supplemented. The Dutch Takeover Act provides that the offeror under a public offer is also entitled to start a squeeze out procedure if, following the public offer, the offeror contributes at least 95.0% of the share capital and represents at least 95.0% of the total voting rights. The claim for a takeover squeeze out needs to be filed with the Enterprise Chamber within three months following the expiry of the acceptance period of the offer. The Enterprise Chamber may grant the claim for squeeze out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise

Chamber on the value to be paid for the shares of the minority shareholders. In principle, the offer price is considered reasonable as long as 90.0% or more of the shares have been acquired. The Dutch Takeover Act also entitles those minority shareholders that have not previously tendered their shares under a public offer to transfer their shares to the offeror, provided that the offeror has acquired at least 95.0% of the share capital and represents at least 95.0% of the total voting rights. In regard to price, the same procedure as for takeover squeeze out proceedings initiated by an offeror applies. The claim also needs to be filed with the Enterprise Chamber within three months following the expiry of the acceptance period of the offer.

Shareholding Disclosure Obligations under Dutch Law

Certain holders of our shares are subject to notification obligations under the FMSA. Shareholders are advised to seek professional advice on these obligations.

Shareholders

Pursuant to Chapter 5.3 of the FMSA, any person who, directly or indirectly, acquires or disposes of an interest in the capital or voting rights of QIAGEN must immediately notify the AFM by means of a standard form, if, as a result of such acquisition or disposal, the percentage of capital interest or voting rights held by such person in QIAGEN reaches, exceeds or falls below any of the following thresholds: 5% (a bill is being considered that would reduce this to 3%), 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95% of the voting rights or capital interests in the issued capital of QIAGEN. A notification requirement also applies if a person’s capital interest or voting rights reaches, exceeds or falls below the abovementioned thresholds as a result of a change in our total share capital or voting rights. Such notification has to be made no later than the fourth trading day after the AFM has published our notification as described below. We are required to notify the AFM immediately of the changes to our total share capital or voting rights if our share capital or voting rights changes by 1% or more since our previous notification. We must furthermore quarterly notify the AFM within eight days after the relevant quarter, in the event our share capital or voting rights changed by less than 1% in that relevant quarter since our previous notification.

Furthermore, every holder of 5% (a bill is being considered that would reduce this to 3%) or more of our share capital or voting rights whose interest at December 31 at midnight differs from a previous notification to the AFM, as a result of certain acts (including but not limited to the exchange of our shares for depository receipts and the exercise of a right to acquire our shares) must notify the AFM within four weeks. Controlled entities, within the meaning of the FMSA, do not have notification obligations under the FMSA, as their direct and indirect interests are attributed to their (ultimate) parent. Any person may qualify as a parent for purposes of the FMSA, including an individual. A person who has a 5% (a bill is being considered that would reduce this to 3%) or larger interest in our share capital or voting rights and who ceases to be a controlled entity for these purposes must immediately notify the AFM. As of that moment, all notification obligations under the FMSA will become applicable to that entity. For the purpose of calculating the percentage of capital interest or voting rights, among other metrics, the following interests must be taken into account: (i) our shares or voting rights on our shares directly held (or acquired or disposed of) by a person, (ii) our shares or voting rights on our shares held (or acquired or disposed of) by such person’s subsidiaries or by a third party for such person’s account or by a third party with whom such person has concluded an oral or written voting agreement (including a discretionary power of attorney), and (iii) our shares or voting rights on our shares which such person, or any subsidiary or third party referred to above, may acquire pursuant to any option or other right held by such person (or acquired or disposed of, including, but not limited to, on the basis of convertible bonds). Special rules apply with respect to the attribution of our shares or voting rights on our shares which are part of the property of a partnership or other community of property. A holder of a pledge or right of usufruct (vruchtgebruik) in respect of our shares can also be subject to the notification obligations of the FMSA, if such person has, or can acquire, the right to vote on our shares or, in the case of depository receipts, our underlying shares. The acquisition of (conditional) voting rights by a pledgee or usufructuary may also trigger the notification obligations as if the pledgee or beneficial owner were the legal holder of our shares or voting rights on our shares.

Public registry

The AFM does not issue separate public announcements of these notifications. It does, however, keep a public register of all notifications under the FMSA on its website ww.afm.nl. Third parties can request to be notified automatically by e-mail of changes to the public register in relation to a particular company’s shares or a particular notifying party.

Non-compliance

Non-compliance with the notification obligations under the FMSA may lead to criminal fines, administrative fines, imprisonment or other sanctions. In addition, non-compliance with the shareholding disclosure obligations under the FMSA may lead to civil sanctions, including suspension of the voting rights relating to our shares held by the offender for a period of not more than three years and a prohibition applicable to the offender to acquire any of our shares or voting rights on our shares for a period of up to five years.

Shareholding Disclosure Obligations under German Law

As our Common Shares are listed on the regulated market (Regulierter Markt) (Prime Standard sub-sector) of the Frankfurt Stock Exchange, we are subject to a number of provisions of the German Securities Trading Act with respect to disclosure of holdings and reporting duties. If we receive a shareholder ownership notification pursuant to the Dutch rules on shareholding disclosure obligations described above, we must publish such notification without undue delay at the latest within three trading days from receipt of the notification, in accordance with sections 19 et seq. of the German Securities Trading Reporting and Insider List Ordinance (Wertpapierhandelsanzeige- und Insiderverzeichnisverordnung), notify such publication to BaFin, and submit it to the German company register (Unternehmensregister) for storage without undue delay, but not prior to the publication. The same applies if we, or a third party on our account, reaches, exceeds or falls below the thresholds of 5% or 10% with regard to its holding in our shares; publication in this case must occur at the latest within four trading days after reaching, exceeding or falling below the named thresholds. We must furthermore, at the end of each calendar month during which the total number of voting rights has changed, publish the total number of voting rights, notify the BaFin of such publication and transmit this information to the German company register without undue delay, but not prior to the publication.

Shareholding Disclosure Obligations for Members of the Managing Board and Supervisory Board and Certain Others under Dutch Law

Chapter 5.3 of the FMSA also requires the members of the Managing Board and Supervisory Board to immediately give written notice to the AFM by means of a standard form of their holdings of shares and voting rights in QIAGEN and of any changes therein.

Pursuant to Chapter 5.4 of the FMSA, members of the Managing Board and Supervisory Board (unless they have already notified the AFM under Chapter 5.3 of the FMSA) and any other persons who have (co)managerial responsibilities, and in that capacity have the authority to make decisions affecting our future developments and business prospects and have regular access to inside information relating, directly or indirectly, to us, as well as persons closely related with them, must give written notice to the AFM by means of a standard form of any transactions conducted on his or her own account relating to Common Shares or in securities the value of which is determined by the value of our Common Shares. The AFM must generally be notified within five business days following the relevant transaction date.

The AFM does not issue separate public announcements of these notifications. It does, however, keep a public register of all notifications under the FMSA on its website ww.afm.nl. Third parties can request to be notified automatically by e-mail of changes to the public register in relation to a particular company’s shares or a particular notifying party.

Disclosure Obligations for Certain Insiders under German Law

The German Securities Trading Act requires that persons having an executive position in a listed stock corporation (referred to herein as “Executives”) notify their own transactions in shares of QIAGEN or related financial instruments, in particular, derivatives, to the stock corporation and to the BaFin within five working days. This applies also to persons closely related to Executives. Immediately upon receipt, we are obligated to publish such notification and to notify BaFin of the publication and, after publication, to submit it to the German company register. The obligation does not apply as long as the total amount of the transactions by an Executive and the persons closely related to such Executive does not reach a total amount of € 5,000.00 by the end of the calendar year.

Executives are members of a management, administrative or supervisory body of the stock corporation as well as such other persons who regularly have access to insider information within the meaning of the German Securities Trading Act and are authorized to make material business decisions.

The following persons are deemed to be closely related to an Executive: spouses, registered partners, dependent children and other relatives who, at the time when the transaction must be notified, have been living for at least one year in the same household as the Executive. Legal entities in which the above persons perform management duties are also subject to the notification requirement. This regulation also encompasses such legal persons, companies and institutions which are directly or indirectly controlled by an Executive or a person closely related to such Executive that were formed for the benefit of such person or whose economic interests largely correspond to those of such person.

A fine may be imposed for culpable failure to comply with the reporting obligation.

Corporate Governance

On December 9, 2003 the Dutch Corporate Governance Committee presented the Dutch Corporate Governance Code, or the Code. The provisions of the Code took effect on January 1, 2005 and apply to annual reports for financial years starting on or after January 1, 2004. The Code contains principles and best practice provisions for managing boards, supervisory boards, shareholders and General Meetings, financial reporting, auditors, disclosure, compliance and enforcement standards.

The Code applies to all Dutch public companies with limited liability whose (depositary receipts for) shares are admitted to trading on a regulated market in the European Economic Area, or EEA. Under Dutch law such companies are required to disclose in their annual reports whether or not they apply the principles and best practice provisions of the Code and, if they do not apply those provisions, to give the reasons for such non-application. This apply or explain principle does not apply to those provisions of the Code that are a reflection of mandatory Dutch law.

Our corporate governance structure and compliance with the Code is the joint responsibility of the Managing Board and the Supervisory Board. They are accountable for this to the General Meeting. We continue to seek ways to improve our corporate governance by measuring ourselves against international best practice.

Non application of a specific best practice provision is not in itself considered objectionable under the Code and may well be justified because of particular circumstances relevant to a company. In accordance with Dutch law we disclosed the application of the principles and best practice provisions of the Code in our annual report of 2008. To the extent we do not apply certain principles and best practice provisions or do not intend to apply these in the current or the subsequent financial year, we state the reasons therefore.

We apply the Code as the guiding principle for our corporate governance policy. We fully meet the intent of the Code and adhere to almost all principles and best practices provisions of the Code. However, there are a few best practice provisions that we prefer not to apply, due to the international character of QIAGEN and to the fact—acknowledged by the committee that drafted the Code—that existing contractual agreements between us and individual members of the Managing Board cannot be set aside at will. Below, we indicate which specific provisions of the Code we do not apply and we will also explain why a provision is not applied.

•	Best practice provision II.1.1 recommends that a Managing Board member is appointed for a maximum period of four years. A member may be reappointed for a term of not more than four years at a time.

The members of the Managing Board are appointed annually for the period beginning on the date following the annual General Meeting up to and including the date of the annual General Meeting held in the following year. The employment agreements we have with Peer M. Schatz and Roland Sackers have an indefinite term, but can be terminated with three months notice by the member of the Managing Board and with six months notice by us. These agreements were entered into before the Code became applicable and their term was not re-negotiated as this was not considered to be in our interest. All members of the Managing Board have additional employment agreements with other of our affiliates which have a term deviating from the term set forth in the employment agreements with us.

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Best practice provision II.2.1 recommends that options to acquire shares are a conditional remuneration component and become unconditional only when the Managing Board members have fulfilled predetermined performance criteria after a period of at least three years from the grant date. Further, best practice provision II.2.2 provides that if a company grants unconditional options to Managing Board members, it shall apply performance criteria.

From time to time, the members of our Managing Board are granted options to acquire our Common Shares with an exercise price that is higher than the market price as of the grant date (as determined by reference to an organized trading market or association). Since the holder cannot realize any value from these options unless the value of our Common Shares is increased above the exercise price, increasing shareholder value in that quantifiable manner is the “performance criteria” that must be fulfilled for these options.

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Best practice provision II.2.3 recommends that shares granted to Managing Board members without financial consideration shall be retained for a period of at least five years or until at least at the end of the employment, if this period is shorter. The number of shares to be granted shall be dependent on the achievement of challenging targets specified beforehand.

The members of our Managing Board are granted restricted stock units from time to time. Restricted stock units represent rights to receive Common Shares at a future date. The number of granted restricted stock units is dependent on the achievement of pre-defined performance goals. Restricted stock units are usually structured such that 40% of a grant vests after three years, 50% after five years and the remaining 10% after ten years.

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Best practice provision II.2.6 recommends that the Supervisory Board shall draw up regulations concerning ownership of and transactions in securities in Dutch listed companies by Managing Board members, other than securities issued by their ‘own’ company. The regulations shall be posted on the company’s website. A Managing Board member shall give periodic notice, but in any event at least once a quarter, of any changes in his or her holding of securities in Dutch listed companies to the compliance officer or, if the company has not appointed a compliance officer, to the Chairman of the Supervisory Board. A Managing Board member who invests exclusively in listed investment funds or who has transferred the discretionary management of his or her securities portfolio to an independent third party by means of a written mandate agreement is exempted from compliance with this last provision.

Since we are a company which is not listed in the Netherlands we do not see a conflict with potential trades by Managing Board members in securities in Dutch listed companies. Further, we are subject to several rules in Germany and the United States regarding the ownership and transactions by Managing Board members in our shares the compliance of which we consider sufficient.

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Best practice provision II.2.7 recommends that the maximum remuneration in the event of dismissal of a Managing Board member is one year’s salary (the ‘fixed’ remuneration component). If the maximum of one year’s salary would be manifestly unreasonable for a Managing Board member who is dismissed during his or her first term of office, such board member shall be eligible for a severance pay not exceeding twice the annual salary.

As explained above (best practice provision II.1.1), the Managing Board members have, in addition to their employment agreement with us, entered into employment agreements with certain of our affiliates. These agreements have a term of 24 months and 36 months respectively. In case of a termination of such agreements without serious cause as defined by the applicable law, the respective affiliate would remain obliged to compensate such Managing Board member for the remaining term of his or her employment agreement.

•	Best practise provision III.3.5 recommends that a person may be appointed to the Supervisory Board for a maximum of three 4-year terms.

The Chairman of the Supervisory Board, Prof. Riesner has been a member of our Supervisory Board since its establishment in 1996. As a co-founder, and based on his in-depth knowledge of QIAGEN and our industry, his scientific expertise and due to his excellent connections in the scientific community, we strongly support Prof. Riesner’s re-appointment beyond the 12 year term as recommended by the Code.

•	Best practice provision III.7.1 recommends that a Supervisory Board member should not be granted any shares and/or rights to shares by way of remuneration.

We have granted stock options to the members of our Supervisory Board as a remuneration component since our establishment. This practice is in compliance with international business practice in our industry and we consider the grant of stock options or stock rights as an important incentive to attract individuals with the required skills and expertise to serve on our Supervisory Board.

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Best practice provision III.7.3 recommends that the Supervisory Board shall adopt a set of regulations containing rules governing ownership of and transactions in securities by Supervisory Board members, other than securities issued by their ‘own’ company. The regulations shall be posted on the company’s website. A Supervisory Board member shall give periodic notice, but in any event at least once a quarter, of any changes in his or her holding of securities in Dutch listed companies to the compliance officer or, if the company has not appointed a compliance officer, to the Chairman of the Supervisory Board. A Supervisory Board member who invests exclusively in listed investment funds or who has transferred the discretionary management of his or her securities portfolio to an independent third party by means of a written mandate agreement is exempted from compliance with this last provision.

See our statement to best practice provision II.2.6 above.

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Pursuant to best practice provision IV.1.1, a General Meeting is empowered to cancel binding nominations of candidates for the Managing Board and Supervisory Board, and to dismiss members of either board by a simple majority of votes of those in attendance, although the company may require a quorum of at least one third of the voting rights outstanding for such vote to have force. If such quorum is not represented, but a majority of those in attendance votes in favor of the proposal, a second meeting may be convened and its vote will be binding, even without a one-third quorum.

Our Articles currently state that the General Meeting may at all times overrule a binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, if such majority represents more than half of the issued share capital. Although a deviation from provision IV.1.1 of the Code, the Supervisory Board and the Managing Board hold the view that these provisions will enhance the continuity of our management and policies.

•	Best practice provision IV.1.7 recommends that the company shall determine a registration date for the exercise of the voting rights and the rights relating to meetings.

We do not make use of a registration date. All of our shares are registered shares and all shareholders are welcome to attend a shareholders meeting, provided that a shareholder needs to inform us of his or her intention to do so by the date mentioned in the notice of the meeting. As shareholders are not obliged to block their shares to participate in a meeting, this has the same effect as a registration date, be it that a shareholder can only vote a number of shares held by him or her at the date of the meeting. We make use of a notional record date, only to enable us to distribute documentation regarding the meeting to shareholders.

On December 10, 2008 the Dutch Corporate Governance Monitoring Committee adopted certain amendments to the Code, or the 2008 Code. The 2008 Code will in due course be designated by governmental decree to replace the Code. The 2008 Code will apply to financial years starting on or after January 1, 2009. We are currently reviewing the 2008 Code. Most of the changes, such as explicit attention to corporate social responsibility, are already standard practice for us. In accordance with Dutch law our compliance with the 2008 Code will be reflected in our annual report for the financial year 2009 and onwards.

Cross-Border Exercise of Shareholders Rights

On July 11, 2007, the European Council of Ministers formally adopted a Directive on the exercise of certain rights of shareholders in listed companies, or the Directive on shareholders’ rights. The Directive aims to facilitate the (cross-border) exercise of shareholders’ rights in companies which have their registered office and whose shares are admitted to trading on a regulated market within the European Union, through the introduction of minimum standards. The Directive on shareholders’ rights seeks to ensure that shareholders, no matter where they are residing, have timely access to complete information and simple means to exercise certain rights, voting rights in particular, at a distance. The Directive on shareholders’ rights should have been implemented in the Netherlands not later than August 3, 2009, but the Dutch bill implementing the Directive on shareholders’ rights is still under consideration by the Dutch Parliament.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer in a primary offering under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

We will issue senior notes under a senior indenture that we will enter into with a trustee to be named in the senior indenture. We will issue subordinated notes under a subordinated indenture that we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus forms a part. We will describe changes to the indentures in connection with an offering of debt securities in a prospectus supplement. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, or the Trust Indenture Act. We use the term “trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of senior notes, subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

If we decide to issue any senior notes or subordinated notes pursuant to this prospectus, we will describe in a prospectus supplement the terms of the series of notes, including the following:

•	the title of the notes;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

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the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	whether or not the notes will be senior or subordinated;

•	the terms of the subordination of any series of subordinated debt;

•	whether or not the series of notes will be convertible;

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the terms on which the notes may be convertible into or exchangeable for Common Shares or other securities of ours, including provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option and provisions pursuant to which the number of Common Shares or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment;

•	the place where payments will be payable;

•	the place where securities will be delivered in the case of convertible or exchangeable debt securities;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

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the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material or special U.S. federal and Dutch income tax considerations;

•	the denominations and currency in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof;

•	the definition and consequences of events of default under the indentures; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain indebtedness to which we may be subject to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

Form, Exchange and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, or another depository named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

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reissue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Consolidation, Merger or Sale

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indentures

Events of default with respect to any series of notes that we may issue will be set forth in a prospectus supplement relating to such series of notes.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except uncured defaults or events of default regarding payment of principal, or premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. In such event, the holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

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subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

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the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

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the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal of, or the premium, if any, or interest on, the notes.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Discharge

Each indenture provides that we can elect, under specified circumstances, to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; or

•	to change anything that does not materially adversely affect the interests of any holder of notes or any series.

In addition, under the indentures, we and the trustee may change the rights of holders of a series of notes with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, the rate of interest or any premium payable upon the redemption of any notes; or

•	reducing the minimum percentage of notes, the holders of which are required to consent to any amendment.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given to it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in The City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

TAXATION

We will set forth or incorporate by reference in the applicable prospectus supplement a description of material U.S. federal income tax and Netherlands tax consequences relating to the purchase, ownership and disposal of any securities that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We may sell the securities under this prospectus in one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly to purchasers; or

•	through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices;

•	negotiated prices; or

•	a combination of these pricing methods.

Offers to purchase offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us will be set forth, in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

We will set forth in a prospectus supplement the terms of the offering of our securities, including:

•	the name or names of any agents, underwriters or dealers;

•	the purchase price of our securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and commissions and other items constituting agents’ or underwriters’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

If offered securities are sold to the public by means of an underwritten offering, either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, will be set forth in the applicable prospectus supplement. In addition, the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement, which prospectus supplement will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at fixed public offering prices; or

•	at varying prices determined by the underwriters at the time of sale.

In addition, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent and that the underwriters, with respect to a sale of offered securities, will be obligated to purchase all of the offered securities of a series if any are purchased.

We may grant to the underwriters options to purchase additional offered securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions, as may be set forth in the applicable prospectus supplement. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the applicable prospectus supplement.

If a dealer is utilized in the sales of offered securities, we will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. Any dealer may be deemed to be an underwriter of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

We may directly solicit offers to purchase offered securities and sell offered securities directly to institutional investors or others with respect to any resale of the offered securities. The terms of any of these sales will be described in the applicable prospectus supplement.

Offered securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise by one or more remarketing firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the offered securities remarketed by them.

Agents, underwriters, dealers and remarketing firms may be entitled, under agreements entered into with us, to indemnification by us against specified civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

We may authorize underwriters or other persons acting as agents to solicit offers by specified institutions to purchase offered securities pursuant to contracts providing for payments and delivery on a future date, which will be set forth in the applicable prospectus supplement. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. However, in all cases, these institutions must be approved by us. The obligations of any purchaser under any contract will be subject to the condition that the purchase of the offered securities shall not, at the time of delivery, be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Underwriters, dealers, agents and remarketing firms may engage in transactions with, or perform services for, us in the ordinary course of business for which they have received or will continue to receive customary compensation.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our Common Shares, which are traded on the Nasdaq Global Select Market, or the Nasdaq, under the symbol “QGEN” and on the regulated market (Regulierter Markt) (Prime Standard sub-sector) of the Frankfurt Stock Exchange under the symbol “QIA,” and with the ISIN NL0000240000. We may elect to list any other class or series of securities on any exchange and, in the case of our Common Shares, on any additional exchange. However, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the offered securities.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us, if any, in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Netherlands and substantial portions of our assets are located outside of the United States. In addition, certain members of our Managing and Supervisory Boards, our officers and certain experts named herein reside outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such other persons, or to enforce outside the United States judgments obtained against us or such other persons in U.S. courts, in any action, including actions predicated upon the civil liability provisions of U.S. securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, rights predicated upon the U.S. securities laws. There is no treaty between the United States and the Netherlands for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would not be directly enforceable in the Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in the Netherlands, such party may submit to the Dutch court the final judgment which has been rendered in the United States. If the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, the Dutch court will, in principle, give binding effect to the final judgment which has been rendered in the United States unless such judgment contravenes Dutch principles of public policy. Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce against us, members of our Managing or Supervisory Boards, our officers or certain experts named herein who are residents of the Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the federal securities laws. In addition, there is doubt as to whether a Dutch court would impose civil liability on us, the members of our Managing or Supervisory Boards, our officers or certain experts named herein in an original action predicated solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands against us or such members, officers or experts, respectively.

LEGAL MATTERS

The validity of the issuance of any Common Shares offered will be passed upon by De Brauw Blackstone Westbroek N.V., Amsterdam, the Netherlands. Certain other legal matters with respect to U.S. federal laws will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, our U.S. counsel. Attorneys at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. own an aggregate of approximately 8,000 of our Common Shares. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. may rely upon De Brauw Blackstone Westbroek N.V. with respect to matters governed by the laws of the Netherlands and upon Linklaters LLP with respect to matters governed by German law.

EXPERTS

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft (formerly Ernst & Young AG Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft), independent registered public accounting firm, has audited our consolidated financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement, and the effectiveness of our internal control over financial reporting as of December 31, 2008 and 2007, as set forth in their reports, which are incorporated by reference herein. Our financial statements and schedule and our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2008 and 2007 are incorporated by reference in reliance on the reports of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft (formerly Ernst & Young AG Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft), given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 20-F as of, and for the year ended, December 31, 2006, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements of Digene Corporation for each of the three years in the period ended June 30, 2007, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The Digene Corporation financial statements are incorporated by reference in reliance on Ernst  & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act, we have filed a registration statement on Form F-3 relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information. You should refer to the registration statement and the exhibits and schedules thereto if you would like to find out more about us and about the Common Shares. This prospectus summarizes material provisions of contracts and other documents that we refer to. Since this prospectus may not contain all the information that you may find important, you should review a full text of these documents. We have included copies of these documents as exhibits to our registration statement.

We file annual reports on Form 20-F with, and furnish periodic reports on Form 6-K to, the SEC. You may read and copy this information at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing to the public reference section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The filings we have made with the SEC through its electronic filing system, EDGAR, are also available to the public from the SEC’s website at http://www.sec.gov. The SEC website contains reports, proxy and information statements and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

The SEC allows us to “incorporate by reference” the information we file with or furnish to the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we subsequently file with or furnish to the SEC and that is deemed incorporated by reference in this prospectus will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus will be deemed to incorporate by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2008, filed on March 25, 2009, to the extent the information in that report has not been updated or superseded by this prospectus;

•

our report of Form 6-K submitted on August 14, 2009, which contains our unaudited consolidated interim financial statements as of and for the six months ended June 30, 2009, to the extent the information in that report has not been updated or superceded by this prospectus;

•

our report on Form 6-K submitted on September 22, 2009, which includes historical financial information of Digene Corporation to the extent the information in that report has not been updated or superseded by this prospectus; and

•

the description of the Common Shares contained in our Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

•

In addition, any future amendments to our Annual Report on Form 20-F referred to above, any future reports on Form 6-K indicating they are so incorporated and any future annual reports on Form 20-F together with any amendments to such documents, in each case that we file after the date of this prospectus and prior to the termination of an offering pursuant to this prospectus will be deemed to be incorporated by reference in and to be a part of this prospectus from the respective dates of filing of those documents. References in this prospectus to “our latest Annual Report on Form 20-F” are to our Annual Report on Form 20-F that we have most recently filed with the SEC.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to that date. Any statement contained in this prospectus or in a document, all or any portion of which is incorporated or deemed to be incorporated by reference into this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supercedes. Any statement that is modified or superseded in this way shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

Upon written or oral request, we will provide a copy of any or all of these filings, at no cost, to each person, including any beneficial owner, to whom this prospectus is delivered. You may request such copies by writing or telephoning us at QIAGEN, N.V., c.o. QIAGEN GmbH, QIAGEN Strasse 1, 40724 Hilden, Germany, + 49 (0) 2103-29-11710, Attention: Investor Relations.

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

QIAGEN N.V.

27,500,000

Common Shares

Deutsche Bank Securities	Goldman Sachs International	J.P.Morgan

Barclays Capital	Commerzbank Corporates & Markets

DZ Financial Markets	Mitsubishi UFJ Securities